As filed with the Securities and Exchange Commission on January 10, 2017

Registration Statement No. 333-213144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	83-0361454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

420 E. South Temple, Suite 520
Salt Lake City, UT 84111
(801) 990-1055

(Address and telephone number of registrant’s principal executive offices)

Ryan Ashton
Chief Executive Officer
Great Basin Scientific, Inc.
420 E. South Temple, Suite 520
Salt Lake City, UT 84111
(801) 990-1055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason Brenkert Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, Colorado 80202 (303) 629-3450	Robert Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Direct: (212) 931-8704

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(7)
Units, each consisting of (a) one share of Series G Mandatorily Convertible Preferred Stock, par value $0.001, stated value $1,000 per share, and (b) a Series I Warrant to purchase Common Stock, par value $0.0001 per share	$8,000,000	$927.2
Series G Mandatorily Convertible Preferred Stock, par value $0.001, stated value $1,000 per share(2)
Series I Warrants to Purchase Common Stock, par value $0.0001 per share, underlying Units(3)
Common stock par value $0.0001 per share, issuable upon conversion of the Series G 12.5% Mandatorily Convertible Preferred Stock(4)(5)
Common Stock par value $0.0001 per share, issuable upon exercise of the Series I Warrants(4)(6)	$8,000,000	927.2
Total	$16,000,000	$1354.4

(1)	This amount represents the proposed maximum offering price of the securities reregistered hereunder that may be sold by the registrant. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Included in the registration fee paid for the Units pursuant to Rule 457(o) and Rule 457(i).
(3)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act as the underlying shares of common stock are being registered pursuant hereto.
(4)	Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(5)	No separate registration fee is payable pursuant to Rule 457(i) as no additional consideration will be paid for the conversion of the preferred stock into shares of common stock.
(6)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act based on the proposed maximum offering price upon exercise of the Series I Warrants.
(7)	The registrant previously paid $2,014 in connection with its filing of the registration statement on Form S-1 (333-213144).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 10, 2017

8,000 Units, Series G 12.5% Mandatorily Convertible Preferred Stock and Series I
Warrants to Purchase Common Stock
(     shares of Common Stock underlying the Series G 12.5% Mandatorily Convertible Preferred Stock and Series I Warrants)

We are offering an aggregate of up to 8,000 Units, representing $8,000,000 of units, or “Units,” each consisting of: (i) one share of our Series G 12.5% Mandatorily Convertible Preferred Stock, par value $0.001 per share, with a stated value of  $1,000 per share, or “Series G Preferred Stock,” which is initially convertible into      shares of our common stock, par value $0.0001 per share, or “Common Stock;” and (ii) a Series I Warrant to purchase      shares of our Common Stock. The Units will not be issued or certificated. The Series G Preferred Stock and Series I Warrants are immediately separable and will be issued separately, but will be purchased together as a unit in this offering. This prospectus also covers up to 400,000,000 shares of Common Stock issuable upon conversion of the Series G Preferred Stock based on the floor conversion price of $0.02 per share and      shares of Common Stock issuable upon exercise of the Series I Warrants.

The Series G Preferred Stock is convertible into shares of Common Stock by dividing the stated value of the Preferred Stock by the conversion price. The conversion price is equal to the lesser of: (i) $     per share of Common Stock, referred to as the “Set Price,” and (ii) 87.5% of the lowest volume weighted average trading price of the Common Stock during the five trading days ending on, and including the date of delivery of a notice of conversion, subject to adjustment as provided for in the Series G Certificate of Designation. Each Series I Warrant will be exercisable for a number of shares of Common Stock determined as 100% of the total shares of Common Stock into which one share of Series G Preferred Stock sold in this offering is convertible based on the Set Price.

The Set Price will be determined as the closing bid price for the Common Stock as reported on the date of effectiveness of the registration statement of which this prospectus forms a part. The initial conversion price, subject to adjustment as provided for in the Series G Certificate of Designation, for the Series G Preferred Stock will be the Set Price and the Set Price will be the Series I Warrant initial exercise price, subject to adjustment as described in the form of Series I Warrant. Based on the closing bid price of the Common Stock as of January 5, 2017, the Set Price would be $1.10. As a result, at that date and assuming such Set Price: (i) one share of Series G Preferred Stock would be convertible into 909.0909 shares of the Common Stock and, assuming 8,000 Units are sold, all shares of the Series G Preferred Stock would be convertible into 7,272,728 shares of Common Stock; and (ii) one Series I Warrant would permit the holder to acquire 909.0909 shares of the Common Stock at an initial exercise price of $1.10 and allow all Series I Warrants to be exercised for a total of 7,272,728 shares of Common Stock.

We have made arrangements to place funds raised in this offering in an escrow account. Any investor who purchases securities in this offering will have no assurance that other purchasers will invest in this offering. We anticipate that the offering will end no later than 15 business days after the effective date of the registration statement of which this prospectus is a part, and it will not be extended. Closing of the offering is subject to customary closing conditions including but not limited delivery of officer certificates and legal opinions and the continued accuracy of representations and warranties. See “Plan of Distribution” for a description of the conditions for closing. We may determine in our sole discretion to terminate the offering at any time prior to closing. If the offering is terminated prior to closing your funds will be promptly returned from the escrow account without any reduction and without interest.

This offering is being made in the United States only to investors which qualify as “institutional investors” under the state securities laws and regulations of their state of domicile.

Our common stock is quoted on the OTCQB marketplace under the symbol “GBSN.” On January 5, 2017, the last reported bid price of our common stock on the OTCQB was $1.10 per share. There is no established trading market for the Series G Preferred Stock or Series I Warrants and we do not expect an active trading market to develop. In addition, we do not intend to list the Series G Preferred Stock or Series I Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Series G Preferred Stock and Series I Warrants will be limited.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary —  Implications of Being an Emerging Growth Company.”

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 20 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$1,000	$8,000,000
Placement agent fees(1)	$70	$560,000
Proceeds to us, before expenses	$930	$7,440,000

(1)	In addition, we will reimburse certain expenses of the placement agent in connection with this offering. See “Plan of Distribution” beginning on page 137 of this prospectus for more information regarding the compensation arrangements with the placement agent.

We have engaged Roth Capital Partners, LLC to act as our exclusive placement agent in connection with this offering (the “placement agent”). The placement agent is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The placement agent may engage one or more sub-placement agents or selected dealers to assist with this offering. The placement agent is not purchasing the securities offered by us and is not required to sell any specific number or dollar amount of securities but will assist us in this offering on a commercially reasonable “best efforts” basis. We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds from the sale of the Units. We have also agreed to reimburse the placement agent for its reasonable out-of-pocket legal expenses up to $75,000 and other reasonable out-of-pocket expenses up to $25,000. We estimate that the total expenses of this offering, excluding the placement agent fees, will be approximately $350,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page 137 of this prospectus for more information on this offering and the placement agent arrangements. All costs associated with the registration will be borne by us.

Delivery of the securities offered hereby is expected to be made on or about           , 2017, subject to the satisfaction of certain conditions.

Roth Capital Partners

The date of this prospectus is           , 2017

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell the securities offered hereby in any jurisdiction where the offer is not permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any authorized free writing prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to

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herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

Our logo and some of our trademarks are used in this prospectus, which remain our sole intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Unless the context requires otherwise references to “Great Basin Scientific,” “Great Basin”, our “Company,” “we,” “us” or “our” refer to Great Basin Scientific, Inc., a Delaware corporation, doing business as Great Basin Corporation.

Note Regarding Reverse Stock Split

On December 22, 2016, the Company filed an amendment to its Seventh Amended and Restated Certificate of Incorporation to effect a 300-for-1 reverse stock split of shares of common stock, par value $0.0001, effective at 12:01 am EST on December 28, 2016 (the “December 2016 Reverse Stock Split”). This prospectus reflects the proforma impact of the December 2016 Reverse Stock Split unless otherwise noted.

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PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes relating to the financial statements contained in this prospectus, before making an investment decision.

Our Company

We are a molecular diagnostic testing company focused on the development and commercialization of our patented, molecular diagnostic platform designed to test for infectious disease, especially hospital-acquired infections. We believe that small to medium sized hospital laboratories, those under 400 beds, are in need of simpler and more affordable molecular diagnostic testing methods. We market a system that combines both affordability and ease-of-use, when compared to other commercially available molecular testing methods, which we believe will accelerate the adoption of molecular testing in small to medium sized hospitals. Our system includes an analyzer, which we provide for our customers’ use without charge in the United States, and a diagnostic cartridge, which we sell to our customers. For purposes of this prospectus, we use the term “assay(s)” to describe our existing diagnostic test product as well as our diagnostic test products under development. Our testing platform has the capability to identify up to 64 individual targets at one time. If the assay identifies one to three targets, we refer to them as low-plex tests, or tests, and if they identify four or more targets we refer to them as multi-plex panels, or panels. We currently have four commercially available tests, our first for clostridium difficile, or C. diff, which received clearance from the Food and Drug Administration, or FDA, in April 2012, our second for Group B Strep, which received clearance from the FDA in April 2015 and launched commercially in June 2015, our third for Shiga Toxin Direct, or STEC, which received clearance from the FDA in March of 2016 and launched commercially in August 2016 and the fourth Staphylococcus Identification and Resistance Blood Culture Panel, or Staph ID/R panel, which received FDA clearance in March of 2016 and launched commercially in September 2016. Our customers consist of hospitals, clinics, laboratories and other healthcare providers in the United States, the European Union and New Zealand.

Molecular diagnostic testing generally reduces test time from days to hours compared to culture methods, and typically provides much more accurate results than non-molecular rapid assays. Culture testing utilizes a sample taken from a patient, which is incubated in a culture medium; the operator waits for the microorganisms, if there are any, to grow until they are in large enough quantities to be detected. This method can take days and in some cases requires highly trained laboratory technicians to perform the tests and interpret the results. The accuracy of culture-based methods has been shown to be lower than that of molecular-based approaches. For example, in a multi-arm, multicenter clinical study using our C. diff test, we increased detection sensitivity nearly 20% as compared to the culture-based arm. Molecular testing methods, like our system, utilize technologies to multiply the DNA from a small sample until it can be detected by an automated, visual system. A key difference between our system and other molecular systems is our use of a low-cost, but highly sensitive, semiconductor chip based detection system. This allows us to utilize existing components, for example digital camera components, to provide visual evidence of the result. This provides more accurate answers generally in hours and can be operated by technicians with less extensive training than is required for culture testing. We believe these advantages can lead to shortened hospital stays and improved patient outcomes, resulting in reduced costs for hospitals that implement molecular testing in their labs. We believe this improvement in the time to result and the quality of those results has led to a fast-growing market for molecular diagnostic systems at hospitals. We believe our system is well positioned to meet this need and attract new customers. As of September 30, 2016, we had 276 customers worldwide (255 in the United States and 21 in the rest of the world), who use an aggregate of 510 of our analyzers.

The first step to acquiring a customer is an evaluation. During the evaluation period, potential customers utilize our system alongside their current testing method (molecular or non-molecular) and at the end of the evaluation period determine if they are interested in switching to our system, as evidenced by the purchase of our diagnostic tests on a recurring basis, or by remaining with their current testing method. This period, which we refer to as our sales cycle was an average of approximately 74 days in 2014, 65 days in the first half of 2015, 35 days in the second half of 2015 and 11 days in the nine month period ended September 30, 2016. We believe that the improvement in our sales cycle is due to process improvements we have made in our selling process and increased acceptance by our market of small to medium hospitals of Molecular Diagnostic testing for infectious diseases. Our recent customer and evaluation history is as follows:

	Total U.S. Customers	C. diff Customers	C. diff Penetration	Group B Strep Customers	Group B Strep Penetration
Third Quarter 2014	80	80	100%	0	NA
Fourth Quarter 2014	84	84	100%	0	NA
First Quarter 2015	101	101	100%	0	NA
Second Quarter 2015	115	115	100%	0	NA
Third Quarter 2015	143	142	99%	25	17%
Fourth Quarter 2015	186	185	99%	47	25%
First Quarter 2016	222	219	99%	61	27%
Second Quarter 2016	260	253	97%	78	30%
Third Quarter 2016	255	248	97%	78	30%

As our STEC and Staph ID/R assays commercially launched in August 2016 and September 2016, respectively, we don’t have meaningful penetration and win rates for those assays as of the date of the prospectus.

We refer to the percentage of customers that elect to switch to our platform and purchase our diagnostic tests after receiving and evaluating our platform as our “win rate.” This is a metric that we use to determine our sales efficiency and our market acceptance. Our win rate calculation is determined without any minimum or recurring purchase threshold. Our win rates over various periods since we launched our C. diff product commercially are as follows:

	Number of Evaluations	Win Rate
Full Year 2013	86	69%
Full Year 2014	49	76%
Full Year 2015	125	85%
1st Quarter 2016	40	85%
2nd Quarter 2016	49	88%
3rd Quarter 2016	24	79%
Since Commercial Launch (as of September 30, 2016)	373	80%

We believe our platform has the ability to provide small to medium sized hospitals with an easy-to-use, affordable solution when compared to other commercially available sample-to-result molecular testing methods — one that provides accurate results in 45 to 115 minutes depending on the assay — to meet the rapidly evolving needs of providers and their patients.

We formally launched the sale of our first product, C. diff test in the United States in the third quarter of 2012. Since this launch, we have generated limited revenues of $6.7 million as of September 30, 2016, including $2.2 million in the 9 months ended September 30, 2016 from the sale of our tests. We have generated substantial losses since inception and have an accumulated deficit of $204.9 million at September 30, 2016. Our auditor included a paragraph in their 2015 audit opinion expressing substantial doubt as to our ability to continue as a going concern due to our cash position and other concerns as disclosed in the footnotes to the audited financial statements.

Our Products and Our Product Candidates

Our FDA Cleared Tests

•	Clostridium Difficile. Our C. diff diagnostic test is our first assay cleared by the FDA for commercial sale. C. diff infections are often life threatening and can create a significant financial burden for hospitals. As a hospital-acquired infection, costs associated with the care of patients with C. diff, including the diagnostic test, are not covered by insurance or Medicaid/Medicare. Hospitals, therefore, directly pay for diagnostic tests to determine if patients have C. diff and are sensitive to the cost of providing these diagnostic tests. An independent peer reviewed paper, published in the American Journal of Infection Control in 2012, highlights a significant reduction in C. diff infection rates when a hospital switched from culture to molecular testing — reducing cost and improving patient outcomes. Therefore, we believe hospitals are converting to molecular testing so that they can quickly, accurately and affordably determine if a patient has C. diff in order to begin appropriate treatment. Our C. diff test is a medical diagnostic for the detection of C. diff, a gram-positive bacteria that causes severe diarrhea and other intestinal disorders. Our test requires minimal sample preparation and can deliver results in about 90 minutes. A swab from loose stool is placed into transfer solution and a portion of this solution is placed into the cartridge. The cartridge is then placed into the analyzer and results are provided to the technician on the monitor and on paper.
•	Group B Strep. Group B Streptococcus, or Group B Strep, is a bacterium that colonizes in the warm moist areas of many humans. Although it is harmless to healthy adults, it can be transmitted to a newborn during childbirth and is the single largest cause of meningitis in newborn infants. We initiated clinical trials of our Group B Strep test during the third quarter of 2014 and completed the clinical trial in the fourth quarter of 2014. We received FDA clearance for our Group B Strep test in April 2015. We launched our Group B Strep test commercially in June 2015.
•	Shiga toxin producing E. coli (STEC). Our STEC test is designed to identify Shiga toxin produced by E. coli, including E. coli O157:H7, which is the most serious type of E. coli contracted from contaminated food. We received clearance from the FDA in March 2016 for our STEC test. We launched our STEC test commercially in August 2016.
•	Staphylococcus Identification and Resistance Blood Infection Panel. Our Staphylococcus Identification and Resistance Panel, or Staph ID/R panel, is a multiplex panel that is designed to identify species of Staphylococcus infections directly from positive blood cultures. Staphylococcus aureus, or SA, is a major cause of hospital and community-acquired infections and is associated with high rates of morbidity and mortality. Methicillin-resistant Staphylococcus aureus, or MRSA, is a potentially life-threatening infection that most frequently occurs in the hospital setting. We received clearance from the FDA in March 2016 for our Staph ID/R panel. We launched our Staph ID/R panel in September 2016.

Our Assay Under FDA Review

•	Stool Bacterial Pathogenic Panel. According to the Agency for Healthcare Research and Quality, there were nearly five million U.S. hospital visits in 2010 for gastrointestinal distress that suggested food-borne illness. One of the challenges faced by physicians assessing a patient with symptoms of gastrointestinal infection is determining the underlying cause. We began the clinical trial of our first Stool Bacterial Pathogenic Panel designed to identify Shigella , Salmonella , Camphylobacter , and Shiga toxin producing E. coli (STEC) in the first half of 2016 and filed a 510(k) aplication with FDA in December of 2016. Our Stool Bacterial Pathogenic Panel is not cleared by the FDA or available for commercial sale.

Our Assay in Clinical Development

•	Pertussis. Pertussis, also known as whooping cough, is a highly contagious respiratory disease caused by the bacterium Bordetella pertussis. In 2012, there were over 48,000 cases reported in the United States and over 16 million worldwide. We began the clinical trial of our Pertussis test in the first half of 2016. Our Pertussis test is not cleared by the FDA or available for commercial sale.

Our Assays in Development

•	Staph Aureus Pre-Surgical Screen. Our staph aureus (SA) Pre-Surgical Nasal Screen Test is designed to identify the presence of SA in the nasal passages of a pre-surgical patient. SA often colonizes in the nasal passages and other warm moist areas in healthy humans. Although harmless in most circumstances, the colonization creates increased infection risk to patients undergoing surgery. If approved, hospitals will be able to use our test to identify pre-surgical patients who are SA carriers and treat those patients with topical antibiotics, which has been shown in multiple peer-reviewed studies to significantly reduce the risk of post-surgical infection. We expect to complete the pre-clinical development of the SA Pre-Surgical Nasal Screen Test in the first half of 2017. Our SA Pre-surgical Nasal Screen test is not cleared by the FDA or available for commercial sale.
•	Candida Blood Infection Panel. Fungal bloodstream infections, primarily those caused by Candida species, are the fourth most common cause of bloodstream infection, accounting for 10 – 15% of health-care infections. Early diagnosis of invasive candidiasis is critical to initiate appropriate antifungal therapy. Delays in appropriate therapeutic choices are associated with significantly increased mortality and treatment costs. We expect to complete the pre-clinical development of our Candida Blood Infection Panel in the first half of 2017. Our Candida Blood Infection panel is not cleared by the FDA or available for commercial sale.
•	Chlamydia tracomatis/Neisseria gonorrhoeae. Our test for Chlamydia tracomatis and Neisseria gonorrhoeae (CT/NG) is designed to detect two significant sexually transmitted diseases. According to the CDC, there are over 20 million new CT infections each year in the U.S and approximately 330,000 cases of NG. We expect to complete the pre-clinical development of our CT/NG test in the first half of 2017. Our CT/NG test is not cleared by the FDA or available for commercial sale.

Product Markets

Based on published research we believe that fewer than half of all hospitals are currently using molecular testing for their infectious disease testing. More importantly, we believe that a far smaller fraction of all testing done in hospital labs is molecular. We believe that as molecular testing becomes more cost effective, its advantages of faster time to result and higher sensitivity relative to legacy testing methods will lead more and more hospitals to convert to molecular testing.

Our diagnostic assays are currently sold in the United States, Europe and New Zealand. Our primary focus is in the U.S. where we utilize a direct sales and support team. We utilize distributors in certain key European countries and New Zealand. If we decide to increase our efforts internationally we expect they will be augmented by marketing partners and distributors in other strategic areas as we expand internationally.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we intend to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	allowance to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	reduced disclosure about our executive compensation arrangements;
•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more;

(ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering (our “IPO”); (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you have beneficial ownership. In addition, we have elected to opt-in to the extended transition period for new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recent Corporate Developments

On December 7, 2015, the Company entered into an Amendment Agreement Number Two with the holders of our Series C Warrants to effect amendments to the Series C Warrants. Pursuant to Section 9 of the Series C Warrants, the amendments are binding on all of the issued and outstanding Series C Warrants effective as of December 7, 2015.

In addition to some administrative changes, the Series C Warrants were amended to provide that if they are not exercised by the end of the business day on January 21, 2016, they will automatically be exchanged for shares of our common stock pursuant to their existing cashless exercise provision and, in the case of holders that would hold more than 4.99% of our issued and outstanding on such date, pre-funded rights convertible, subject to a 4.99% blocker, without additional payment for shares of our common stock equal to the number of shares of common stock above 4.99% to be delivered pursuant to conversion at the end of the business day on January 21, 2016. On January 21, 2016, we announced the expiration and conversion of all outstanding Series C Warrants into shares of common stock.

On December 8, 2015, we held a special meeting (the “December 2015 Special Meeting”) of our stockholders. At the December 2015 Special Meeting, the stockholders approved an amendment to the Company’s Seventh Amended and Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s common stock at a ratio between 1 to 50 and 1 to 60, such ratio to be determined by the board of directors of the Company (the “Board”), and to reduce the par value of the Company’s common stock from $0.001 to $0.0001 (the “December 2015 Reverse Stock Split”). Immediately after the December 2015 Special Meeting, the Board held a meeting and approved the December 2015 Reverse Stock Split at a ratio of 1 to 60, such December 2015 Reverse Stock Split went effective at 12:01 am EST on December 11, 2015. Unless we indicate otherwise, the information in this prospectus reflects the impact of the December 2015 Reverse Stock Split.

On December 30, 2015, we closed a $22.1 million senior secured convertible note financing (the “2015 Convertible Note Financing”) pursuant to a Securities Purchase Agreement dated December 28, 2015 (the “2015 SPA”) between the Company and certain buyers as set forth in the schedule of buyers of our convertible notes attached to the 2015 SPA. In connection with the 2015 Convertible Note Financing we issued $22.1 million aggregate principal amount of senior secured convertible notes (the “2015 Notes”) and Series D common stock purchase warrants exercisable to acquire 8 shares of common stock (the “Series D warrants”), which amount acquirable upon exercise of the Series D warrant represents 16.6% of the fully-diluted issued and outstanding common stock as calculated pursuant to the 2015 SPA. Under the terms of the 2015 Notes, we received an initial release from restricted accounts of $4.6 million at the close of the 2015 Convertible Note Financing. Pursuant to the terms of the 2015 Notes, prior to the release from our restricted accounts of the remaining cash purchase price of $13.8 million in subsequent tranches, we were required to meet certain equity conditions as described therein.

Subsequently, on November 2, 2016, the outstanding 2015 Notes were exchanged for Series F Preferred Stock, as discussed below, and all cash in restricted accounts was made available to the Company.

On January 28, 2016, we filed a preliminary proxy statement with the SEC regarding a special meeting of our stockholders to be held on March 24, 2016 (the “March 2016 Special Meeting”). At the March 2016 Special Meeting, our stockholders were asked to approve (1) an amendment to the Certificate of Incorporation to effect an additional reverse stock split (the “March 2016 Reverse Stock Split”) at a ratio between 1-to-20 and 1-to-35 and effective upon a date to be determined by the Board and (2) for purposes of complying with

NASDAQ Listing Rule 5635(d), the issuance of shares of our common stock underlying the 2015 Notes and related Series D warrants issued by us in the 2015 Convertible Note Financing without giving effect to the exchange cap in the convertible notes in an amount that may be equal to or exceed 20% of our common stock outstanding before the issuance of the 2015 Notes and related Series D warrants and certain subordination warrants and without giving effect to the exercise price floor of such Series D warrants and subordination warrants (the “NASDAQ 20% Issuance Proposal”). Under the terms of the Series E Warrants we were obligated to increase our authorized shares of common stock either by effecting a reserve stock split or by increasing our authorized shares of common stock so as to permit the exercise in full of the Series E Warrants. The March 2016 Reverse Stock Split was intended, in part, to satisfy that obligation. On March 24, 2016, we held the March 2016 Special Meeting. At the March 2016 Special Meeting, the stockholders approved an amendment to the Certificate of Incorporation to effect the March 2016 Reverse Stock Split at a ratio between 1-to-20 and 1-to-35 with such ratio to be determined by the Board. Immediately after the March 2016 Special Meeting, the Board approved the Additional Reverse Stock Split at a ratio of 1-to-35, such March 2016 Reverse Stock Split went into effect at 5:00 pm EDT on March 30, 2016. At the March 2016 Special Meeting, the stockholders also approved the NASDAQ 20% Issuance Proposal. Unless we indicate otherwise, the information in this prospectus reflects the impact of the March 2016 Reverse Stock Split.

On February 8, 2016, we entered into a settlement agreement with Dawson James Securities, Inc. (“Dawson James”) in relation to a disagreement between us and Dawson James regarding performance under an underwriting agreement between us and Dawson James dated October 8, 2014 (the “Underwriting Agreement”). In settlement of the claims of both us and Dawson related to the Underwriting Agreement and without either party admitting liability, we entered into a consulting agreement with Dawson James pursuant to which Dawson James has agreed to provide us with financial advisory services for the 12-month term of the agreement in consideration of us paying them an aggregate consulting fee of $800,000 (payable $200,000 upon execution of the consulting agreement and $50,000 at the beginning of each month for twelve months beginning on March 2, 2016). Additionally, Dawson James agreed to terminate its right of first refusal under the Underwriting Agreement in consideration of the Company making a one-time payment to Dawson James of $80,000. The parties provided mutual releases of all claims against the other party as of the date of the settlement agreement. Dawson James is not participating in this public offering of securities.

On February 8, 2016, we and certain of the buyers of our 2015 Notes holding enough of the 2015 Notes and Series D warrants to constitute the Required Holders (as defined under Section 9 (e) of the 2015 SPA) entered into an amendment agreement, whereby we and the buyers of our 2015 Notes agreed to: (i) amend the 2015 SPA to reduce the number of shares of our common stock we are initially required to reserve for issue upon conversion of the 2015 Notes and exercise of the Series D warrants from 120,000,000 to 85,000,000 from February 8, 2016 until 11:59:59 pm New York Time on March 31, 2016; (ii) amend the 2015 SPA such that from and after 12:00:00 am New York time on April 1, 2016, the required number of shares of common stock we are required to reserve shall revert back to 120,000,000; (iii) amend the 2015 SPA, the 2015 Notes and the Series D warrants, to reflect the reduction in the required reserve amount of shares of common stock; (iv) provide that if our public offering of securities pursuant to Registration Statement on Form S-1 (File No. 333-207761) triggers the anti-dilution provisions in the convertible notes and results in the required reserve amount under those agreements being higher than the initial required reserve amount of 85,000,000, then the definition of required reserve amount in such agreement is amended to equal the initial required reserve amount from the effective date of the amendment agreement until 11:59:59 pm New York Time on March 31, 2016 (which was effected); (v) provide that from and after 12:00:00 am New York time on April 1, 2016, the holders waive any right to contest or otherwise attempt to prevent the issuance of shares of common stock upon the exercise of Pre-Funded Series F Warrants if there is an authorized share failure under the terms of the 2015 Notes and Warrants and (vi) amend the 2015 SPA to extend the time period we have to call a special meeting of our stockholders to vote on certain matters concerning the 2015 Notes and Series D warrants from 65 days after the closing of the 2015 Convertible Note Financing (March 4, 2016) to 11:59:59 pm New York time on March 31, 2016 (which deadline was met).

On February 16, 2016, we and certain of the buyers of our 2015 Notes holding enough of the 2015 Notes and Series D warrants to constitute the Required Holders under Section 9 (e) of the 2015 SPA related to the 2015

Convertible Note Financing and the Section 10 of the registration rights agreements related thereto, entered into an amendment agreement to the registration rights agreement, whereby we and the buyers of our 2015 Notes agreed to amend the registration rights agreements to: (i) extend the deadline for filing the initial registration statement required thereunder registering our shares of common stock issuable upon conversion of the 2015 Notes and exercise of the Series D warrants to February 29, 2016, (ii) extend the deadline for bringing such registration statement effective to March 30, 2016 if the SEC does not review such registration statement and April 14, 2016 if the SEC does review such registration statement, (iii) decrease the number of shares of our common stock we are required to register pursuant to the registration rights agreement in the case where such number exceeds our authorized and unreserved shares of common stock and (iv) covenant that outside of shares of our common stock reserved for issuance on February 13, 2016 and shares of common stock to be issued or issuable pursuant to our public offering of securities pursuant to a Registration Statement on Form S-1 (File No. 333-207761), we will not reserve shares of common stock for issuance unless (i) a number of shares of common stock equal to least 120,000,000 or such additional number of shares of common stock as shall then be necessary to effect the conversion of all of the 2015 Notes and the exercise of all of the Series D warrants then outstanding (in each case, without regard to any limitations on conversions or exercises) have been reserved for the issuance and (ii) all shares of common stock required to be registered on that date pursuant to the terms of the registration rights agreement, as amended, without giving effect to any cutbacks provided for in Section 1(cc) or Section 1(g) of the registration rights agreement, as amended, related to a reduction due to insufficient authorized and unreserved shares of common stock have been either registered under an effective registration statement or filed with the SEC under a registration statement within the timeframe required for such filing under the registration rights agreement and we have no reason to believe such registration statement will not be made effective by the applicable deadline set forth in the registration rights agreement. The amendment agreement also contains a waiver by the holders of any prior breach by the Company under the registration rights agreement for failing to file the initial registration statement by the original filing deadline.

On February 24, 2016, we closed a public offering of 39.2 million units at a public offering price of $0.16 per unit. The gross proceeds from the offering of the units was approximately $6.3 million. Each unit consisted of one share of common stock and one Series E warrants. The Series E warrants were not exercisable until at least one year from the date of issuance and exercise of the Series E warrants was subject to certain stockholder approval requirements. The Series E warrants were subsequently exchanged for shares of common stock, as described below.

On March 1, 2016, we filed the initial registration statement required pursuant to the registration rights agreement related to the 2015 Notes. Subsequently, we received comments to the initial registration statement from the staff of the SEC regarding the registration for resale of shares of common stock issuable upon conversion of the 2015 Notes and requesting certain amendments to the terms of the 2015 Notes regarding (i) the release of the cash from certain restricted accounts, (ii) the elimination of equity conditions required for settlement of the convertible notes in shares of common stock, (iii) the elimination of the noteholders ability to accelerate or defer installment payments and (iv) other related provisions, prior to allowing the initial registration statement to be declared effective. As a result of the staff’s review and ongoing discussions, on April 20, 2016, we withdrew the initial registration statement.

On March 30, 2016, we received notices of deferral pursuant to section 8(d) of the 2015 Notes from each of the holders of such convertible notes notifying us of each such holder’s election to defer the entire installment amount due such holder on April 29, 2016 (for which a pre-installment payment was due on March 31, 2016) until the next installment date of May 31, 2016 (for which pre-installment was due on April29, 2016).

On April 4, 2016, we entered into certain warrant exchange agreements each by and between us and a holder of our outstanding Series E Warrants, pursuant to which we and each such holder agreed to exchange outstanding Series E Warrants for shares of common stock. All of the issued and outstanding Series E Warrants were exchanged for 28 shares of common stock.

On April 13, 2016, we received a staff determination letter from the NASDAQ Stock Market indicating that we had not regained compliance with NASDAQ listing requirements regarding having a minimum value of listed securities of $35 million by April 11, 2016 and that our shares of common stock were subject to delisting unless we requested a hearing with the NASDAQ Listing Qualifications Panel. On April 20, 2016, we requested a hearing with the NASDAQ Listing Qualifications Panel. On June 23, 2016, the NASDAQ Listing Qualifications Panel issued a determination granting our request for the continued listing of our common stock on The NASDAQ Capital Market. The Company’s continued listing on NASDAQ was subject to, among other things, the Company evidencing compliance with its plan to meet the minimum $35 million market value of listed securities requirement by October 10, 2016. In order to satisfy the market value of listed securities requirement, the Company was required to provide evidence a market capitalization of at least $35 million for a minimum of 10 consecutive business days on or before October 10, 2016. Our shares of common stock were subsequently delisted from the NASDAQ Capital Market due to our failure to meet the requirement, as described below.

On April 28, 2016, we received notices of deferral pursuant to section 8(d) of the 2015 Notes from each of the holders of such 2015 Notes notifying us of each such holder’s election to defer the entire installment amount due such holder on both April 29, 2016 (for which a pre-installment payment was due on March 31, 2016) and May 31, 2016 (for which pre-installment was due on April 29, 2016) until the next installment date of June 30, 2016 (for which pre-installment will be due on June 1, 2016).

On May 3, 2016, the holders of the 2015 Notes voluntarily removed restrictions on the Company’s use of an aggregate of $1.0 million previously funded to the Company and authorized the release of those funds from the restricted accounts of the Company.

On May 11, 2016, we and certain of the buyers holding enough of the 2015 Notes and Series D Warrants to constitute the required holders under Section 10 of the registration rights agreement entered into Amendment Agreement No. 3 to the Registration Rights Agreement (the “Third Amendment Agreement”). In the Third Amendment Agreement we and the buyers agreed to extend the deadline for bringing the initial registration statement effective registering our shares of common stock issuable upon conversion of the 2015 Notes and exercise of the Series D Warrants to the date which is the earlier of May 31, 2016 and the fifth (5th) business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such initial registration statement will not be subject to further review. As noted below, the requirements of the Registration Rights Agreement were subsequently suspended until March 1, 2017.

Under the Third Amendment Agreement, the buyers also waived (i) any breach of the registration rights agreement prior to May 11, 2016 under Section 2(a) of the registration rights agreement for our failure to have the initial registration statement brought effective by the initial effectiveness deadline, prior to the date of Third Amendment Agreement and (ii) the buyer’s rights to Registration Delay Payments (as defined under the registration rights agreement) prior to the date of the Third Amendment Agreement for our failure to have the initial registration statement brought effective by the initial effectiveness deadline.

On May 18, 2016, the holders of the 2015 Notes voluntarily removed restrictions on the Company’s use of an aggregate of $1.0 million previously funded to the Company and authorized the release of those funds from the restricted accounts of the Company.

On May 24, 2016, we and certain buyers holding enough of the 2015 Notes and Series D Warrants to constitute the required holders under Section 9(e) of the 2015 SPA and Section 19 of the 2015 Notes entered into waiver agreements to waive (i) the breach by us of Section 4(n)(ii) of the 2015 SPA solely with respect to (x) us filing of the Registration Statement on Form S-1 (No. 333-211334) related to an offering of units, (y) our filing of an amendment to the Registration Statement on Form S-1 (No. 333-211334) in the calendar week starting on May 23, 2016 and (z) our consummation of the offering of units pursuant to the Registration Statement on Form S-1 (No. 333-211334), as amended by the amendment described in the immediately preceding clause (y), and (ii) the event of default arising under Section 4(a)(x) of the 2015 Notes due to our failure to comply with Section 4(n)(ii) of the 2015 SPA as described in the immediately preceding clause (i) above.

On June 1, 2016, we closed the referenced public offering of 3.16 million units at a public offering price of $1.90 per unit. The gross proceeds from the offering of the units was approximately $6 million. Each unit consisted of one share of common stock and one Series G warrants. Currently, each 24,000 Series G warrants entitles the holder to acquire one share of common stock, subject to adjustment, at an exercise price of

$2.53 per share for a period of five years following the date they first become exercisable. See “Description of Share Capital — Warrants — Series G Warrants.”

On June 1, 2016, we received notices of deferral pursuant to section 8(d) of the 2015 Notes from each of the holders of such convertible notes notifying us of each such holder’s election to defer the entire installment amount due such holder on June 30, 2016 (for which a pre-installment payment was due on June 1, 2016) and all prior deferred installment amounts until the next installment date of July 31, 2016 (for which pre-installment was due on July 2, 2016).

On June 29, 2016, the Company and certain buyers holding enough of the 2015 Notes and Series D Warrants to constitute the required holders under Section 9(e) of the 2015 SPA and Section 19 of the 2015 Notes entered into waiver agreements to waive: (i) the Company’s restriction to incur Indebtedness (as defined in the 2015 Notes) in accordance with Section 17(a) of the 2015 Notes, (ii) the Company’s restriction to incur Liens (as defined in the 2015 Notes) in accordance with Section 17(b) of the 2015 Notes, (iii) the Company’s restriction to incur Indebtedness that ranks pari passu with the 2015 Notes pursuant to Section 16 of the 2015 Notes and (iv) the Company’s restriction in incur Liens (as defined in the 2015 Notes) on certain types of intellectual property in accordance with Section 17(g) of the 2015 Notes, in each case of clauses (i) through (iii), solely with respect to entering into the Notes and related documents thereto and consummating the transactions contemplated thereby (collectively, the “2015 Note Waiver”). Further the Company and certain buyers holding enough of the 2015 Notes and Series D Warrants to constitute the required holders under Section 10 of the registration rights agreement entered into between the Company and the holders of the 2015 Notes and Series D Warrants entered into waiver agreements to waive: (i) any breach prior to and including June 29, 2016 under Section 2(a) of the registration rights agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline, (ii) any right to Registration Delay Payments (as defined under the registration rights agreement) prior to and including June 29, 2016 for failure to meet its obligations under Section 2(a), and (iii) compliance with the registration requirements of Section 2(a) from and including June 29, 2016, through August 31, 2016.

On June 29, 2016, the Company and certain investors who executed subscription agreements in the June 2016 unit offering representing on the closing date of such unit offering at least sixty-seven percent (67%) of the aggregate number of shares of common stock purchased in the unit offering pursuant to the subscription agreements entered into waiver agreements to waive the lock-up on issuance of securities contained in Section 18 of the subscription agreements solely with respect to the Company’s offering and consummation of the 2016 Notes and Series H Warrants, the offer and issuance of the placement agent warrants and the offer and issuance of the subordination warrants to be issued in connection with the 2016 Notes and Series H Warrants.

On July 1, 2016, the Company closed on the Securities Purchase Agreement dated June 29, 2016 (the “2016 SPA”) with certain investors pursuant to which the Company has agreed to issue $75 million in principal face amount of senior secured convertible notes of the Company (the “2016 Notes”) and related Series H common stock purchase warrants (the “Series H Warrants”) (the “2016 Convertible Note Financing”). The buyers purchased 2016 Notes and related Series H Warrants through payment of cash at a discount for the 2016 Notes and related Series H Warrants. The 2016 Notes were issued and sold to the buyers by each buyer paying at the closing (1) 8.8235% (approximately $6 million) of its applicable aggregate cash purchase price to the Company by wire transfer of immediately available funds and (2) 91.1765% (approximately $62 million) of its applicable aggregate cash purchase price to an account of the Company established for such Buyer by wire transfer of immediately available funds, such purchase price to be held and in accordance with and pursuant to the terms and conditions of an account control agreement between the buyer and the bank. Until we meet certain equity conditions outlined in the 2016 Notes to receive the remaining cash purchase price of $62 million, the remaining amounts will be held in restricted accounts. We consider the cash in the restricted accounts to be assets of the Company which constitutes valid and sufficient consideration for the issuance of the 2016 Notes in the aggregate principal amount of $75 million. In the event we are unable to meet the equity conditions outlined in the 2016 Notes and are unable to redeem in cash any installment payments that become due under the 2016 Notes, the 2016 Notes may go into default and be subject to the default and redemption provisions contained in the 2016 Notes. The cash contained in the restricted accounts will be returned to the holders and the aggregate principal amount of the 2016 Notes will be reduced accordingly. See “Description of Certain Indebtedness — 2016 Convertible Note Financing — Note Equity Conditions” for a summary of the equity conditions set forth in the 2016 Notes.

In consideration of the Utah Autism Foundation and Springforth Investments LLC entering into subordination agreements with the collateral agent for the 2016 Notes, the Company issued to the entities warrants exercisable for 71 shares of common stock (the “2016 Subordination Warrants”). The 2016 Subordination Warrants have the same material terms and conditions as the Series H Warrants.

In connection with the 2016 Convertible Note Offering on July 1, 2016, the exercise prices or conversion prices of certain of our issued and outstanding securities were automatically adjusted to take into account the 2016 Convertible Note Financing and the conversions of our 2015 Notes. The exercise prices or conversion prices of the following securities were adjusted as follows: The Class A and Class B Warrant exercise prices were adjusted from $45,600.00 per share of common stock to $32,160.00 per share of common stock. The Series B Warrants exercise price was adjusted from $401.2 million per share of common stock to $97.7 million per share of common stock. Certain common stock warrant exercise prices were adjusted from $45,600.00 per share of common stock to $32,160.00 per share of common stock. The Series D Warrants and Subordination Warrants exercise price was adjusted from $45,600.00 per share of common stock to $37,920.00 per share of common stock. The Series G Warrants exercise price was adjusted from $45,600.00 per share of common stock to $32,160.00 per share of common stock. In addition, the consummation of the 2016 Convertible Note Financing is an issuance that triggers an adjustment to the conversion price of the 2015 Notes applicable to optional conversions by the holders of the 2015 Notes (conversion pursuant to amortization payments under the 2015 Notes are not adjusted pursuant to subsequent equity offerings as they are based on a discount to current market prices for the common stock). Therefore, the conversion price of the 2015 Notes was adjusted from $45,600.00 per share of common to $37,920.00 per share of common stock. All prices above representing post-September 2016 and December 2016 Reverse Stock Split adjusted prices.

On July 1, 2016, Mantyla McReynolds, LLC (“Mantyla”), the Company’s former independent registered public accountants, merged with BDO USA, LLP (“BDO”). As a result of this transaction, on July 14, 2016, we received notice that instead of Mantyla, BDO would now stand for appointment as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016. Effective July 18, 2016, the Company, after review and approval of the Company’s Audit Committee, appointed BDO as the Company’s new independent registered public accounting firm for and with respect to the fiscal year ending December 31, 2016.

From July 1, 2016, through the termination of the 2015 Notes upon exchange for Series F Preferred Stock on November 3, 2016 (as described below), we issued to certain holders of the 2015 Notes 316,590 shares of our common stock upon conversion of installment payments under the 2015 Notes at conversion prices ranging from $11,172.00 per share to $6.00 per share (such number of shares and conversion prices being adjusted to post-September 2016 and December 2016 shares and prices).

In connection with the conversions of the installment payments under the 2015 Notes, from July 1 through November 3, 2016, the exercise prices or conversion prices of certain of our issued and outstanding securities were periodically and automatically adjusted based on the changing conversion price of the 2015 Notes. As of the date hereof, the exercise price for the Class A and Class B Warrants is $2.53 per share of common stock, the exercise price for the Common Warrants is $2.53 per share of common stock, the exercise price of the Series B Warrants is $27.5 million per share of common stock, exercise price of the Series D and 2015 Subordination Warrants is $2.53 per share of common stock, the exercise price for the Series G Warrants is $2.53 per share of common stock, and the exercise price of the Series H and 2016 Subordination Warrants is $6.00 per share. The conversion price of our Series F Preferred Stock is $6.00 per share.

On August 4, 2016, we entered into an Amendment to the Spring Forth Promissory Note with Spring Forth Investments, LLC to extend the maturity date of a $500,000 promissory note issued by the Company to Spring Forth in connection with a loan provided by Spring Forth to the Company from July 18, 2016 to July 18, 2017. The effective date of the Amendment was July 18, 2016.

On August 10, 2016, we filed a preliminary proxy statement with the SEC regarding our annual meeting of our stockholders to be held on September 12, 2016 (the “Annual Meeting”). At the Annual Meeting, our stockholders were being asked to approve along with director appointments and approval of the auditors (1) for purposes of complying with NASDAQ Listing Rule 5635(d), the exchange of our Series E Warrants for shares of our common stock, (2) for purposes of complying with NASDAQ Listing Rule 5635(d), the issuance of shares of our common stock underlying the 2016 Notes and related Series H warrants issued by us in the 2016 Convertible Note Financing without giving effect to the exchange cap in the 2016 Notes in an amount that may be equal to or exceed 20% of our common stock outstanding before the issuance of the 2016 Notes and related Series H warrants and certain subordination warrants and without giving effect to the exercise price floor of such Series H warrants and subordination warrants (the “NASDAQ 20% Issuance Proposal”), (3) an amendment to the Certificate of Incorporation to effect an additional reverse stock split (the “September 2016 Reverse Stock Split”) at a ratio between 1-to-40 and 1-to-80 and effective upon a date to be determined by the Board and (4) approving an amendment to the Certificate of Incorporation to increase the numbers of shares of common stock authorized from 200,000,000 to 350,000,000. On September 12, 2016, we held the Annual Meeting. At the Annual Meeting, the stockholders approved an amendment to the Certificate of Incorporation to effect the September 2016 Reverse Stock Split at a ratio between 1-to-40 and 1-to-80 with such ratio to be determined by the Board. Immediately after the Annual Meeting, the Board approved the September 2016 Reverse Stock Split at a ratio of 1-to-80, such September 2016 Reverse Stock Split went into effect at 12:01 am EDT on September 16, 2016. At the Annual Meeting, the stockholders also approved the NASDAQ 20% Issuance Proposal for the 2016 Notes and the Series E Warrant exchange. The stockholders did not approve the increase in authorized shares of common stock. Unless we indicate otherwise, the information in this prospectus reflects the impact of the September 2016 Reverse Stock Split.

On August 17, 2016, we and certain 2015 Note Buyers holding enough of the 2015 Notes and Series D Warrants to constitute the required holders under Section 9(e) of the 2015 SPA and Section 19 of the 2015 Notes entered into waiver agreements to waive (i) the breach by the Company of Section 4(n)(ii) of the 2015 SPA solely with respect to (x) the Company’s filing of the Registration Statement on Form S-1 (No. 333-213144) related to an offering of Units, (y) the Company’s filing of amendments to the Registration Statement on Form S-1 (No. 333-213144) to complete the offering of Units and (z) the Company’s consummation of the offering of Units pursuant to the Registration Statement on Form S-1 (No. 333-213144) no later than September 30, 2016 and (ii) the event of default arising under Section 4(a)(x) of the 2015 Notes due to the Company’s failure to comply with Section 4(n)(ii) of the 2015 SPA as described in the immediately preceding clause (i) above.

On August 17, 2016, the Company and certain 2016 Note Buyers holding enough of the 2016 Notes and Series H Warrants to constitute the required holders under Section 9(e) of the 2016 SPA and Section 19 of the 2016 Notes entered into waiver agreements to waive (i) the breach by the Company of Section 4(n)(ii) of the SPA solely with respect to (x) the Company’s filing of the Registration Statement on Form S-1 (No. 333-213144) related to an offering of Units, (y) the Company’s filing of amendments to the Registration Statement on Form S-1 (No. 333-213144) to complete the offering of Units and (z) the Company’s consummation of the offering of Units pursuant to the Registration Statement on Form S-1 (No. 333-213144) no later than September 30, 2016 and (ii) the event of default arising under Section 4(a)(x) of the 2016 Notes due to the Company’s failure to comply with Section 4(n)(ii) of the 2016 SPA as described in the immediately preceding clause (i) above.

On September 19, 2016, we entered into separate agreements (each, a “Leak-Out Agreement”) with each of the 2015 Note Buyers. In each Leak-Out Agreement, the Company and a 2015 Note Buyer agreed that during the period commencing on September 20, 2016 through November 1, 2016, neither such 2015 Note Buyer nor any of its affiliates will sell, directly or indirectly, on any trading day more than a fixed percentage (as designated in such Leak-Out Agreement, which, in the aggregate for all 2015 Note Buyers, equals approximately 35%) of the trading volume of our common stock on the Nasdaq Capital Market, unless our common stock is then trading above the lower of (x) $5.50 or (y) 120% of the closing bid price of our common stock as of the trading day immediately preceding such date of determination.

On October 2, 2016, we entered into separate exchange agreements (each, an “Exchange Agreement”) with each of the 2015 Note Buyers, pursuant to which, among other things each of the parties thereto agreed to the following:

(i)	If any 2015 Notes remained outstanding on November 18, 2016 (the “Exchange Date”), on the Exchange Date all such remaining 2015 Notes would be exchanged into shares of our common stock (or, if necessary to comply with the restrictions on beneficial ownership set forth in the Exchange Agreement, a combination of shares of our common stock and rights to acquire shares of our common stock without the payment of any additional consideration) at an exchange price equal to 85% of the lowest daily weighted average price of our common stock during the five (5) consecutive trading days ending and including the trading day immediately prior to the Exchange Date (the “Exchange”);
(ii)	During the period from October 3, 2016 through November 17, 2016, pursuant to Section 7(d) of the 2015 Notes, the Company would permit each 2015 Note Buyer to convert the 2015 Notes at an alternate conversion price equal to 85% of the lowest daily weighted average price of our common stock during the five (5) consecutive trading days ending and including the date of conversion (each, a “Voluntary Reduction”);
(iii)	The Buyers released all restrictions on the Company’s use of approximately $3.5 million of proceeds of the offering of 2015 Notes and, subject to the satisfaction of certain customary conditions, including that the daily dollar trading volume of our common stock during the twenty trading days immediately prior to November 1, 2016 is at least $100,000 per trading day, on November 1, 2016 the 2015 Note Buyers will release all restrictions on the Company’s use of the remaining approximately $3.6 million of proceeds of the offering of our 2015 Notes;
(iv)	Each of the 2015 Note Buyers agreed to waive various economic antidilution adjustments that would have otherwise occurred as a result of such Voluntary Reductions to certain other securities issued by the Company and held by such 2015 Note Buyers; and
(v)	Each of the 2015 Note Buyers agreed that, while the 2015 Note would continue to amortize in accordance with the terms of the 2015 Note in October 2016, any amortization to occur in November 2016 would be deferred in accordance with the terms of the 2015 Notes until December 2016 unless exchanged or converted in full prior to such date.
(vi)	The Leak-Out Agreements, each by and between a 2015 Note Buyer and the Company, were amended by increasing the aggregate leak-out percentage from 35% to 40% of our common stock’s daily trading volume and removing any leak-out restrictions during the period commencing on October 17, 2016 and ending and including October 21, 2016.

The Exchange was subject to customary closing conditions, including without limitation that no unwaived event of default under the 2015 Notes exists and is continuing and that the arithmetic average of the daily dollar trading volume of our common stock during the twenty trading days prior to the Exchange is at least $300,000.

On October 17, 2016, we entered into separate agreements (each, an “Amended Leak-Out Agreement”) with each of the 2015 Note Buyers. In each Amended Leak-Out Agreement, the Company and a 2015 Note Buyer agreed that during the period commencing on October 17, 2016 through and including October 21, 2016, neither such Buyer nor any of its affiliates would sell, directly or indirectly, on any trading day more than a fixed percentage (as designated in such Leak-Out Agreement, which, in the aggregate for all 2015 Note Buyers, equals approximately 40%) of the trading volume of our common stock on the Nasdaq Capital Market, unless our common stock is then trading above the lower of (x) $5.50 or (y) 120% of the closing bid price of our common stock as of the trading day immediately preceding such date of determination.

On November 2, 2016, the Company separately amended and restated the Exchange Agreements (each, an “Amended Exchange Agreement”) with each of the 2015 Note Buyers, pursuant to which, among other things, the following occurred:

(i)	On November 3, 2016, the Company exchanged all of the remaining 2015 Notes outstanding, approximately $8.4 million in aggregate principal amount thereof, for 8,436 shares of a new class of Series F Convertible Preferred Stock, par value $0.001 per share, pursuant to a certificate of designations, preferences and rights of the Series F Preferred Stock.
(ii)	On November 3, 2016, the Company mandatorily converted 2,098 shares of the Series F Preferred Stock into approximately 349,667 shares of our common stock, at a conversion price of $6.00 per share (subject to shares of common stock held in abeyance as necessary to comply with the restrictions on beneficial ownership set forth in the Amended Exchange Agreement).
(iii)	The restricted period of each Amended Leak-Out Agreements, each by and between a 2015 Note Buyer and the Company, was extended until November 30, 2016.
(iv)	The Company reserved approximately 349,667 shares of our common stock for issuance pursuant to the Series F Preferred Stock Certificate of Designations. Each 2015 Note Buyer waived certain existing requirements by the Company to reserve shares of our common stock with respect to the other securities of the Company held by such 2015 Note Buyer including but not limited to waiver of share reserve requirements pursuant to the securities Purchase Agreement dated June 29, 2016 related to the Company’s 2016 Notes and Series H Warrants.
(v)	Concurrent with the closing of the exchange, all restrictions on $3.6 million in cash held in restricted accounts of the Company were released, which then became available for use by the Company to fund its operations.

On November 2, 2016, we filed a Certificate of Designation for Series E Preferred Stock to the Certificate of Incorporation. The Certificate of Designation reduced, pursuant to Section 151(g) of the Delaware General Corporation Law, the number of authorized Series E Preferred Shares from 2,860,200 Series E Preferred Shares to 74,380 Series E Preferred Shares, the number of Series E Preferred Shares issued and outstanding as of November 2, 2016. Pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, the 2,785,820 authorized Series E Preferred Shares eliminated pursuant to the reduction return to the available undesignated preferred stock of the Company and may be re-designated into another series of preferred stock.

On November 2, 2016, the Company and certain of the 2015 Note Buyers holding enough of the 2015 Notes and Warrants to constitute the Required Holders under Section 10 of the Registration Rights Agreement entered into Amendment Agreement No.4 to the Registration Rights Agreement (the “Fourth Amendment Agreement”). In the Fourth Amendment Agreement, the Company and the 2015 Note Buyers agreed to extend the deadline for bringing the initial registration statement effective registering our shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to the date which is the earlier of March 1, 2017 and the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such initial registration statement will not be subject to further review. Under the Fourth Amendment Agreement, the 2015 Note Buyers also waived (i) any breach of the Registration Rights Agreement prior to November 2, 2016 under Section 2(a) of the Registration Rights Agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline, prior to the date of Fourth Amendment Agreement and (ii) the holder’s right to Registration Delay Payments (as defined under the Registration Rights Agreement) prior to the date of the Fourth Amendment Agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline.

On November 3, 2016, in connection with the issuance of the Series F Preferred Stock, the exercise and conversion prices of certain outstanding securities were automatically adjusted to take into account the conversion price of the Series F Preferred Stock. Accordingly, the exercise price for our Series D Warrants, 2015 Subordination Warrants, Series H Warrants and 2016 Subordination Warrants were adjusted to $6.00 per share of common stock. The exercise price of our Series B Warrants was adjusted to $27.5 million per share of common stock. The conversion price voluntary for conversions at the election of the holders of our 2016 Notes was adjusted to $6.00 per share of common stock.

From November 3, 2016 through January 5, 2017, we have issued 429,334 shares of common stock upon the mandatory or voluntary conversion of 2,576 shares of Series F Preferred Stock at a conversion price of $6.00 per share.

On December 2, 2016, the Company and certain 2016 Note Buyers holding enough of the 2016 Notes and Series H Warrants to constitute the required holders under Section 9(e) of the 2016 SPA and Section 19 of the 2016 Notes entered into waiver agreements to waive (i) the breach by the Company of Section 4(n)(ii) of the SPA solely with respect to (x) the Company’s filing of an amendment to the Registration Statement on Form S-1 (No. 333-213144 ) related to an offering of Units, (y) the Company’s filing of subsequent amendments to the Registration Statement on Form S-1 (No. 333-213144) to complete the offering of Units and (z) the Company’s consummation of the offering of Units pursuant to the Registration Statement on Form S-1 (No. 333-213144) no later than February 28, 2017 and (ii) the event of default arising under Section 4(a)(x) of the 2016 Notes due to the Company’s failure to comply with Section 4(n)(ii) of the 2016 SPA as described in the immediately preceding clause (i) above.

On December 14, 2016, the holders of the 2016 Notes voluntarily removed restrictions on the Company’s use of an aggregate of approximately $2.7 million previously funded to the Company and authorized the release of those funds from the restricted accounts of the Company.

On December 22, 2016, the Company held a special meeting (the “December 2016 Special Meeting”) of its stockholders. At the December 2016 Special Meeting, the stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio between 1 to 200 and 1 to 300, such ratio and to be the effective on a date to be determined by the Board (the “December 2016 Reverse Stock Split”) and to increase the number of authorized shares of the Company’s common stock from 200,000,000 shares, par value $0.0001, to 1,500,000,000 shares, par value $0.0001 to be effective on a date to be determined by the Company’s board of directors (the “Authorized Share Increase”). On December 22, 2016, the Board held a meeting and approved (i) the December 2016 Reverse Stock Split at a ratio of 1 to 300, such December 2016 Reverse Stock Split to be effective at 12:01 am EST on December 28, 2016 and (ii) the Authorized Share Increase to be effective at 12:01 am EST on December 28, 2016.

On December 22, 2016, the Company filed an amendment to its Certificate of Incorporation to effect the December 2016 Reverse Stock Split and the Authorized Share Increase at 12:01 am EST on December 28, 2016. This prospectus reflects the proforma impact of the December 2016 Reverse Stock Split unless otherwise noted.

On December 28, 2016, the Company received notices of deferral pursuant to section 8(d) of the 2016 Notes from each of the holders of such 2016 Notes notifying the Company of each such holder’s election to defer the entire installment amount in the aggregate of $5 million due such holders on January 30, 2017 (for which a pre-installment payment was due on December 28, 2016) until an acceleration of deferral is made pursuant to the terms of the 2016 Notes or until the next installment date of February 28, 2017 (for which a pre-installment payment will be due on January 27, 2017).

On December 31, 2016 the Company adjusted the Series D Warrants pursuant to the terms of the Series D Warrants such that they are exercisable into 2,361,468 shares of common stock representing 16.6% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company. In addition, the Company adjusted the 2015 Subordination Warrants pursuant to the terms of the 2015 Subordination Warrants such that they are exercisable into 71,129 shares of common stock representing 0.5% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company. The exercise price for the Series D Warrants is currently $2.53 per share.

On January 2, 2017, the Company entered into separate agreements (each, an “Amendment Agreement”) with holders of more than 51% in aggregate principal amount of the 2016 Notes. Pursuant to the terms of the Amendment Agreements, all of the 2016 Notes were amended such that no holder of 2016 Notes nor any of its affiliates will sell, directly or indirectly, on any trading day more than its pro rata percentage of 40% of the trading volume of our common stock, unless our common stock is then trading above $2.50 (as adjusted for stock splits, stock dividends, recapitalizations and similar events). Additionally, the 2016 Notes were amended to provide that the portion of an installment amount due on an applicable installment date equal to the product obtained by multiplying (x) the number of pre-installment conversion shares delivered by the Company to the holder with respect to such installment date and (y) the Company Conversion Price (as defined in the 2016 Notes) as in effect on such installment date, shall not be allowed to be deferred by the holder to a later installment date.

On January 3 and 5, 2017, certain holders of the 2016 Notes submitted notices to accelerate previously deferred preinstallment amortization payments for the amortization date of January 30, 2017 under the 2016 Notes and convert the accelerated payments on the 2016 notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended). In connection with the conversions, the Company issued 556,627 shares of common stock upon the conversion of $1,410,267 principal amount of 2016 Notes at a conversion price of $2.53.

As a result of the conversions, we adjusted the exercise prices of our Class A and Class B warrants, our Common Stock warrants, our Series D and 2015 Subordination Warrants and our Series G warrants. As of the date hereof, the exercise price for the Class A and Class B Warrants is $2.53 per share of common stock, the exercise price for the Common Warrants is $2.53 per share of common stock, the exercise price of the Series B Warrants is $27.5 million per share of common stock, exercise price of the Series D and 2015 Subordination Warrants is $2.53 per share of common stock, the exercise price for the Series G Warrants is $2.53 per share of common stock, and the exercise price of the Series H and 2016 Subordination Warrants is $6.00 per share. The conversion price of our Series F Preferred Stock is $6.00 per share.

On January 9, 2017, the Company and certain 2016 Note holders holding enough of the 2016 Notes and Series H Warrants to constitute the required holders under Section 9(e) of the 2016 SPA and Section 19 of the 2016 Notes entered into waiver agreements to waive (i) the Company’s failure to comply with the provisions of Sections 33(gg)(xi) and 33(gg)(xii) of the Notes regarding the equity conditions that the Company have a dollar value of daily trading volume of at least $800,000 and a 5-day volume weighted average price of at least $31,200 during the equity condition measuring periods, (ii) the Event of Default (as defined in the 2016 Notes) arising under Section 4(a)(xvii) of the 2016 Notes due to the Company’s failure to comply with the provisions of Sections 33(gg)(xi) and 33(gg)(xii) of the 2016 Notes prior to the date hereof through to February 28, 2017, and (iii) the negative convenants contained in sections 17(a), 17(c), 17(d) and 17(e) of the 2016 Notes in connection with the issuance of the Series G Preferred Stock, the payment of any Series G Dividends which may accrue and become payable pursuant to the terms of the Series G Preferred Stock and the accretion of such dividends to the Series G Preferred Stock.

On January 9, 2017, the Company and certain holders of the Series F Preferred Stock holding enough of the Series F Preferred Stock to constitute the required holders under Section 29(b) of the Series F Preferred Stock Certificate of Designations entered into waiver agreements to waive the negative covenants set forth in sections 15(a), 15(c), 15(d) and 15(e) of the Series F Preferred Stock Certificate of Designations in connection with the issuance of the Series G Preferred Stock, the payment of any Series G dividends which may accrue and become payable pursuant to the terms of the Series G Preferred Stock and the accretion of such dividends to the Series G Preferred Stock.

Our Corporate Information

We are a Delaware corporation headquartered in Salt Lake City, Utah that does business as Great Basin Corporation. We were originally incorporated as Diagnostic Micro Arrays, Inc., a Nevada corporation, on June 27, 2003, and we commenced operations in January of 2005. On April 19, 2006, we changed our name to Great Basin Scientific, Inc. On August 12, 2008, we took steps to change our corporate domicile from Nevada to Delaware by forming a Delaware corporation with the same name, Great Basin Scientific, Inc., and merging the Nevada corporation with and into the Delaware corporation. As a result of this merger, the Delaware corporation was the sole surviving entity, continuing operations as Great Basin Scientific, Inc. and doing business as Great Basin Corporation.

Our fiscal year ends December 31 of each year. Our principal executive offices are located at 420 E. South Temple, Suite 520, Salt Lake City, UT 84111. Our telephone number is (801) 990-1055. Our website address is www.gbscience.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Securities Offered:
Up to 8,000 Units, representing $8,000,000 of Units, each consisting of (i) one share of our Series G Preferred Stock and (ii) a Series I Warrant to purchase shares of our Common Stock.
Description of Preferred Stock
Each Unit contains one share of Series G Preferred Stock. For additional information see “Description of Securities We Are Offering — Series G Preferred Stock.”
Certificate of Designation for Preferred Stock
We have filed a certificate of designation of preferences, rights and limitations, or “Series G Certificate of Designation,” pertaining to the Series G Preferred Stock with the Delaware Secretary of State. The Series G Certificate of Designation is controlling with regard to the preferences, rights and limitations of the Series G Preferred Stock holders for all purposes
Ranking of Preferred Stock
The Series G Preferred Stock will rank junior to our outstanding Series F Preferred Stock and will rank senior to our outstanding Series E Preferred Stock and Common Stock and other classes of capital stock with respect to dividend, redemption and distributions of assets upon liquidation, dissolution or winding up, unless the holders of a majority of the outstanding shares of Series G Preferred Stock consent to the creation of parity stock or senior preferred stock other than the already outstanding Series F Preferred Stock.
Liquidation Preference of Preferred Stock
An amount equal to the stated value of the Series G Preferred Stock plus any accrued and unpaid dividends and any other fees or liquidated damages then due and owing after payment has been made to the Series F Preferred Stock and any other stock senior to the Series G Preferred at such time.
Dividends on Preferred Stock
Commencing on March 1, 2017, holders of Series G Preferred Stock are entitled to receive cumulative non-cash dividends at the rate of 12.5% per annum, payable on the first business day of each month thereafter, to holders of record on the 15th day of the preceding month and on each conversion date. In no case will a cash dividend accrue or be payable, instead such dividends accrete to and increase the outstanding stated value of the Series G Preferred Stock. If the Series G Preferred Stock remains outstanding 15 trading days after the date of issuance of the Series G Preferred Stock, dividends will not begin to accrue on March 1, 2017 if we meet certain equity conditions during a specified time period. See “Description of Securities We Are Offering — Series G Preferred Stock”.
Conversion Price
The Series G Preferred Stock is convertible into shares of Common Stock by dividing the stated value of the Series G Preferred Stock by the conversion price. The conversion price is equal to the lesser of: (i) $ per share of Common Stock, referred to as the “Set Price;” and (ii) 87.5% of the lowest volume weighted average trading price of the Common Stock during the five trading days ending on, and including the date of delivery of a notice of conversion, subject to adjustment as provided for in the Series G Certificate of Designation. The conversion price is subject to a reset, as described herein. The conversion price is subject to a floor of $0.02 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction).
Mandatory Conversion
15 trading days after the date of issuance of the Series G Preferred Stock, if we meet certain equity conditions, the Series G Preferred Stock is subject to mandatory conversion into shares of our Common Stock at a conversion price equal to the lesser of (i) the then-Set Price, or (ii) 75% of the lowest volume weighted average trading price of the Common Stock during the five trading days ending on, and including the date that is 15 trading days after the date of issuance of the Series G Preferred Stock, upon written demand from us.
Preferred Stock Outstanding Before Offering
74,380 shares of Series E Preferred Stock, 5,860 shares of Series F Preferred Stock and no shares of Series G Preferred Stock.
Preferred Stock Outstanding After Offering
74,380 shares of Series E Preferred Stock, 5,860 shares of Series F Preferred Stock and 8,000 shares of Series G Preferred Stock.
Series I Warrants
Each Unit contains a Series I Warrant to purchase shares of Common Stock at an initial exercise price of $ per share, subject to a potential future reset. The number of shares of common stock acquirable upon exercise of each Series I Warrants will be equal to the number of shares of common stock each one share of Series G Preferred Stock sold in this offering is convertible based on the Set Price. The exercise price per share will be the Set Price, subject to adjustment as set forth in the Series I Warrants. The Series I Warrants will be exercisable immediately after issuance and will expire five years following issuance. The Series I Warrants will be issued in certificated form. See “Description of Offered Securities — Series I Warrants.”
Common stock outstanding before this offering(1):
1,302,904 shares of common stock
Common stock to be outstanding immediately after this offering(1)(2):
1,302,904 shares of common stock or 15,291,732 shares of common stock, assuming 14,545,455 shares of common stock issuable upon conversion of the Series G Warrants and the full exercise of the Series I Warrants based on an assumed Set Price of $1.10.
Use of Proceeds:
We expect to use the net proceeds from this offering as follows:
(i) approximately $3.2 million in research and development expenses,
(ii) approximately $1.4 million in sales and marketing expenses,
(iii) approximately $0.7 million to manufacture analyzers,
(iv) approximately $1.8 million to expand our manufacturing capacity; and

(vi) the remaining proceeds, if any, will be used for general corporate purposes, including working capital. See “Use of Proceeds” beginning on page 54 for a more complete description of the intended use of proceeds from this offering, including a breakdown of how proceeds will be utilized if less than all of the aggregate proceeds are raised.
Risk Factors:
Investing in our securities is highly speculative. See the “Risk Factors” section beginning on page 20 of this prospectus.
Trading Information:
Our common stock is quoted on the OTCQB under the symbol “GBSN” temporarily “GBSND” following our December 2016 Reverse Stock Split reverting back to “GBSN” of January 24, 2017. There is no established trading market for the Series G Preferred Stock or the Series I Warrants and we do not expect an active trading market to develop. In addition, we do not intend to list the Series G Preferred Stock or Series I Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Series G Preferred Stock and Series I Warrants will be limited.

(1)	The number of shares of our common stock outstanding after this offering, as set forth in the table above, is based on 1,302,904 shares of our common stock outstanding as of January 5, 2017 and excludes, as of that date, the following:
•	130 shares of our common stock issuable upon the exercise of outstanding warrants;
•	100 shares of our common stock issuable upon conversion of the Series E convertible preferred stock;
•	72 shares of our common stock issuable upon exercise of stock options;
•	976,667 shares of our common stock issuable upon the conversion of the Series F convertible preferred stock at the current conversion price of $6.00;
•	12,500,000 shares of our common stock issuable upon the conversion of the 2016 Notes (based on the current conversion price of $6.00 per share);
•	2,361,468 shares of our common stock issuable upon the exercise of the Series D warrants;
•	71,129 shares of common stock issuable upon exercise of warrants issued as consideration for subordination of existing debt to the 2015 Notes (“2015 Subordination Warrants”);
•	159 shares of our common stock issuable upon the exercise of the Series G warrants;
•	2,346 shares of our common stock issuable upon the exercise of the Series H warrants; and
•	71 shares of common stock issuable upon exercise of warrants issued as consideration for subordination of existing debt to the 2016 Notes (“2016 Subordination Warrants”).

Unless otherwise indicated, all information in this prospectus:

•	has been adjusted to give effect to the December 2015 Reverse Stock Split effected on December 11, 2015;
•	assumes no exercise of any outstanding options or warrants to purchase our common stock;
•	has been adjusted to give effect to the March 2016 Reverse Stock Split effected March 30, 2016; and
•	assumes no conversion of our outstanding shares of Series E or Series F convertible preferred stock.
•	has been adjusted to give effect to the September 2016 Reverse Stock Split effected September 16, 2016.
•	has been adjusted to give effect to the December 2016 Reverse Stock Split effected December 28, 2016.

RISK FACTORS

An investment in the securities being offered in this prospectus involves a high degree of risk. Before you invest in the securities, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes incorporated by reference herein. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Financial Position and Need for Additional Capital

We expect that we will need substantial additional funding to expand our commercialization efforts for our C. diff and Group B Strep assay and other new assays.

Molecular diagnostic development, which includes research and development, pre-clinical and human clinical trials, is a time-consuming and expensive process that takes years to complete. We expect that our expenses will increase substantially as we move new assays through human clinical trials, seek regulatory approvals, and pursue development of additional innovations. If we obtain marketing approval for the diagnostic tests that we develop, license, or acquire, we expect to incur significant commercialization expenses related to regulatory compliance requirements, sales and marketing, manufacturing, and distribution. Net loss for the nine-month periods ended September 30, 2016 and 2015 was approximately $83.0 million and $39.0 million, respectively. Net loss for the years ended December 31, 2015 and 2014, was approximately $57.9 million and $21.7 million, respectively. As of September 30, 2016, December 31, 2015, and December 31, 2014, we had an accumulated deficit of $204.9 million, $121.9 million, and $64.0 million, respectively. As discussed in Note 3 to the audited financial statements, our recurring operating losses from operations and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. We expect to continue to incur operating losses for the foreseeable future, and we anticipate these losses will increase as we continue our development and commercialization of our platform, and seek regulatory approval for additional assays. Accordingly, our ability to continue as a going concern depends on our ability to obtain additional financing to fund our operations, and there can be no assurance that additional financing will be available to us or that such financing, if available, will be available on favorable terms. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

We expect that we will need additional funding to manufacturer analyzers to be used by potential customers during the sales evaluation phase.

Our potential customers evaluate the performance of our products through the use of analyzers that we manufacture and provide at no cost. Our ability to grow our customer base depends upon our ability to obtain additional financing to fund the manufacturing of analyzers to deliver to such potential customers.

Our inability to raise capital on acceptable terms in the future may cause us to delay, diminish, or curtail certain operational activities, including research and development activities, clinical trials, sales and marketing, and other operations, in order to reduce costs and sustain the business, and such inability would have a material adverse effect on our business and financial condition.

We expect capital outlays and operating expenditures to increase over the next several years as we work to expand our commercial activities, expand our development activities, conduct clinical trials, expand manufacturing operations and expand our infrastructure. We may need to raise additional capital to, among other things:

•	fund clinical trials and pre-clinical trials for our assays under development as requested or required by regulatory agencies;
•	sustain commercialization of our C. diff, Group B Strep, e. coli, and Staph ID/R assays and assays under development or review by the FDA;
•	continue the commercial launch and sale of our Staph ID/R assay;

•	expand and automate our manufacturing capabilities and reduce our cost of sales;
•	increase our sales and marketing efforts to drive market adoption and address competitive developments;
•	finance capital expenditures and our general and administrative expenses;
•	develop new assays;
•	maintain, expand and protect our intellectual property portfolio;
•	add operational, financial and management information systems; and
•	hire additional research and development, quality control, scientific, and general and administrative personnel.

Our present and future funding requirements will depend on many factors, including but not limited to:

•	the progress and timing of our clinical trials;
•	the level of research and development investment required to maintain and improve our technology position;
•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, if any;
•	our efforts to acquire or license complementary technologies or acquire complementary businesses;
•	changes in product development plans needed to address any difficulties in commercialization or changing market conditions;
•	competing technological and market developments;
•	changes in regulatory policies or laws that may affect our operations; and
•	changes in physician acceptance or medical society recommendations that may affect commercial efforts.

We may not be able to continue to operate as a going concern.

Our former independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements. Our ability to continue as a going concern is contingent upon, among other factors, the release of restricted cash related to our convertible notes upon satisfaction of the conditions set forth in the terms of the convertible notes or obtaining alternate financing. We cannot provide any assurance that we will be able to raise additional capital. If we are unable to secure additional capital or gain access to the cash in the restricted accounts, we may be required to curtail our business plans and initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

We have a history of highly dilutive financings and reverse stock splits which amplifies the dilutive effect of these financings on our stockholders. Any investment in our common stock will likely be highly diluted through the future conversion of our outstanding derivative securities and our likely future capital raising efforts.

In the past 13 months, we have conducted four (4) stock splits to address the Company’s need to issue shares of common stock to raise capital to fund ongoing operations. These stock splits were as follows:

Date	Reverse Split Ratio
12/11/2015	60 to 1
3/30/2016	35 to 1
9/16/2016	80 to 1
12/28/2016	300 to 1
Cumulative Ratio	50,400,000 to 1

The multiple stock splits permitted us and will permit us moving forward to issue a large number of shares of common stock pursuant to issued and outstanding convertible securities as well as conduct several public offerings to raise additional capital for operations. The conversion of these derivative securities resulted in the substantial dilution of stockholders over the course of the last 13 months. The following table sets forth the number of post-split shares that were issued upon conversion of these derivative securities, the post-split average conversion price, the number of pre-split shares (being the number of share equivalents prior to the four reverse stock splits, calculated by multiplying post-split shares by the cumulative ratio of 50,400,000 to 1) and the pre-split equivalent conversion prices.

Security	Post-Split Shares Issued	Post-Split Average Conversion Price	Pre-Split Equivalent Shares Issued	Pre-Split Equivalent Conversion Price
Series C Warrants	91	$112.4 million	1,363,521,600,000	$0.01
2015 Senior Convertible Notes	316,590	$42.00	4,786,833,492,000,000	$0.00
Series F Preferred Stock	349,334	$6.00	5,281,920,000,000,000	$0.00
Total	666,015	—	10,070,117,013,600,000	—

The large number of pre-split equivalent shares of common stock issued is due primarily to three factors: (1) the conversion price of the 2015 Notes being tied to a discount to the market price on the date of the installment payments, (2) the continued decline in the price of the Company’s shares of common stock following each of the reverse splits and (3) the conversion of a large number of Series F Preferred Stock at the current conversion price of $6.00 per $1,000 principal amount of each share of Series F Preferred Stock which was $0.02 per share prior to the December 2016 Reverse Stock Split. Following each reverse split, the issuance of common stock pursuant to these derivative securities and other market factors resulted in a rapid decline in the market price of our common stock. This decline in market price resulted in a greater number of shares of common stock being issued to settle conversion of these derivative securities which was amplified over time by the cumulative effective of the reverse split ratios.

The December 2016 Reverse Stock Split is likely to have a similar effect on the dilution of stockholders, especially since the authorized share increase was approved by stockholders. Following the 300 to 1 reverse split and the authorized share increase, we have approximately 1.5 billion shares of common stock to issue under our authorized capital. It is anticipated that the Company will issue a majority of those shares of common stock primarily as follows (i) to settle conversion of the Company’s outstanding Series F Preferred Stock, (ii) to settle conversion of the Company’s outstanding, $75 million of 2016 Notes and (iii) to raise additional capital through a public or private offering of securities including this offering of Units.

Both the Series F Preferred Stock (beginning July 2017) and the 2016 Notes have conversion prices that are tied to a discount to the Company’s recent average trading volume. As a result, if our stock price again declines following our recent December 2016 Reverse Stock Split, the number of post-split shares that must be issued to settle these securities will increase and the pre-split equivalent number of shares will increase rapidly due to the large ratio of 1-to-300. The dilution to current stockholders will be substantial; similar to the effect of past stock splits.

Raising additional capital will cause dilution to our existing stockholders, and restrict our operations or require us to relinquish certain intellectual property rights.

We will seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements and grants. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us. A failure to obtain adequate funds may cause us to curtail certain operational activities, including research and development, regulatory trials, sales and marketing, and manufacturing operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.

The issuance of shares of our common stock pursuant to the Series D warrants, 2016 Notes and related Series H warrants and the Series F Preferred Stock will result in significant dilution to our stockholders.

Our stockholders will experience significant dilution as a result of shares of our common stock issued pursuant to outstanding Series D warrants, 2016 Notes and related Series H warrants and our Series F Preferred Stock. Under the Series D warrants, 2016 Notes and related Series H warrants and Series F Preferred Stock, we are required to have reserved or have designated for future issuance a number of shares of common stock necessary to effect the conversion of such convertible notes and preferred stock and the exercise of the Series D warrants and Series H warrants, subject to potential future anti-dilution adjustments.

The price at which the Company will convert the 2016 Notes installment amounts is equal to the lowest of (i) the then prevailing conversion price, (ii) 80% of the arithmetic average of the lower of (i) the three lowest daily weighted average prices of the common stock during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the installment date and (iii) the weighted average price of the common stock on the trading day immediately preceding the installment date, subject in all cases to a floor price of $1.00 (however, the Company may determine in the future to amend the 2016 Notes to adjust or eliminate the floor with the consent of the 2016 Note holders).

For conversions at the election of the holder that are not subject to a floor price pursuant to the terms of the 2016 Notes as originally issued, and at the current conversion price of $2.53 per share for such conversions, the $75 million in principal amount of 2016 Notes would be convertible into 29,644,269 shares of our common stock. For conversions in relation to the 2016 Notes amortization payments on the convertible notes, if all amortization payments are made at an 80% discount to the market price per share on January 5, 2017, approximately $0.88 per share, then we could potentially issue up to approximately 85 million shares of our common stock. If our stock price continues to decline, we could be required to issue shares at a conversion price of $0.01 per share and we could potentially issue up to 7 billion shares of common stock. If we don’t have sufficient authorized capital to issue these shares we would need to seek another reverse stock split which would result in further substantial dilution to shareholders, an increase in our authorized share capital or settle the 2016 Notes in cash, if available.

Further, we issued Series D warrants issuable to acquire 16.6% of our issued and outstanding shares of common stock on a fully-diluted basis, which were subject to a one time reset on December 31, 2016 to 16.6% of our fully diluted shares of common stock on that date. As of January 5, 2017, following such adjustment, the Series D warrants were exercisable to acquire 2,361,468 shares of common stock at an exercise price of $2.53 per share, subject to adjustment for subsequent issuances.

Further in connection with the 2016 Note, we issued Series H warrants exercisable as of January 5, 2017, to acquire 2,346 shares of common stock at an exercise price of $6.00 per share, subject to adjustment for certain subsequent issuances.

The Series F Preferred Stock is initially convertible at the election of the holder into shares of our common stock at a conversion price equal to $6.00, subject to adjustments. From and after July 3, 2017, the Series F Preferred Stock shall be convertible at a conversion price equal to 85% of the arithmetic average, in each case of the lower of (i) the three lowest daily weighted average prices of the our common stock during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of determination and (iii) the weighted average price of the our common stock on the trading day immediately preceding the date of determination. On November 3, 2016, 2,098 Series F Preferred shares were mandatorily converted into 349,667 shares of our common stock at a conversion price of $6.00 per share. On November 3, 2018, so long as no Triggering Event then exists, any remaining Preferred Shares then outstanding shall be converted into shares of our common stock at a conversion price of $6.00 per share. In each case, shares of our common stock will be held in abeyance to the extent necessary to satisfy limitations on beneficial ownership as described in the Certificate of Designations for the Series F Preferred Stock. As of January 5, 2017 we had converted 2,576 Series F Preferred Shares into 429,334 shares of common stock. As of

January 5, 2017, based on 5,860 shares of Series F Preferred Stock issued and outstanding, at a conversion price of $6.00 per share, we could potentially issue up to 976,667 shares of our common stock on conversion of Series F Preferred Stock. After July 3, 2017, if our stock price continues to decline, we could be required to issue shares at a conversion price of $0.01 per share and we could potentially issue up to 586 million shares of common stock under the Series F Preferred Stock.

Due to the variable nature of the adjustments of the 2016 Notes and Series F Preferred Stock conversion prices and the formula which sets certain conversion prices of these securities based on a discount to the then current market price, the Company could issue more shares of common stock upon conversion of these securities than anticipated above. This is especially the case if the Company conducts a reverse stock split which increases the per share price in the market but such price subsequently drops below the immediate post-split price. Although we have the option to settle the principal payments on the convertible notes in cash and certain conversion and exercise restrictions are placed upon the holders of the convertible notes and Series D warrants and Series H Warrants, the issuance of material amounts of common stock by us pursuant to these securities will cause our stockholders to experience significant dilution in their investment in our Company.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. This risk is especially relevant for us due to our dependence on positive clinical trial outcomes and regulatory approvals of our diagnostic tests. In the past, life science companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. Additionally, due to our price volatility and our high demand for cash to fund operations, we have had to conduct a number of reverse stock splits and highly dilutive financings to continue as a going concern which exposes us to additional risk of securities class action litigation. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock. If such lawsuits were successful we may not be able to pay awarded damages and we may be forced into bankruptcy which would likely result in the complete loss of your investment.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans. In addition, there is a risk that one or more of our current and future service providers, manufacturers, suppliers, hospitals and other medical facilities, our third party payors, and other partners could be negatively affected by these difficult economic times, which could adversely affect our ability to attain our operating goals on schedule and on budget or meet our business and financial objectives.

Our ability to use our net operating loss carryforwards is limited.

As of December 31, 2015, we had federal income tax net operating loss, or NOL, carryforwards of approximately $11.5 million and state income tax NOL carryforwards of approximately $8.2 million. These NOL carryforwards, if not previously used, will begin to expire in 2025. During 2015 we experienced a shift in our stock ownership within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, or under applicable state tax laws that currently subject our NOL carryforwards to an annual limitation. Accordingly, we were required to write off $23.2 million of net operating loss carryforwards. As a result, if we earn net taxable income in the future, the limitations on our ability to use our NOL carryforwards to reduce U.S. federal and state tax liabilities will result in increased future tax liability to us.

The design of our internal control over financial reporting is ineffective.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. The Company has performed an assessment of our internal control of financial reporting as required by section 404(a) of the Sarbanes Oxley Act. Since the Company is considered to be an “emerging growth company”, we are not required to obtain an attestation of our assessment from the auditors under section 404(b) of the Sarbanes Oxley Act.

In 2014, we identified a material weakness in our system of internal control over financial reporting relating to processes and controls over properly identifying and accounting for transactions of a complex or non-routine nature. We made progress in this area in 2015. For example, we recognized the need to engage independent consultants to assist with accounting for certain complex transactions. However, due to the nature of our complex transactions, we could not complete the fair valuations in a timely manner. Accordingly, we believe the material weakness has not been fully remediated. In addition, while performing our assessment of internal control of financial reporting, management identified certain design deficiencies relating to segregation of duties, review and approval, and verification procedures, primarily resulting from the limited number of our accounting staff available to perform such procedures. Additionally, management identified certain design deficiencies to access over information systems. Based on the evaluation of our disclosure controls and procedures as of December 31, 2015, our chief executive officer and chief financial officer concluded that, as a result of material weaknesses in our internal control over financial reporting, our disclosure controls and procedures were not effective as of December 31, 2015.

Risks Related to the Convertible Note Financings

Our obligations to the holders of our 2016 Notes are secured by a security interest in substantially all of our assets, so if we default on those obligations, the convertible note holders could foreclose on our assets.

Our obligations under the 2016 Notes and the transaction documents relating to those convertible notes are secured by a security interest in substantially all of our assets. As a result, if we default under our obligations under the convertible notes or the transaction documents, the holders of the convertible notes, acting through their appointed agent, could foreclose on their security interests and liquidate some or all of these assets, which would harm our business, financial condition and results of operations and could require us to reduce or cease operations.

The holders of the 2016 Notes have certain additional rights upon an event of default under such convertible notes which could harm our business, financial condition and results of operations and could require us to reduce or cease or operations.

Under the 2016 Notes, the holders have certain rights upon an event of default. Such rights include (i) the remaining principal amount of the convertible notes bearing interest at a rate of 10% per annum, (ii) during the event of default the conversion price being adjusted to the lowest of (a) the conversion price then in effect, (b) 75% of the lowest weighted average price of the common stock during the 30 consecutive trading day period ending on the trading day immediately preceding the date of the event of default conversion and (c) 75% of the weighted average price of the common stock on the date of the applicable event of default conversion, and (iii) the holder having the right to demand redemption of all or a portion of the convertible notes, as described below. At any time after certain notice requirements for an event of default are triggered, a holder of convertible notes may require us to redeem all or any portion of the convertible note by delivering written notice. Each portion of the convertible note subject to redemption would be redeemed by us in cash by wire transfer of immediately available funds at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of common stock during the period beginning on the date immediately preceding such event of default and ending on the date the holder delivers the redemption notice, by (II) the lowest conversion price in effect during such period. We may not have sufficient funds to settle the redemption price and, as described above, this could trigger rights under the security interest granted to the holders and result in the foreclosure of their security interests and liquidation of some or all of our assets.

The exercise of any of these rights upon an event of default could substantially harm our financial condition and force us to reduce or cease operations.

The Company is currenlty relying upon a waiver from the dollar value of daily trading and stock price requirement in the equity conditions under the 2016 Notes which is effective until February 28, 2017. If the Company does not obtain an extension of the waiver or an amendment to equity conditions to lower the stock price requirement, then the Company will not be able to convert amortization payments under the 2016 Notes and the restrictions on cash held in the Company’s restricted accounts will not be released, either of which will harm our financial condition, could force us to delcare bankruptcy and could result in the loss of your entire investment.

The release of restrictions on cash held in the Company’s restricted accounts on certain dates under the terms of the 2016 Notes depends upon the Company’s satisfaction of certain equity conditions as set forth in the 2016 Notes. If the Company does not meet these equity conditions, then the cash will not become available to the Company. Two of those equity conditions is that the Company’s shares of common stock have a dollar value of daily trading volume of at least $800,000 and a 5-day weighted average price of $31,200 (adjusted for the Company’s reverse stock splits) during certain equity condition measurement periods. As of January 5, 2017, the Company’s common stock closed at $1.10 per share and the dollar value of daily trading volume was $126,610. The Company currenlty has a waiver, obtained on January 9, 2017, to these equity conditions which extends through February 28, 2017. If, by February 28, 2017, the Company does not receive an extension of this waiver or an amendment to the 2016 notes which amends these equity conditions, then the Company will not be able to convert amortization payments under the 2016 Notes, which would require settlement of the payments in cash. Further, the Company would not meet the requirements to receive the release of the restrictions on cash in the restricted accounts. If the Company does not have sufficient cash to pay the amortization payments when due and payable under the 2016, then an Event of Default (as defined in the 2016 Notes) would occur and the holders of the 2016 Notes would be able to exercise their rights under the 2016 Notes, inlcuding but not limited to demanding immediate payment of the entire aggregate principal amount of the 2016 Notes and exercising rights under the security agreement over the Company’s assets. Further, if the Company doesn’t receive the release of restrictions on cash in the restricted accounts, then the Company likely would need to raise more capital to continue as a going concern. Any of the above events would substantially harm our financial position and could result in the Company declaring bankruptcy, which could result in the loss of your entire investment.

Risk Related to Our Series F Preferred Stock

Holders of our Series F Preferred Stock have certain additional rights upon the occurrence of certain triggering events which could harm our business, financial condition and results of operations and could require us to reduce or cease or operations.

Under the Certificate of Designations for the Series F Preferred Stock, the holders will have certain rights upon a “Triggering Event” (as defined in the Certificate of Designations for the Series F Preferred Stock). Such rights include (i) the remaining principal amount of the Preferred Shares bearing interest at a rate of 10% per annum, (ii) during the Triggering Event the conversion price being adjusted to the lowest of (a) the conversion price then in effect, (b) 75% of the lowest weighted average price of the our common stock during the 30 consecutive trading day period ending on the trading day immediately preceding the date of the Triggering Event conversion and (c) 75% of the weighted average price of the our common stock on the date of the applicable Triggering Event conversion, and (iii) the holder having the right to demand redemption of all or any number of the preferred shares.

At any time after the earlier of the holder’s receipt of a notice of an Triggering Event and the holder becoming aware of an Triggering Event and ending on the 15th trading day after the later of (x) the date such Triggering Event is cured and (y) the holder’s receipt of an Triggering Event notice, the holder may require the Company to redeem all or any number of the preferred shares at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of our common stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date the holder delivers the redemption notice, by (II) the lowest conversion price in effect during such period.

“Triggering Event” includes, but is not limited to (and subject to the ability to cure in certain instances): (i) (A) the suspension from trading for more than an aggregate of ten (10) trading days in any 365-day period or (B) the failure of the our common stock to be listed on an eligible market; (ii) the Company’s (i) failure to convert the Series F Preferred Shares or related warrants by delivery of the required number of shares of our common stock within five (5) trading days after the applicable conversion or exercise date, (ii) notice of its intention not to comply with a request for conversion or exercise of the Series F Preferred Shares or related warrants or (iii) the Company fails to have sufficient authorized shares to convert the Series F Preferred Shares and related warrants in full for 75 consecutive days. (iii) any payment failure; (iv) any default under, redemption of or acceleration prior to maturity of more than $100,000, individually or in the aggregate, of Indebtedness of the Company or any of its Subsidiaries; (v) certain bankruptcy events; (vii) a final judgment or judgments for the payment of money aggregating in excess of $250,000, individually or in the aggregate, are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within seventy-five (75) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides each holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to such holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment; (viii) breaches of representations, warranties and covenants in the Certificate of Designations for the Series F Preferred Stock and related transaction documents; or (ix) the Company’s failure for any reason after the date that is six (6) months immediately following the Issuance Date to satisfy the current public information requirement under Rule 144(c) of the 1933 Act.

The triggering and exercise of any of these rights could substantially harm our financial condition and force us to reduce or cease operations.

Holders of our Series F Preferred Stock have voting rights on an as converted basis. These rights permit the holders of the Series F Preferred Stock to vote up to certain percentage of our outstanding voting securities.

The holders of the preferred shares may have interests in matters brought before the shareholders that are different than holders of common stock. The holders of Series F Preferred Stock have the right to vote with holders of shares of our common stock, voting together as one class on all matters, with each Series F Preferred share entitling the holder thereof to cast that number of votes per share as is equal to the aggregate number of shares of our common stock into which it is then convertible (without regard to any limitations on conversion set forth in the Certificate of Designations for the Series F Preferred Stock including without limitation, the maximum percentage and/or the failure to have a sufficient number of shares of common stock reserved or available for issuance pursuant to the Certificate of Designations for the Series F Preferred Stock) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the conversion price is calculated; provided, that no holder (together with such holder’s attribution parties) shall be permitted to have a number of votes in excess of such aggregate number of votes granted to the holders of 9.99% of the shares our common stock then outstanding (including any votes with respect to any shares of our common stock and preferred stock beneficially owned by the holder or such holder’s attribution parties).

The holders of the Series F Preferred Stock may have interests in matters brought before the shareholders that are different than the interests of holders of our common stock. Specifically, the holders of our Series F Preferred Stock are also holders of our 2016 Notes and their interests in relation to shareholder matters that affect the 2016 Notes will be different that the interests of holders of our common stock. While the Series F Preferred Stock holders do not act as a group, in the instances where their interests are aligned, their ability to cast votes on an as converted basis may affect the outcome of any shareholder votes on such matters.

Risks Related to Owning our Common Stock and Other Securities

The price of our common stock may fluctuate substantially.

The market price of our common stock has been and may continue to be subject to wide fluctuation in response to various factors, some of which are beyond our control. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

•	sales of our common stock by our stockholders, executives, and directors;
•	conversions of the 2016 Notes into shares of common stock and subsequent sales of such shares by the Noteholders.
•	volatility and limitations in trading volumes of our shares of common stock or units;
•	fluctuations in our results of operations;
•	our ability to enter new markets;
•	actual or unanticipated fluctuations in our annual and quarterly financial results;
•	our ability to obtain financings to continue and expand our commercial activities, expand our manufacturing operations, conduct and complete research and development activities including, but not limited to, our human clinical trials, and other business activities;
•	our ability to secure resources and the necessary personnel to continue and expand our commercial activities, develop additional assays, conduct clinical trials and gain approval for our additional assays on our desired schedule;
•	commencement, enrollment or results of our clinical trials of our assays or any future clinical trials we may conduct;
•	changes in the development status of our assays;
•	any delays or adverse developments or perceived adverse developments with respect to the FDA’s review of our planned clinical trials;
•	any delay in our submission for studies or test approvals or adverse regulatory decisions, including failure to receive regulatory approval for our assays;
•	our announcements or our competitors’ announcements regarding new assays, enhancements, significant contracts, acquisitions or strategic investments;
•	unanticipated safety concerns related to our assays;
•	failures to meet external expectations or management guidance;
•	changes in our capital structure or dividend policy, including as a result of future issuances of securities and sales of large blocks of common stock by our stockholders;
•	our cash position;
•	announcements and events surrounding financing efforts, including debt and equity securities;
•	our inability to enter into new markets or develop new assays;
•	reputational issues;
•	competition from existing technologies and assays or new technologies and assays that may emerge;
•	announcements of acquisitions, partnerships, collaborations, joint ventures, new assays, capital commitments, or other events by us or our competitors;
•	changes in general economic, political and market conditions in any of the regions in which we conduct our business;

•	changes in industry conditions or perceptions;
•	changes in valuations of similar companies or groups of companies;
•	analyst research reports, recommendations and changes in recommendations, price targets and withdrawals of coverage;
•	departures and additions of key personnel;
•	disputes and litigations related to intellectual properties, proprietary rights and contractual obligations;
•	changes in applicable laws, rules, regulations, or accounting practices and other dynamics;
•	announcements or actions taken by our principal stockholders; and
•	other events or factors, many of which may be out of our control.

In addition, if any of the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Certain of our outstanding warrants and convertible securities have anti-dilution provisions triggered by the issuance of shares of common stock and securities exercisable for shares of our common stock at prices below the then current exercise prices for such warrants, including this offering of Units, pursuant to which the exercise price of such warrants or conversion price of such convertible securities will be adjusted downward and could make it more likely that such warrants are exercised or such convertible securities are converted and dilute our current stockholders.

The exercise price for each of the Class A Warrants, Class B Warrants, Series D Warrants, Series G Warrants, Series H Warrants, certain other warrants, 2015 Subordination Warrants and 2016 Subordination Warrants and the conversion price of the Series F Preferred Stock and 2016 Notes is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the then-current exercise price or conversion price, as the case may be. The exercise price of the Series B Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the current market price. See “Description of Capital Stock — Warrants”.

Specifically, based on the assumed offering price of per Unit in this offering of $1.10, the following securities will be adjusted as follows:

•	Our Class A Warrants and Class B Warrants will have their exercise price per share adjusted to $1.10.
•	Our Series B Warrants will not have their exercise price per share adjusted.
•	Our Series D Warrants and related 2015 Subordination Warrants will have their exercise price per share adjusted to $1.10.
•	Our Series G Warrants will have their exercise price per share adjusted to $1.10.
•	Our Series H Warrants and related 2016 Subordination Warrants will have their exercise price per share adjusted to $1.10.
•	Our other common stock purchase warrants will have their exercise price per share adjusted to $1.10.
•	Our 2016 Notes will have their conversion price per share for voluntary conversions at the election of the holder adjusted to $1.10.
•	Our Series F Preferred Stock will have their conversion price per share adjusted to $1.10.

If we issue shares of common stock or securities exercisable or convertible for shares of common stock that trigger these provisions, then the exercise price for these warrants and conversion price for the 2016 Notes and the Series F Preferred Stock will be reduced according to their provisions, in most cases, to the per share price of the triggering transaction. This includes the issuance of Units under this offering. A reduction in the exercise price of these warrants and other securities will make it more likely that they are exercised or converted resulting in further dilution to our then current stockholders.

Broker-dealers may be discouraged from effecting transactions in our shares of common stock because they are considered a penny stock and are subject to the penny stock rules.

Our shares of common stock are currently considered a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The shares of common stock are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the shares of common stock. Consequently, these penny stock rules may affect the ability of broker-dealers to trade in the shares of common stock.

Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including expanding research and development, funding clinical trials, purchasing of capital equipment, hiring new personnel, commercializing our diagnostic tests, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our IPO; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

We have elected to use the extended transition periods for complying with new or revised accounting standards.

We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transaction period provided in Section 7(a)(2)(B). As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Our management is required to devote substantial time to compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a newly formed entity. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission and NASDAQ, have imposed various new requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time consuming and costly. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage.

Provisions of our Seventh Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws and Delaware law could make an acquisition of our Company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our board of directors and management.

Certain provisions of our Seventh Amended and Restated Certificate of Incorporation, as amended, or our Certificate, and our Amended and Restated Bylaws (our “Bylaws”), could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove members of our board of directors. These provisions also could limit the price that investors might be willing to pay in the future for our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions:

•	establish a classified board of directors, such that not all members of the board of directors may be elected at one time;
•	authorize our board of directors to issue without stockholder approval up to 5,000,000 shares of preferred stock, the rights of which will be determined at the discretion of the board of directors that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting or by written consent of the stockholders if such action has been earlier approved by the board of directors;
•	establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;
•	limit who may call stockholder meetings; and
•	require the approval of the holders of at least sixty percent of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our Certificate and at least two-thirds of the outstanding voting stock to amend certain provisions of our Bylaws.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights on our common stock, from merging or combining with us for a prescribed period of time.

Risks Related to Our Business and Industry

We have a limited commercial history upon which to base our prospects, have not generated profits and do not expect to generate profits for the foreseeable future. We may never achieve or sustain profitability.

We began operations in January 2005, and we have a limited operating history. We have not earned significant revenue to-date, and do not expect to earn significant revenue in the near future. We had a net loss for the nine-month periods ended September 30, 2016 and 2015 of approximately $83.0 million and $39.0 million, respectively. Net loss for the years ended December 31, 2015 and 2014, was approximately $57.9 million and $21.7 million, respectively. As of September 30, 2016, December 31, 2015, and December 31, 2014, we had an accumulated deficit of $204.9 million, $121.9 million, and $64.0 million, respectively. Potential investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of developing new diagnostic tests, establishing or entering new markets, organizing operations and marketing procedures. The likelihood of our success must be considered in light of these risks, expenses, complications and delays, and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the start-up nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. As discussed in Note 3 to the audited financial statements, our recurring operating losses from operations and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. Any investment in our Company is therefore highly speculative and could result in the loss of your entire investment.

Our near-term success is dependent upon our ability to expand our customer base.

Our current customer base is composed of hospitals and testing laboratories that use our C. diff, Group B Strep and other assays. Our success will depend, in part, upon our ability to expand our customer base and increase revenue by adding new products. Attracting new customers requires substantial time and expense. Any failure to expand our existing customer base would adversely affect our operating results. Many factors could affect the market acceptance and commercial success of our assays, including:

•	our ability to convince our potential customers of the advantages and economic value of our analyzers and assays over competing technologies and diagnostic assays;
•	the breadth of our assay menu relative to competitors;
•	changes to policies, procedures or currently accepted best practices in clinical diagnostics;
•	the extent and success of our marketing and sales efforts;

•	our ability to manufacture analyzers for use by potential customers during the sales evaluation phase; and
•	our ability to manufacture our commercial diagnostic cartridges and meet demand in a timely fashion.

If we cannot successfully develop, maintain, commercialize, or obtain regulatory approvals for new and existing diagnostic assays, our financial results will be harmed and our ability to compete will be harmed.

Our financial performance depends in part upon our ability to successfully develop and market new assays in a rapidly changing technological and economic environment, and to maintain and successfully commercialize previously cleared assays. If we fail to successfully introduce new assays or do not maintain approval for previously FDA-cleared assays, we could lose customers and market share. We could also lose market share if our competitors introduce new assays or technologies that render our assays less competitive or obsolete. In addition, delays in the introduction of new assays due to regulatory, developmental or other obstacles could negatively impact our revenue and market share, as well as our earnings. Factors that can influence our ability to introduce new assays, the timing associated with new product approvals and commercial success of these assays include:

•	the scope of and progress made in our research and development activities;
•	our ability to successfully initiate and complete clinical trial studies;
•	timely expansion of our menu of assays;
•	the results of clinical trials needed to support any regulatory approvals of our assays;
•	our ability to obtain and maintain requisite FDA or other regulatory clearances or approvals for our assays on a timely basis;
•	demand for the new assays we introduce;
•	product offerings from our competitors; and
•	the functionality of new assays that address market requirements and customer demands.

We are subject to many laws and governmental regulations and any adverse regulatory action may materially adversely affect our financial condition and business operations.

Our assays for C. diff, Group B Strep, Staph ID/R and STEC and any assays that we develop and commercialize in the future are subject to regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies requires us to comply with laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of our assays. In particular, FDA regulations govern activities such as product development, product testing, product labeling, product storage, premarket clearance or approval, manufacturing, advertising, promotion, product sales, reporting of certain product failures and distribution. Our assays will require 510(k) clearance from the FDA prior to marketing. Clinical trials are required to support a 510(k) submission.

We may be unable to obtain marketing clearance for our assays in development. If such approval is obtained, it may:

•	take a significant amount of time;
•	require the expenditure of substantial resources;
•	involve stringent clinical and pre-clinical testing;
•	involve modifications, repairs, or replacements of our assays; and/or
•	result in limitations on the proposed uses of our assays.

Our facilities are subject to periodic inspection by the FDA and foreign regulatory agencies and conformance to the FDA’s Quality System Regulation (the “QSR”) and current Good Manufacturing Practice requirements, as well as applicable foreign or international standards. The results of these inspections can include inspectional observations regarding potential violations of the Food, Drug and Cosmetic Act (the “FDCA”) and related laws, warning letters, restrictions on medical device sales and other forms of enforcement.

Since 2009, the FDA has significantly increased its oversight of companies subject to its regulations, including medical device companies, by hiring new investigators and stepping up inspections of manufacturing facilities. The FDA has recently also significantly increased the number of warning letters issued to companies. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize adulterated or misbranded medical devices, order a recall, repair, replacement, or refund of such devices, refuse to grant pending pre-market approval applications or require certificates of foreign governments for exports, and/or require us to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA may also impose operating restrictions on a company-wide basis, enjoin and restrain certain violations of applicable law pertaining to medical devices and assess civil or criminal penalties against our officers, employees or us. The FDA may also recommend prosecution to the U.S. Department of Justice. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively marketing and selling our diagnostic tests.

Foreign governmental regulations have become increasingly stringent and more common, and we may become subject to more rigorous regulation by foreign governmental authorities in the future. Penalties for a company’s non-compliance with foreign governmental regulation could be severe, including revocation or suspension of a company’s business license and criminal sanctions. Any domestic or foreign governmental law or regulation imposed in the future may have a material adverse effect on us.

Our current and potential customers in the United States and elsewhere may also be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

The life sciences industry is highly competitive and subject to rapid technological change. If our competitors and potential competitors develop superior assays and technologies, our competitive position and results of operations would suffer.

We face intense competition from a number of companies that offer assays in our target markets, many of which have substantially greater financial resources and larger, more established marketing, sales and service operations than we do. The life sciences industry is characterized by rapid and continuous technological innovation. We may need to develop new technologies for our existing product and our assays to be competitive. One or more of our current or future competitors could render our existing products or assays under development obsolete or uneconomical by technological advances. We may also encounter other problems in the process of delivering new assays to the marketplace, such as problems related to FDA clearance or regulations, design, development or manufacturing of such assays, and as a result we may be unsuccessful in selling such assays. Our future success depends on our ability to compete effectively against current technologies, as well as to respond effectively to technological advances by developing and marketing assays that are competitive in the continually changing technological landscape.

If our assays do not perform as expected or the reliability of the technology on which our assays are based is questioned, we could experience delayed or reduced market acceptance of our assays, increased costs and damage to our reputation.

Our success depends on the market’s confidence that we can provide reliable, high-quality analyzers and diagnostic cartridges. We believe that customers in our target markets are likely to be particularly sensitive to product defects and errors. Our reputation and the public image of our assays or technologies may be impaired if our assays fail to perform as expected or our assays are perceived as difficult to use. Despite quality control testing, defects or errors could occur in our assays or technologies.

In the future, if our assays experience a material defect or error, this could result in loss or delay of revenues, delayed market acceptance, product recalls, damaged reputation, diversion of development resources, legal claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Such defects or errors could also prompt us to amend certain warning labels or narrow the scope of the use of our assays, either of which could hinder our success in the market. Even after any underlying concerns or problems are resolved, any widespread concerns regarding our technology or any manufacturing defects or performance errors in our assays could result in lost revenue, delayed market acceptance, damaged reputation, increased service and warranty costs and claims against us.

If our international distributor relationships are not successful, our ability to market and sell our assays will be harmed and our financial performance will be adversely affected.

Outside of the United States, we depend on relationships with distributors for the marketing and sales of our assays in various geographic regions, and we have a limited ability to influence their efforts. Relying on distributors for our sales and marketing could harm our business for various reasons, including:

•	agreements with distributors may terminate prematurely due to disagreements or may result in litigation between the partners;
•	our distributors may not devote sufficient resources to the sale of our assays;
•	our distributors may be unsuccessful in marketing our assays; and
•	we may not be able to negotiate future distributor agreements on acceptable terms.

If any of our products, or the malfunctioning of our products, causes or contributes to a death or a serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our assays could also result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Our assays may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, including a third-country authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our international distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our assays would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or another third-country competent authority. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or another third-country competent authority. If the FDA disagrees with our determinations, it could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they occur.

We are also required to follow detailed recordkeeping requirements for all Company-initiated medical device corrections and removals. In addition, in December 2012, the FDA issued a draft guidance intended to assist the FDA and industry in distinguishing medical device recalls from product enhancements. Per the guidance, if any change or group of changes to a device that addresses a violation of the FDCA, that change would generally constitute a medical device recall and require submission of a recall report to the FDA.

If we become subject to claims relating to improper handling, storage or disposal of hazardous materials, we could incur significant cost and time to comply.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials, including biological hazardous materials. We are subject to foreign, federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration, or OSHA, and the Environmental Protection Agency, or EPA, and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act in the United States. OSHA or the EPA may adopt additional regulations in the future that may affect our research and development programs. The risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our workers’ compensation insurance. We may not be able to maintain insurance on acceptable terms, if at all.

Our diagnostic cartridges have not been manufactured on a high volume scale and are subject to unforeseen scale-up risks.

Although we have developed a process to manufacture diagnostic cartridges for our current volume of sales, there can be no assurance that we can manufacture our diagnostic cartridges at a scale that is adequate for our future commercial needs. We may face significant or unforeseen difficulties in manufacturing our diagnostic cartridges, including but not limited to:

•	technical issues relating to manufacturing components of our diagnostic cartridges on a high volume commercial scale at reasonable cost, and in a reasonable time frame;
•	difficulty meeting demand or timing requirements for orders due to excessive costs or lack of capacity for part or all of an operation or process;
•	lack of skilled labor or unexpected increases in labor costs needed to produce or maintain our analyzers or perform certain required operations;
•	changes in government regulations or in quality or other requirements that lead to additional manufacturing costs or an inability to supply product in a timely manner, if at all; and
•	increases in raw material or component supply cost or an inability to obtain supplies of certain critical supplies needed to complete our manufacturing processes.

These and other difficulties may only become apparent when scaling up to the manufacturing process of our diagnostic cartridges to a more substantive commercial scale. If our diagnostic cartridges cannot be manufactured in sufficient commercial quantities or manufacturing is delayed, our future prospects could be significantly impacted and our financial prospects would be materially harmed.

We or our suppliers may experience development or manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

We may encounter unforeseen situations in the manufacturing of our diagnostic cartridges that could result in delays or shortfalls in our production. Our suppliers may also face similar delays or shortfalls. In addition, our or our suppliers’ production processes may have to change to accommodate any significant future expansion of our manufacturing capacity, which may increase our or our suppliers’ manufacturing costs, delay production of our diagnostic cartridges, reduce our product gross margin and adversely impact our business. If we are unable to satisfy demand for our diagnostic cartridges by successfully manufacturing and shipping our diagnostic cartridges in a timely manner, our revenue could be impaired, market acceptance for our assays could be adversely affected and our customers might instead purchase our competitors’ assays. In addition, developing manufacturing procedures for assays under development may require developing specific production processes for those assays. Developing such processes could be time consuming and any unexpected difficulty in doing so can delay the introduction of a product.

We are dependent on single source suppliers for some of the components and materials used in our assays, and supply chain interruptions could negatively impact our operations and financial performance.

Our assays are manufactured by us and we obtain supplies from a limited number of suppliers. In some cases, critical components required to manufacture our assays may only be available from a sole supplier or limited number of suppliers, any of whom would be difficult to replace. The supply of any of our manufacturing materials may be interrupted because of poor vendor performance or other events outside our control, which may require us, among other things, to identify alternate vendors and result in lost sales and increased expenses. Even if the manufacturing materials that we source are available from other parties, the time and effort involved in validating the new supplies and obtaining any necessary regulatory approvals for substitutes could impede our ability to replace such components in a timely manner or at all.

We expect to rely on third parties to conduct studies of our assays under development that will be required by the FDA or other regulatory authorities and those third parties may not perform satisfactorily.

We do not have the ability to independently conduct the field trial studies or other studies that may be required to obtain FDA and other regulatory clearances or approvals for our assays. Accordingly, we expect to rely on third parties, such as independent testing laboratories and hospitals, to conduct such studies. Our reliance on these third parties will reduce our control over these activities. These third-party contractors may not complete activities on schedule or conduct studies in accordance with regulatory requirements or our study design. We cannot control whether they devote sufficient time, skill and resources to our studies. Our reliance on third parties that we do not control will not relieve us of any applicable requirement to prepare, and ensure compliance with, various procedures required under good clinical practices. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our studies may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for additional assays.

Any clinical trials that we may conduct may not begin on time, or at all, may not be completed on schedule, or at all, or may be more expensive than we expect, which could prevent or delay regulatory approval of our assays or impair our financial position.

The commencement or completion of any clinical trials that we may conduct may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities suspend or place on hold a clinical trial, or do not approve a clinical trial protocol or a clinical trial;
•	the data and safety monitoring committee or applicable hospital institutional ethics review board recommends that a trial be placed on hold or suspended;
•	fewer patients meet our clinical study criteria and our enrollment rate is lower than we expected;
•	clinical trial sites decide not to participate or cease participation in a clinical trial;
•	third-party clinical investigators do not perform our clinical trials on schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	we fail regulatory inspections of our manufacturing facilities requiring us to undertake corrective action or suspend or terminate our clinical trials;
•	interim results of the clinical trial are inconclusive or negative;
•	pre-clinical or clinical data are interpreted by third parties in unanticipated ways; or
•	our trial design is inadequate to demonstrate safety and/or efficacy.

Our clinical trial costs will increase if we have material delays in those trials or if we need to perform more or larger trials than planned. Adverse events during a clinical trial could cause us to repeat a trial, terminate a trial or cancel an entire program. Should our clinical development plan be delayed, this could have a material adverse effect on our operations and financial condition.

Product liability claims could adversely impact our financial condition and our earnings and impair our reputation.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture and marketing of medical devices. Device failures, manufacturing defects, design flaws, or inadequate disclosure of product-related risks or product-related information with respect to our assays could result in an unsafe condition regarding, injury to, or death of, a patient. The occurrence of such a problem could result in product liability claims or a recall of, or safety alert relating to, one or more of our assays. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our assays.

Healthcare policy changes, including U.S. healthcare reform legislation signed in 2010, may have a material adverse effect on us.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010, or PPACA, were signed into law. The legislation imposes a 2.3% excise tax on medical device manufacturers. This significant tax burden on our industry could have a material, negative impact on our results of operations and our cash flows. Other elements of this legislation, such as comparative effectiveness research, an independent payment advisory board, payment system reforms, including shared savings pilots, and other provisions, could meaningfully change the way healthcare is developed and delivered, and may materially impact numerous aspects of our business.

Adverse changes in reimbursement policies and procedures by payors may impact our ability to market and sell our assays that are subject to reimbursement.

Healthcare costs have risen significantly over the past decade, and there have been and continue to be proposals by legislators, regulators and third-party payors to decrease costs. Third-party payors are increasingly challenging the prices charged for medical products and services and instituting cost containment measures to control or significantly influence the purchase of medical products and services. For example, the PPACA, among other things, reduced and/or limited Medicare reimbursement to certain providers. The Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare’s payments to providers by 2 percent through fiscal year 2024. These reductions may reduce providers’ revenues or profits, which could affect their ability to purchase new technologies. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Legislation could be adopted in the future that limits payments for our products from governmental payors. In addition, commercial payors such as insurance companies, could adopt similar policies that limit reimbursement for medical device manufacturers’ products. Therefore, we cannot be certain that those of our assays that will be subject to reimbursement will be reimbursed at a cost-effective level. We face similar risks relating to adverse changes in reimbursement procedures and policies in other countries where we market or intend to market our assays. Reimbursement and healthcare payment systems vary significantly among international markets. Our inability to obtain international reimbursement approval, or any adverse changes in the reimbursement policies of foreign payors, could negatively affect our ability to sell our assays and have a material adverse effect on our business and financial condition.

Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

Many healthcare industry companies, including healthcare systems, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for diagnostic tests. If we are forced to reduce our prices because of consolidation in the healthcare industry, our projected revenues would decrease and our earnings, financial condition, and/or cash flows would suffer.

If we or our distributors do not comply with the U.S. federal and state fraud and abuse laws, including anti-kickback laws for any products approved in the U.S., or with similar foreign laws where we market our products, we could face significant liability.

There are numerous United States federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws, false claims, and physician transparency laws. Our relationships with physicians and surgeons, hospitals and our independent distributors are subject to scrutiny under these laws. Violations of these laws are punishable by criminal and civil sanctions, including significant fines, damages and monetary penalties and in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs.

Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. The laws that may affect our ability to operate include:

•	the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving, or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward the purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid;
•	federal civil False Claims Act prohibits, among other things, knowingly presenting, or causing to be presented, claims for payment of government funds that are false or fraudulent or knowingly making, using or causing to be made or used a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government;
•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology and Clinical Health Act of 2009, which, among other things, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;
•	HIPAA also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services;
•	the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections;
•	the federal Foreign Corrupt Practices Act of 1997, which makes it illegal to offer or provide money or anything of value to officials of foreign governments, foreign political parties, or international organizations with the intent to obtain or retain business or seek a business advantage; and
•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians. Some states, such as California, Massachusetts, Nevada, and Vermont mandate implementation of commercial compliance programs and/or impose restrictions on device manufacturer marketing practices and tracking and reporting of gifts, compensation and other remuneration to physicians.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from federal healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. To enforce compliance with the federal laws, the U.S. Department of Justice, or DOJ, has recently increased its scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time and resource consuming and can divert management’s attention from the business. In addition, settlements with the DOJ or other law enforcement agencies have forced healthcare providers to agree to additional onerous compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could have a material adverse effect on our reputation, business and financial condition.

Many foreign countries have enacted similar laws addressing fraud and abuse in the healthcare sector. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance requirements in multiple jurisdictions increases the possibility that we may run afoul of one or more of the requirements.

The implementation of the reporting and disclosure obligations of the Physician Payments Sunshine Act/Open Payments provisions of the Health Care Reform Law could adversely affect our business upon commercialization of our product in the U.S.

The federal Physician Payments Sunshine Act, being implemented as the Open Payments Program, requires device manufacturers to engage in extensive tracking of payments and other transfers of value made to physicians and teaching hospitals, as well as physician ownership and investment interests, and public reporting of such data to the Centers for Medicare and Medicaid Services annually. Although we have and expect to continue to have substantially compliant programs and controls in place to comply with the Physician Payments Sunshine Act requirements and similar state and foreign laws, our compliance with the Physician Payments Sunshine Act and similar state and foreign transparency laws imposes additional costs on us. Additionally, failure to comply with the Physician Payment Sunshine Act or similar state or foreign laws may subject us to monetary penalties.

Our ability to compete depends on our ability to attract and retain talented employees.

Our future success depends on our ability to identify, attract, train, integrate and retain highly qualified technical, development, sales and marketing, managerial and administrative personnel. Competition for highly skilled individuals is extremely intense and we face difficulty identifying and hiring qualified personnel in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for hiring experienced employees have greater resources than we have. If we fail to identify, attract, train, integrate and retain highly qualified and motivated personnel, our reputation could suffer and our business, financial condition and results of operations could be adversely affected.

Our future success also depends on the continued service and performance of our senior management team. The replacement of members of our senior management team likely would involve significant time and costs, and the loss of any these individuals may delay or prevent the achievement of our business objectives.

Changes in tax laws or exposure to additional income tax liabilities could have a material impact on our financial condition and results of operations.

We are subject to income taxes as well as non-income based taxes in both the United States and various foreign jurisdictions. Changes in existing tax laws, treaties, regulations or policies or the interpretation or enforcement thereof, or the enactment or adoption of new tax laws, treaties, regulations or policies could materially impact our effective tax rate.

If we do not achieve, sustain or successfully manage our anticipated growth, our business and prospects will be harmed.

If we are unable to obtain or sustain adequate revenue growth, our financial results could suffer. Furthermore, significant growth will place strains on our management and our operational and financial systems and processes and our operating costs may escalate even faster than planned. If we cannot effectively manage our expanding operations and our costs, we may not be able to grow effectively or we may grow at a slower pace. Additionally, if we do not successfully forecast the timing of regulatory authorization for our additional tests, marketing and subsequent demand for our diagnostic tests or manage our anticipated expenses accordingly, our operating results will be harmed.

Other companies or institutions have commercial assays or may develop and market novel or improved methods for infectious disease diagnostics, which may make our diagnostic platform less competitive or obsolete.

The market for diagnostics is large and established, and our competitors may possess significantly greater financial resources and have larger development and commercialization capabilities than we do. We may be unable to compete effectively against these competitors either because their diagnostic platforms are superior or because they may have more expertise, experience, financial resources or stronger business relationships.

Demand for our assays depends in part on the operating budgets and hospital-acquired infection rates of our customers, a reduction in which could limit demand for our assays and adversely affect our business.

In the near term, we expect that our revenue will be derived primarily from sales of our C. diff and Group B Strep assays to hospitals. The demand for our assays will depend in part upon the prevalence of C. diff and Group B Strep at the hospitals of these customers and impacted by other factors beyond our control, such as:

•	global macroeconomic conditions;
•	total bed days;
•	changes in the regulatory environment;
•	differences in budgetary cycles;
•	market-driven pressures to consolidate operations and reduce costs; and
•	market acceptance of new technologies.

Our operating results may fluctuate due to reductions and delays in expenditures by our customers. Any decrease in our customers’ budgets or expenditures, or in the size, scope or frequency of operating expenditures, could materially and adversely affect our business, operating results and financial condition.

New technologies, techniques or assays could emerge that might offer better combinations of price and performance than our current C. diff, Group B Strep, Staph ID/R and e. coli assays or future assays and analyzers.

It is critical to our success that we anticipate changes in technology and customer requirements and to successfully introduce, on a timely and cost-effective basis, new, enhanced and competitive technologies that meet the needs of current and prospective customers. If we do not successfully innovate and introduce new technology into our product lines or manage the transitions to new product offerings, our revenues, results of operations and business will be adversely impacted. Competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements.

We anticipate that we will face increased competition in the future as existing companies and competitors develop new or improved diagnostic tests and as new companies enter the market with new technologies.

Due to our fixed overhead costs and the depreciation of our analyzers at customer sites included in cost of sales and the costs associated with our current hand-build cartridge manufacturing process we have in the past experienced substantial negative gross margins. We will need to increase our sales volumes significantly and automate our cartridge manufacturing process in order to achieve profitability.

We had negative gross margins of 169% and 120% during the nine months ended September 30, 2016 and 2015, respectively. The components of our cost of sales include cost of materials, supplies, labor for manufacturing, equipment and facility expenses associated with manufacturing. Facility expenses include allocated overhead comprised of rent, equipment depreciation and utilities. Due to our fixed overhead costs we will continue to experience negative gross margins unless and until we are able to significantly increase our sales volume. In addition, we currently hand-build our diagnostic cartridges. We are working to automate portions of our manufacturing and assembly process, which we believe will reduce our cartridge manufacturing costs. However, there is no assurance that we will be successful in automating our manufacturing process, and our failure to do so will materially limit our ability to reduce our cost of sales in the future.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

We depend on information systems to manufacture products, process orders, manage inventory, process shipments to customers and respond to customer inquiries. If we were to experience a prolonged disruption in the information technology systems that involve our interactions with customers and suppliers, it could result in the loss of sales and customers, which could adversely affect our business.

Risks Related to Intellectual Property

The extent to which we can protect our business and technologies through intellectual property rights that we own, acquire or license is uncertain.

We employ a variety of proprietary and patented technologies and methods in connection with the assays that we sell or are developing. We license some of these technologies from third parties. We cannot provide any assurance that the intellectual property rights that we own or license provide effective protection from competitive threats or that we would prevail in any litigation in which our intellectual property rights are challenged. In addition, we may not be successful in obtaining new proprietary or patented technologies or methods in the future, whether through acquiring ownership or through licenses from third parties.

Our currently pending or future patent applications may not result in issued patents, and we cannot predict how long it may take for a patent to issue on any of our pending patent applications, assuming a patent does issue.

Other parties may challenge patents issued or exclusively licensed to us, or courts or administrative agencies may hold our patents or the patents we license on an exclusive basis to be invalid or unenforceable. We may not be successful in defending challenges made against our patents and other intellectual property rights. Any third-party challenge to any of our patents could result in the unenforceability or invalidity of some or all of the claims of such patents and could be time consuming and expensive.

The extent to which the patent rights of life sciences companies effectively protect their diagnostic tests and technologies is often highly uncertain and involves complex legal and factual questions for which important legal principles remain unresolved.

No consistent policy regarding the proper scope of allowable claims of patents held by life sciences companies has emerged to date in the United States. Various courts, including the U.S. Supreme Court, have rendered decisions that impact the scope of patentability of certain inventions or discoveries relating to diagnostic tests or genomic diagnostic testing. These decisions generally stand for the proposition that inventions that recite laws of nature are not themselves patentable unless they have sufficient additional features that provide practical assurance that the processes are genuine inventive applications of those laws rather than patent drafting efforts designed to monopolize a law of nature itself. What constitutes a “sufficient” additional feature for this purpose is uncertain. Although we do not generally rely on gene sequence patents, this evolving case law in the United States may adversely impact our ability to obtain new patents and may facilitate third-party challenges to our existing owned and exclusively licensed patents.

We cannot predict the breadth of claims that may be allowed or enforced in patents we own or in those to which we have exclusive license rights. For example:

•	the inventor(s) named in one or more of our patents or patent applications might not have been the first to have made the relevant invention;
•	the inventor (or his assignee) might not have been the first to file a patent application for the claimed invention;
•	others may independently develop similar or alternative diagnostic tests and technologies or may successfully replicate our product and technologies;
•	it is possible that the patents we own or in which have exclusive license rights may not provide us with any competitive advantages or may be challenged by third parties and found to be invalid or unenforceable;
•	any patents we obtain or exclusively license may expire before, or within a limited time period after, the assays and services relating to such patents are commercialized;
•	we may not develop or acquire additional proprietary assays and technologies that are patentable; and
•	others may acquire patents that could be asserted against us in a manner that could have an adverse effect on our business.

Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property rights.

On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The U.S. Patent and Trademark Office, or USPTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, including the first-to-file provisions in particular, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned and licensed patent applications and the enforcement or defense of issued patents that we own or license, all of which could have a material adverse effect on our business and financial condition.

Patent applications in the United States and many foreign jurisdictions are not published until at least eighteen months after filing and it is possible for a patent application filed in the United States to be maintained in secrecy until a patent issues on the application. In addition, publications in the scientific literature often lag behind actual discoveries. We therefore cannot be certain that others have not filed patent applications that cover inventions that are the subject of pending applications that we own or exclusively license or that we were the first to invent the technology (if filed prior to the Leahy-Smith Act) or first to file (if filed after the Leahy-Smith Act). Our competitors may have filed, and may in the future file, patent applications covering technology that is similar to or the same as our technology. Any such patent application may have priority over patent applications that we own and, if a patent issues on such patent application, we could be required to obtain a license to such patent in order to carry on our business. If another party has filed a U.S. patent application covering an invention that is similar to, or the same as, an invention that we own, we may have to participate in an interference or other proceeding in the USPTO or a court to determine priority of invention in the United States, for applications and patents made prior to the enactment of the Leahy-Smith Act. For applications and patents made following the enactment of the Leahy-Smith Act, we may have to participate in a derivation proceeding to resolve disputes relating to inventorship. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in our inability to obtain or retain any U.S. patent rights with respect to such invention.

In addition, the laws of foreign jurisdictions may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. Moreover, the USPTO might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. As a result, the issuance, scope, validity, term, enforceability and commercial value of our patent rights are highly uncertain.

The patent prosecution process is expensive and time-consuming, is highly uncertain and involves complex legal and factual questions. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and product candidates. We seek to protect our proprietary position by filing in the United States and in certain foreign jurisdictions patent applications related to our novel technologies and product candidates that are important to our business.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. In addition, we may not pursue or obtain patent protection in all major markets. Moreover, in some circumstances, we may not have the right to control the preparation, filing or prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. In some circumstances, our licensors may have the right to enforce the licensed patents without our involvement or consent, or to decide not to enforce or to allow us to enforce the licensed patents. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If any of our licensors fail to maintain such patents, or lose rights to those patents, the rights that we have licensed may be reduced or eliminated and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.

Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. In particular, during prosecution of any patent application, the issuance of any patents based on the application may depend upon our ability to generate additional nonclinical or clinical data that support the patentability of our proposed claims. We may not be able to generate sufficient additional data on a timely basis, or at all. Moreover, changes in either the patent laws or interpretation of the patent laws in the United States or other countries may diminish the value of our patents or narrow the scope of our patent protection.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings or other patent office proceedings or litigation, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission or proceeding could reduce the scope of, or invalidate, our patent rights; allow third parties to commercialize our technology or products and compete directly with us, without payment to us; or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our owned and licensed patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent prosecution process and following the issuance of a patent. There are situations in which noncompliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case if our patent were in force.

Our intellectual property rights may not be sufficient to protect our competitive position and to prevent others from manufacturing, using or selling competing assays.

The scope of our owned and exclusively licensed intellectual property rights may not be sufficient to prevent others from manufacturing, using or selling competing assays. Competitors could purchase our product and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies and thereby avoid infringing our intellectual property rights. If our intellectual property is not sufficient to effectively prevent our competitors from developing and selling similar diagnostic tests, our competitive position and our business could be adversely affected.

Our platform depends on certain technologies that are licensed to us. We do not control these technologies and any loss of our rights to them could prevent us from manufacturing our assays.

We rely on licenses to various proprietary technologies that are material to our business, including the development of certain future assays. We have entered into non-exclusive licenses with Biohelix Corp., or Biohelix, a subsidiary of Quidel Corporation and a license with Integrated DNA Technologies, Inc. that has certain exclusive and non-exclusive fields. Our rights to use these technologies will be subject to the continuation of and our compliance with the terms of those licenses.

We may become involved in disputes relating to our intellectual property rights, and may need to resort to litigation in order to defend and enforce our intellectual property rights.

Extensive litigation regarding patents and other intellectual property rights has been common in the medical diagnostic testing industry. Litigation may be necessary to assert infringement claims, protect trade secrets or know-how and determine the enforceability, scope and validity of certain proprietary rights. Litigation may even be necessary to resolve disputes of inventorship or ownership of proprietary rights. The defense and prosecution of intellectual property lawsuits, USPTO interference or derivation proceedings and related legal and administrative proceedings (e.g., a re-examination) in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time consuming to pursue, and their outcome is uncertain.

Even if we prevail in such a proceeding in which we assert our intellectual property rights against third parties, the remedy we obtain may not be commercially meaningful or adequately compensate us for any damages we may have suffered. If we do not prevail in such a proceeding, our patents could potentially be declared to be invalid, unenforceable or narrowed in scope, or we could otherwise lose valuable intellectual property rights. Similar proceedings involving the intellectual property we exclusively license could also have an impact on our business. Further, if any of our other owned or exclusively licensed patents are declared invalid, unenforceable or narrowed in scope, our competitive position could be adversely affected.

We could face claims that our activities or the manufacture, use or sale of our assays infringe the intellectual property rights of others, which could cause us to pay damages or licensing fees and limit our ability to sell some or all of our assays and services.

Our research, development and commercialization activities may infringe or be claimed to infringe patents or other intellectual property rights owned by other parties of which we may be unaware because the relevant patent applications may have been filed but not yet published. Certain of our competitors and other companies have substantial patent portfolios, and may attempt to use patent litigation as a means to obtain a competitive advantage or to extract licensing revenue. In addition to patent infringement claims, we may also be subject to other claims relating to the violation of intellectual property rights, such as claims that we have misappropriated trade secrets or infringed third party trademarks. The risks of being involved in such litigation may also increase as we gain greater visibility as a public company and as we gain commercial acceptance of our diagnostic tests and move into new markets and applications for our assays.

Regardless of merit or outcome, our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our share price to decline. An adverse determination, or any actions we take or agreements we enter into in order to resolve or avoid disputes, may subject us to the loss of our proprietary position or to significant liabilities, or require us to seek licenses that may include substantial cost and ongoing royalties. Licenses may not be available from third parties, or may not be obtainable on satisfactory terms. An adverse determination or a failure to obtain necessary licenses may restrict or prevent us from manufacturing and selling our diagnostic tests and offering our services. These outcomes could materially harm our business, financial condition and results of operations.

We may not be able to adequately protect our intellectual property outside of the United States.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to medical devices, diagnostic testing and biotechnology, which could make it difficult for us to stop the infringement of our patents and for licensors, if they were to seek to do so, to stop infringement of patents that are licensed to us. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Additionally, prosecuting and maintaining intellectual property (particularly patent) rights are very costly endeavors, and for these and other reasons we may not pursue or obtain patent protection in all major markets. We do not know whether legal and government fees will increase substantially and therefore are unable to predict whether cost may factor into our global intellectual property strategy.

In addition to the risks associated with patent rights, the laws in some foreign jurisdictions may not provide protection for our trade secrets and other intellectual property. If our trade secrets or other intellectual property are misappropriated in foreign jurisdictions, we may be without adequate remedies to address these issues. Additionally, we also rely on confidentiality and assignment of invention agreements to protect our intellectual property in foreign jurisdictions. These agreements may provide for contractual remedies in the event of misappropriation, but we do not know to what extent, if any, these agreements, and any remedies for their breach, will be enforced by a foreign court. If our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects will likely diminish. The sale of diagnostic tests that infringe our intellectual property rights, particularly if such diagnostic tests are offered at a lower cost, could negatively impact our ability to achieve commercial success and may materially and adversely harm our business.

Our failure to secure trademark registrations could adversely affect our business and our ability to market our assays and product candidates.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our business and our ability to market our diagnostic tests and product candidates.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information, or the misappropriation of the intellectual property we regard as our own.

We rely on trade secrets to protect our proprietary know how and technological advances, particularly where we do not believe patent protection is appropriate or obtainable. Nevertheless, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, third party contractors, third party collaborators and other advisors to protect our trade secrets and other proprietary information. These agreements generally require that the other party to the agreement keep confidential and not disclose to third parties all confidential information developed by us or made known to the other party by us during the course of the other party’s relationship with us. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to seek to pursue a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. Further, courts outside the United States may be less willing to protect trade secrets. In addition, others may independently discover our trade secrets and proprietary information and therefore be free to use such trade secrets and proprietary information. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, our trade secrets and proprietary information may be misappropriated as a result of breaches of our electronic or physical security systems in which case we may have no legal recourse. Failure to obtain, or maintain, trade secret protection could enable competitors to use our proprietary information to develop assays that compete with our assays or cause additional, material adverse effects upon our competitive business position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in our industry, we employ individuals who were previously employed at other companies in our industry or in related industries, including our competitors or potential competitors. We may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Additional Risks Related to this Offering

We will have broad discretion over the use of the net proceeds of this offering.

We currently intend to allocate the net proceeds received from this offering as described under “Use of Proceeds” on page 54 of this prospectus. However, management will have broad discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under “Use of Proceeds” if management believes it would be in our best interests to do so. Furthermore, as at the date hereof, we have no definitive plans for the expenditure of certain net proceeds of this offering and there can be no assurance as to how such funds may be expended. Certain of the net proceeds of this offering, including corporate general and administrative expenses and exploration/development, are currently unallocated and as such may be expended at the discretion of our management. Accordingly, although such allocations are based on the current expectation of our management, there may be circumstances where, for business reasons, a reallocation of funds may be necessary, as may be determined at our discretion. Our shareholders may not agree with the manner in which management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could have a material adverse effect on our business.

Investors in this offering will experience immediate and substantial dilution.

The public offering price of the Units offered pursuant to this prospectus is substantially higher than the net tangible book value per share of our Common Stock. Therefore, if you purchase Units in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of Common Stock underlying the Series G Preferred Stock and the Series I Warrants from the price per Unit that you pay for the securities. Based on the sale of 8,000 Units at a public offering price of $1,000 per Unit in this offering (and an assumed Set Price of $1.10 per share), you will suffer immediate dilution of approximately $6.19 per share in the net tangible book value of the Common Stock. Moreover, as described under “Prospectus Summary — The Offering,” we have a substantial number of stock options, warrants to purchase Common Stock and convertible notes convertible into Common Stock outstanding. If the holders of outstanding options, warrants and convertible notes exercise or converts those options, warrants or convertible notes at prices below the public offering price, you will incur further dilution.

The offering price determined for this offering is not an indication of our value.

The per-Unit offering price and the initial conversion price of the Series G Preferred Stock and the initial exercise price of the Series I Warrants may not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the offering price for the Units as an indication of the value of the Common Stock underlying the Series G Preferred Stock and the Series I Warrants. After the date of this prospectus, the Common Stock may trade at prices above or below the price per share of Common Stock imputed by the offering price.

There is a limited public trading market for the Common Stock.

The Common Stock is currently quoted on OTCQB under the trading symbol “GBSN.” There is a limited public trading market for the Common Stock. Without an active trading market, there can be no assurance of any liquidity or resale value of the Common Stock, and shareholders may be required to hold shares of the Common Stock for an indefinite period of time.

There is no public market for the Units, the Series G Preferred Stock and the Series I Warrants.

There is no established public trading market for the Units, the Series G Preferred Stock and the Series I Warrants offered by this prospectus and we do not expect a market to develop. In addition, we do not intend to apply to list the Units, the Series G Preferred Stock or the Series I Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Units, the Series G Preferred Stock and the Series I Warrants will be limited.

As a holder of the Series G Preferred Stock or Series I Warrants you have no voting rights.

You will have no voting rights as a holder of the Series G Preferred Stock or Series I Warrants. Our Common Stock and Series F Preferred Stock are currently the only classes of our securities that carry full voting rights.

We expect that the market value of the Series G Preferred Stock and Series I Warrants will be significantly affected by changes in the market price of our Common Stock, which could change substantially at any time.

We expect that the market value of the Series G Preferred Stock and Series I Warrants will depend on a variety of factors, including, without limitation, the market price of our Common Stock. Each of these factors may be volatile, and may or may not be within our control. For example, we expect the market value of the Series G Preferred Stock and Series I Warrants will increase with increases in the market price of our Common Stock. As described in another risk factor, the market price of the Common Stock has been volatile in the past and could fluctuate widely in response to various factors.

We may issue additional shares of our Common Stock or instruments convertible or exercisable into our Common Stock, including in connection with exercise of the Series G Preferred Stock and Series I Warrants, and thereby materially and adversely affect the market price of our Common Stock, and, in turn, the market value of the Series G Preferred Stock and Series I Warrants.

Subject to certain contractual limitations we are under, we may offer and sell additional shares of our Common Stock or other securities convertible into or exercisable for our Common Stock during the life of the Series G Preferred Stock and Series I Warrants. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Common Stock. If we issue additional shares of our Common Stock or instruments convertible or exercisable into our Common Stock, it may materially and adversely affect the price of our Common Stock and, in turn, the market value of the Series G Preferred Stock and Series I Warrants. Furthermore, as described in a different risk factor above, the conversion or exercise of some or all of our outstanding derivative securities, including the Series G Preferred Stock and Series I Warrants, will dilute the ownership interests of existing shareholders, and any sales in the public market of shares of our Common Stock issuable upon any such conversion or exercise could adversely affect prevailing market prices of our Common Stock or the market value of the Series G Preferred Stock and Series I Warrants.

Holders of the Series G Preferred Stock and Series I Warrants will be entitled to only limited rights with respect to our Common Stock, and will be subject to all changes made with respect to our Common Stock to the extent holders receive shares of Common Stock pursuant to the terms of the Series G Preferred Stock and Series I Warrants.

Holders of the Series G Preferred Stock and Series I Warrants will be entitled to only limited rights with respect to our Common Stock until the time at which they become holders of our Common Stock pursuant to the terms of the Series G Preferred Stock and Series I Warrants, but will be subject to all changes affecting our Common Stock before that time. For example, if an amendment is proposed to our articles of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs before the date you are deemed to be a record holder of our Common Stock, you generally will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes affecting our Common Stock.

The Series G Preferred Stock ranks junior to the Company’s Series F Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. Therefore, holders of the Series G Preferred Stock may not receive cash or assets of the Company pursuant to the terms of the Series G Preferred Stock upon such dividends, distributions and payments if there are insufficient funds following distribution or payment of the preferential Series F Preferred Stock.

The Series G Preferred Stock ranks junior to the Company’s outstanding Series F Preferred Stock. Pursuant to the terms of the Series F Preferred Stock, the Series F Preferred Stock is given preference on all dividends, distributions and payments upon liquidation, dissolution and winding up of the Company. If the Company should liquidate, dissolve or otherwise wind up its business, following payment of outstanding debts of the Company, including but not limited to the Company’s outstanding 2016 Notes, and settlement of any other outstanding obligations, any remaining cash and assets available for distribution to the holders of the Company’s capital stock would first be distributed to the holders of the Company’s Series F Preferred Stock pursuant to the terms of the Series F Preferred Stock Certificate of Designation. Upon occurrence of a liquidation event, the Series F Preferred Stock in entitled to an amount per share of Series F Preferred Stock equal to the greater of (A) the conversion amount thereof on the date of such payment and (B) the amount per share such holder would receive if such holder converted such shares of Series F Preferred Stock into Common Stock immediately prior to the date of such payment (without regard to any limitations on the conversion). If there are no funds remaining following the payment of the Series F Preferred Stock in the occurrence of a liquidation event, then the Series G Preferred Stock holders will not receive any dividend, distribution or payment upon the occurrence of such event.

The exercise price of the Series I Warrants will not be adjusted for certain dilutive events.

While the exercise price of the Series I Warrants does adjust for stock splits and share dividends and is subject to a one-time adjustment pursuant to its terms based on the market price on the relevant reset date, the exercise prices of the Series I Warrants is not subject to adjustment upon a future issuances of securities, including, without limitation, capital stock, options and convertible securities. Such issuances, transactions or occurrences that may adversely affect the market price of our Common Stock or the market value of the Series I Warrants without resulting in an adjustment of the exercise prices of the Series I Warrants.

You may receive less valuable consideration than expected because the value of our Common Stock may decline after you convert the Series G Preferred Stock or exercise the Series I Warrants issued in this offering, but before we settle our obligation thereunder.

A converting or exercising holder will be exposed to fluctuations in the value of our Common Stock during the period from the date such holder converts the Series G Preferred Stock or surrenders Series I Warrants for exercise until the date we settle our exercise obligation. Upon conversion of the Series G Preferred Stock and exercise of the Series I Warrants, we will be required to deliver the shares of our Common Stock, on the third business day following the relevant conversion or exercise date. Accordingly, if the price of our Common Stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the value on the exercise date.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections. In some cases, you can identify these forward — looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•	our expectation that for the foreseeable future, substantially all of our revenue will be derived from sales of our C. diff and Group B Strep diagnostic tests;
•	our ability to expand our sales and marketing capabilities to increase demand for C. diff, Group B Strep and any other diagnostic tests we may develop and gain approval for;
•	our ability to commercialize our two recently approved diagnostic tests for Staph and e. coli;
•	our ability to develop additional revenue opportunities, including new diagnostic tests;
•	the timing of regulatory submissions;
•	our ability to maintain regulatory approval of our current diagnostic tests and to obtain and maintain regulatory approval for any other diagnostic test we may develop;
•	approvals for clinical trials may be delayed or withheld by regulatory agencies;
•	pre-clinical and clinical studies may not be successful or confirm earlier results or may not meet expectations, regulatory requirements or performance thresholds for commercial success;
•	risks relating to the timing and costs of clinical trials and other expenses;
•	management and employee operations and execution risks;
•	loss of key personnel;
•	competition in the markets we serve;
•	our ability to manufacture our C. diff, Group B Strep, Staph and e-coli and other diagnostic tests we may develop at sufficient volumes to meet customer needs;
•	our ability to reduce the cost to manufacture our C. diff, Group B Strep, Staph and e-coli and other diagnostic tests;
•	risks related to market acceptance of diagnostic tests;
•	intellectual property risks;
•	assumptions regarding the size of the available market, benefits of our diagnostic tests, product pricing and timing of product launches;
•	our ability to fund our working capital requirements;
•	risks associated with the uncertainty of future financial results;
•	risks related to our outstanding Series F Preferred Stock, 2016 Notes, Series D Warrants and Series H Warrants;

•	risks associated with raising additional capital when needed and at reasonable terms; and
•	risks associated with our reliance on third party suppliers and other organizations that provide goods and services to us.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward looking statements. You should read this prospectus with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

We qualify all of our forward looking statements by these cautionary statements.

DILUTION

Dilution is the amount by which the purchase price paid by the purchasers for the securities offered in this offering will exceed the as-adjusted net tangible book value (deficit) per share of our Common Stock after the offering.

The net tangible book deficit of our common stock as of September 30, 2016 was approximately $61.5 million, or approximately $7,276.87 per share (based on 8,456 shares outstanding on September 30, 2016). Net tangible book deficit per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of common stock outstanding.

Our pro forma net book deficit as of September 30, 2016 would have been approximately $50.7 million, or approximately $38.91 per share (based on 1,302,904 shares of our common stock outstanding on January 5, 2017) after giving effect to the following transactions subsequent to September 30, 2016: (i) reduction of liabilities in the amount of $5.7 million for conversion of 2015 Notes into shares of common stock, (ii) reduction of liabilities in the amount of $8.4 million related to the cancellation of the 2015 Notes in exchange for Series F Preferred Stock, (iii) net increase in liabilities in the amount of $5.9 million due to the issuance of Series F Preferred Stock and subsequent partial conversion into shares of common stock, and (iv) the increase in cash in the amount of $2.6 million for the early release of funds from the restricted accounts related to the 2016 Notes.

Purchasers of Units in this offering will experience substantial and immediate dilution in net tangible book value per share of our Common Stock for financial accounting purposes immediately following the closing. The calculations below are based on there being 8,456 shares outstanding on September 30, 2016 and 1,302,904 shares of our common stock outstanding after giving effect to shares issued after September 30, 2016 pursuant to the conversion of 2015 Notes, Series F Preferred Stock and 2016 Notes.

The Units offered in this offering contain shares of Series G Preferred Stock that are convertible into shares of Common Stock. The following table illustrates this dilution based on (i) the offering of an aggregate of 8,000 Units at a public offering price of $1,000 per Unit, and (ii) the issuance of 7,272,728 shares of Common Stock upon conversion of the Series G Preferred Stock at an assumed Set Price of $1.10 based on the closing bid price of the Common Stock on January 5, 2017.

Assumed public offering price per share (assumed conversion of Preferred Stock as described above)	$1.10
Net tangible book value (deficit) per share as of September 30, 2016	$(7,276.87)
Pro forma net tangible book value (deficit) per share as of September 30, 2016	$(38.91)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors	$33.82
Pro forma, as-adjusted, net tangible book value (deficit) per share after this offering and after giving effect to the issuance of shares after September 30, 2016	$(5.09)
Dilution per share to investors in this offering	$6.19

The Units offered in this offering also include Series I Warrants, each of which is assumed to be exercisable into 909.0909 shares of Common Stock before adjustment based on an assumed Set Price of $1.10. In the tables below, we illustrate this dilution based on (i) the offering of an aggregate of 8,000 Units at a public offering price of $1,000 per Unit, and (ii) the issuance of 7,272,728 shares of Common Stock upon exercise of all Series I Warrants at an assumed exercise price of $1.10 per share based on the closing bid price of the Common Stock on January 5, 2017.

Assumed public offering price per share (assumed exercise of Series I Warrants as described above)	$1.10
Net tangible book value (deficit) per share as of September 30, 2016	$(7,276.87)
Pro forma net tangible book value (deficit) per share as of September 30, 2016	$(38.91)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors	$36.66
Pro forma, as-adjusted, net tangible book value (deficit) per share after this offering and after giving effect to the issuance of shares after September 30, 2016	$(2.25)
Dilution per share to investors in this offering	$3.35

The number of shares of our outstanding common stock reflected in the discussion and table above is based on 8,456 shares of common stock outstanding as of September 30, 2016 and excludes, as of that date:

•	130 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.7 million per share;
•	100 shares of our common stock issuable upon conversion of the Series E convertible preferred stock;
•	72 shares of our common stock issuable upon exercise of stock options;
•	25,158 shares of our common stock issuable upon the conversion of the 2015 convertible notes (based on the conversion price of $561.00 on September 30, 2016);
•	8 shares of our common stock issuable upon the exercise of the Series D warrants;
•	2 shares of common stock issuable upon exercise of warrants issued as consideration for subordination of existing debt to the 2015 notes (“2015 Subordination Warrants”); and
•	159 shares of our common stock issuable upon the exercise of the Series G warrants.
•	133,848 shares of our common stock issuable upon the conversion of the 2016 convertible notes (based on the conversion price of $561.00 on September 30, 2016);
•	2,346 shares of our common stock issuable upon the exercise of the Series H warrants;
•	71 shares of common stock issuable upon exercise of warrants issued as consideration for subordination of existing debt to the 2016 notes (“2016 Subordination Warrants”).

This discussion does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants, including the Series I Warrants offered in this offering, having a per share exercise price less than the public offering price per unit in this offering.

If we raise additional capital in the future, we may in the future sell substantial additional amounts of Common Stock or securities convertible into or exercisable for Common Stock. We may also choose to raise additional capital due to market conditions or other strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The issuance of these securities could result in further dilution to our shareholders.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $7.09 million, assuming the sale of 8,000 Units at an assumed public offering price of $1,000 per Unit, after deducting estimated placement agent fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the Series I Warrants. We will receive additional proceeds from any cash exercise of the Series I Warrants offered by this prospectus. We cannot provide any assurance as to the amount or timing of receipt of any additional proceeds from exercise of the Series I Warrants.

A $100 increase (decrease) in the assumed public offering price of $1,000 per Unit, would increase (decrease) the expected net cash proceeds of the offering to us by approximately $800,000, assuming the aggregate number of Units sold remains the same. An increase (decrease) of 100 in the assumed aggregate number of Units sold in this offering would increase (decrease) the expected net cash proceeds of the offering to us by approximately $100,000, assuming that the assumed public offering price for each such security remains the same.

We expect the net proceeds from this offering will allow us to fund our operations for up to 2 months following the closing of the offering, including the completion of our on-going clinical trial and filing with the FDA of one of our diagnostic test. We intend to use the net proceeds from this offering as reflected in the following use of proceeds tables. The use of proceeds table assumes that we raise 10%, 50% or 100% of the securities offered in this offering (all amounts in millions of dollars):

	10%	50%	100%
Research and Development	$0.1	$1.5	$3.2
Sales and Marketing	$0.1	$0.5	$1.4
Manufacturing Analyzers for Customers	$—	$—	$0.7
General Corporate Purposes	$0.2	$1.4	$1.7
Total	$0.4	$3.4	$7.1

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from clinical trials of additional trials and the continued market acceptance of our C. diff test, Group B Strep test and our other commercially available tests. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding before we reach profitability. Although certain proceeds of this offering will be used for clinical and regulatory development of our diagnostic tests, we may need to raise additional proceeds to complete the clinical and regulatory development of these diagnostic tests. We anticipate any additional funds necessary to complete clinical and regulatory development of these diagnostic tests, if any, would be sought through a later public offering of debt or equity or from existing investors.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

MARKET PRICE HISTORY

Market Information

Our common stock is currently quoted on the OTCQB under the symbol “GBSN.”

The following table contains, for the periods indicated, the intraday high and low sale prices per share of our common stock. Prior to the date of our initial public offering, there was no public market for our common stock. As a result, we have not set forth other quarterly information with respect to the high and low prices for our common stock for the two most recent fiscal years. The below prices retroactively apply our December 11, 2015 60-to-1 reverse stock split, our March 30, 2016 35-to-1 reverse stock split, our September 16, 2016 80-to-1 reverse stock split and our December 28, 2016 300-to-1 reverse stock split.

On October 11, 2016 our common stock was suspended from trading on the NASDAQ Capital Market and transferred to being quoted on the OTCQB. The below quotations from on or after October 11, 2016, reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

	High	Low
2014
Fourth Quarter	$457,632,000.00	$106,848,000.00
2015
First Quarter	$212,688,000.00	$74,592,000.00
Second Quarter	$307,440,000.00	$127,808,000.00
Third Quarter	$161,280,000.00	$2,520,000.00
Fourth Quarter	$11,088,000.00	$789,600.00
2016
First Quarter	$798,000.00	$88,320.00
Second Quarter	$188,400.00	$40,320.00
Third Quarter	$42,240.00	$660.00
Fourth Quarter	$695.10	$1.09
2017
First Quarter (through January 5, 2017)	$1.80	$0.79

As of January 5, 2017, there were approximately 474 shareholders of record for our common stock. A substantially greater number of stockholders may be “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

As of January 5, 2017, the last reported bid price of our common stock on OTCQB was $1.10.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on any of our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends in the foreseeable future. Future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. Except for historical information contained herein, the following discussion and analysis contains forward-looking statements which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. We discuss such risks, uncertainties and other factors throughout this prospectus and specifically under section titled “Risk Factors”.

Overview of Our Business

We are a molecular diagnostic testing company. We are focused on improving patient care through the development and commercialization of our patented, low-cost, molecular diagnostic platform for testing for infectious disease, especially hospital- acquired infections. We believe our platform has the ability to transform molecular testing for infectious diseases at small to medium sized hospitals by providing an affordable solution that meets the rapidly evolving needs of patients and providers.

We believe there is a fast-growing market for molecular diagnostic systems being purchased by hospital microbiology labs to replace culture and other legacy testing formats. We believe our platform is well positioned to meet this need. Our platform provides results in 45 to 115 minutes depending on the test. Molecular testing generally reduces test time from days to hours, and provides more accurate results, which we believe leads to shortened hospital stays and improved patient outcomes, all of which leads to reduced cost for hospitals that implement molecular testing in their labs.

Our platform is an automated molecular diagnostic system, consisting of an analyzer and associated assay cartridge. Our platform utilizes a sample-to-result format, which means that once a patient specimen is received, it undergoes limited processing before it is placed in the analyzer where the assay is run without further technician intervention. This reduces assay complexity and eliminates the need for highly trained and expensive molecular technicians to run the tests. Our platform is designed to enable simple, rapid and cost-effective analysis of multiple pathogens from a single clinical sample, which will allow small to medium sized community hospitals that traditionally could not afford more expensive or complex molecular diagnostic testing platforms to modernize their laboratory testing and provide better patient care at an affordable cost.

In November 2012, we launched our first FDA-cleared test for C. diff, a bacteria that causes life-threatening gastrointestinal distress in hospital patients. We currently sell our diagnostic test cartridge in the United States through a direct sales force and we use distributors in the European Union and New Zealand. As of September 30, 2016, we had 276 customers worldwide (255 in the United States and 21 in the rest of the world), who use an aggregate of 510 of our analyzers. Our easy to use platform allows small to medium sized hospitals that we believe could not previously afford more expensive or complex molecular diagnostic systems to modernize their laboratory testing and provide better patient care at an affordable cost.

In addition to our C. diff assay, we have developed two additional tests, Group B Strep assay for which we received FDA clearance in April 2015 and launched commercially in June 2015 and Shiga toxin producing E. coli, or STEC, for which we received FDA clearance in March 2016 and launched commercially in August 2016. We also received FDA clearance in March of 2016 for Staph ID/R and launched commercially in September 2016. Additionally, we have five other assays in various stages of product development: (i) a pre-surgical nasal screen for Staphylococcus aureus, or SA, (ii) a food borne pathogen panel, (iii) a panel for candida blood infections (iv) a test for pertussis and, (v) a test for CT/NG.

Since inception, we have incurred net losses from operations each year and we expect to continue to incur losses for the foreseeable future. Our losses attributable to operations for the fiscal year ending December 31, 2015 and the nine months ended September 30, 2016 were approximately $57.9 million and $83.0 million, respectively. As of September 30, 2016, we had an accumulated deficit of $204.9 million.

Financial Operations Overview

Revenue

We derive our revenue from the sale of single use assays sold through our dedicated sales force in the United States, and in the European Union and New Zealand through a network of distributors. Revenue is recognized when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products has occurred; (3) the selling price of the product is fixed or determinable; and (4) collectability of that price is reasonably assured. Change in title to the product and recognition of revenue from sales of the assays occurs at the time of shipment.

We believe our revenue from the sale of our assays will increase as we expand our sales and marketing efforts, and as we introduce new assays into the market. We expect that our revenue will continue to be primarily attributable to sales of our assays in the United States.

Our material increases in revenues since the inception of our business have been attributable to increases in the volume of goods being sold as a result of increases in the number of customers. As of September 30, 2016, we have four commercial products, our C. diff assay, our Group B Strep assay, our Staph ID/R panel and our Shiga Toxin Direct Test. The average price has not materially changed since their commercial releases.

Cost of Sales

The components of our cost of sales include cost of materials, supplies, labor for manufacturing and support personnel, equipment, and facility expenses associated with manufacturing. We depreciate the cost of each analyzer that is at a customer site over a period of 5 years on a straight line basis, and include that cost in cost of sales. We perform all of our manufacturing activities at our facility located in Salt Lake City, Utah. Facility expenses include allocated overhead comprised of rent, equipment depreciation, and utilities. We expect our cost of sales in absolute dollars to increase, as the number of diagnostic cartridges we manufacture increases. However, we also expect that as assay volumes increase we will realize manufacturing efficiencies, which would result in a decrease in our cost of sales as a percentage of revenue. We also license certain technologies for our C. diff assay, which are described elsewhere in this prospectus. Pursuant to the terms of these license agreements, we pay royalty fees in the aggregate equal to 14% of our worldwide “Net Sales” of those products that use these technologies (as defined and adjusted pursuant to the terms of the applicable license agreements).

Research and Development

All research and development costs, including those funded by third parties, are expensed as incurred. Research and development costs consist of engineering, product development, clinical trials, test-part manufacturing, testing, developing and validating the manufacturing process, manufacturing, facility, and regulatory-related costs. Research and development costs also include employee cash compensation, employee and non-employee stock-based compensation, supplies and materials, consultant services, and travel related to research activities.

In 2015 and 2016 we incurred additional research and development costs as we continued to develop new assays, and as we advanced the development of our product candidates, including our Group B Strep, Staph ID/R, and shiga toxin producing e. coli assays. In particular, we conducted clinical trials for the Staph ID/R and shiga toxin producing e. coli product candidates, which increased our research and development expenses. Additionally, we have five other assays in various stages of product development: (i) a pre-surgical nasal screen for Staphylococcus aureus, or SA, (ii) a food borne pathogen panel, (iii) a panel for candida blood infections, (iv) a test for pertussis, and (v) a test for CT/NG. We plan to continue the development of these products and conduct clinical trials in 2016, which will increase our research and development expenses.

Sales and Marketing

Sales and marketing expenses primarily consist of salaries, benefits, and other related costs, including stock-based compensation, for personnel employed in sales, marketing, and training. In addition, our sales and marketing expenses include commissions and bonuses paid to our sales representatives, generally based on the number of new customers obtained and other objectives attained.

We expect our sales and marketing expenses to continue to increase as we introduce new assays, such as our Staph ID/R assays and shiga toxin producing e. coli assays, if approved, and seek to enhance our commercial infrastructure, including increasing our sales force and marketing efforts. Additionally, we expect our commissions to continue to increase in absolute terms over time, but to decline as a percentage of revenue.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries, benefits, and other related costs, including stock-based compensation, for certain members of our executive team and other personnel employed in finance, legal, compliance, administrative, information technology, customer service, executive, and human resource departments. General and administrative expenses include allocated facility expenses, related travel expenses, and professional fees for accounting and legal services.

We expect our general and administrative expenses will increase due to costs associated with our public and private funding efforts as we continue to raise capital for our business needs. Our expenses related to compliance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ Capital Market, as well as investor relations activities and other administrative and professional services, will continue to increase as we grow our business.

Gain or Loss on Sale of Assets

Analyzers used outside the United States are sold to the customer and the sale is accounted for as a sale of fixed assets. For these limited situations, management has elected to sell the fixed asset analyzers as opposed to placing them with international customers (thereby not retaining title over the analyzers), as it would be impractical to retain ownership due to, among other reasons, the Company lacking the necessary personnel needed to service international customers, the need to comply with the additional laws and regulations of countries outside the United States to which the Company is not currently subject, and the added costs to recover, reconfigure, ship, and redeploy fixed asset analyzers that have been used internationally. A corresponding loss on the sale of assets is recorded for the difference in the sales price from the cost of the analyzers. Other fixed assets of the Company are sold from time to time after the usefulness has ended. A corresponding gain or loss on the sale of other assets is recorded for the difference in the sales price from the cost of the asset.

Interest Income and Other Income

Interest income and other income primarily consist of interest earned on our cash.

Interest Expense

Interest expense consists of interest on capital leases, notes payable, letters of credit, as well as the amortization of debt discounts. In certain debt transactions that have components required to be measured at fair value, the excess of the fair value over the proceeds received is recorded as an interest expense.

Loss on Extinguishment of Warrants

We entered into an agreement where certain common stock warrants were exchanged for a convertible note payable and warrants. This is considered an extinguishment of a liability as there is both the addition and elimination of a substantive conversion option at the date of exchange. The accounting of an extinguishment of a liability requires the difference between the fair value of the warrants extinguished and the fair value of the consideration provided be recorded as a loss in the statement of operations.

Change in Fair Value of Derivative Liability

We have issued certain common stock warrants that contain a price adjustment clause which states that in the event the Company issues common stock for a price less than the exercise price of warrants, the exercise price will be reduced to the issuance price of the common stock. We have also issued convertible notes payable that contain a conversion feature that could result in modification of the conversion price to issue a variable amount of additional common shares. The Company has determined that the warrants are accounted for as a derivative liability, and the conversion feature of the convertible notes is an embedded derivative. These derivatives are recorded at fair value measured at the transaction date and again at each reporting period. Any difference in fair value between the transaction date and future reporting periods must be recognized in earnings for the period.

Results of Operations

Comparison of the Years Ended December 31, 2015 and 2014

The following table sets forth our results of operations for the years ended December 31, 2015 and December 31, 2014:

	Years Ended December 31,
	2015	2014
Revenue	$2,142,040	$1,606,254
Cost of sales	4,813,415	3,968,185
Gross loss	(2,671,375)	(2,361,931)
Operating expenses:
Research and development	8,485,668	4,609,913
Selling and marketing	5,007,320	2,301,610
General and administrative	6,241,433	2,928,186
(Gain) loss on sale of assets	—	(8,166)
Total operating expenses	19,734,421	9,831,543
Loss from operations	(22,405,796)	(12,193,474)
Interest expense	(11,757,445)	(1,136,054)
Interest income	18,193	3,176
Loss on extinguishment of warrants	(4,038,063)	—
Change in fair value of derivative liability	(19,714,808)	(8,396,169)
Provision for income taxes	(1,250)	(5,297)
Net loss	$(57,899,169)	$(21,727,818)

Revenue

Revenue increased by $535,786, or 33.4% in the twelve months ended December 31, 2015 to $2,142,040, as compared to $1,606,254 in same period of 2014. This increase was attributable to the number of customers in the U.S. increasing to 186 at December 31, 2015 as compared to 84 at December 31, 2014.

Cost of Sales

Cost of sales increased $845,230, or 21.3%, in the twelve months ended December 31, 2015 to $4,813,415, as compared to $3,968,185 for the same period of 2014. The increase is due mainly to a $453,806 increase in costs associated with manufacturing additional C. diff assays to meet the increased demand for our product, $314,745 in depreciation on additional analyzers and manufacturing equipment needed to support the increase in customers, and a $76,679 increase in royalties. The negative gross margin decreased from 147.0% in the year ended December 31, 2014 to 124.7% in the year ended December 31, 2015, primarily due to the decrease in the cost of our C. diff assays due to increased production that allowed for economies of scale and the allocation of fixed costs over a greater number of units, as well as increased utilization of capacity in our analyzer manufacturing.

Research and Development

Research and development expenses increased $3,875,755, or 84.1%, in the twelve months ended December 31, 2015 to $8,485,668, as compared to $4,609,913 for the same period of 2014. The increase was due to an increase in salaries of $1,425,033 as the result of hiring new developers and scientists, the increased cost of $1,352,191 for the supply of internal assays and research and development materials associated with the development of our new products, an increase of $500,053 in costs associated with our clinical trials for Staph ID/R and shiga toxin producing e. coli product candidates, an increase of $257,332 in outside development consultants, and all other expenses of $341,146.

Selling and Marketing

Selling and marketing expenses increased $2,705,710, or 117.6%, in the twelve months ended December 31, 2015 to $5,007,320, as compared to $2,301,610 for the same period of 2014. The increase was due primarily to an increase of $2,063,978 in salaries for new sales and marketing personnel as well as increased sales commissions as a result of new customers, an increase of $269,740 in travel costs, an increase of $237,988 in marketing and public relations costs as we have expanded our marketing efforts, and an increase in all other expenses of $134,004.

General and Administrative

General and administrative expenses increased $3,313,247, or 113.2%, in the twelve months ended December 31, 2015 to $6,241,433, as compared to $2,928,186 for the same period of 2014. The increase was due to an increase in salaries in the amount of $1,106,664 due to increased accounting and human resource personnel as well as executive bonuses awarded during the year, an increase in legal, accounting, and investor relations fees of $707,122 associated with our public and debt offerings, an increase in non-cash compensation of $499,822 due to the fair value of the issuance of the subordination warrants, an increase in board of directors fees, directors and officers and other general insurance in the amount of $623,451, and an increase in all other expenses of $376,188.

Interest Expense

Interest expense increased by $10,621,391, or 934.9% in the twelve months ended December 31, 2015 to $11,757,445, as compared to $1,136,054 for the same period of 2014. The increase was due to a non-cash charge in the amount of $10,657,904 as the result of the excess of the fair value of the components of our convertible note payable over the proceeds we received in the transaction. This was partially offset by a $36,513 decrease in all other debt payments amortized to interest.

Interest Income

Interest income increased by $15,017, or 472.8% in the twelve months ended December 31, 2015, as compared to the same period of 2014, due to an increase in our average cash balance during 2015.

Loss on Extinguishment of Warrants

The loss on extinguishment of warrants in the amount of $4,038,063 in the twelve months ended December 31, 2015 was due to the extinguishment of 1,050,000 Series C Warrants for $2.1 million in convertible notes payable and associated Series D Warrants. This is considered an extinguishment of a liability, as there is both the addition and elimination of a substantive conversion option at the date of exchange. The accounting of an extinguishment of a liability requires the difference between the fair value of the warrants extinguished and the fair value of the consideration provided be recorded as a loss in the statement of operations. The fair value of the $2.1 million convertible note and warrants issued as consideration for the exchange was $6,378,303 and the fair value of the Series C Warrants was $2,340,240.

Change in fair value of derivative liability

The loss in earnings resulting from the change in fair value of derivative liability increased by $11,318,639, or 134.8%, in the twelve months ended December 31, 2015 to $19,714,808, as compared to $8,396,169 for the same period of 2014. The increase was due mainly to the follow-on offering of the sale of Units in February 2015. The excess of the fair value on the transaction date of the components of the offering over the net proceeds resulted in an increase of $32,738,211 to the loss in earnings. This increase was partially offset by a decrease in the derivative liability of $21,419,572, which represents the change in the estimated fair value of warrants accounted for as derivative liabilities during the twelve months ended December 31, 2015. This decrease was caused mainly by the decrease in the common stock price.

Comparison of the three months ended September 30, 2016 compared to the three months ended September 30, 2015

Revenue

	Three months ended September 30,		Increase
	2016	2015	$	%
C. diff	$625,827	$521,164	$104,663	20%
Group B Strep	108,730	24,770	83,960	339%
STEC	1,260	—	1,260	—
	$735,817	$545,934	$189,883	35%

Revenue increased 35% for three months ended September 30, 2016, as compared to the three months ended September 30, 2015. Revenue derived from the sale of STEC assays began since the product was commercially launched in August 2016. There was no revenue from the sale of SIDR assays during the third quarter, as the product did not launch until the last day of September 2016, but SIDR revenue is expected during the fourth quarter of 2016. The 35% increase in total sales was attributable to the number of customers increasing to 255 by September 30, 2016, as compared to 143 at the end of September 30, 2015. In addition, the number of analyzers placed with customers rose to 510 at September 30, 2016, as compared to 336 at the end of September of the prior year. During 2016, the Company was intensely focused on building its customer base and placing additional analyzers in the field. While the increase in customers and analyzers was not always directly proportional to the increase in the Company’s traditional C. diff sales, the Company anticipates selling higher quantities of existing assays, as well as new assays to this larger customer group once new products come to market.

Cost of sales

	Three months ended September 30,
	2016		2015		Increase
	Expense	% of revenue	Expense	% of revenue	$	%
Materials and direct labor	$703,070	96%	$449,000	82%	$254,070	57%
Indirect labor, overhead, and royalties	1,077,966	146%	429,618	79%	648,348	151%
Analyzer depreciation	380,943	52%	224,109	41%	156,834	70%
	$2,161,979	294%	$1,102,727	202%	$1,059,252	96%

The overall cost of direct labor for the third quarter of 2016 increased as a percentage of revenue as compared to the third quarter of 2015 due to the hiring of production workers for additional daily shifts due to both an increase in production of existing assays, and in anticipation of production of our new STEC and Staph ID/R assays. These two assays were launched in August and September of 2016. Similarly, indirect labor and overhead increased as a percentage of revenue due to anticipated demand for new assays, along with underutilization of capacity in our analyzer manufacturing group. During periods when analyzers are being manufactured, the group’s labor and overhead costs are allocated to the cost of the analyzers produced and expensed eventually through depreciation. Otherwise, the group’s costs are expensed directly to cost of sales during the period incurred. Depreciation of analyzers also increased since the number of analyzers placed in the field grew from 336 at September 30, 2015, to 510 at September 30, 2016.

Operating Expenses

	Three months ended September 30,		Increase
	2016	2015	$	%
Research and development	$3,737,415	$2,878,316	$859,099	30%
Selling and marketing	1,644,075	1,481,140	162,935	11%
General and administrative	2,464,159	1,795,766	668,393	37%
	$7,845,649	$6,155,222	$1,690,427	27%

Research and Development

Research and development expenses increased 30% during the three months ended September 30, 2016, due to an increase of $187,126 for hiring new developers and scientists, an increase of $589,768 for additional costs for clinical trials, experimental assays, and outside consultants, all related to the development of new products, and a net increase of all other research and development expenses aggregating $82,205.

Selling and Marketing

The third-quarter 2016 increase in sales and marketing expenses was due to $160,091 in higher salaries and travel costs resulting from an increase in sales and marketing personnel, stemming from the increase in efforts to add customers and sell additional existing and newly-developed assays. These higher costs included increased commissions related to the increase in new customers, and were also the result of efforts to place additional analyzers in the field. Also included in the increase was $36,028 in other expenses, offset by a $33,184 decrease in promotional assay costs as two new products were finally launched to customers.

General and Administrative

The increase in general and administrative expenses during the third quarter of 2016 resulted from increased rent expense of $111,696, as well as $676,582 in increased legal and consulting fees incurred during 2016 because of increased financing activities. In addition, there were $50,411 in other general and administrative expenses, which were offset by a $170,296 decrease in compensation and travel expenses over the prior year related to certain one-time expenses incurred during 2015.

Interest Expense

Interest expense for the three months ended September 30, 2016 increased by $138.0 million, from $253,220 to $138.2 million, as compared to the three months ended September 30, 2015. The increase was due mainly to the $119.2 million loss on the issuance of the 2016 convertible note, $18.5 million in debt discount amortizations on our convertible notes, which we didn’t have during the third quarter of 2015 and $244,900 increase in all other interest.

Change in Fair Value of Derivative Liability

The change in the fair value of the derivative liability resulted in a gain in earnings for the three months ended September 30, 2016 of $135.7 million, as compared to a gain in earnings of $20.0 million for the three months September 30, 2015. This resulted in an increase in the gain recorded in earnings by $115.7 million for the three months ended September 30, 2016. During 2016’s third quarter we had a decrease in the fair value of our conversion feature and warrants associated with the 2016 Notes in the amount of $102.1 million, a decrease in the fair value of our conversion feature and warrants associated with the 2015 Notes in the amount of $28.3 million, and a decrease in the fair value of all other derivative securities in the amount of $5.3 million. These decreases were all a result of the decrease in the value of our common stock during the third quarter.

During the three months ended September 30, 2015, the fair value of all the derivative securities decreased by $20.0 million, also due to the decrease in the value of our common stock during the period.

Comparison of the Nine months ended September 30, 2016 compared to the nine months ended September 30, 2015

Revenue

	Nine months ended September 30,		Increase
	2016	2015	$	%
C. diff	$1,934,736	$1,503,600	$431,136	29%
Group B Strep	260,200	26,570	233,630	879%
STEC	1,260	—	1,260	—
	$2,196,196	$1,530,170	$666,026	44%

Revenue increased 44% for nine months ended September 30, 2016, as compared to the nine months ended September 30, 2015. Revenue derived from the sale of STEC assays began since the product was commercially launched in August 2016. There was no revenue from the sale of SIDR assays during the third quarter, as the product did not launch until the last day of September 2016, but SIDR revenue is expected during the fourth quarter of 2016. The 44% increase in total sales was attributable to the number of customers increasing to 255 by September 30, 2016, as compared to 143 at the end of September 30, 2015. In addition, the number of analyzers placed with customers rose to 510 at September 30, 2016, as compared to 336 at the end of September of the prior year. During 2016, the Company was intensely focused on building its customer base and placing additional analyzers in the field. While the increase in customers and analyzers was not always directly proportional to the increase in the Company’s traditional C. diff sales, the Company anticipates selling higher quantities of existing assays, as well as new assays to this larger customer group once new products come to market.

Cost of Sales

	Nine months ended September 30,
	2016		2015		Increase
	Expense	% of revenue	Expense	% of revenue	$	%
Materials and direct labor	$1,958,445	89%	$1,233,768	81%	$724,677	59%
Indirect labor, overhead, and royalties	2,917,074	133%	1,483,408	97%	1,433,666	97%
Analyzer depreciation	1,036,576	47%	652,092	43%	384,484	59%
	$5,912,095	269%	$3,369,268	220%	$2,542,827	75%

The overall cost of direct labor increased as a percentage of revenue due to the hiring of production workers during the third quarter of 2016 for additional daily shifts in anticipation of increased production of STEC and Staph ID/R assays. These two assays were launched in August and September of 2016. Similarly, indirect labor and overhead increased as a percentage of revenue due to anticipated demand for new assays, along with underutilization of capacity in our analyzer manufacturing group. During periods when analyzers are being manufactured, the group’s labor and overhead costs are allocated to the cost of the analyzers produced and expensed eventually through depreciation. Otherwise, the group’s costs are expensed directly to cost of sales during the period incurred. Depreciation of analyzers also increased since the number of analyzers placed in the field grew from 336 at September 30, 2015, to 510 at September 30, 2016.

Operating Expenses

	Nine months ended September 30,		Increase
	2016	2015	$	%
Research and development	$9,492,887	$6,284,170	$3,208,717	51%
Selling and marketing	4,892,903	3,206,957	1,685,946	53%
General and administrative	7,163,214	4,132,973	3,030,241	73%
	$21,549,004	$13,624,100	$7,924,904	58%

Research and Development

Research and development expenses increased 51% during the nine months ended September 30, 2016, as compared to the same period during the prior year, due to an increase of $899,860 for hiring new developers, scientists, and recruiting costs, an increase of $1.9 million for additional costs for clinical trials, experimental assays, and outside consultants, all related to the development of new products, and a net increase of all other research and development expenses aggregating $382,539.

Selling and Marketing

The 2016 increase in sales and marketing expenses as compared to 2015 was due to primarily to $1.4 million in higher salaries, travel, and promotional assay costs resulting from an increase in sales and marketing personnel and their increased efforts to add customers and sell additional existing and newly-developed assays. These higher expenses included increased commissions related to the increase in new customers, and were also the result of efforts to place additional analyzers in the field. All other expenses increased $311,764.

General and Administrative

The increase in general and administrative expenses for the first three quarters of 2016 compared to 2015 resulted from an increase of $502,632 related to the hiring of additional accounting and human resource personnel, as well as $232,351 in increased rent expense, all to accommodate growth experienced during 2016 and growth anticipated in the future. In addition, there was $1.7 million in increased legal and consulting fees incurred during 2016 because of increased financing activities. There was also a $201,883 in additional corporate registration and property tax expenses, and $441,022 in all other general and administrative expenses.

Interest Expense

Interest expense for the nine months ended September 30, 2016 increased by $149.8 million, from $868,587 to $150.7 million, as compared to the nine months ended September 30, 2015. The increase was due mainly to the $119.2 million loss on the issuance of the 2016 convertible note, $30.4 million in debt discount amortizations on our convertible notes, which we didn’t have during the prior year and $212,415 increase in all other interest.

Net Gain on Exchange and Issuance of Warrants

The exchange and issuance of warrants during the nine months ended September 30, 2016 resulted in a net gain of $3.4 million. During the nine months ended September 30, 2016, we recognized a gain on the exchange of Series E Warrants in the amount of $4.1 million. This gain was partially offset by a loss on the issuance of our Series G Warrants in the amount of $0.7 million. We did not have a warrant exchange and issuance during the nine months ended September 30, 2015.

Change in Fair Value of Derivative Liability

The change in fair value of the derivative liability resulted in a gain in earnings of $106.9 million for the nine months ended September 30, 2016 as compared to loss in earnings of $22.6 million for the nine months ended September 30, 2015. During the nine months ended September 30, 2016, we had a decrease in the fair value of our conversion feature and warrants associated with the 2016 Notes in the amount of $102.1 million and a decrease in the fair value of all other derivative securities in the amount of $4.8 million. These decreases were the result of the decrease in the value of our common stock during the period.

During the nine months ended September 30, 2015 we were required to record a charge in the amount of $55.6 million to record the derivative liability on the issuance date of our Series C warrants offered as part of the follow-on offering. This charge was partially offset by an amount of $33.0 million due to the decrease in the fair value of all derivative securities as a result of the decrease in the value of our common stock during the period.

Liquidity and Capital Resources

We have funded our operations to date primarily with net proceeds from our IPO, our follow-on public offerings, cash exercises of warrants, sales of our preferred stock, convertible notes, and revenues from operations. At September 30, 2016, we had unrestricted cash of $809,763, and restricted cash of $69.1 million. The restricted cash is related to convertible notes we entered into in December 2015 and July 2016, and the restrictions on the use of the cash will be released during the rest of 2016 and 2017 as certain equity conditions are met. The cash will be used to finance the continued growth in product sales, to invest in further product development, and to meet ongoing corporate needs.

In February 2016, we completed a follow-on public offering, whereby 39,200,000 units were sold at a price of $0.16 per unit for net proceeds of $5.0 million after deducting underwriting commissions and offering costs. Each group of 840,000 units converted into one share of our common stock, along with 1,260,000 Series E Warrants to purchase 1.5 shares of common stock.

In June 2016, we completed another follow-on public offering, whereby 3,160,000 units were sold at a price of $1.90 per unit for net proceeds of $5.3 million after deducting underwriting commissions and offering costs. Each group of 24,000 units converted into one share of our common stock, along with 24,000 Series G Warrants to purchase one share of common stock.

In July 2016, we entered into a securities purchase agreement to issue $75 million of original issue discount convertible notes and related Series H Warrants and Subordination Warrants to purchase common stock. We received $68 million in total proceeds, of which $62 million was placed in restricted accounts. Currently, the notes are convertible into 12,500,000 shares of common stock, the Series H Warrants are convertible into 2,346 shares of common stock, and the Subordination Warrants are convertible into 71 shares of common stock.

We have limited liquidity and have not yet established a stabilized source of revenue sufficient to cover operating costs, based on our current estimated burn rate. Accordingly, as discussed herein, our continuation as a going concern is dependent upon our ability to generate greater revenue through increased sales and/or our ability to raise additional funds through the capital markets.

Summary Statement of Cash Flows for the Nine Months ended September 30, 2016 and 2015

The following table summarizes our cash flows for the periods indicated:

	Nine months ended September 30,
	2016	2015
Cash used in operating activities	$(24,138,118)	$(14,847,494)
Cash used in investing activities	(2,908,404)	(4,066,052)
Cash provided by financing activities	23,068,526	24,199,434
Net increase (decrease) in cash	$(3,977,996)	$5,285,888

Cash Flows from Operating Activities

Cash used in operating activities for the nine months ended September 30, 2016 was $24.1 million. The net loss of $82.5 million was offset by non-cash items of $30.4 million for the convertible note debt discount amortization, $119.2 million for the loss on the issuance of convertible note, $17.2 million for the loss on the extinguishment of debt, $1.9 million for the increase in depreciation and amortization, and $196,315 in all other non-cash items. These non-cash increases were partially offset by $106.9 million change in the fair value of the derivative liability, and $3.4 million for a non-cash net gain on the exchange and issuance of warrants. The change in operating assets and liabilities resulted in a further use of cash of $288,648, primarily due to a rise in inventory and accounts receivable amounts attributable to the launch of new products and sales increases, offset partially by a related net rise in accounts payable, accrued liabilities and vendor prepayments.

Cash used in operating activities for the nine months ended September 30, 2015 was $14.8 million. The net loss of $39.0 million was offset by other non-cash items of $22.6 million for the increase in fair value of derivative liability, $1.1 million for the increase in depreciation and amortization, and a $179,213 net increase in all other non-cash items. The change in operating assets and liabilities further offset the net loss by another $157,424 due to a $552,275 increase in accrued liabilities due mainly to payroll, and a $457,250 increase in accounts payable related to the growth in our operations and the timing of payments. These were partially offset by an increase of $576,872 in inventory, a $197,270 increase in prepaid and other assets, and a $77,959 increase in accounts receivable

Cash Flows from Investing Activities

Cash used in investing activities was $2.9 million for the nine months ended September 30, 2016, and was related to the costs associated with the construction of analyzers and other equipment in the amount of $2.0 million, and the purchase of equipment in the amount of $912,862.

Cash used in investing activities was $4.1 million for the nine months ended September 30, 2015, and was related to the purchase of equipment in the amount of $842,225, and the costs associated with the construction of analyzers and other equipment in the amount of $3.2 million.

Cash Flows from Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2016 was $23.1 million, comprised of net proceeds of $10.7 million from the sale of units in our follow-on offerings, the release of $6.7 million in funds from our restricted cash accounts, net proceeds of $5.5 million from the issuance of convertible notes payable, and $1.4 million in proceeds from the exercise of underwriter purchase warrants and Series G Warrrants. These were partially offset by $314,879 for the cash settlement of the exercise of Series C Warrants, and $955,455 in payments made on capital leases and notes payable.

Cash provided by financing activities for the nine months ended September 30, 2015 was $24.2 million, comprised of net proceeds of $21.7 million from the sale of units in our follow-on offering, proceeds of $250,000 from related-party notes payable, and $3.2 million in proceeds from the exercise of warrants, partially offset by $954,585 in payments made on capital leases, notes payable, and related-party notes payable.

Satisfaction of our cash obligations for the next 12 months and our ability to continue as a going concern

Our condensed unaudited financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. At September 30, 2016, we had unrestricted and restricted cash amounts of $809,763 and $69.1 million, respectively. We have incurred substantial losses from operations and negative operating cash flows which raise substantial doubt about our ability to continue as a going concern. We sustained a net loss for the nine months ended September 30, 2016 of $83.0 million and a net loss for the year ended December 31, 2015 of $57.9 million. We have an accumulated deficit of $204.9 million as of September 30, 2016. During the nine months ended September 30, 2016, cash used for operations was $24.1 million. Whether and when we can attain profitability and positive cash flows from operations is uncertain.

We intend to continue to develop our products and expand our customer base, but we do not have sufficient realized revenues or operating cash flows in order to finance these activities internally. As a result, we have obtained and intend to continue to obtain financing in order to fund our working capital and development needs. In February 2016, we obtained financing by completing a follow-on offering for net proceeds of $5.0 million, and in June 2016, we completed another follow-on offering for net proceeds of $5.3 million. In July 2016, we signed and issued convertible notes for net proceeds of $68 million, of which a net $5.4 million was immediately available while the rest of the proceeds were placed in the Company’s restricted accounts. Through January 5, 2017, we have drawn from restricted accounts all of the $13.8 million related to our December 2015 convertible notes and we have drawn $2.6 million in an early release of funds from the restricted accounts related to our July 2016 Notes. However, in order to continue operations we will need to obtain additional financing. We anticipate that we will require an additional $5 million in financing by mid-January 2017 to bridge the gap between the funds already released from the restricted accounts and funds that can be released from restricted cash accounts under the terms of the 2016 Notes. If we don’t receive at least $5 million in financing by mid-January 2017, the Company will not be able to continue operations as currently planned, and will be required to either curtail or cease operations. Under the terms of the 2016 Notes, if we are in compliance with all of the conditions we would receive $3.4 million on February 6, 2017 from the restricted accounts. However, the Company is not currently in compliance and will need to seek a waiver or amendment of such conditions to receive a release of funds from restricted accounts. If we are in compliance with all the conditions or receive a waiver or amendment to such conditions and receive the scheduled releases from the restricted accounts, we expect to have adequate funds to run the business until mid-2018. If we fail to receive the release of funds, then we will need further financing to continue operations. We anticipate funds from this offering, assuming $5 – 8 million in gross aggregate proceeds are raised, to last 2 months of operations.

We have been able to meet our short-term needs through private placements of convertible preferred securities, an initial public offering (“IPO”), follow-on public offerings, convertible debt and the sale and leaseback of analyzers used to report test results. We will continue to seek funding through the issuance of additional equity securities, debt financing, the sale and leaseback of analyzers, or a combination of these items. Any proceeds received from these items could provide the needed funds for continued operations and development programs. We can provide no assurance that we will be able to obtain sufficient additional financing that we need to alleviate doubt about our ability to continue as a going concern. If we are able to obtain sufficient additional financing proceeds, we cannot be certain that this additional financing will be available on acceptable terms, if at all. To the extent we raise additional funds by issuing equity securities, our stockholders will likely experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to obtain additional financings, the impact on our operations will be material and adverse.

Critical Accounting Policies

The preparation of the financial statements requires us to make assumptions, estimates and judgments that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. On an ongoing basis, we evaluate our judgments, including those related to inventories, receivables, recoverability of long-lived assets and the fair value of our preferred and common stock and related instruments. We use historical experience and other assumptions as the basis for our judgments and making these estimates. Because future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Any changes in those estimates will be reflected in our financial statements as they occur. While our significant accounting policies are more fully described in the footnotes to our financial statements included elsewhere in this Form 10-Q, we believe that the following accounting policies and estimates are most critical to a full understanding and evaluation of our reported financial results. The critical accounting policies addressed below reflect our most significant judgments and estimates used in the preparation of our financial statements.

As an emerging growth company, we have elected to opt-in to the extended transition period for new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Revenue Recognition

We derive our revenue from the sale of single use assays sold through our dedicated sales force in the United States, and through a network of distributors in the European Union and New Zealand. Revenue is recognized when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products has occurred; (3) the selling price of the product is fixed or determinable; and (4) collectability of that price is reasonably assured. Change in title to the product and recognition of revenue from sales of assays occurs at the time of shipment.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are generated from the sale of assays to end users in the United States and to a network of distributors outside the United States. These accounts receivable are recorded at the invoiced amount, net of allowances for doubtful amounts. We routinely review outstanding accounts receivable balances for estimated uncollectible accounts and establish or adjust the allowances for doubtful accounts receivable using the specific identification method and record a reserve for amounts not expected to be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. We do not have customer acceptance provisions, but we provide our customers a limited right of return for defective assays.

Inventories

Inventories are stated at the lower of cost or market with cost determined according to the average cost method. Manufactured inventory consists of raw material, direct labor and manufacturing overhead cost components. We review the components of our inventory on a regular basis for excess and obsolete inventory and make appropriate adjustments when necessary. We have made adjustments to, and it is reasonably possible that we may be required to make further adjustments to, the carrying value of inventory in future periods.

Long-Lived Assets

Long-lived tangible assets, including property and equipment, and definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. We regularly evaluate whether events or circumstances have occurred that indicate possible impairment and rely on a number of factors, including expected future operating results, business plans, economic projections, and anticipated future cash flows. We use an estimate of the future undiscounted net cash flows and comparisons to like-kind assets, as appropriate, of the related asset over the remaining life in measuring whether the assets are recoverable. Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and estimated fair value. Fair value is determined through various valuation techniques, including cost-based, market and income approaches as considered necessary. We amortize intangible assets on a straight-line basis over their estimated useful lives.

Our long-lived assets include our analyzers used by hospitals in the United States to run the assays they buy from us. There are no contractual terms with respect to the usage of our analyzers by our customers. Hospitals are under no contractual commitment to use our analyzers. We maintain ownership of these analyzers and, when requested, we can remove the analyzers from the customer’s site. We do not currently charge for the use of our analyzers and there are no minimum purchase commitments of our assays. As our analyzer is used numerous times over several years, often by many different customers, analyzers are capitalized as property and equipment once they have been placed in service. Once placed in service, analyzers are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method based on average estimated useful lives. The estimated useful life of our analyzers is determined based on a variety of factors including in reference to associated product life cycles, and average 5 years. As analyzers are integral to the performance of our diagnostic tests, depreciation of analyzers is recognized as a cost of sales.

Analyzers used outside the United States are sold to the customer and the sale is accounted for as a sale of fixed assets. Since inception, the Company has not focused nor placed significant emphasis on developing international markets for the Company’s product. The Company has never had an international sales force and has never manufactured analyzers specifically for international markets. Over the past two years on occasion, small, international sales opportunities have come along through international distributors. The analyzers that were sold to them were part of the fixed asset pool of analyzers the Company has, and many of these specific analyzers had been previously placed at customer locations within the United States. Sale of the fixed asset analyzers in these limited international opportunities have not been based on established product price listings as no such listing exists or has been publicly marketed to customers; instead, the final sales price has been a negotiated amount based on the sale of a functioning fixed asset analyzer, whether or not that analyzer was previously used at another customer site. Similar to other fixed asset sales, there were no stated or implied warranties or other continuing service requirements made with the sale of these assets. For these limited situations, management has elected to sell the fixed asset analyzers as opposed to placing them with international customers (thereby not retaining title over the analyzers) as it would be impractical for us to retain ownership due to, among other reasons, the Company lacking the necessary personnel needed to service international customers, the need to comply with the additional laws and regulations of countries outside the United States to which the Company is not currently subject, and the added costs to recover, reconfigure, ship and redeploy fixed asset analyzers that have been used internationally. During the nine months ended September 30, 2016 there were no analyzers sold to international distributors.

Derivative Instruments

The Company accounts for derivative instruments under the provisions of ASC 815 Derivatives and Hedging. ASC 815 requires the Company to record derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings. As a result of certain terms, conditions and features included in our convertible notes and certain common stock purchase warrants granted by the Company, those securities are required to be accounted for as derivatives at estimated fair value, with changes in fair value recognized in earnings.

Income Taxes

We are required to determine the aggregate amount of income tax expense or loss based upon tax statutes in jurisdictions in which we conduct business. In making these estimates, we adjust our results determined in accordance with generally accepted accounting principles for items that are treated differently by the applicable taxing authorities. Deferred tax assets and liabilities resulting from these differences are reflected on our balance sheet for temporary differences in loss and credit carryforwards that will reverse in subsequent years. We also establish a valuation allowance against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. Valuation allowances are based, in part, on predictions that management must make as to our results in future periods. The outcome of events could differ over time which would require that we make changes in our valuation allowance.

The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained if the position were to be challenged by a taxing authority. We examined the tax positions taken in tax returns and determined that there are no uncertain tax positions. As a result, we recorded no uncertain tax liabilities in our balance sheet.

Stock Based Compensation

We measure and recognize compensation expense for stock options granted to our employees and directors, based on the estimated fair value of the award on the grant date. Historically, for all periods prior to our IPO, the fair values of the shares of common stock underlying our stock-based awards were estimated on each grant date by our board of directors. In order to determine the fair value of our common stock underlying option grants, our board of directors considered, among other things, contemporaneous valuations of our common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the Statements of Standards for Valuation Services No. 1 of the American Institute of Certified Public Accountants. Since our IPO, our board of directors determines the fair value of each share of underlying common stock based on the closing price of our common stock on the date of grant.

We use the Black-Scholes valuation model to estimate the fair value of stock option awards. The fair value is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award on a straight-line basis.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Controls and Procedures

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Our independent public registered accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until the first year we are no longer an “emerging growth company.”

We have evaluated our disclosure controls and procedures and concluded that, as a result of material weaknesses in our internal control over financial reporting as disclosed in our annual report on Form 10-K for the year ended December 31, 2015, and in our quarterly report on Form 10-Q for the three and nine months ended September 30, 2016, our disclosure controls and procedures were not effective.

We identified a material weakness in our system of internal control over financial reporting relating to processes and controls over properly identifying and accounting for transactions of a complex or non-routine nature. Management also identified certain design deficiencies relating to segregation of duties, review and approval, and verification procedures, primarily resulting from the limited number of our accounting staff available to perform such procedures. Additionally, management identified certain design deficiencies to access over information systems.

We continue to take steps to remediate the underlying causes of the material weakness. As of September 30, 2016, we are in the process of implementing and improving our controls and processes. We are in the process of hiring additional accounting and IT personnel to help improve our segregation of duties. In January 2016, we engaged a third-party consultant to assist us in making further improvements to our existing internal controls over financial reporting, and we are in the process of formalizing, documenting, and implementing written policies and procedures for the review of our various financial reporting processes. We also continue to engage third-party consultants to provide support and to assist us with our evaluation of complex technical accounting matters. We believe these additional resources will enable us to broaden the scope and quality of our controls relating to the oversight and review of financial statements and our application of relevant accounting policies. Furthermore, we continue to implement and improve systems to automate certain financial reporting processes and to improve information accuracy. However, these remediation efforts are still in process and have not yet been completed. Because of this material weakness, there is heightened risk that a material misstatement of our annual or quarterly financial statements will not be prevented or detected.

BUSINESS

References herein to “we,” “us” or “our” refer to Great Basin Scientific, Inc., doing business as “Great Basin Corporation Inc.,” unless the context specifically requires otherwise.

Overview of Our Business

We are a molecular diagnostic testing company. We are focused on improving patient care through the development and commercialization of our patented, low-cost, molecular diagnostic platform for testing for infectious disease, especially hospital-acquired infections. We believe our platform has the ability to transform molecular testing for infectious diseases at small to medium sized hospitals by providing an affordable solution that meets the rapidly evolving needs of patients and providers.

We believe there is a fast-growing market for molecular diagnostic systems being purchased by hospital microbiology labs to replace culture and other legacy testing formats. We believe our platform is well positioned to meet this need. Our platform provides results in 45 to 115 minutes depending on the test. Molecular testing generally reduces test time from days to hours, and provides more accurate results, which we believe leads to shortened hospital stays and improved patient outcomes, all of which leads to reduced cost for hospitals that implement molecular testing in their labs.

Our platform is an automated molecular diagnostic system, consisting of an analyzer and associated assay cartridge. Our platform utilizes a sample-to-result format, which means that once a patient specimen is received, it undergoes limited processing before it is placed in the analyzer where the assay is run without further technician intervention. This reduces assay complexity and eliminates the need for highly trained and expensive molecular technicians to run the tests. Our platform is designed to enable simple, rapid and cost-effective analysis of multiple pathogens from a single clinical sample, which will allow small to medium sized community hospitals that traditionally could not afford more expensive or complex molecular diagnostic testing platforms to modernize their laboratory testing and provide better patient care at an affordable cost.

In November 2012, we launched our first FDA-cleared test for C. diff, a bacteria that causes life-threatening gastrointestinal distress in hospital patients. We currently sell our diagnostic test cartridge in the United States through a direct sales force and we use distributors in the European Union and New Zealand. As of September 30, 2016, we had 276 customers worldwide (255 in the United States and 21 in the rest of the world), who use an aggregate of 510 of our analyzers. Our easy to use platform allows small to medium sized hospitals that we believe could not previously afford more expensive or complex molecular diagnostic systems to modernize their laboratory testing and provide better patient care at an affordable cost.

In addition to our C. diff assay, we have commercialized three additional tests, Group B Strep assay for which we received FDA clearance in April 2015 and launched commercially in June 2015, Shiga toxin producing E. coli, or STEC, for which we received FDA clearance in March 2016 and launched commercially in August 2016 and Staph ID/R for which we received FDA clearance in March of 2016 and launched commercially in September 2016. Additionally, we have five other assays in various stages of product development: (i) a test for pertussis, (ii) a food borne pathogen panel, (iii) a pre-surgical nasal screen for Staphylococcus aureus, or SA, (iv) a panel for candida blood infections and, (v) a test for CT/NG.

Since inception, we have incurred net losses from operations each year and we expect to continue to incur losses for the foreseeable future. Our losses attributable to operations for the fiscal year ending December 31, 2015 and the nine months ended September 30, 2016 were approximately $57.9 million and $83.0 million, respectively. As of September 30, 2016, we had an accumulated deficit of $204.9 million.

Our Strategy

Our goal is to become the leading provider of sample-to-result, multiplex and low-plex molecular diagnostic testing in infectious disease by leveraging the strengths of our affordable diagnostic testing platform. We intend to expand the use of our platform by targeting small to medium sized hospitals in the United States with fewer than 400 beds. We believe that our low-cost platform will be attractive to these hospitals in particular, which may not otherwise have sufficient resources to justify the purchase of a molecular diagnostic sample-to-result solution. To achieve this objective, we intend to do the following:

•	Leverage our Low-Cost Platform to Penetrate the Small and Medium Sized Hospital Market. We provide our customers with our analyzer at no cost and sell them the disposable, single-use diagnostic cartridges. This allows us to avoid the long sales cycle inherent in selling capital equipment and expand into hospitals that previously could not afford to implement a molecular diagnostic platform.
•	Accelerate the Growth of our U.S. Customer Base. We intend to expand our sales force to target small to medium hospitals in the United States. We anticipate that increasing our number of customers will drive sales of our diagnostic cartridges. We expect these sales will generate the majority of our revenue for the foreseeable future.
•	Expand our Menu of Molecular Diagnostic Assays. We intend to expand our assay menu to include additional assays for our platform that we believe will satisfy growing medical needs and present attractive commercial opportunities. For example, in 2014 we completed the clinical trials and filed the 510(k) application for our second test for Group B Strep, and in April 2015 we received FDA clearance for our Group B Strep test. In March 2016 we also received clearance for Staph ID/R and for Shiga toxin producing E. coli. We also have a pipeline of assays in late stage product development, including pre-surgical screening, food-borne pathogens, candida, pertussis and CT/NG.
•	Reduce our Cost of Sales through Automation and Volume Purchasing. We manufacture our proprietary diagnostic cartridges and analyzers at our facility in Salt Lake City, Utah. We currently hand-build our diagnostic cartridges and purchase materials at higher per unit cost due to low purchase volumes. We believe that investment in automation of portions of the manufacturing and assembly process and volume purchase pricing will significantly improve our gross margins and enhance our ability to provide a low cost solution to customers.

The Great Basin Platform

Our platform, which employs a combination of proprietary and patented technology, consists of a bench top analyzer with a touch screen (or, in early models, a laptop computer) into which our self-contained, single-use diagnostic cartridges are inserted. We believe that our platform is user friendly and intuitive and provides the hospital with the ability to perform molecular diagnostic assays in an efficient and cost-effective manner.

The Analyzer	The Diagnostic Cartridge	The User Placing the Diagnostic Cartridge into the Analyzer

Once a patient specimen is received in the lab, a technician will typically perform no more than three to five steps of sample preparation before placing the sample in our disposable diagnostic cartridge and inserting it in the analyzer where the assay is run without further technician intervention. Our four FDA-cleared assays were rated by Clinical Laboratory Improvement Amendments of 1988, or CLIA, as moderately complex, which typically eliminates the need for highly-trained and expensive molecular technicians to run the assays, bringing additional cost benefit to our customers. We expect our future assays to be rated moderately complex or meet CLIA waiver criteria, which is reserved for assays that are simple and are judged by the FDA to present a low risk for erroneous results.

Our platform provides accurate results in 45 to 115 minutes depending on the assays. The speed of our assays allows for early diagnosis and treatment, which we believe can lead to better patient outcomes and reduced cost to the hospital.

We believe that our platform and related assays offer small-to-medium sized hospitals the following benefits:

•	Ease of Use. Our platform is a sample-to-result system. Sample preparation can be completed in three to five steps that typically take no more than five minutes. Once the diagnostic cartridge is placed in the analyzer, the technician does not need to monitor the assay and can complete other unrelated tasks. The assay is complete in 45 to 115 minutes depending on the assay.
•	Cost Savings. We believe that our pricing strategy makes it possible for many small-to-medium sized hospitals that have cost constraints to adopt molecular testing. We provide the customer the use of our analyzer for no upfront charge, while we retain ownership. We then sell our assays to the hospital at a cost that we believe is similar to or less expensive than other molecular diagnostic solutions. This reduces the up-front cost for the customer, minimizes customer approval processes and accelerates adoption of our platform.
•	Versatile Platform with the Capability to Deliver a Broad Assay Menu. We believe our platform has broad potential application across a number of areas in molecular diagnostic testing for infectious disease, including the detection of pathogens from whole blood samples. The same analyzer can be utilized for all of our planned future assays.
•	Low-cost Low-plex tests. We believe our platform, including our low-cost chip detection and our single-use diagnostic cartridge, has a cost structure that will allow us to compete effectively in the market for low-plex tests with 1-3 answers like C. diff or Pre-surgical and MRSA screening. We expect our low-plex tests like C. diff to drive system placements as hospitals convert from traditional testing methods.
•	Ability to Multiplex. Our platform has the technical ability to analyze up to 64 distinct targets in a single diagnostic panel, including controls. We refer to any test of more than four targets as a multi-plex panel. We believe that this capability will allow hospitals to test for multiple possible causes of an individual patient’s symptoms in a one-step detection process. This capability will reduce the time required for a laboratory to perform a diagnostic analysis that involves testing for multiple infectious disease pathogens. Without our platform, similar testing would require the hospital to run multiple, separate molecular or non-molecular diagnostic assays.

Our Molecular Testing Process

In our molecular testing process, a clinician places a clinical specimen — processed or unprocessed — into the diagnostic cartridge (such as stool or blood), caps the cartridge and then places the diagnostic cartridge into the analyzer. The assay routine is initiated in the analyzer and starts a simple automated process. Within the instrument, mechanical valves are present to control the flow of fluid through the cartridge and to pierce the blister packs containing the required buffers, solutions and reagents to perform the selected assay. Low cost, reliable heaters are present for assay processing. Imaging occurs with a compact digital camera placed over a window in the cartridge above the chip. Proprietary software interprets the image and provides a clinical result to the laboratory.

The disposable diagnostic cartridge contains — in blister packs or freeze dried pellets — all of the reagents required to run the applicable assay. The three steps of a molecular assay (sample preparation, amplification, and detection) are performed in chambers present on the cartridge. All waste is collected in a chamber that is part of the diagnostic cartridge, significantly reducing the risk of lab contamination. After the assay is completed and the result is obtained, the diagnostic cartridge is disposed of with the hospital’s other medical waste.

To simplify processing within the analyzer, fluids are moved within the diagnostic cartridge through relatively large channels by exploiting pressure differences. Proprietary features have been designed into the diagnostic cartridge to allow for bubble-free fluid movement and sensor design permits accurate and precise volumetric delivery.

Our Assay Menu

We have received FDA clearance for four assays C. diff, Group B Strep, Staph ID/R and E. coli and a CE mark for three assays, C. diff, Group B Strep and STEC. We began marketing the C. diff test in Europe in the first quarter of 2012 and in the United States in the fourth quarter of 2012. We received clearance from the FDA in April 2015 for our second diagnostic test for Group B Strep and launched this test commercially in June of 2015. We received clearance from the FDA in March of 2016 for STEC and launched this test commercially in August of 2016. We also received FDA clearance for our Staph ID/R trial in March of 2016 and expect to launch the commercial launch in the third quarter of 2016. Additionally, we have five other assays in various stages of product development: (i) a test for pertussis, (ii) a food borne pathogen panel, (iii) a pre-surgical nasal screen for Staphylococcus aureus, or SA, (iv) a panel for candida blood infections and, (v) a test for CT/NG.

Our Commercial Tests:

C. diff Test

C. diff infections are often life-threatening and can create a significant financial burden for hospitals. As a hospital-acquired infection, costs associated with the care of patients with C. diff are not covered by insurance or Medicaid/Medicare. An independent peer reviewed paper, published in the American Journal of Infection Control in 2012, highlights a significant reduction in C. diff infection rates when a hospital switched from culture to molecular testing — reducing cost and improving patient outcomes.

Our C. diff test is a rapid medical diagnostic test for the detection of C. diff, a gram-positive bacteria that causes severe diarrhea and other intestinal disorders. The test detects the presence of the C. diff toxin B gene, or tcdB gene, in the pathogenicity locus, or PaLOC region of C. diff, present in all known toxigenic strains, to diagnose the toxin in a patient’s stool. The test requires minimal sample preparation and can deliver results in 90 minutes. A swab from loose stool is placed into transfer solution and a portion of this solution is placed into the diagnostic cartridge. The diagnostic cartridge is then placed into the analyzer.

Group B Strep Test

Group B streptococcus, or Group B Strep, is a bacterium that colonizes in the warm moist areas of many humans. Harmless to healthy adults, it can be transmitted to a newborn during childbirth and is the single largest cause of meningitis in newborn infants. For this reason nearly every pregnant woman in the United States is tested for Group B Strep in the late third trimester. Historically this test was done by culture, but based on the recent introduction and sales of other Group B Strep molecular diagnostic tests, we believe labs are switching to molecular testing.

Our Group B Strep test is designed to detect Group B Strep from an anal/vaginal swab taken from a pregnant woman. Hospitals can use our test to identify Group B Strep colonization in pregnant women, who can then be treated with antibiotics to reduce the risk of transmission to the baby, reducing the risk of development of sepsis in the newborn. We received clearance from the FDA in April 2015 for our Group B Strep test and launched it commercially in June 2015.

Shiga Toxin Direct (STEC) Test

Escherichia coli (E. coli) bacteria normally live in the intestines of healthy people and animals. Most varieties of E. coli are harmless or cause relatively brief diarrhea, but a few strains, such as E. coli O157:H7, can cause severe abdominal cramps, bloody diarrhea and vomiting.

Our STEC Test is designed to be a rapid test that identifies Shiga toxin produced by E. coli, including E. coli O157 specifically which is the most serious type of E. coli contracted from contaminated food. We received FDA clearance for our STEC test in March 2016. We launched the product commercially in August of 2016.

Staphylococcus Identification and Resistance Blood Infection Panel

Staphylococcus aureus is a major cause of hospital and community-acquired infections and is associated with high rates of morbidity and mortality. Methicillin-resistant Staphylococcus aureus, or MRSA, is a potentially life-threatening infection that most frequently occurs in the hospital setting. Rapid diagnosis of Staph blood infections has been shown, in a report published in Clinical Practice in 2010, to save up to approximately $7,000 per patient and shorten length of hospital stay by 6.2 days.

Our Staph ID/R panel is designed to be a multiplex panel to (i) identify species of Staphylococcus infections based on the detection of highly discriminatory and specific DNA sequences within a bacterial replication gene, (ii) detect the mecA gene, which confers drug resistance, directly from positive blood cultures and (iii) provide information on the antibiotic resistance profile of the bacteria. This test is designed to produce a result in less than one hour.

We received FDA clearance for our Staph ID/R panel in March 2016. We launched the product commercially in September of 2016.

Our Assay under FDA Review

Stool Bacterial Pathogenic Panel

According to the Agency for Healthcare Research and Quality, there were nearly five million U.S. hospital visits in 2010 for gastrointestinal distress that suggested food-borne illness. In 2010, inpatient costs attributable to patients suffering from gastrointestinal infections cost the healthcare system nearly $1.8 billion. One of the challenges faced by physicians assessing a patient with symptoms of gastrointestinal infection is determining the underlying cause.

We expect that our Stool Bacterial Pathogenic panel will detect the main causes of food poisoning. If approved, we believe that hospitals will be able to use our panel to identify the causative pathogen of food poisoning and provide appropriate treatment quickly, improving patient outcomes. Additionally, the results may be used to aid public health agencies to track causes of food poisoning outbreaks. We started the clinical trial in the second quarter of 2016 and filed a 510(k) application to the FDA in December of 2016. Our Stool Bacterial Pathogenic panel is not cleared by the FDA or available for commercial sale.

Our Assay in Clinical Testing

Pertussis

Pertussis, also known as whooping cough, is a highly contagious respiratory disease caused by the bacterium Bordetella pertussis. In 2012, there were over 48,000 cases reported in the United States and over 16 million worldwide. We started the clinical trial in the second quarter of 2016. Our Pertussis test is not cleared by the FDA or available for commercial sale.

Our Assays in Development

Staphyloccocus aureus Pre-Surgical Nasal Screen

Staphyloccocus aureus (SA) often colonizes the nasal passages and other warm moist areas in healthy humans. Harmless in most circumstances, the colonization represents real risk to patients undergoing surgery. In fact studies have shown the relative risk of post-surgical infection is up to eight and a half times greater in carriers of SA than in non-carriers.

We expect that our SA nasal screening test will be a rapid test for the presence of SA in the nasal passages of a pre-surgical patient. If approved, we believe that hospitals will be able to use our test to identify pre-surgical patients who are SA carriers and treat those patients with topical antibiotics, which has been shown in multiple peer-reviewed studies to significantly reduce the risk of post-surgical infection. Our SA pre-surgical nasal screen test is not cleared by the FDA or available for commercial sale.

Candida Blood Infections Panel

According to the United States Center for Disease Control there are 46,000 Candida blood infections annually in the U.S. Candida infections, although rare, have mortality rates as high as 40% if not diagnosed quickly. Our candida panel is a multiplex panel that will be designed to identify five species of Candida directly from positive blood cultures. We expect to complete product development in the first half of 2017.

Chlamydia tracomatis/Neisseria gonorrhoeae.

According to the CDC, there are over 1.4 million new reported CT infections each year however, it is estimated that there are over 2.8 million infections in the U.S. CT can cause cervicitis in women and urethritis and proctitis in both men and women. Chlamydial infections in women can lead to serious consequences including pelvic inflammatory disease (PID), tubal factor infertility, ectopic pregnancy, and chronic pelvic pain. Gonorrhea is a very common infectious disease. CDC estimates that approximately 820,000 new gonorrheal infections occur in the United States each year, and that less than half of these infections are detected and reported to CDC. CDC estimates that 570,000 of them were among young people 15 – 24 years of age. In 2013, 333,004 cases of gonorrhea were reported to CDC. We expect to complete the pre-clinical development of our CT/NG test in the first half of 2017.

Our Technology

Our proprietary and patented technology is based on detection of DNA targets on a coated silicon chip with results visible to the naked eye. DNA naturally forms a double-stranded structure, with each strand binding with high affinity and selectivity to a complementary strand. Our technology can detect DNA target strands of interest by attaching complementary strands of DNA to the chip surface, called capture probes, using our proprietary technology and processes. The capture probe can thereby immobilize the DNA target of interest. In order for the DNA target to be detected, it is labeled with biotin, a small molecule which can be used to create a signal in the diagnostic test. Biotin, immobilized onto the chip surface via DNA target hybridization to the DNA probe, will bind to a molecule which recognizes biotin and is conjugated to a signal generating enzyme, horseradish peroxidase, or HRP. Immobilized HRP can be reacted with a complex mixture to create a large colored product which deposits on the chip surface. This deposit causes the color of the chip surface to change. This color change is readily apparent to the naked eye as a dot in the vicinity of the DNA probe. In order to create tests with appropriate sensitivity for the given clinical indication, we can either amplify the quantity of DNA targets of interest or amplify the biotin-based signal. Each of these amplification approaches also serve to label DNA target(s) of interest with biotin.

Our Technology: Detection of On-chip Helicase Dependent Amplification (HDA) Reactions

Within the cartridge three distinct processes occur: sample processing, amplification, and detection. During sample processing, the specimen is treated to remove clinical matrices such as blood or feces that may interfere with assay results and is treated to break open cells to release potential DNA targets. Next, the sample is subjected to target amplification to create billions of copies of target DNA to improve assay sensitivity and to label each target with biotin. Finally, detection is triggered by hybridization of the biotin-labeled target DNA with capture probes on the chip surface. The chip is currently configured to hold as many as 64 probes, including controls, each of which can be configured to detect a different target DNA, enabling highly multiplexed testing. If signal amplification is used, a proprietary polymer is added to the detection reaction, which converts each target DNA associated biotin into 80 additional biotins to improve detection sensitivity. All waste generated from the assay is stored in a self-contained waste chamber which significantly reduces contamination risk.

Target Amplification.  Helicase-dependent amplification, or HDA, is a process that utilizes an enzyme, helicase, to unwind double-stranded DNA to create two single strands through isothermal, or single temperature, amplification. Once this DNA is single-stranded, complementary DNA primers, which are short pieces of DNA that are complementary to the DNA target, can hybridize. Through the action of an enzyme, DNA polymerase, the DNA primers grow, or extend, to create a complementary strand of the DNA target, creating double-stranded DNA again. This process can be repeated and the degree of copying, or amplification, is exponential, so that billions of copies can be created. HDA is a method already commercially available for detection of DNA targets, however, it is a mistake-prone process. DNA primers can incorrectly hybridize to non-target DNA at lower temperatures and be copied, creating so-called primer artifacts, which leads to tests that are slow and poorly sensitive.

Our patented target amplification approach, termed blocked primer-mediated, helicase-dependent amplification, or bpHDA, utilizes blocked primers to enhance test speed and sensitivity. Blocked primers are DNA primers that contain a block at lower temperatures, where most incorrect hybridization events occur, preventing extension of the DNA primers or copying of the DNA target. As the temperature is raised, incorrect hybridization events are not stable and fall apart, but hybridization of DNA primers to complementary DNA targets is still very strong and an enzyme, RNase H, becomes active which can remove the block in blocked primers hybridized to DNA targets only. As a result, the accuracy of the process is dramatically improved, leading to faster and more sensitive tests. In order to label the DNA target for detection, each DNA primer has a biotin molecule attached to one end.

Our platform is also capable of performing polymerase chain reaction, or PCR, which is a widely used method of DNA amplification. Our Group B Strep test is our first commercial test to utilize PCR.

Signal Amplification.  Our patented signal amplification approach, which we refer to as AMPED, utilizes a bridging molecule to connect the biotin label on each DNA target to a polymer containing 80 biotins, thereby amplifying the signal up to 80 times in our diagnostic tests. The AMPED polymer works in the presence of blood, mucus, and feces typically present in clinical samples, thereby simplifying sample processing. The AMPED signal amplification process takes approximately 20 to 30 minutes and is a more rapid approach for detection of DNA targets than target DNA amplification, which typically takes 45 to 120 minutes. The patented AMPED polymer is highly water soluble and stable and displays low non-specific binding properties, which are critical requirements for highly specific signal amplification approaches.

Based on papers published in peer-reviewed journals, we believe our AMPED detector to be among the most sensitive in the industry with a proven limit of detection of 20,000 DNA molecules. We believe this limit of detection will be more than adequate for us to develop assays focused on the nascent “direct from whole blood” market which we believe has the potential to be exceptionally disruptive by eliminating the need for culturing blood prior to testing. Currently patients suspected of having a blood infection (sepsis) have their blood drawn. That sample is then cultured for a day before testing, but published studies consistently show that treatment within 12 hours of symptoms has significant clinical benefit. Direct from whole blood testing has the potential to eliminate the need for culture, speeding diagnosis to under 12 hours, thus potentially improving patient morbidity and mortality.

Diagnostic Cartridges.  Our patent-pending diagnostic cartridges are self-contained devices specifically configured for a given diagnostic assay. The diagnostic cartridge is injection molded and includes features such as reaction chambers, a waste chamber, and channels to direct the movement of fluids. The diagnostic cartridge also contains a coated silicon detection chip consisting of an array of up to 64 DNA probes, including controls. Integrated into the diagnostic cartridge are lance devices for the reagent blister packs and stirring devices. Reaction chambers and fluid channels are covered with a clear thermoplastic to form liquid-tight features. All of the reagents necessary to perform the assay are stored within blister packs affixed to the cartridge, other than the target amplification reagents, which are stored as a freeze-dried pellet. The diagnostic cartridge utilizes patent-pending methods for controlling the flow of fluid and managing air to prevent bubbles. The diagnostic cartridge also contains bar coded information related to the test, including the cartridge lot number and expiration date.

Analyzer.  The analyzer is an on-demand system controlled by an external touch screen or laptop. Each analyzer contains a module into which individual diagnostic cartridges are placed. Once a diagnostic cartridge has been loaded with a clinical specimen, the cartridge is inserted into the analyzer. The cartridge is then advanced onto a platform allowing access from above and below. The analyzer has three main sub-platforms to execute the diagnostic test: reagent flow control, thermal control, and the optical imaging platforms. To control reagent flow and delivery, valve actuators, which control fluid movements, and lance actuators, which lance blister packs, are located below the cartridge. Motors for mixing reactions and stepper motors, which serve to flatten blister packs and drive fluid into reagent channels, are located above the cartridge. Optical sensors located adjacent to the fluidic paths in the cartridge are used to determine fluidic movements. Compression valves are used to isolate regions of the cartridge for individual steps of the diagnostic assay. Multiple resistive heaters with thermocouple feedback are used to control temperature for each of the steps of the process. Once the test is complete a digital camera captures the resulting visible features. Processing and filtering techniques and multiple custom algorithms are used to determine test results, which are displayed on the touch screen or printed automatically.

The touch screen controls each analyzer, provides power and analyzes and stores data. Technicians can load patient identification numbers and reagent lot codes by using the included bar code scanner or the touch screen.

Advantages of Our Technology

Low Cost Design.  Our technology was designed to use injection molded parts and filled blister packs can be produced in high volumes at relatively low cost. Production of the coated silicon chip uses existing semi-conductor processes and capital equipment. Our isothermal target amplification uses a relatively inexpensive heater which does not need to actively manage heat with coolers and fans. A low cost digital camera captures the visible results. Our proprietary DNA probe chemistry enables us to produce assays at relatively low cost.

Easy to Perform On-demand Testing.  Our technology uses a sample-to-result approach. The customer loads a liquid clinical specimen into the diagnostic cartridge, closes it, inserts it into the analyzer and enters patient information to initiate each assay. The results are automatically generated with no user interpretation or intervention required. Hands-on time is less than 10 minutes for our C. diff test and we expect hands-on time to be generally less than 5 minutes for assays under development. Additionally, on-demand testing allows the technician to test samples as they come into the laboratory. Finally, the presence of comprehensive built-in controls means that the technician is not required to test external control samples to assure the quality of assay results. This allows laboratories to be more efficient with limited resources.

High Performance Assay Results.  Our technology is capable of highly specific and sensitive detection of nucleic acids. For target DNA from multiple pathogen types, we can routinely detect fewer than three organisms using our bpHDA target amplification approach and have detected the identity of as few as 100 organisms using our AMPED signal amplification approach. Because the speed of bpHDA is only limited by the speed of the enzymes, we have demonstrated the ability to detect target DNA in less than 20 minutes of amplification time.

High Content Panels.  Each of the 64 capture probes in our cartridge act independently to produce highly specific and sensitive detection for a given DNA target. The chip is optimized so that changes as small as a single base in DNA target sequence can be readily detected, allowing for detection of clinically meaningful mutations in DNA target samples. Our bpHDA technology is highly specific, allowing for simultaneous amplification of multiple DNA targets. The AMPED approach can be used to directly detect clinical specimens, thereby eliminating typical limitations of multiplexing. We expect the combination of highly multiplexed amplification and detection will allow for information-rich, multi-target panel results that allow clinicians to both rule-out and rule-in causes of disease. We believe this approach will lower testing costs and speed up the time to appropriate patient treatment, improving patient outcomes.

Ease of Development of New Assays.  Early diagnostic test prototypes can be developed using our standard 96 well plates capable of processing 96 samples in a single experiment, rather than processing individual samples in the analyzer. We believe that this capability allows us to more easily develop and optimize new assays before transferring the design to the instrumented platform. Additionally, well-established software tools enable us to design and develop DNA probes and primers. The flexibility of the cartridge design allows for utilization of an efficient, low-cost approach for sample processing.

License Agreements

BioHelix.  We hold non-exclusive licenses to key technologies from BioHelix related to isothermal amplification of nucleic acid targets, utilizing helicase-dependent amplification, or HDA. The term of this license agreement extends until the expiration of all the patents associated with the licensed patent rights, or until such time as we elect to terminate with 30 days’ notice. This license is limited to the fields of human diagnostic testing utilizing our solid chip surface detection and contains diligence and U.S. preference provisions. To date, these technologies have resulted in three issued U.S. patents, one issued European patent and one pending international patent family. In addition, these technologies may include related technologies that BioHelix may develop in the future. The BioHelix technologies are the basis of our nucleic acid amplification approach. In May of 2013, Quidel Corporation, a competitor of ours, purchased BioHelix. We pay a royalty fee for the licensing of this technology based on a percentage of our “Net Sales” of assays using these technologies (as defined in the license agreement).

IDT.  In August 2010, we entered into a license agreement with Integrated DNA Technologies, or IDT, related to the use of blocked primers in combination with HDA. The term of this license agreement extends until the expiration of all the patents associated with the licensed patent rights, or until such time as we elect to terminate with 90 days’ notice. The license is exclusive to the fields of amplification utilizing HDA and detection of diagnostic targets in human in-vitro diagnostic testing, but is non-exclusive to all oncology and human papilloma virus targets or markers. These technologies have resulted in four pending U.S. patent applications and one issued European patent. We pay a royalty fee for the license of this technology based on a percentage of our “Net Sales” of products using these technologies (as defined in the license agreement).

Pursuant to the terms of these license agreements, we pay royalty fees in the aggregate equal to 14% of our worldwide “Net Sales” of those products that use these technologies (as defined and adjusted pursuant to the terms of the applicable license agreements). Our C. diff product is our only commercial product that uses these technologies. Our products under review by the FDA and all of our products under development do not use these technologies and will not be subject to royalty fees.

Market Opportunity

We believe the global market for molecular diagnostic testing is approximately $5.0 billion per year and will experience a growth rate of approximately 12% per year over the course of the next several years based on research published by outside market research firms. We believe our proprietary sample-to-result platform is best suited to address a subset of this market, including hospital-acquired infections and other infectious diseases.

•	C. diff. According to the Agency for Healthcare Research and Quality, there are 347,000 cases of C. diff annually in the United States;
•	Group B Strep. According to the CDC, there were 4.0 million live births in the United States in 2012 and nearly every pregnant woman in the United States is tested for Group B Strep in the late third trimester;
•	Staphylococcus Identification and Resistance Panel. According to a market survey, there are 4.2 million positive blood cultures each year in the United States;
•	Shiga Toxin Producing E. coli. According to the Agency for Healthcare Research and Quality, there were nearly five million U.S. Hospital visits in 2010 for gastrointestinal distress that suggested food-borne illness and each of these patients could potentially be tested for STEC;
•	Staph Aureus Pre-Surgical Screening. According to the CDC, there were 51.4 million in-patient and outpatient surgeries in the United States in 2010. These surgeries represent the primary market for our SA Pre-Surgical Nasal Screen test, as every surgical patient could potentially be tested; and
•	Stool Bacterial Pathogenic Panel. According to the Agency for Healthcare Research and Quality, there were nearly five million U.S. hospital visits in 2010 for gastrointestinal distress that suggested food-borne illness and each of these patients could potentially be tested for food borne pathogens.

We anticipate that the market for the molecular diagnostic assays on which we are focused will increase significantly over the next several years. We believe that many factors are driving growth of this market, particularly the accelerating adoption of molecular testing inside the hospital micro-biology lab. Based on published research we believe that fewer than half of all hospitals are currently using molecular testing for their infectious disease testing. More importantly, we believe that a far smaller fraction of all testing done in hospital labs is molecular. We believe that as molecular testing becomes more cost effective, its advantages of faster time to result and higher sensitivity relative to legacy testing methods will lead more and more hospitals to convert to molecular testing.

Our diagnostic tests are currently sold in the United States, Europe and New Zealand. We currently utilize a direct sales and support team in the United States and in certain key European countries and New Zealand utilize distributors, which we expect will be augmented by marketing partners and distributors in other strategic areas as we expand internationally.

According to the US Center for Disease Control, in 2011 there were approximately 5,700 hospitals in the United States, approximately 4,900 of which are under 400 beds and which we refer to as small to medium sized hospitals. According to outside research, fewer than half of those smaller hospitals have made the switch to molecular methods for diagnosing infectious disease. Based on our competitors’ public statements and published independent reports, we believe that 20% of small-to-medium sized hospitals have a sample to result molecular system. We believe these hospitals are excellent candidates for our molecular diagnostic systems. We believe that our platform will enable these hospitals — many of which could not previously afford more expensive or complex molecular diagnostic testing platforms — to modernize their laboratory testing and provide better patient care at an affordable cost.

The first step to acquiring a customer is an evaluation. During the evaluation period, potential customers utilize our platform alongside their current testing method (molecular or non-molecular) and at the end of the evaluation period determine if they are interested in switching to our platform, as evidenced by the purchase of our assays on a recurring basis, or by remaining with their current testing method. Our recent customer and evaluation history is as follows:

	Total U.S. Customers	C. diff Customers	C. diff Pentration	Group B Strep Customers	Group B Strep Penetration
Third Quarter 2014	80	80	100%	0	NA
Fourth Quarter 2014	84	84	100%	0	NA
First Quarter 2015	101	101	100%	0	NA
Second Quarter 2015	115	115	100%	0	NA
Third Quarter 2015	143	142	99%	25	17%
Fourth Quarter 2015	186	185	99%	47	25%
First Quarter 2016	222	219	99%	61	27%
Second Quarter 2016	260	253	97%	78	30%
Third Quarter 2016	255	248	97%	78	30%

Research and Development

As of September 30, 2016 we had 51 employees focused on research and development. Our research and development expenditures were approximately $3.7 million and $2.9 million for the three months ended September 30, 2016 and 2015, respectively. The increase in research and development expenses from 2015 to 2016 was primarily due to our focus on growing our diagnostic assay pipeline. In the future we expect our research and development expenses to continue to increase as we allocate additional resources to developing and obtaining regulatory approval for assays under development. We will also allocate research and development resources to improve our product reliability and enhance our diagnostic cartridge manufacturing process.

In addition to the four assays we have cleared we have six assays in late stage development. Our product offerings will include low-plex tests, multi-plex panels and direct from whole blood tests or panels.

Our molecular assay for Group B Strep is a class II device for which we received FDA clearance in April 2015. The molecular test detects Group B Strep from rectal/vaginal swabs obtained from pregnant women and incubated overnight in culture medium. The study was performed at three U.S. hospital laboratories: Indiana University School of Medicine; Medical College of Wisconsin; and Tricore Laboratories. Each site tested approximately 250 growth positive LIM broths (750 – 800 total samples). Each tested sample was compared to a gold standard culture-based method.

Our molecular panel for Staphylococcus blood infections, Staph ID/R, is a class II device for which we received FDA clearance in March of 2016. To support the submission we completed a multi-center study. The clinical sites collectively tested approximately 831 samples. Each sample was compared to two culture reference methods as required by the FDA, an automated biochemical method for species identification and cefoxitin disk diffusion for mecA gene detection.

Our molecular assay for Shiga toxin producing E. coli, STEC, is a class II device for which we received FDA clearance in March of 2016. To support the submission we completed a multi-center study. The clinical sites collectively tested approximately 1,082 samples. Each sample was compared to three different reference methods, an FDA approved broth/EIA test to detect Shiga toxin, a validated DNA sequencing method also to detect Shiga toxin, and a plate culture/latex agglutination test to detect serotype O157.

Manufacturing

We manufacture our proprietary diagnostic cartridges and analyzers in Salt Lake City, Utah. We currently hand-build our diagnostic cartridges and purchase materials at higher per unit cost due to lower purchase volumes. We believe that investment in automation of portions of our manufacturing and assembly process and volume purchase pricing will significantly improve our gross margins and enhance our ability to provide a low cost solution to customers. We perform reagent formulation, diagnostic cartridge manufacturing and packaging of final components and diagnostic cartridges in accordance with applicable guidelines for medical device manufacturing. We currently lease approximately 33,000 square feet of manufacturing space, which we believe will be adequate to meet our manufacturing needs for the foreseeable future. The lease expires in April 2017 and has two options, each for a three year renewal term. We also rely on third party suppliers, including sole source suppliers in certain instances, for certain reagents used in our products and much of the disposable component molding for our test cartridges.

We have implemented a quality management platform designed to comply with FDA regulations and ISO standards governing diagnostic medical device products. These regulations carefully control the design, manufacture, testing and release of diagnostic testing products, as well as raw material receipt and control. We also have controlled methods for the consistent manufacturing of our proprietary diagnostic cartridge, and analyzers at our facility.

Headquarters

We have signed a lease for approximately 35,540 square feet of office space in various suites located at 420 E. South Temple, Salt Lake City, UT 84111 for use as our executive offices and labs. Base rent payments due under the lease are expected to be approximately $3,472,875 in the aggregate over the term of the lease of 65 months that began on December 1, 2015.

Sales and Marketing

Our current sales and marketing strategy is to expand the installed base and utilization of our platform and diagnostic assays. Our C. diff test is sold in the United States through a nine person direct sales force and a technical specialist service organization of four, which is supported by a centralized team of marketing, customer support, and technical support personnel.

Our sales representatives typically have experience in molecular diagnostic testing and a network of hospital contacts within their respective territories. We utilize our representatives’ knowledge along with market research databases to target and qualify our customers. We execute a variety of sales campaigns and strategies to meet the buying criteria of the different customer segments we serve. To support our expanding molecular assay menu and the anticipated growth in our customer base, we continue to make investments in these customer facing organizations.

In the United States, our sales cycle typically includes customer evaluations, a decision to use our platform and then validations of our platform and the C. diff test. Upon successful validation the evaluating entity becomes a customer. This process has taken between 25 and 64 days from the time we install the analyzer at the evaluation site and has been decreasing. We believe that the sales cycle has been reduced over time due to higher market acceptance of molecular testing for infectious diseases and improvement we have made to the selling process. For example, for our customers that run the C. diff test, during 2014 the sales cycle was 74 days, during the first half of 2015 the sales cycle was 65 days, during the second half of 2015 was 35 days and 11 days in the first nine months of 2016.

The analyzer is provided to the customer for their use with our assay but we retain ownership and control of the analyzer; we refer to our relationship with our customers as a vending machine model (or modified razor/razor blade). The customer buys our proprietary diagnostic cartridge from us and utilizes one disposable test cartridge each time they run an assay. Our revenue from U.S. customers is derived solely from the sales of assays.

We refer to the percentage of customers that elect to switch to our platform and purchase our diagnostic tests after receiving and evaluating our platform as our “win rate”. This is a metric that we use to determine our sales efficiency and our market acceptance. Our win rate calculation is determined without any minimum or recurring purchase threshold. Our win rates over various periods since we launched our C. diff product commercially are as follows:

	Number of Evaluations	Win Rate
Full Year 2013	86	69%
Full Year 2014	49	76%
Full Year 2015	125	85%
1st Quarter 2016	40	85%
2nd Quarter 2016	49	88%
3rd Quarter 2016	24	79%
Since Commercial Launch	373	80%

We offer our C. diff test and our platform for sale in the European Union and New Zealand through a network of distributors. Unlike the U.S. market, we sell the platform and assay to the distributor, who then sells them directly to the customer.

Customers

In the nine months ended September 30, 2016, we did not have any customer that represented more than 5% of our total revenue.

For the year ended December 31, 2015, our largest customer, Vista Clinical Lab, represented 7.4% of our total revenue.

We define customers in terms of the number of customer sites actively reporting results using our platform. As of September 30, 2016, we had 276 customers worldwide (255 in the United States and 21 in the rest of the world), who use an aggregate of 510 analyzers.

Our U.S. customers represented approximately 99% of our total revenue for the nine months ended September 30, 2016 and 98% of our total revenue for the 12 months ended December 31, 2015. We do not enter into sales agreements with our U.S. customers and sell our products using purchase orders. We enter into distribution agreements with distribution partners for sales outside the U.S.

Competition

We primarily compete with other molecular diagnostic testing manufacturers, such as Cepheid, Meridian Bioscience, Inc., Luminex (which recently acquired Nanosphere, Inc.), Qiagen NV, Roche Diagnostics, Quidel Corporation, bioMerieux (which recently acquired Biofire Diagnostics, Inc.), T2 Biosystems, Becton, Dickinson and Company, GenMark Diagnostics, Inc., Hologic and others. We believe that we compete primarily on the basis of our platform’s speed, accuracy, ease of use and relatively low cost. We believe that the approval of additional assays will make our solution more attractive to our customers and prospective customers.

Many of our competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales and distribution organizations than we do. Many of our competitors also offer broader product lines and have greater brand recognition than we do. Moreover, our existing and new competitors may make rapid technological developments that may result in our technologies and products becoming obsolete before we recover the expenses incurred to develop them or before they generate significant revenue.

Intellectual Property, Proprietary Technology

We integrate capabilities in platform design, development, production and DNA amplification technologies, along with design, development and manufacture of primers, probes, dyes, quenchers and other individual reagent components. We have and are continuing to develop our own proprietary intellectual property along with licensing specific third-party technologies.

We have an issued patent covering bpHDA, which is used in our C. diff test. bpHDA, or Blocked Primer Helicase Dependent Amplification, is our patented technology creating “target-dependent hot start” functionality in HDA amplification reactions. bpHDA utilizes a blocked primer technology such that amplification is not activated until the target analyte of interest is bound to the blocked primer at an elevated temperature used for HDA amplification, wherein the block is removed by a highly specific enzyme, allowing for amplification to proceed. We believe this approach significantly improves assay speed and limits of sensitivity such that single cells present in clinical specimens may be amplified to detectable levels in as few as 17 minutes. Multiplex product development is also simplified, allowing for more complex assays in a single reaction with up to four unique primer sets demonstrated to work since December 31, 2014.

(BP)-HDA: Great Basin Proprietary Hot Start Amplification Technology

We also have an issued patent for our amplification method in the presence of the coated silicon chip, a method which we intend to use in each of our assays. We also have an issued patent for the AMPED signal amplification method, which we intend to utilize in assays currently under development. The issued patents described above were issued in the United States and each expires in 2028. Our issued patents are pending in Europe and Canada as well. All current maintenance fees payable regarding these issued patents have been paid.

Our competitive success will be affected in part by our continued ability to obtain and maintain patent protection for our inventions, technologies and discoveries, including intellectual property that includes technologies that we license. We have patents covering technologies of our own and have licensed technologies from others. Our pending patent applications may lack priority over applications submitted by third parties or may not result in the issuance of patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.

In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements, licenses and other contractual provisions and technical measures to maintain and develop our competitive position with respect to intellectual property. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. For example, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries, as many countries do not offer the same level of legal protection for intellectual property as the United States. Furthermore, for a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside of the United States. Our trade secrets could become known through other unforeseen means. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology. Our competitors may also develop similar products without infringing on any of our intellectual property rights or design around our proprietary technologies. Furthermore, any efforts to enforce our proprietary rights could result in disputes and legal proceedings that could be costly and divert attention from our business. We could also be subject to third-party claims that we require additional licenses for our products, and such claims could interfere with our business. If our products infringe the intellectual property rights of others, we could face costly litigation, which could cause us to pay substantial damages and limit our ability to sell some or all of our products. Even if our products were determined not to infringe the intellectual property rights of others, we could incur substantial costs in defending any such claims.

We hold non-exclusive licenses to key technologies from BioHelix related to isothermal amplification of nucleic acid targets, utilizing helicase-dependent amplification, or HDA. This license is limited to the fields of human diagnostic testing utilizing our solid chip surface detection and contains diligence and U.S. preference provisions. To date, these technologies have resulted in three issued U.S. patents, one issued European patent and one pending international patent family. Additionally, these technologies may include related technologies that BioHelix may develop in the future. The BioHelix technologies are the basis of our DNA amplification approach. In August 2010, we entered into a license agreement with Integrated DNA Technologies, or IDT, related to the use of blocked primers. The license is exclusive to the fields of amplification utilizing HDA and detection of diagnostic targets in human in-vitro diagnostics, but is non-exclusive to all oncology and human papilloma virus targets or markers. These technologies have resulted in three pending U.S. patent applications and one issued European patent.

Government Regulation

The design, development, manufacture, testing and sale of our molecular diagnostic assays are subject to regulation by numerous governmental authorities, principally the FDA, and corresponding state and foreign regulatory agencies.

Regulation by the FDA

In the United States, the FDCA, FDA regulations and other federal and state statutes and regulations govern, among other things, medical device design and development, pre-clinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. The FDA regulates the design, manufacturing, servicing, sale and distribution of medical devices, including molecular diagnostic test kits and instrumentation platforms. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Unless an exemption applies, each medical device we wish to distribute commercially in the United States will require marketing authorization from the FDA prior to distribution. The two primary types of FDA marketing authorization required applicable to a device are premarket notification, also called 510(k) clearance, and premarket approval, also called PMA. The type of marketing authorization required is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I. Class I devices are deemed to pose the least risk and are subject only to general controls applicable to all devices, such as requirements for device labeling and adherence to the FDA’s current Good Manufacturing Practices and Quality Platform Requirements, as reflected in its QSR. Class II devices are intermediate risk devices that are subject to general controls and may also be subject to special controls such as performance standards, product-specific guidance documents, special labeling requirements, patient registries or post-market surveillance. Class III devices are high risk devices for which insufficient information exists to assure safety and effectiveness solely through general or special controls. Class III devices include life-sustaining, life-supporting or implantable devices, devices of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury.

Most Class I devices and some Class II devices are exempted by regulation from FDA’s premarket review requirement and can be commercialized without prior authorization from the FDA. Some Class I devices that have not been so exempted and most Class II devices are eligible for marketing through the 510(k) clearance process. By contrast, devices placed in Class III generally require PMA or 510(k) de novo clearance prior to commercial marketing. We anticipate that our molecular assays for Staphylococcus blood infections, Shiga toxin producing E. coli, and Staph ID/R will each be a Class II device requiring a 510(k) clearance.

510(k) Clearance

To obtain 510(k) clearance for a medical device, an applicant must submit a premarket notification to the FDA demonstrating that the device is “substantially equivalent” to a device legally marketed in the United States that is not subject to PMA, commonly known as the “predicate device.” A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics or (ii) different technological characteristics and the information submitted demonstrates that the device is as safe and effective as a legally marketed device and does not raise different questions of safety or effectiveness. Demonstration of substantial equivalence may require clinical data. Although completion of the 510(k) review process is targeted for 90 days, these reviews typically take longer (e.g., up to 12 months or more) due to stoppage of the FDA review clock to address requests for additional information. Payment of a user fee is required for the FDA to initiate review of a 510(k) submission.

After a device has received 510(k) clearance for a specific intended use, any change or modification that significantly affects its safety or effectiveness, such as a significant change in the design, materials, method of manufacture or intended use, may require a new 510(k) clearance or PMA. The determination as to whether or not a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer using available FDA guidance; however, the FDA may review this determination to evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA is obtained. The manufacturer may also be subject to significant regulatory fines or penalties.

Before submitting a medical device for 510(k) clearance, a series of studies (e.g., method comparison, precision, reproducibility, interference and stability studies) must be conducted to characterize the performance of the test.

In addition, clinical studies may be required to validate these performance characteristics in a clinical setting as well as to ensure that the intended users can perform the test successfully.

Although clinical investigations of most devices are subject to the investigational device exemption, or IDE, requirements, clinical investigations of molecular diagnostic tests, including our assays and assays under development, are generally exempt from the IDE requirements. Thus, clinical investigations by intended users for intended uses of our assays generally do not require the FDA’s prior approval, provided the clinical evaluation testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject and is not used as a diagnostic procedure without confirmation by another medically established test or procedure. In addition, products must be appropriately labeled per FDA regulations to reflect the intended use of the product (e.g., for research use only or for investigational use only) and distribution controls must be established to assure that such products are distributed for those specified purposes.

PMA Applications

PMA applications must be supported by valid scientific evidence, which typically requires extensive performance data, including technical, pre-clinical, clinical and stability data, to demonstrate the safety and effectiveness of the device. A PMA application must also include a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and the proposed labeling. Payment of a user fee is required for FDA to initiate review of a PMA application.

During the PMA application review period, the FDA may request additional information or clarification of information provided in the application. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures.

Although FDA review of an initial PMA application is required by statute to take between six to ten months, these reviews typically take longer (e.g., up to 2 years) due to stoppage of the FDA review clock to address requests for additional information. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	if it is not demonstrated that there is reasonable assurance that the device is safe or effective under the conditions of use prescribed, recommended or suggested in the proposed labeling;
•	if the data from pre-clinical studies and clinical trials may be insufficient to support approval; and
•	if the manufacturing process, methods, controls or facilities used for the manufacture, processing, packing or installation of the device do not meet applicable requirements.

If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which may contain conditions that must be met in order to secure final approval of the PMA application. If the FDA’s evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the application or issue a “not approvable” letter. A “not approvable” letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the application approvable. The FDA may also determine that additional studies (pre-clinical and/or clinical studies) are necessary, in which case the PMA may be delayed for several months or years while these studies are conducted and the subsequent amendment to the PMA application is submitted. Once granted, approval of the PMA application may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards are not maintained or problems are identified following initial marketing.

Post-approval modifications to the manufacturing process, labeling, device specifications, materials or design of a Class III device may require approval of a PMA supplement. PMA supplements require submission of technical data to support implementation of the proposed change to the Class III device. Payment of a user fee is required for FDA to initiate review of a PMA supplement.

Regulation after FDA Clearance or Approval

Any devices we manufacture or distribute pursuant to clearance or approval by the FDA are subject to comprehensive and continuing regulation by the FDA and certain state agencies. We are required to adhere to applicable regulations setting forth detailed GMP requirements, as set forth in the QSR, which includes testing, control and documentation requirements. Non-compliance with these standards can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the government to grant 510(k) clearance or PMA of devices, withdrawal of marketing approvals and criminal prosecutions. We have designed and implemented quality platform processes within our manufacturing facilities in order to comply with FDA’s GMP requirements.

Because we are a medical device manufacturer, we must also comply with the FDA’s medical device reporting requirements whenever there is evidence that reasonably suggests that one of our products may have caused or contributed to a death or serious injury. We must also report any incident in which our product has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur.

Labeling, advertising, and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Medical devices approved or cleared by the FDA may not be promoted for unapproved or uncleared uses, otherwise known as “off-label” promotion. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution. We have implemented quality platform processes and advertising/promotional policies designed to comply with these requirements.

Our facilities are also subject to periodic inspection by the FDA and foreign regulatory agencies for, among other things, conformance to the FDA’s QSR and current Good Manufacturing Practice requirements, as well as applicable foreign or international standards. The results of these inspections can include inspectional observations, which are recorded on FDA Form 483, regarding potential violations of the FDCA and related laws, warning letters, or other forms of enforcement. On February 27, 2013, the FDA issued a Form 483 after inspecting our manufacturing facility in Salt Lake City, Utah. The Form 483 included 17 observations of non-compliance with FDA’s requirements. These observations included the material finding of the FDA’s inspection which were noted in the Form 483 were that we did not have appropriate environmental testing to ensure that our contamination controls were adequate and our design history file was not complete. The FDA’s observations listed on a Form 483 do not constitute a final determination that we were in violation of any law or regulation and in response to the Form 483 we took corrective actions to address all 17 observations, including revising manufacturing and quality procedures, training personnel, and reconfiguring our existing manufacturing facilities, and informed the FDA that all observations had been resolved in a final update letter on February 7, 2014. We received a letter from the FDA, dated July 22, 2014, informing us that the inspection is closed. We do not anticipate the FDA to take further action or provide further notice with regard to this matter.

International Regulations

International sales of medical devices are subject to foreign governmental regulations, which vary substantially from country to country. The time required to obtain certification or approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ.

The European Union, or EU, which consists of 25 member countries, has adopted numerous directives and has promulgated voluntary standards regulating the design, manufacture, labeling, clinical trials and adverse event reporting for medical devices. Devices that comply with the requirements of relevant directives will be entitled to bear CE conformity marking, and, accordingly, can be commercially distributed throughout the member states of the European Union and other countries that comply with or mirror these directives. The method for assessing conformity varies depending upon the type and class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a notified body, which is an independent and neutral institution appointed by a country to conduct the conformity assessment. This third-party assessment may consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s device. Such an assessment in one country within the EU is required for a manufacturer to commercially distribute the product throughout the EU. In addition, compliance with voluntary harmonizing standards ISO 9001 and ISO 13845 issued by the International Organization for Standards establishes the presumption of conformity with the essential requirements for a CE marking. In order to maintain CE Mark certification, we are subject to both announced and unannounced inspections by the notified body. Significant changes to the device or manufacturer’s quality system are also subject to approval by the notified body. Reporting of certain adverse events and product recalls to the national health authorities is required for compliance with the directive. Member states may also require registration of devices and translation of labeling into national languages.

Environmental Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Some of these laws require us to obtain licenses or permits to conduct our operations. We have numerous policies and quality platform procedures in place to ensure compliance with these laws and to minimize the risk of occupational exposure to hazardous materials. We do not expect the operations of our products to produce significant quantities of hazardous or toxic waste or radiation that would require the use of extraordinary disposal practices. Although the costs to comply with these applicable laws and regulations have not been material, we cannot predict the impact on our business of new or amended laws or regulations or any changes in the way existing and future laws and regulations are interpreted or enforced, nor can we ensure we will be able to obtain or maintain any required licenses or permits.

Export Regulations

Medical devices that are legally marketed in the United States may be exported anywhere in the world without prior FDA notification or approval. Devices that have not been approved or cleared in the United States must follow the export provisions of the FDCA. Depending on which section of the FDCA we may export under, we may need to request an export permit letter or export certificate, or we may need to submit a simple notification. Export certificates may be requested by foreign customers or foreign governments to provide proof of the products’ status as regulated by the FDA. The export certificate is prepared by FDA and contains information about a product’s regulatory or marketing status in the United States.

Clinical Laboratory Improvement Amendments of 1988 (“CLIA”)

The use of our assays is also affected by CLIA, and related federal and state regulations, which provide for regulation of laboratory testing. Any customers using our assays for clinical use in the United States will be regulated under CLIA, which establishes quality standards for all laboratory testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. In particular, these regulations mandate that clinical laboratories must be certified by the federal government or a federally approved accreditation agency, or must be located in a state that has been deemed exempt from CLIA requirements because the state has in effect laws that provide for requirements equal to or more stringent than CLIA requirements. Moreover, these laboratories must meet quality assurance, quality control and personnel standards, and they must undergo proficiency testing and inspections. The CLIA standards applicable to clinical laboratories are based on the complexity of the method of testing performed by the laboratory, which range from “waived” to “moderate complexity” to “high complexity.” We expect our future assays to all be rated moderately complex or meet the CLIA waiver criteria for tests that are simple and are judged by the FDA to process a low risk for erroneous results.

Foreign Government Regulation

Although it is not a current focus we intend to market our products in European and other select international markets in the future. The regulatory pre-market requirements for molecular devices vary from country to country. Some countries impose product standards, packaging requirements, labeling requirements and import restrictions on devices. Each country has its own tariff regulations, duties and tax requirements. Failure to comply with applicable foreign regulatory requirements may subject us to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. For products sold in the European Economic Area, we have self-declared a Declaration of Conformity under the relevant sections of the applicable European Community standards and other normative documents.

Fraud and Abuse Regulations

We are subject to numerous federal and state healthcare anti-fraud laws, including the federal anti-kickback statute and False Claims Act that are intended to reduce waste, fraud and abuse in the healthcare industry. These laws are broad and subject to evolving interpretations. They prohibit many arrangements and practices that are lawful in industries other than healthcare, including certain payments for consulting and other personal services, some discounting arrangements, the provision of gifts and business courtesies, the furnishing of free supplies and services, and waivers of payments. In addition, many states have enacted or are considering laws that limit arrangements between medical device manufacturers and physicians and other healthcare providers and require significant public disclosure concerning permitted arrangements. These laws are vigorously enforced against medical device manufacturers and have resulted in manufacturers paying significant fines and penalties and being subject to stringent corrective action plans and reporting obligations.

We must — and do — operate our business within the requirements of these laws and, if we are ever accused of violating them, we could be forced to expend significant resources on investigation, remediation and monetary penalties.

Employees

As of January 5, 2017, we had 190 full-time employees located in Salt Lake City, Utah and other locations throughout the United States. We also contract for hire with two outside consultants and contractors.

Legal Proceedings

On April 5, 2016 and May 31, 2016, Great Basin Scientific, Inc., received notices from the Utah Labor Commission, Occupational Safety and Health Division (ULC) and/or the Occupational Safety and Health Administration (OSHA) that former employee Christina Steele filed a claim alleging retaliation in violation of the Utah Occupational Safety and Health Act as well as the Corporate and Criminal Fraud Accountability Act of 2002, the Sarbanes-Oxley Act and the Occupational Safety and Health Act, among other claims relating to her employment. Ms. Steele alleges that Great Basin retaliated against her by terminating her employment after she allegedly acted as a whistleblower by allegedly raising concerns with management. Ms. Steele seeks lost wages, future wages, consequential losses, emotional distress damages, interest, fees and costs. The OSHA charge remains under investigation.

On June 15, 2016, Ms. Steele also filed a complaint against Great Basin Scientific, Inc. in the United States District Court for the District of Utah alleging retaliation in violation of the False Claims Act based on similar alleged facts. Ms. Steele seeks back pay, special damages, consequential damages, compensatory damages, interest, fees and costs. On August 15, 2016, Great Basin Scientific, Inc. filed a motion to dismiss Ms. Steele’s claims. On November 21, 2016, the United States District Court for the District of Utah granted the Company's motion to dismiss and dismissed Ms. Steele's claims with prejudice. Judgement was entered in favor of Great Basin Scientific, Inc. on November 28, 2016. On December 20, 2016, Ms. Steele filed a notice of appeal to the United States Circuit Court for the 10th Circuit.

The Company asserts that the claims are without merit and that the employee resigned and was not terminated.

We are not currently a party to any other material pending legal proceeding or regulatory or government investigations. We may become involved in litigation from time to time relating to claims arising in the ordinary course of our business. We do not believe that the ultimate resolution of the investigation by the ULC or OSHA, the claim filed in the United States District Court or other claims in the ordinary course of business would have a material effect on our business, results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our business, results of operations, financial condition and cash flows.

MANAGEMENT

Executive Officers and Directors

Set forth below is a list of the names, ages as of January 5, 2017 and positions, and a brief account of the business experience of the individuals who serve as our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Ryan Ashton	56	President, Chief Executive Officer and Director
Robert Jenison	50	Chief Technology Officer and Senior Vice President of Research
Jeffrey Rona	48	Chief Financial Officer
David Spafford	56	Director and Executive Chairman
Kirk Calhoun	72	Director
Ronald Labrum	60	Director
Sam Chawla	42	Director

Ryan Ashton — President, Chief Executive Officer and Director.  Mr. Ashton joined us in January 2005 and has served as our President, Chief Executive Officer and a Director since then. Prior to joining us, from 2001 to 2005 he served as the CEO of Printelligent Corporation. From 1999 to 2001 he served as the Vice President of Sales and Marketing at Inari Inc., a venture-funded technology start-up. Prior to that, Mr. Ashton was hired, in 1989, as a marketing manager of Megahertz Corporation, a manufacturer of communications products for mobile computing, by 1991 he was responsible for all sales and marketing for Megahertz Corporation. By the time his tenure with Megahertz Corporation ended when it was sold to U.S. Robotics in 1995, he was serving as Senior Vice President, Sales and Marketing.

We believe that Mr. Ashton possesses attributes that qualify him to serve as a member of our board of directors, including his depth of operating, strategic, transactional and senior management experience, in addition to his intimate knowledge of our Company, as he has been the CEO since 2005, overseeing the development of the technology and the commercialization of our first product.

Robert Jenison — Chief Technology Officer and Senior Vice President of Research.  Mr. Jenison has served as Chief Technology Officer since 2006. From 1999 – 2006, Mr. Jenison was Associate Director, R&D of Thermo BioStar where he was responsible for establishing a molecular diagnostic testing business. From 1992 – 1999, Mr. Jenison was a Senior Research Associate at Nexstar Pharmaceuticals responsible for aptamer development. From 1990 – 1992, Mr. Jenison was a Scientist at ISIS Pharmaceuticals. From 1989 – 1990, Mr. Jenison was a Research Associate at Research Institute, Scripps Clinic. Mr. Jenison received a B.A.Sc. in Chemistry and Biochemistry from the University of California, San Diego.

Jeffrey A. Rona — Chief Financial Officer.  Mr. Rona has served as the Chief Financial Officer since our IPO in 2014. Prior to that he was a financial consultant to Great Basin since 2013 and has served as the Managing Director of Rona Capital, LLC, a life sciences-focused transactional advisory consultancy, since 2011. From 2006 to 2011, Mr. Rona was the Chief Business Officer of GlobeImmune a private life sciences company. Prior to that, from 2003 to 2006, Mr. Rona was the Chief Financial Officer for AlgoRx Pharmaceuticals, a private life sciences company that was merged into a public traded company, Corgentech Inc. Mr. Rona was in the Investment Banking Department at UBS Warburg, a global securities and investment banking firm, from 2000 to 2002. From 1998 to 2000, Mr. Rona served as the Director of Finance and Corporate Development at Antigenics Inc., a life sciences company that went public in 2000, and Mr. Rona was responsible for running the IPO process. In 1998, Mr. Rona was employed by Carr & Company, a private equity firm. From 1990 – 1997, Mr. Rona was with Coopers and Lybrand and its wholly owned subsidiary Coopers & Lybrand Securities, serving in a variety of capacities. Mr. Rona received a B.S. in Accounting from Case Western Reserve University in 1990. Mr. Rona is a trustee of the PKD Foundation (Polysystic Kidney Disease), a not-for-profit foundation.

David Spafford — Director and Executive Chairman.  Mr. Spafford is a founding investor of Great Basin and has served as Chairman of our board of directors since its inception. Mr. Spafford was a co-founder, director and senior executive officer of Megahertz Corporation. Megahertz Corporation completed an initial public offering in 1993 and was acquired by U.S. Robotics in 1995 in a transaction valued at approximately $450 million. Since 1994 Mr. Spafford has focused on angel investing and philanthropic work.

We believe Mr. Spafford possesses specific attributes that qualify him to serve as a member of our board of directors and as our Executive Chairman, including the depth of his sales and marketing and operating experience and his intimate knowledge of our business as a founder, investor and member of the board of directors since our inception.

Kirk Calhoun — Director.  Mr. Calhoun became a director at our last annual meeting of stockholders on May 27, 2015. Mr. Calhoun is a Certified Public Accountant (non-practicing) with a background in auditing and accounting. Mr. Calhoun joined Ernst & Young LLP, a public accounting firm, in 1965 and served as a partner of the firm from 1975 until his retirement in 2002. Mr. Calhoun currently serves on the board and audit committee of Ryerson Holding Corporation (NYSE: RYI). Mr. Calhoun has served previously on the boards and audit committees of five public companies in the pharmaceutical industry up until the dates of their respective sales, including Abraxis Bioscience, Inc., Myogen, Inc., Aspreva Pharmaceuticals Company, Replidyne, Inc. and Adams Respiratory Therapeutics, Inc. Mr. Calhoun also currently serves on the boards of three private companies, including NeuroSigma, Inc., a developer of products that treat major neurological and neuropsychiatric disorders such as epilepsy and depression. Mr. Calhoun received a B.S. in Accounting from the University of Southern California.

We believe that Mr. Calhoun brings to the board of directors experience and skills in finance, management and corporate governance, developed over his career in public accounting and through his service as an audit committee financial expert on various public company boards and his service as a director of other life sciences companies. Mr. Calhoun was recommended for the board of directors by members of the board of directors based on these qualifications.

Sam Chawla — Director.  Mr. Chawla became a director upon the completion of our initial public offering in 2014. Mr. Chawla is a Portfolio Manager of Perceptive Advisors LLC, an investment fund focused on the healthcare sector. Mr. Chawla leads Perceptive’s Credit Opportunities Fund. Prior to joining Perceptive Advisors in 2013, Mr. Chawla was a Managing Director at UBS Securities LLC in the Global Healthcare Group, where he led origination and execution of financing and advisory assignments for healthcare companies, with a focus on the diagnostics sector. Mr. Chawla’s investment banking experience centered on strategic advisory, including M&A buy-side and sell-side assignments, and financial advisory, including equity and debt capital raises, for both public and private healthcare companies. Prior to joining UBS in September 2010, Mr. Chawla was a Director (from January 2009 to September 2010) and a Vice President (from July 2007 to January 2009) in the Healthcare Investment Banking Group of Credit Suisse LLC, which he originally joined as an investment banker in 2002. Mr. Chawla also worked at Bloomberg L.P. and Pelican Life Sciences. Mr. Chawla received an M.B.A. from Georgetown University and a B.A. in Economics from Johns Hopkins University. Mr. Chawla is also a director of VBI Vaccines, Inc. (NASDAQ:VBVI).

Mr. Chawla brings to the board of directors significant investment banking, mergers and acquisitions, financing and advisory expertise focusing on the healthcare sector, particularly in the diagnostic laboratory industry. Mr. Chawla’s experience and knowledge in these areas are important to the board of directors’ ability to help guide us in evaluating optimal short and long term strategic plans as well as providing insight and guidance in pursing growth through strategic opportunities.

Ronald Labrum — Director.  Mr. Labrum became a Director of the board of directors upon the completion of our initial public offering in 2014. From 2007 until 2012, Mr. Labrum served as the Chief Executive Officer of Fenwal, Inc., a provider of products and technologies that support and improve blood collection, processing and transfusion medicine. From 2004 to 2006, Mr. Labrum served as the Chief Executive Officer of Cardinal Health, Inc.’s Healthcare Supply Chain Services, which includes medical products distribution, pharmaceutical distribution, nuclear pharmacy services and the specialty distribution businesses of Cardinal Health, Inc. During 2004, Mr. Labrum served as Chairman and Chief Executive Officer of Integrated Provider Solutions and Cardinal Health — International, both divisions of Cardinal Health, Inc. Prior to 2004, Mr. Labrum served as executive vice president of Cardinal Health, Inc. and Group President of the Medical Products and Services segment. Mr. Labrum joined Cardinal Health in 1999 with the acquisition of Allegiance Healthcare Corporation, originally American Hospital Supply Corp., where he was president of Allegiance

Manufacturing and Distribution. Mr. Labrum is also a director of Aptalis Pharma Inc. and Procure Treatment Centers, Inc., which are both privately held companies, and Wright Medical Group, Inc. (NASDAQ:WMGI).

Mr. Labrum possesses attributes that qualify him to serve as a member of our board of directors including his significant management and operating experience within the healthcare sector and specifically within the diagnostic sector.

Other Key Personnel

Set forth below is a brief account of the business experience of certain other of our key personnel as of the date of this prospectus.

Wesley C. Lindsey — Vice President of Product Development.  Mr. Lindsey has been Vice President of Product Development since 2013, prior to that he was our Director of Product Development from 2010 to 2013. From 2008 to 2010, he was an Associate Director, Assay Development, Infectious Disease for Nanosphere, Inc. Prior to entering this role, Mr. Lindsey was a scientist at Somalogic, Inc. He has also held positions at BioStar, Visible Genetics and R.C.McEntire & Co. He holds a Ph.D. in Genetics and Molecular Biology from Emory University, an M.B.A. from Georgia State University and a B.S. in Biology from Furman University.

Sandra Nielsen — Vice President of Marketing and Customer Support.  Ms. Nielsen has served as the Vice President of Marketing and Customer Support since 2010. Ms. Nielsen served as the Vice President of Marketing since she joined us in 2010. From 2005 to 2010, Ms. Nielsen served as senior director of marketing for the Data Solutions business unit (formerly Edustructures) of Pearson PLC. From 2004 to 2005, Ms. Nielsen served as the senior director of marketing for Omniture. Previously, she held director-level marketing positions at iBahn (an Internet Service provider serving the Hospitality industry) and Viewpoint Digital (a digital content creation company).

Laurence Rea — Vice President, Engineering.  Mr. Rea has served in multiple operating and engineering roles since he joined us in 2008. From 2007 through 2008 Mr. Rea was site manager for Inverness/BioStar where he was responsible for the management of the business unit. From 2006 to 2007 Mr. Rea was VP of Operations for Thermo BioStar and managed the engineering, manufacturing and supply chain for the IVD business unit. From 2000 – 2006, Mr. Rea was Director of Engineering and Thin Film Deposition at Thermo BioStar where he was responsible for creation of thin film deposition surface coatings and manufacturing process for BioStar core products and new molecular diagnostics development. Prior to joining Thermo BioStar, Mr. Rea was a senior engineer with Quantum Corp. responsible for development and commercialization of advanced thin film technologies for hard disk products. Mr. Rea received a B.S. in Physics from the University of Colorado, Boulder.

Other Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

Board Composition and Election of Directors

Our board of directors currently consists of five directors. Certain members of our board of directors were elected pursuant to the provisions of a voting agreement with certain holders of our preferred stock. The voting agreement terminated upon the closing of our IPO. Pursuant to our Certificate, as long as Hitachi Chemical Co., Ltd., or Hitachi owns at least 5% of the issued and outstanding shares of our capital stock, Hitachi is entitled to elect one Class III director. Except for the rights of Hitachi and the rights of holders of preferred stock, if any, none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.

Our board of directors consists of five members. In accordance with our Certificate our board of directors is divided into three classes.

•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2018;

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2016; and
•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2017.

Class I consists of Mr. Spafford and Mr. Calhoun, Class II consists of Mr. Labrum and Mr. Chawla, and Class III consists of Mr. Ashton. In the event Hitachi elects a director, such director shall be a Class III director. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation or removal. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. The number of directors to constitute the whole board of directors shall consist of not fewer than three and not more than twelve directors, as fixed from time to time by resolution adopted by a majority of the entire board of directors. The section of our Bylaws relating to the size of our board of directors may not be altered, amended or repealed except by the board of directors or by the affirmative vote of holders of at least two-thirds of our outstanding voting stock. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management.

Director Independence

Under the listing requirements and rules of The NASDAQ Capital Market, independent directors must comprise a majority of our board of directors as a listed company within one year of the closing of our IPO. The board of directors has determined that Mr. Calhoun, Mr. Labrum and Mr. Chawla are independent directors as defined under Section 5605(a)(2) of The NASDAQ Stock Market Rules.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a written charter that has been approved by our board of directors.

Our board of directors has determined that the members of the audit committee, the compensation committee and the nominating and corporate governance committee are independent directors under The NASDAQ Marketplace Rules, including, in the case of all of the members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In making such determination, the board of directors considered the relationships that each director has with our Company and all other facts and circumstances that the board of directors deemed relevant in determining director independence, including the beneficial ownership of our capital stock by each director.

Audit Committee.  Our audit committee is comprised of Mr. Calhoun (Chair), Mr. Chawla and Mr. Labrum. Our board of directors has determined that Mr. Calhoun and Mr. Labrum are audit committee financial experts, as defined by the rules of the Securities and Exchange Commission, and both satisfy the financial sophistication requirements of applicable NASDAQ rules.

Our audit committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our financial statements;
•	review the proposed scope and results of the audit;
•	review and pre-approve audit and non-audit fees and services;
•	review accounting and financial controls with the independent auditors and our financial and accounting staff;
•	review and approve transactions between us and our directors, officers and affiliates;
•	recognize and prevent prohibited non-audit services;
•	establish procedures for complaints received by us regarding accounting matters;
•	oversee internal audit functions, if any;

•	prepare the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement;
•	retain and obtain the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities; and
•	review and discuss with the independent auditors any other matters required to be discussed by PCAOB Auditing Standard No. 16 Communications with Audit Committees.

Compensation Committee.  Our compensation committee is comprised of Mr. Chawla (chair), Mr. Labrum, and Mr. Calhoun. None of the members of our compensation committee at any time has been one of our officers or employees.

Our compensation committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;
•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
•	administer our stock incentive plans; and
•	to review and make recommendations to our board of directors regarding employment agreements and any severance arrangements or plans for our president and chief executive officer and other executive officers.

Nominating and Governance Committee.  Our Nominating and Governance Committee is comprised of Mr. Labrum (Chair), Mr. Calhoun, and Mr. Chawla.

Our nominating and governance committee is authorized to:

•	determine the qualifications, qualities, skills, and other expertise required to be a director;
•	develop and recommend to our board of directors for its approval, criteria to be considered in selecting nominees for director;
•	consider any nominations of director candidates validly made by stockholders; and
•	identify and nominate members of the board of directors.

Insider Participation and Other Relationships

Ryan Ashton, our Chief Executive Officer, is also a member of our board of directors. David Spafford, one of our directors, is also a significant stockholder, having a beneficial ownership of 5.5%, of our outstanding common stock equivalents immediately before this offering.

Since January 1, 2013, we had certain debt obligations to Mr. Ashton and Mr. Spafford and issued Mr. Ashton and Mr. Spafford certain warrants to purchase shares of common stock in connection with their personal guarantees of our obligations, each as more fully described under “Certain Relationships and Related Person Transactions.”

There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

Our board of directors has adopted a written Code of Business Conduct and Ethics applicable to our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.gbscience.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal years ended December 31, 2014 and December 31, 2015 to our chief executive officer and our other executive officers. We collectively refer to these officers as our “named executive officers”.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Ryan Ashton President, Chief Executive Officer and Director	2016	425,000	(1)	—	—	16,153	(4)	441,153
	2015	425,000(1)		255,000	—	14,654	(5)	694,654

Robert Jenison Chief Technology Officer	2016	250,000	(2)	—	—	23,210	(6)	273,210
	2015	250,000(2)		75,000	—	21,072	(7)	346,072
Jeffrey Rona Chief Financial Officer	2016	325,000	(3)	—	—	23,210	(8)	348,210
	2015	325,000(3)		97,500	—	21,072	(9)	443,572

(1)	Consists of base salary of $425,000.
(2)	Consists of base salary of $250,000.
(3)	Consists of base salary of $325,000.
(4)	Consists of medical insurance payments of $14,552, dental insurance payments of $1,442 and vision insurance payments of $160.
(5)	Consists of medical insurance payments of $13,417 and dental insurance payments of $1,237.
(6)	Medical insurance payments of $21,513, dental insurance payments of $1,442 and vision insurance payments of $255.
(7)	Consists of medical insurance payments of $19,835 and dental insurance payments of $1,237.
(8)	Consists of medical insurance payments of $21,513, dental insurance payments of $1,442 and vision insurance payments of $255.
(9)	Consists of medical insurance payments of $19,835 and dental insurance payments of $1,237.

Narrative to Summary Compensation Table

Our board of directors periodically reviews and, when appropriate, adjusts the compensation of management. Our management is eligible to participate in any other compensation or benefit plans, as approved by the board of directors, made available to our other employees, including without limitation, stock option plans, health insurance plans, and 401(k) plans. Discretionary cash bonuses are not based upon set targets or criteria, but are awarded at the Board’s complete discretion based on the Board review of the Company’s performance at the end of the year, including but not limited to, a review of the achievement of development and marketing goals, revenues and stock performance. In 2015 the Board granted discretionary cash bonuses to the executive officers and the executive chairman. The bonuses were based on the Board’s assessment of the Company’s achievements during the preceding fiscal year. The Board, without Mr. Ashton or Mr. Spafford, voted and agreed upon the amount and timing of the cash bonuses.

The Board did not issue any equity compensation in 2015 or 2016. The option pool did not contain a material number of shares available for issue, therefore, the Board decided not to issue any equity compensation.

Employment, Change in Control and Severance Disclosure

We have entered into employment agreements with Ryan Ashton, Jeffrey Rona and Robert Jenison. These employment agreements provide for at-will employment and set forth each officer’s initial base salary, initial equity grant amount and eligibility for employee benefits. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of these employment agreements are described below. Other than the employment agreements described below, we have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

Ryan Ashton

We have entered into an employment agreement with Mr. Ashton to be our Chief Executive Officer and a member of our board of directors. The employment agreement provides for “at-will” employment and sets forth his initial annual base salary of $425,000 and his eligibility to participate in our employee benefit plans and programs, as in effect from time to time. Mr. Ashton would also be entitled to severance in the event of a termination without cause or a constructive termination within one year of a change of control in an amount equal to two times Mr. Ashton’s annual base salary at the time of such termination, which amount would be paid in a lump sum within 60 days of such termination. In addition, upon such termination we would also pay to Mr. Ashton an amount equal to 100% of his target employee bonus in equal monthly installments over the six-month period following such termination.

Jeffrey Rona

We have entered into an employment agreement with Mr. Rona to be our Chief Financial Officer. The employment agreement provides for “at-will” employment and sets forth his initial annual base salary of $325,000 and his eligibility to participate in our employee benefit plans and programs, as in effect from time to time. Mr. Rona would also be entitled to severance in the event of a termination without cause or a constructive termination within one year of a change of control in an amount equal to one half of Mr. Rona’s annual base salary at the time of such termination if Mr. Rona were terminated prior to completing six months of service to us or a full year’s base salary if Mr. Rona were terminated after providing at least six months of service to us, which amount would be paid in a lump sum within 60 days of such termination. In addition, upon such termination we would also pay to Mr. Rona an amount equal to 50% of his target employee bonus in equal monthly installments over the six-month period following such termination.

Robert Jenison

We have entered into an employment agreement Mr. Jenison to be our Chief Technology Officer and Senior Vice President of Research. The employment agreement provides for “at-will” employment and sets forth his initial annual base salary of $250,000 and his eligibility to participate in our employee benefit plans and programs, as in effect from time to time. Mr. Jenison would also be entitled to severance in the event of a termination without cause or a constructive termination within one year of a change of control in an amount equal to Mr. Jenison’s annual base salary at the time of such termination, which amount would be paid in a lump sum within 60 days of such termination. In addition, upon such termination we would also pay to Mr. Jenison an amount equal to 50% of his target employee bonus in equal monthly installments over the six-month period following such termination.

Outstanding Equity Awards as of December 31, 2016

The following sets forth information concerning the number and value of common stock of unexercised options held by each Named Executive Officer as of December 31, 2016.

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date
Ryan Ashton	1	—	—	$176.4 million	2/14/2020	(2)
	1	1	—	$100.8 million	4/11/2024	(3)
Jeffrey Rona	1	1	—	$352.8 million	10/5/2014(4)

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date
Robert Jenison	1	—	—	$176.4 million	7/22/2017	(5)
	1	—	—	$176.4 million	11/7/2017	(6)
	1	—	—	$176.4 million	2/14/2020	(7)
	1	—	—	$176.4 million	7/26/2016	(8)
	1	1	—	$100.8 million	4/11/2014	(9)

(1)	The option exercise prices in this table reflect the cumulative option exercise prices per share as of December 31, 2016.
(2)	This award vested ¼ of the total underlying shares on February 15, 2011 and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the first anniversary of the grant date.
(3)	This award vests ¼ of the total underlying shares on April 14, 2015, and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the first anniversary of the grant date.
(4)	This award vested ¼ of the total underlying shares on the day it was issued, and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the grant date.
(5)	This award vested ¼ of the total underlying shares on each of January 26, 2008, 2009, 2010 and 2011.
(6)	This award vested ¼ of the total underlying shares on each of November 7, 2008, 2009, 2010 and 2011.
(7)	This award vested ¼ of the total underlying shares on February 15, 2011 and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the first anniversary of the grant date.
(8)	This award vested ¼ of the total underlying shares on each of July 26, 2007, 2008, 2009 and 2010.
(9)	This award vests ¼ of the total underlying shares on April 14, 2015, and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the first anniversary of the grant date.

Employee Benefit Plans

The Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan

In connection with our IPO, we adopted our Omnibus Plan, which was approved by our board of directors and stockholders. Our stockholders also approved an amendment to our Omnibus Plan on June 2, 2015. The compensation committee of our board of directors (also referred to herein as the “committee”) has the authority to administer the Omnibus Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Omnibus Plan. Subject to the provisions of the Omnibus Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the Omnibus Plan and establish rules and regulations for the administration of the Omnibus Plan. In addition, the Omnibus Plan provides that our board of directors may generally exercise the powers of the committee at any time. Any employee, officer, non-employee directors, consultant, independent contractor or advisor providing services to us or any of our affiliate or any such person to whom an offer of employment or engagement with us or any of our affiliates is extended, who is selected by the committee, is eligible to receive awards under the Omnibus Plan.

The aggregate number of shares of common stock that may be issued under all stock-based awards made under the Omnibus Plan is 19 shares, which adjusts automatically on the first day of each fiscal quarter to an amount equal to the greater of (i) fifteen percent (15%) of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal quarter or (ii) 1 share, provided that this amount cannot exceed 19 shares. Any shares of our common stock subject to any award that is terminated or forfeited without delivery of any shares will be available for future awards under the Omnibus Plan. The shares of common stock issuable under the Omnibus Plan may be drawn from shares of authorized but unissued common stock or from shares of common stock that we acquire. No eligible person may be granted any stock options, stock appreciation rights or performance awards denominated in shares of our common stock, for more than 120 shares of our common stock in the aggregate in any calendar year.

If the committee or our board of directors determines that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities or other event identified by the committee as affecting shares of our common stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Plan, then the committee or the board of directors shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares of common stock (or other securities or other property) that thereafter may be made the subject of awards, (ii) the number and type of shares of common stock (or other securities or other property) subject to outstanding awards, (iii) the purchase price or exercise price with respect to any award and (iv) the share limitations contained in the Omnibus Plan.

Under the Omnibus Plan, the committee is permitted and authorized to make the following grants to all eligible persons:

•	Stock Options. The committee may grant stock options to any person eligible under the Omnibus Plan, including options intended to qualify as incentive stock options, as defined in Section 422 of the Code. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the committee. The exercise price of an option may not be less than 100% of the fair market value of our common stock on the date of grant, or in the case of incentive stock options, 110% of the fair market value of our common stock with respect to holders of more than 10% of our common stock. The fair market value of our common stock will be the closing sale price as quoted on the NASDAQ Capital Market on the date of grant. The Omnibus Plan permits payment of the exercise price to be made by cash, shares of our common stock, other securities, other awards or other property. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.
•	Stock Appreciation Rights. The holder of a stock appreciation right (a “SAR”) is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR, as determined by the committee, paid solely in shares of common stock. SARs vest and become exercisable in accordance with a vesting schedule established by the committee.
•	Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on transferability or on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The restrictions, if any, may lapse or be waived separately or collectively, in installments or otherwise, as the committee may determine. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock at some future date determined by the committee.

•	Performance Awards. Performance awards give participants the right to receive payments in cash, stock or property based solely upon the achievement of certain performance goals during a specified performance period. Subject to the terms of the Omnibus Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award is determined by the committee. No eligible person may be granted performance awards in excess of shares of our common stock (subject to adjustment in the event of a stock split or similar event) in the aggregate in any taxable year.
•	Dividend Equivalents. The committee may grant dividend equivalents under which the participant is entitled to receive payments (in cash, shares of common stock, other securities, other awards or other property as determined in the discretion of the committee) equivalent to the amount of cash dividends paid by us to holders of shares of common stock with respect to a number of shares of common stock determined by the committee.
•	Other Stock Awards. The committee may grant such other awards that are denominated or payable in, valued in whole or in part by reference to, shares of our common stock, subject to terms and conditions determined by the committee and the Omnibus Plan limitations.

The term of awards will not be longer than ten years, or in the case of incentive stock options, longer than five years with respect to holders of more than 10% of our common stock. The committee may permit accelerated vesting of an award upon the occurrence of certain events, including a change in control, regardless of whether the award is assumed, substituted or otherwise continued in effect by the successor corporation. The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Awards under the Omnibus Plan may be subject to performance goals, including revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital, revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation. The goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria.

Unless earlier discontinued or terminated by the board of directors, the Omnibus Plan will expire on the tenth anniversary of the Omnibus Plan’s effective date. No awards may be made after that date. However, unless otherwise expressly provided in the Omnibus Plan or an applicable award agreement, any award granted under the Omnibus Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date. Our board of directors may amend, suspend or terminate the Omnibus Plan at any time, provided that our board of directors will get stockholder approval when necessary to not violate the rules of The NASDAQ Capital Market, to increase the number of shares of common stock authorized under the Omnibus Plan, to reprice options or SARs, to permit the grant of options or SARs with an exercise price less than the fair market value of the common stock, to prevent the grant of options or SARs that would qualify under Section 162(m) of the Code or increase the maximum term permitted for options and SARs as specified in the Omnibus Plan. The committee may not amend an outstanding award in a manner that adversely affects the holder of the award without the holder’s consent.

The Great Basin Scientific, Inc. 2014 Stock Option Plan

The Great Basin Scientific, Inc. 2014 Stock Option Plan, which we refer to as the 2014 Stock Option Plan, was adopted by our board of directors on April 18, 2014 and approved by our stockholders on April 21, 2014 and became effective on April 18, 2014. The compensation committee of our board of directors has authority to administer the 2014 Stock Option Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2014 Stock Option Plan. Subject to the provisions of the 2014 Stock Option Plan, the compensation committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The compensation committee has authority to interpret the 2014 Stock Option Plan and establish rules and regulations for the administration of the 2014 Stock Option Plan. In addition, our board of directors may generally exercise the powers of the compensation committee at any time. Any employee, officer, consultant, independent contractor or director providing services to us or any of our affiliates, who is selected by the compensation committee, is eligible to receive awards under the 2014 Stock Option Plan.

Any shares of common stock that are used by a participant as full or partial payment to us of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award, shall again be available for granting awards (other than incentive stock options) under the 2014 Stock Option Plan. Additionally, shares of our common stock subject to any award that are terminated or forfeited without delivery of any shares will be available for future awards under the 2014 Stock Option Plan. The shares of common stock issuable under the 2014 Stock Option Plan may be drawn from shares of authorized but unissued common stock or from shares of common stock that we acquire. No eligible person may be granted any award or awards under the 2014 Stock Option Plan, the value of which award or awards is based solely on an increase in the value of shares of common stock after the date of grant of such award or awards, and which is intended to represent “qualified performance based compensation” with the meaning of Section 162(m) of Code, for more than shares of our common stock (subject to adjustment in the event of a stock split or similar corporate event), in the aggregate in any taxable year.

If the compensation committee determines that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities or other event identified by the compensation committee as affecting shares of our common stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2014 Stock Option Plan, then the compensation committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares of common stock (or other securities or other property) that thereafter may be made the subject of awards, (ii) the number and type of shares of common stock (or other securities or other property) subject to outstanding awards, (iii) the purchase price or exercise price with respect to any award and (iv) the share limitations contained in the 2014 Stock Option Plan.

Under our 2014 Stock Option Plan, the compensation committee is permitted and authorized to make the following grants to all eligible persons:

•	Stock Options. The compensation committee may grant stock options to officers and other employees intended to qualify as incentive stock options, as defined in Section 422 of the Code, and may also grant options to employees, consultants, independent contractors and directors that do not qualify as incentive stock options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the compensation committee. The exercise price of an option may not be less than 100% of the fair market value of our common stock on the date of grant, or in the case of incentive stock options, 110% of the fair market value of our common stock with respect to holders of more than 10% of our common stock. The fair market value of our common stock will be the closing sale price as quoted on The NASDAQ Capital Market on the date of grant. The 2014 Stock Option Plan permits payment of the exercise price to be made by cash, shares of our common stock, other securities, other awards or other property. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. No employee may be granted stock options to the extent the aggregate fair market value (determined as of the time each option is granted) of the common stock with respect to which any such options are exercisable would exceed $100,000.

•	Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the compensation committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR, as determined by the compensation committee, paid solely in shares of common stock. SARs vest and become exercisable in accordance with a vesting schedule established by the compensation committee.

The term of awards will not be longer than ten years, or in the case of incentive stock options, longer than five years with respect to holders of more than 10% of our common stock. The compensation committee may permit accelerated vesting of an award upon the occurrence of certain events, including a change in control, regardless of whether the award is assumed, substituted or otherwise continued in effect by the successor corporation. The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Awards under the 2014 Stock Option Plan may be subject to performance goals, including revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital, revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation. The goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria.

Unless earlier discontinued or terminated by the board of directors, the 2014 Stock Option Plan will expire on April 17, 2024. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2014 Stock Option Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date. Our board of directors may amend, suspend or terminate the 2014 Stock Option Plan at any time, provided that our board of directors will get stockholder approval when necessary to not violate the rules of The NASDAQ Capital Market, to allow the grant of incentive stock options, to increase the number of shares of common stock authorized under the 2014 Stock Option Plan, to grant or reprice options or SARs with an exercise price less than the fair market value of the common stock, or to prevent the grant of options or SARs that would qualify under Section 162(m) of the Code. The compensation committee may not amend an outstanding award in a manner that adversely affects the holder of the award without the holder’s consent.

We do not intend to make any future stock options grants under the 2014 Stock Option Plan, as all future grants will be made pursuant to the Omnibus Plan.

The Great Basin Inc. 2006 Stock Option Plan and Tender Offer

On August 7, 2014, we launched a tender offer to eligible employees to exchange all of the stock options held by such employees under the Great Basin Scientific, Inc. 2006 Stock Option Plan, or the 2006 Stock Option Plan, for new options under the 2014 Stock Option Plan. Following the expiration of the tender offer on September 5, 2014, we accepted for exchange eligible options to purchase an aggregate of up to 10 shares of our common stock. In accordance with the terms and conditions of the tender offer, on September 9, 2014, we granted new options exercisable into 10 shares of our common stock with an exercise price of $176.4 million per share in exchange for the cancellation of such tendered options. After the tender offer, options to purchase up to 1 share of our common stock remained outstanding under the 2006 Stock Option Plan, which has since been forfeited.

All of the named executive officers holding stock options under the 2006 Stock Option Plan participated in the tender offer. The objective of the tender offer was to provide employees who elected to participate with new options, the terms of which preserve the original incentive effect of our equity incentive programs in light of market and industry wide economic conditions, and resolve uncertainty concerning documentation and approval of the options. The terms of the 2006 Stock Option Plan are substantially similar to the 2014 Stock Option Plan.

We do not intend to make any future stock options grants under the 2006 Stock Option Plan, as all future grants will be made pursuant to the Omnibus Plan.

Director Compensation

Members of our board of directors who are our employees do not receive any fees for their service on our board of directors or for their service as a chair or committee member. Ryan Ashton is our only employee director. Our non-employee directors earned the following compensation for their service during our fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
David Spafford	250,000	—	—	22,074	(1)	15,000	(2)	287,074
Ronald Labrum	50,000	—	—	—		—		50,000
Sam Chawla	53,000	—	—	—		—		53,000
Kirk Calhoun	53,000	—	—	—		—		53,000

(1)	Consists of medical insurance payments of $21,513 and dental insurance payments of $561.
(2)	Consists of a club dues payment of $15,000.

The following are the compensatory arrangements for our non-employee directors:

Director Position	Annual Payment
Executive Chairman Retainer	$180,000
Director Retainer paid to all directors	$35,000
Lead Director Supplement	$35,000
Audit Committee Chair	$10,000
Audit Committee Member	$5,000
Compensation Committee Chair	$10,000
Compensation Committee Member	$5,000
Nominating and Corporate Governance Committee Chair	$5,000
Nominating and Corporate Governance Committee Member	$3,000

Ryan Ashton, our Chief Executive Officer, will not be receiving the fees set forth above.

Also, we adopted the 2014 Omnibus Plan, which permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual or group within 60 days of January 5, 2017, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 1,302,904 shares of Common Stock outstanding as of January 5, 2017.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Great Basin Scientific, Inc., 2441 South 3850 West, Salt Lake City, UT 84120.

Name of Beneficial Owner	Number of Common Share Equivalents Beneficially Owned	Percent
Named Executive Officers and Directors:
Ryan Ashton(1)	2		*
David Spafford(2)	71,149	5.5
Robert Jenison(3)	1		*
Jeffrey Rona(4)	3		*
Sam Chawla(5)	4		*
Ron Labrum(6)	4		*
Kirk Calhoun(7)	1		*
All Executive Officers and Directors as a Group (7 Persons)	71,164	5.5

*	Represents less than 1% of the outstanding shares of Common Stock
(1)	Represents 1 share of Common Stock and options and warrants to purchase 1 share of Common Stock that are currently exercisable or exercisable within 60 days after January 5, 2017.
(2)	Represents (i) 1 share of Common Stock, warrants to purchase 1 share of Common Stock, warrants for 1 share of Common Stock owned by Mr. Spafford and options to purchase 1 share of common stock that are currently exercisable or exercisable within 60 days after January 5, 2017; (ii) shares owned by Spring Forth Investments LLC, an entity controlled by Mr. Spafford, which owns 21,360 shares of Series E Convertible Preferred Stock, convertible into 1 share of common stock, 86 Class A warrants to purchase 1 share of Common Stock and 86 Class B warrants to purchase 1 share of Common Stock and 35,565 Series D warrants convertible into 35,565 shares of common stock; (iii) 1 share of Common Stock owned by DSM Ventures, an entity controlled by Mr. Spafford; (iv) 1 share of Common Stock, Class A warrants to purchase 1 share of Common Stock and Class B warrants to purchase 1 share of Common Stock and warrants to purchase 1 share of Common Stock owned by DRS, LLC, an entity controlled by Mr. Spafford; (v) shares owned by Craig F. McCullough, Trustee, SBS Charitable Remainder Trust U/A/D November 27, 1995, a trust affiliated with Mr. Spafford, which owns 1 share of Common Stock, warrants to purchase 1 share of Common Stock; (vi) shares owned by Craig F. McCullough, Trustee, DRS Charitable Remainder Trust U/A/D May 5, 1993, a trust affiliated with Mr. Spafford, which owns 1 share of Common Stock, warrants to purchase 1 share of Common Stock; (vii) shares owned by Bourne Spafford Charitable Trust U/A/D May 15, 1995, a trust affiliated with Mr. Spafford, which owns 1 share of Common Stock and the Utah Autism Foundation a non-for-profit for which Mr. Spafford is a Trustee, owns 35,564 Series D warrants convertible into 35,564 shares of Common Stock.
(3)	Represents options to purchase 1 share of Common Stock that are currently exercisable or exercisable within 60 days after January 5, 2017.

(4)	Represents warrants to purchase 1 share of Common Stock, Class A Warrants to purchase 1 share of Common Stock, Class B Warrants to purchase 1 share of Common Stock and options to purchase 1 share of Common Stock exercisable within 60 days after January 5, 2017.
(5)	Represents options to purchase 1 share of Common Stock that are currently exercisable or exercisable within 60 days after January 5, 2017, and 1 share of Common Stock, Class A warrants to purchase 1 share of Common Stock and Class B warrants to purchase 1 share of Common Stock held by Mr. Chawla’s wife Stephanie Chawla.
(6)	Represents options to purchase 1 share of Common Stock that are currently exercisable or exercisable within 60 days after January 5, 2017, 1 share of Common Stock, Class A Warrants to purchase 1 share of Common Stock and Class B Warrants to purchase 1 share of Common Stock.
(7)	Represents options to purchase 1 share of common stock that are exercisable or exercisable within 60 days after January 5, 2017.

Five Percent Stockholders:

	Title of Class	Address of Beneficial Owner	Amount and nature of beneficial ownership (Common Stock)	Percent of Class (Common Stock)	Amount and nature of beneficial ownership (Series F Preferred Stock)	Percent of Class (Series F Preferred Stock)
Hudson Bay Master Fund Ltd.	Common Stock and Series F Preferred Stock	777 Third Avenue, 30th Floor New York, NY 10017 Attention: George Antonopoulos	131,722(1)	9.99%	2,574(1)	43.9%
CVI Investments, Inc.	Common Stock and Series F Preferred Stock	101 California Street, Suite 3250 San Francisco, CA 94111 Attention: Martin Kobinger	140,090(2)	9.99%	273(2)	4.7%
Empery Asset Management L.P.	Common Stock and Series F Preferred Stock	1 Rockefeller Plaza, Suite 1205 New York, NY 10020 Attention: Ryan M. Lane	131,722(3)	9.99%	1,202(3)	20.5%
Sabby Healthcare Master Fund, Ltd.(6)	Common Stock and Series F Preferred Stock	10 Mountainview Road, Suite 205 Upper Saddle River, NJ 07458 Attention: Rob Grundstein	131,722(4)	9.99%	1,407(4)	24.0%

(1)	Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Amount of common stock beneficially owned includes 116,000 shares of common stock and 15,722 shares of common stock issuable upon conversion of the Convertible Series F Preferred Stock or the 2016 Note within 60 days of January 3, 2017, both of which are subject to beneficial ownership limitations on conversion of 9.99% of the total issued and outstanding immediately following conversion. Amount of Series F Preferred Stock includes 2,574 shares of Series F Preferred Stock which votes on an as-converted basis into shares of common stock, subject to limitation per holder of 9.99% of the total issued and outstanding voting shares, including any common stock beneficially owned.
(2)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights

Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member. Amount beneficially owned includes 40,000 shares of common stock and 100,090 shares of common stock issuable upon conversion of the Convertible Series F Preferred Stock or the 2016 Note within 60 days of January 3, 2017, both of which are subject to beneficial ownership limitations on conversion of 9.99% of the total issued and outstanding immediately following conversion. Amount of Series F Preferred Stock includes 273 shares of Series F Preferred Stock which votes on an as-converted basis into shares of common stock, subject to limitation per holder of 9.99% of the total issued and outstanding voting shares, including any common stock beneficially owned
(3)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), Empery Tax Efficient, LP (“ETE”) and Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by these funds and may be deemed the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by these funds. These funds, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. Amount beneficially owned includes 116,094 shares of common stock and 15,628 shares of common stock issuable upon conversion of the Convertible Series F Preferred Stock or the 2016 Note within 60 days of January 3, 2017, both of which are subject to beneficial ownership limitations on conversion of 9.99% of the total issued and outstanding immediately following conversion. Amount of Series F Preferred Stock includes 1,202 shares of Series F Preferred Stock which votes on an as-converted basis into shares of common stock, subject to limitation per holder of 9.99% of the total issued and outstanding voting shares, including any common stock beneficially owned.
(4)	Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities, except to the extent of its pecuniary interest therein. Amount beneficially owned includes 116,000 shares of common stock and 15,722 shares of common stock issuable upon conversion of the Convertible Series F Preferred Stock or the 2016 Note within 60 days of January 3, 2017, both of which are subject to beneficial ownership limitations on conversion of 9.99% of the total issued and outstanding immediately following conversion. Amount of Series F Preferred Stock includes 1,407 shares of Series F Preferred Stock which votes on an as-converted basis into shares of common stock, subject to limitation per holder of 9.99% of the total issued and outstanding voting shares, including any common stock beneficially owned

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2013, we were a participant in certain transactions and relationships with related persons as more fully described below.

Convertible Notes and Related Warrants

Since January 1, 2014, we have debt obligations to certain persons in connection with convertible notes with related persons as described below. Each of these notes converts to shares of common stock as set forth below.

In February 2015, we entered into a loan agreement for $250,000 with Spring Forth Investments, LLC, an entity controlled by Mr. Spafford. The loan bears interest at a rate of twelve percent (12%) per year and has a maturity date of the earlier of (i) 90 days from the date of the loan agreement or (ii) five days after the closing of a registered public offering of our securities. We paid off this loan with a portion of the proceeds from our February 2015 follow-on offering.

On July 18, 2014, we issued a convertible promissory note with 20% interest and 20,000 Series D Units to Spring Forth Investments, LLC, an entity controlled by Mr. David Spafford. The consideration paid by Mr. Spafford for the note and Units was $500,000. The maturity date on the note is July 18, 2015, which can be extended to July 18, 2016 at our option if we pay $10,000 to Mr. Spafford as compensation for the extension. On April 18, 2015, we extended the maturity date on the note pursuant to this option. This financing was for general working capital purposes.

On March 10, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 6 shares of Common Stock to DRS, LLC, an entity controlled by David Spafford, one of our directors. The consideration paid by DRS, LLC for the note and warrants was $100,000. The maturity date for the promissory note was March 10, 2015, or upon a qualified equity financing of at least $5 million. This financing was for general working capital purposes. The principal balance of this note, along with accrued interest of $3,112 converted to 20,622 Series D Units at $5.00 per unit in July 2014.

On February 26, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 12 shares of Common Stock to Ryan Ashton, our Chief Executive Officer. The consideration paid by Mr. Ashton for the note and warrants was $200,000. The maturity date for the promissory note was February 26, 2015, or upon or a qualified equity financing of at least $5 million. This financing was for general working capital purposes. The principal balance of this note, along with accrued interest of $6,751 converted to 41,350 Series D Units at $5.00 per unit in July 2014.

During 2013, we issued promissory notes to SSA Ventures, LLC and SBS Charitable Remainder Trust U/A/D November 27, 1995 (entities controlled by Mr. Aldous) reflecting obligations of $571,000 and $2,000,000 respectively. The principal balance of these notes, along with accrued interest of $21,901 and $67,068 respectively, converted to shares of Series C Preferred Stock at $4.92 per share.

During 2013, we issued a promissory note to Bourne Spafford Charitable Trust U/A/D May 15, 1995 (controlled by Mr. Spafford) reflecting an obligation of $200,000. This note had an 8% interest rate. The principal and $7,540 of accrued interest converted into shares of Series C Preferred Stock at $4.92 per share.

During 2013, we issued a promissory note to Krispen Family Holdings, LC, a greater than 5% stockholder, reflecting an obligation of $571,000. This note had an 8% interest rate. The principal and $24,154 of accrued interest converted into shares of Series C Preferred Stock at $4.92 per share.

During 2012 we issued convertible promissory notes to Spring Forth Investments LLC and the Bourne Spafford Charitable Trust U/A/D May 15, 1995 (entities controlled by Mr. Spafford) in the aggregate amount of $2,880,000. Each of these notes had an 8% interest rate. The principal and $52,655 of accrued interest converted into shares of Series B Preferred Stock at $32.00 per share. In connection with our IPO, these shares of Series B Preferred Stock converted into shares of our common stock.

During 2012 and 2013, we issued convertible notes to Krispen Family Holdings, LC in the aggregate amount of $2,880,000. Each of these notes had an 8% interest rate. The principal and $36,331 of accrued interest converted into shares of Series B Preferred Stock at $32.00 per share.

During 2012 and 2013, we issued convertible notes to SSA Ventures, LLC in the aggregate amount of $2,880,000. Each of these notes had an 8% interest rate. The principal and $39,700 of accrued interest converted into shares of Series B Preferred Stock at $32.00 per share.

On December 30, 2015, in relation to the agreement of Spring Forth Investments, LLC and Utah Autism Foundation agreeing to enter into subordination agreements in relation to our financing of convertible notes and related Series D warrants, we issued Spring Forth Investments, LLC and Utah Autism Foundation warrants to purchase 2 shares of common stock on the same general terms and conditions of the Series D warrants.

On July 1, 2016, in relation to the agreement of Spring Forth Investments, LLC and Utah Autism Foundation agreeing to enter into subordination agreements in relation to our financing of convertible notes and related Series D warrants, we issued Spring Forth Investments, LLC and Utah Autism Foundation warrants to purchase 71 shares of common stock on the same general terms and conditions of the Series H warrants.

Master Lease Agreement with Onset and Related Warrants and Letters of Credit

We entered into a Master Lease Agreement to provide for the sale-leaseback of molecular diagnostic analyzers. We have completed two lease schedules under this lease agreement: Lease Schedule 001 dated October 16, 2013, amended December 10, 2013, for the sale of 125 molecular diagnostic analyzers for a purchase price of $2,500,000, which are being leased back for 36 monthly payments of $74,875 and Lease Schedule 002 dated March 14, 2014, amended March 18, 2014, for the sale of 75 molecular diagnostic analyzers for a purchase price of $1,500,000, which are being leased back for 24 monthly payments of $64,665. At the end of the lease term of Schedule 001, the lease will automatically renew for twelve additional months at the current monthly rate unless we give written notice 150 days prior to the end of the lease. If timely notice is given we have the opportunity to: 1) repurchase the analyzers for a purchase price determined by lessor not to exceed forty percent of the original costs; or 2) terminate the lease, return the property and enter into a new lease with new property that replaces the property of the old lease. Both we and the lessor will have the right to reject any terms of option 1 or 2 and if rejected, the 12 month extension will apply. Schedule 002 includes similar end of term options as found in Schedule 001, except that if we give timely notice, we have the option to purchase the analyzers at a price to be determined by lessor and us. Schedule 002 also includes a provision that during the first 14 months of the base period of the Schedule, provided there is no event of default and if we complete a successful capital raise, then lessor will use commercially acceptable best efforts to rewrite this Schedule 002 at more favorable terms. We are accounting for these transactions as a capital lease sale-leaseback in accordance with ASC 840 “Leases.”

Our obligations pursuant to the sale-leaseback agreement are secured by letters of credit obtained by Spring Forth Investments, LLC, an entity controlled by David Spafford, and Utah Autism Foundation, an entity for which Mr. Spafford serves on the Board of Trustees and as a Founder Trustee, in an aggregate amount of $3,000,000. These letters of credit were issued by a bank for the benefit of the lessor. Pursuant to three reimbursement agreements we entered into with those entities in connection with the letters of credit, we have agreed to pay each of them 10% interest per annum on the total amount of the letter of credit. Under the reimbursement agreements, we are also obligated to reimburse those third parties for any draws made under the letters of credit. As of December 31, 2014, no draws on either letter of credit had taken place. Our obligations under the reimbursement agreements are secured by a security interest in all of our assets pursuant to security agreements effective the dates of the respective lease schedule.

Ryan Ashton, our chief executive officer, and David Spafford, one of our directors, each personally guaranteed our obligations under the sale-lease agreement. These guarantees cover “the full amount of liability for any amounts due” from us to Onset under the lease agreement. On November 25, 2013, we issued Mr. Ashton warrants to purchase 1 share of common stock and Mr. Spafford warrants to purchase 1 share of common stock, each in compensation for their personal guarantees of our obligations under the lease agreement, with an exercise price of $100.8 million per share.

The foregoing constitutes a summary of the material terms of the lease documents and is qualified in its entirety by the full text of the lease documents, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Voting Agreement

On February 16, 2010 we entered into a voting agreement under which certain holders of our preferred stock, including entities affiliated with certain of our directors, have agreed to vote in a certain way on certain matters, including with respect to the election of directors. In connection with the issuance of Series D Preferred Stock, the Voting Agreement was amended and restated on April 21, 2014 and July 30, 2014. Pursuant to the July 2014 amendment and restatement, (i) the parties agreed to vote their shares to set the size of the board of directors at five directors, (ii) the holders of common stock, voting as a separate class, elect one director to our board of directors (initially Ryan Ashton), and (iii) for long as Hitachi owns 5% of the issued and outstanding shares of our capital stock, Hitachi will be entitled to elect one director. Upon the closing of our IPO, the board of directors election voting provisions contained in the voting agreement terminated; however, pursuant to the terms of the Series D Stock Purchase Agreement and our Certificate, Hitachi will continue to be entitled to elect one director.

Investor Rights Agreement

On February 16, 2010, we entered into an investor rights agreement with the holders of our outstanding Series A Preferred Stock, including entities affiliated with certain of our directors. On November 26, 2013, the investor rights agreement was amended in connection with the issuance of Series C Preferred Stock and Series C-1 Preferred Stock. On April 21, 2014, the investor rights agreement was amended in connection with the issuance of Series D Preferred Stock and on July 30, 2014 the investor rights agreement and was further amended in connection with the issuance of additional shares of Series D Preferred Stock. In connection with our IPO, each 50.4 million shares of Series A, Series C, Series C-1 and Series D Preferred Stock was converted into one share of our common stock.

For a description of these registration rights, see the section titled “Description of Capital Stock — Registration Rights.”

Transactions with Certain Securityholders

On February 19, 2016, the Company entered into subscription agreements with certain investors (the “February Investors”) relating to the sale and issuance by the Company of up to (i) 39,200,000 Units (the “February Units”), at a price of $0.16 per February Unit, each of which consists of one share of the Company’s Common Stock and 1.5 Series E Warrants (the “Series E Warrants”), each whole Series E Warrant to purchase one share of the Company’s Common Stock at an exercise price of $0.25 per share of Common Stock (a “Warrant Share”) (the “February 2016 Offering”). The Company received gross proceeds from the February 2016 Offering of approximately $6.3 million and net proceeds, after deducting agent’s fees and offering expenses, of approximately $5.9 million. In relation to the February 2016 Offering, two of the Investors were Hudson Bay Master Fund Ltd. (“Hudson Bay”) and Empery Asset Management LP (through Empery Tax Efficient, LP, Empery Tax Efficient II, LP and Empery Asset Master Fund, Ltd.) (“Empery”). Both Hudson Bay and Empery participated on the same terms as other February Investors in the public offering. In connection with the offering, Hudson Bay purchased 6.25 million February Units for gross proceeds to the Company of $1 million and Empery (though its three entities) purchased an aggregate of 9.375 million February Units for gross proceeds to the Company of $1.5 million. Both Hudson Bay and Empery were beneficial owners of 9.99% of our issued and outstanding Common Stock on the date of the transaction due to their ownership of 2015 Notes purchased on December 30, 2015.

On April 4, 2016, the Company entered into certain warrant exchange agreements each by and between us and a holder of our outstanding Series E Warrants, pursuant to which we and each such holder agreed to exchange outstanding Series E Warrants for shares of Common Stock. All of the issued and outstanding Series E Warrants were exchanged for 28 shares of Common Stock. As holders of Series E Warrants, both Hudson Bay and Empery participated in the exchange. Hudson Bay exchanged 6,250,000 Series E Warrants for 5 shares of Common Stock and Empery exchanged 9,375,000 Series E Warrants for 8 shares of Common Stock. Both Hudson Bay and Empery were beneficial owners of 9.99% of our issued and outstanding Common Stock on the date of the transaction due to their ownership of 2015 Notes purchased on December 30, 2015 and the Series E Warrants purchased in the February 2016 Offering.

On May 26, 2016, the Company entered into subscription agreements with certain investors (the “May Investors”) relating to the sale and issuance by the Company of up to 3,160,000 Units (the “May 2016 Units”), at a price of $1.90 per May Unit, each of which consists of one share of the Company’s Common Stock and one Series G Warrant (the “Series G Warrants”), each Series G Warrant to purchase one share of the Company’s Common Stock at an exercise price of $1.90 per share of common stock (a “Warrant Share”) for a period of five years from their date of issuance (the “May 2016 Offering”). The Company received gross proceeds from the offering of the May Units of approximately $6 million and net proceeds, after deducting agent’s fees and offering expenses, of approximately $5.6 million. In relation to the May 2016 Offering, two of the Investors were Hudson Bay and Empery (through Empery Tax Efficient, LP, Empery Tax Efficient II, LP and Empery Asset Master Limited). Both Hudson Bay and Empery participated on the same terms as other May Investors in the public offering. In connection with the offering, Hudson Bay puchased 395,000 May Units for gross proceeds to the Company of approximately $0.75 million and Empery (though its three entities) purchased an aggregate of 523,315 May Units for gross proceeds to the Company of approximately $0.99 million. Both Hudson Bay and Empery were beneficial owners of 9.99% of our issued and outstanding Common Stock on the date of the transaction due to their ownership of 2015 Notes purchased on December 30, 2015.

On June 29, 2016, the Company entered into the 2016 SPA with certain investors named on the Schedule of Buyers attached to the 2016 SPA (each a “2016 Note Buyer”) pursuant to which the Company issued, on July 1, 2016, $75 million in principal face amount of 2016 Notes and related Series H warrants. The Buyers purchased the 2016 Notes and related Series H warrants through payment of cash at a discount by paying $906.67 for each $1,000 in principal face amount of 2016 Notes and related Series H Warrants. The 2016 Notes do not bear any ordinary interest. The Company received total gross proceeds of $68 million from the issuance of the 2016 Notes and related Series H Warrants. In relation to the issuance of the 2016 Notes, two of the 2016 Note Buyers were Hudson Bay and Empery (through Empery Tax Efficient, LP, Empery Tax

Efficient II, LP and Empery Asset Master Limited). Both Hudson Bay and Empery participated on the same terms as other 2016 Note Buyers in the offering. In connection with the offering, Hudson Bay puchased approximately $57.8 million aggregate principal amount of 2016 Notes and approximately 43.36 million Series H warrants for gross proceeds to the Company of approximately $52.4 million and Empery (though its three entities) purchased an aggregate of approximately $4.4 million aggregate principal amount of 2016 Notes and approximately 3.3 million Series H warrants for gross proceeds to the Company of approximately $4 million. Both Hudson Bay and Empery were beneficial owners of 9.99% of our issued and outstanding Common Stock on the date of the transaction due to their ownership of 2015 Notes purchased on December 30, 2015 and Series G warrants. The largest amount of debt owned under the 2016 Notes to Hudson Bay since issuance is approximately $52.4 million, which is the current amount owed. The largest amount of debt owed under the 2016 Notes to Empery since issuance is approximately $4.4 million, which is the current amount owed. As of the date hereof, we have issued 241,000 shares to Hudson Bay upon conversion of a pre-installment amortization amount of principal of $610,598. As of date hereof, we have issued 116,094 shares to Empery upon conversion of a pre-installment amortization amount of principal of $294,133. No interest has been paid as the Notes do not bear interest. See “Description of Certain Indebtedness — 2016 Convertible Note Financing” for more details regarding the 2016 Note terms and conditions.

On November 3, 2016, the Company exchanged all of the remaining 2015 Notes outstanding, approximately $8.4 million in aggregate principal amount thereof, for 8,436 shares of a new class of Series F Convertible Preferred Stock, par value $0.001 per share, pursuant to a certificate of designations, preferences and rights of the Series F Preferred Stock. As holders of the 2015 Notes, Hudson Bay and Empery participated in the exchange. Hudson Bay exchanged $3.5 million aggregate principal amount of 2015 Notes for 3,538 Series F Preferred Stock and Empery (through its three entities) exchanged $1.8 million of aggregate principal amount of 2015 Notes for 1,757 Series F Preferred Stock. Both Hudson Bay and Empery were beneficial owners of 9.99% of our issued and outstanding Common Stock on the date of the transaction due to their ownership of 2016 Notes purchased on December 30, 2015 and Series G warrants.

Other Relationships

Sandra Nielsen, who became the domestic partner of Ryan Ashton in 2012, is employed by us as our Senior Vice President of Sales, Marketing and Human Resources. In 2014, Ms. Nielsen received a salary of $205,000 and a stock option grant for 1 share of stock. In 2015, Ms. Nielsen received a salary of $205,000, commissions of $201,576 and a bonus of $61,500. In 2016, Ms. Nielsen received a salary of $216,667 and commissions of $148,439.

Indemnification Provisions

We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements, and our Certificate and Bylaws, require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Audit Committee is responsible for reviewing any potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons.

We have adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and the related person has a direct or indirect material interest.

If a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, the transaction will be reviewed by the chair of our Audit Committee, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, the Audit Committee, or its chair, considers all information that the Audit Committee, or its chair, believes to be relevant and important to a review of the transaction. The Audit Committee or its chair, as the case may be, approves only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the Audit Committee or the chair. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Leasing Facility and Letters of Credit

We entered into a Master Lease Agreement to provide for the sale-leaseback of molecular diagnostic analyzers. We have completed two lease schedules under this lease agreement: Lease Schedule 001 dated October 16, 2013, amended December 10, 2013, for the sale of 125 molecular diagnostic analyzers for a purchase price of $2,500,000, which are being leased back for 36 monthly payments of $74,875 and Lease Schedule 002 dated March 14, 2014, amended March 18, 2014, for the sale of 75 molecular diagnostic analyzers for a purchase price of $1,500,000, which are being leased back for 24 monthly payments of $64,665. At the end of the lease term of Schedule 001, the lease will automatically renew for twelve additional months at the current monthly rate unless we give written notice 150 days prior to the end of the lease. If timely notice is given we have the opportunity to: 1) repurchase the analyzers for a purchase price determined by lessor not to exceed forty percent of the original costs; or 2) terminate the lease, return the property and enter into a new lease with new property that replaces the property of the old lease. Both we and the lessor will have the right to reject any terms of option 1 or 2 and if rejected, the 12 month extension shall apply. Schedule 002 includes similar end of term options as found in Schedule 001, except that if we give timely notice, we have the option to purchase the analyzers at a price to be determined by lessor and us. Schedule 002 also includes a provision that during the first 14 months of the base period of the Schedule, provided there is no event of default and if we complete a successful capital raise, then lessor will use commercially acceptable best efforts to rewrite this Schedule 002 at more favorable terms. We are accounting for these transactions as a capital lease sale-leaseback in accordance with ASC 840 “Leases.”

Our obligations pursuant to the sale-leaseback agreement are secured by letters of credit obtained by Spring Forth Investments LLC and Utah Autism Foundation in an aggregate amount of $3,000,000. These letters of credit were issued by a bank for the benefit of the lessor. Pursuant to three reimbursement agreements we entered into with those entities in connection with the letters of credit, we have agreed to pay each of them 10% interest per annum on the total amount of the letter of credit. Under the reimbursement agreements, dated October 30, 2013 and March 21, 2014, we are also obligated to reimburse those third parties for any draws made under the letters of credit. As of January 5, 2017, no draws on the line of credit had taken place. Our obligations under the reimbursement agreements are secured by a security interest in all of our assets pursuant to security agreements effective the dates of the respective lease schedule.

Ryan Ashton, our chief executive officer, and David Spafford, one of our directors, each personally guaranteed our obligations under the lease agreement. These guarantees cover the full amount of liability for any amounts due from us to Onset under the lease agreement. On November 25, 2013, we issued Mr. Ashton warrants to purchase 1 share of common stock and Mr. Spafford warrants to purchase 1 share of common stock, each in compensation for their personal guarantees of our obligations under the lease agreement, with an exercise price of $100.8 million per share.

On December 30, 2015, Spring Forth Investments LLC and Utah Autism Foundation agreed to enter into subordination agreements with the collateral agent in the convertible note financing whereby each agreed to subordinate their debt to the convertible notes issued in the convertible note financing. As consideration for entering into subordination agreements with the collateral agent in the convertible note financing, we agreed to issue to the entities Series D warrants exercisable for 2 shares of common stock (the “Subordination Warrants”). The Subordination Warrants have the same general terms and conditions of the Series D warrants.

The foregoing constitutes a summary of the material terms of the lease documents and is qualified in its entirety by the full text of the lease documents, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Promissory Notes

On July 18, 2014, we issued a promissory note with 20% interest and 20,000 Series D Units to David Spafford. The consideration paid by Mr. Spafford for the note and Series D Units was $500,000. The original maturity date on the note was July 18, 2015, but was extended to July 18, 2016 at our option by paying $10,000 to Mr. Spafford as compensation for the extension. Another extension was signed extending the due date to July 18, 2017. This financing was for general working capital purposes.

In February 2015, the Company entered into another loan with David Spafford for $250,000 with 12% interest. In April 2015, the Company paid off the note along with accrued interest in the amount of $4,192 and a termination fee of $12,500.

2015 Convertible Note Financing

On December 30, 2015, we issued 2015 Notes to certain investors for an aggregate principal amount of $22.1 million. The 2015 Notes provided that we would repay the principal amount of 2015 Notes in 12 equal installments (each an “Installment Date”) beginning 4 months after the original date of issuance. On each installment date, assuming the equity conditions were met, including but not limited to those set forth below, the installment payment would automatically be converted into shares of common stock, provided however that we could elect prior to any Installment Date to redeem all or a portion of the installment amount in cash.

As of November 3, 2016, we had issued 316,590 shares of Common Stock upon conversion of 2015 Notes pursuant to installment payments. On November 3, 2016, the Company exchanged all of the remaining 2015 Notes outstanding, approximately $8.4 million in aggregate principal amount thereof, for 8,436 shares of a new class of Series F Convertible Preferred Stock, par value $0.001 per share, pursuant to a certificate of designations, preferences and rights of the Series F Preferred Stock.

2016 Convertible Note Financing

On July 1, 2016, we issued 2016 Notes for an aggregate principal amount of $75 million. The 2016 Notes provide that we will repay the principal amount of 2016 Notes in 15 equal installments (each an “Installment Date”) beginning on the fifth trading day following January 30, 2017 (the “First Amortization Date”), and thereafter the last business day of each calendar month through to the maturity date. On each installment date, assuming the equity conditions are met, including but not limited to those set forth below, the installment payment shall automatically be converted into shares of common stock, provided however that we may elect prior to any Installment Date to redeem all or a portion of the installment amount in cash. The 2016 Notes and the related Series H Warrants were issued and sold at the closing with (1) 8.8235% (approximately $6 million) of its applicable aggregate cash purchase price paid to the Company by wire transfer of immediately available funds and (2) 91.1765% (approximately $62 million) of its applicable aggregate cash purchase price to an account of the Company established for such Buyer (a “2016 Master Restricted Account”) by wire transfer of immediately available funds, such purchase price to be held and in accordance with and pursuant to the terms and conditions of an account control agreement between the Buyer and the bank (a “2016 Master Control Account Agreement”). We consider the cash in the restricted accounts to be assets of the Company permitting us to issue 2016 Notes in the aggregate principal amount of $75 million. In the event we are unable to meet the equity conditions outlined in the 2016 Notes, the cash contained in the restricted accounts will be promptly returned to the holders by each holder providing a notice for the release of the funds back to such holder and the aggregate principal amount of the 2016 Notes will be reduced accordingly. See “Description of Certain Indebtedness — convertible note financing — 2016 Note Equity Conditions” for a summary of the equity conditions set forth in the 2016 notes.

Conversion Features of the 2016 Notes

The price at which the Company will convert the installment amounts for the 2016 Notes is equal to the lowest of (i) the then prevailing conversion price, (ii) 80% of the arithmetic average of the lower of (i) the three lowest daily weighted average prices of the common stock during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the Installment Date and (iii) the weighted average price of the common stock on the trading day immediately preceding the Installment Date, subject in all cases to a floor price of $1.00 (which the Company may voluntarily remove by negotiating an alternative conversion price). Currently the Company conversion price is $2.53.

Any holder of a 2016 Note may by notice to us accelerate up to four future installment payments to any applicable Installment Date, in which case we will deliver shares of common stock for the conversion of such accelerated payments. The holder of a 2016 Note may also by notice to us defer any installment payment to a later Installment Date.

At any time after issuance, the 2016 Notes will be convertible at the election of the holder into shares of our common stock at a conversion price of $6.00, subject to adjustment. Unlike the conversion price for installment payments which are converted at the election of the Company and are set to a discount to market price and subject to a floor price of $1.00, conversions at the election of the holder are not adjusted as a discount to market price and are not subject to the floor price of $1.00. Conversion of the 2016 Note is subject to a blocker provision which prevents any holder from converting into shares of common stock if their beneficial ownership of the common stock would exceed either 4.99% or 9.99% of our issued and outstanding common stock, as elected by the holder at Closing. The conversion price is subject to certain adjustments upon the occurrence of certain dilutive events, including the issuance of certain options or convertible securities, and upon the occurrence of certain corporate events, including stock splits and dividends. At any time after the issue of the 2016 Notes, so long as there has been no failure of the equity conditions during the applicable measurement periods, the Company will have the right to redeem all, but not less than all, of the conversion amount then remaining under the 2016 Notes at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of common stock during the period beginning on the date immediately preceding our notice of redemption and ending on the Company redemption date, by (II) the lowest conversion price in effect during such period.

On January 2, 2017, the Company entered into separate agreements (each, an “Amendment Agreement”) with holders of more than 51% in aggregate principal amount of the 2016 Notes. Pursuant to the terms of the Amendment Agreements, all of the 2016 Notes were amended such that no holder of 2016 Notes nor any of its affiliates will sell, directly or indirectly, on any trading day more than its pro rata percentage of 40% of the trading volume of our common stock, unless our common stock is then trading above $2.50 (as adjusted for stock splits, stock dividends, recapitalizations and similar events). Additionally, the 2016 Notes were amended to provide that the portion of an installment amount due on an applicable installment date equal to the product obtained by multiplying (x) the number of pre-installment conversion shares delivered by the Company to the holder with respect to such installment date and (y) the Company Conversion Price (as defined in the 2016 Notes) as in effect on such installment date, shall not be allowed to be deferred by the holder to a later installment date.

Release of Funds to us from Proceeds of the 2016 Convertible Note Financing

The remaining aggregate cash purchase price will be released to us as follows: (i) $6 million on the First Amortization Date, (ii) $8 million after the fifth trading day after the last business day of the calendar month following the First Amortization Date and (iii) $3,692,308 on the 75th trading day after the initial date the shares of common stock underlying the 2016 Notes are eligible to be resold pursuant to Rule 144 of the Securities Act of 1933, as amended (the “144 Date”) and each 30th calendar day thereafter until all restricted cash has become unrestricted and released.

Note holders’ rights upon occurrence of Event of Default

Under the 2016 Notes, the holders will have certain rights upon an “Event of Default” (as defined in the 2015 Notes). Such rights include (i) the remaining principal amount of the 2016 Notes bearing interest at a rate of 10% per annum, (ii) during the Event of Default the conversion price being adjusted to the lowest of (a) the conversion price then in effect, (b) 75% of the lowest weighted average price of the common stock during the 30 consecutive trading day period ending on the trading day immediately preceding the date of the event of default conversion and (c) 75% of the weighted average price of the common stock on the date of the applicable event of default conversion, (iii) the holder having the right to demand redemption of all or a portion of the 2016 Notes and (iv) the triggering rights under the security interest granted to the holders, resulting in the foreclosure of their security interests and liquidation of some or all of our assets.

At any time after the earlier of the holder’s receipt of a notice of an Event of Default and the holder becoming aware of an Event of Default and ending on the 15th trading day after the later of (x) the date such Event of Default is cured and (y) the holder’s receipt of an Event of Default notice, the holder may require the Company to redeem all or any portion of the 2016 Note by delivering written notice to the Company. Each portion of the 2016 Note subject to redemption shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of common stock during the period beginning on the date immediately preceding such Event of Default and ending on the date the holder delivers the redemption notice, by (II) the lowest conversion price in effect during such period.

“Event of Default” under the 2016 Notes includes, but is not limited to (and subject to the ability to cure in certain instances): (i) (A) the suspension from trading for more than an aggregate of ten (10) trading days in any 365-day period or (B) or failure of the common stock to be listed on an eligible market; (ii) failure to cure conversion failures of the 2016 Notes or exercise failures of the Series H Warrants; (iii) certain failures to have enough authorized and unreserved shares of common stock to satisfy conversions of the 2016 Notes or exercises of the Series H Warrants; (iv) the Company’s failure to pay to the holder any amounts when and as due under the 2016 Notes or any other transaction document; (v) any default under, redemption of or acceleration prior to maturity of more than $100,000, individually or in the aggregate, of indebtedness of the Company; (vi) voluntary bankruptcy of the Company; (vii) involuntary bankruptcy, receivership or other similar proceedings before a court; (viii) subject to certain limitations, a final judgment or judgments for the payment of money aggregating in excess of $250,000, individually or in the aggregate, not covered by insurance; (ix) breaches of the representations, warranties and covenants in the transaction documents only if such breach continues for a period of at least an aggregate of five (5) Trading Days; (x) any breach or failure in any respect to comply with either Sections 8, 17 or 18 of the 2016 Note; (xi) the Company fails to perform or comply with any covenant or agreement contained in the pledge and security agreement related to the 2016 Notes (the “2016 Security Agreement); (xii) the Company shall fail to perform or comply with any covenant or agreement contained in any 2016 Master Control Account Agreement; (xiii) any material provision of any security document or 2016 Master Control Account Agreement (as determined by the applicable holder) shall at any time for any reason cease to be valid and binding on or enforceable against the Company; (xiv) any 2016 Security Document, 2016 Master Control Account Agreement or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected; (xv) any bank at which any deposit account, blocked account, lockbox account or other account of the Company is maintained shall fail to comply with any material term of any deposit account, blocked account, lockbox account or other similar agreement to which such bank is a party; (xvi) any material damage to, or loss, theft or destruction of, any collateral or a material amount of property of the Company, if any such event or circumstance could reasonably be expected to have a material adverse effect; (xvii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that the equity conditions are satisfied or that there has been no equity conditions failure or as to whether any Event of Default has occurred; (xviii) the Company’s failure for any reason after the date that is six (6) months immediately following the date of issuance to satisfy the current public information requirement under Rule 144(c) of the Securities Act; (xix) if as of the applicable date of determination (A) the holder of this Note is not an affiliate of the Company and (B) the shares of Common Stock issuable pursuant to the terms of the 2016 Notes and/or exercise of the Series H Warrants are eligible to be resold by the holder either pursuant to an effective registration statement in favor of the holder or Rule 144 of the Securities Act, the failure of such shares of Common Stock issuable pursuant to the terms of the 2016 Notes and/or such Series H Warrant, as applicable, to be issued and delivered to the holder without any restrictive legends; or (xx) any Event of Default occurs with respect to any other convertible notes.

2016 Note Covenants

We made certain negative covenants in the 2016 Notes, pursuant to which we agreed not to: (a) incur or guarantee, assume or suffer to exist any indebtedness, other than permitted indebtedness; (b) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets of the Company other than permitted liens; (c) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents all or any portion of any indebtedness other than the 2016 Notes if an Event of Default shall have occurred; (d) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents all or any portion of any indebtedness (other than the 2016 Notes), prior to the scheduled maturity date of such indebtedness; (e) redeem or repurchase its equity interest or declare or pay any cash dividend or distribution; (f) make, any change in the nature of its business; (g) encumber or allow any liens on, any of its intellectual property other than permitted liens; or (h) enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except in the ordinary course of business.

We made certain affirmative covenants in the 2016 Notes, pursuant to which we agreed to: (a) maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where failure to do so would not result in a material adverse effect; (b) maintain and preserve all of its properties which are reasonably necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder; (c) maintain insurance with responsible and reputable insurance companies or associations with respect to its properties) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; and (d) maintain and preserve all of its intellectual property rights which are reasonably necessary in the proper conduct of its business.

2016 Note Equity Conditions

The 2016 Notes provide that prior to the release of the remaining cash purchase price of the 2016 Notes, we are required to meet certain equity conditions including, but not limited to: (i) all shares of common stock issuable pursuant to the terms of the 2016 Notes, including the shares of common stock issuable upon the conversion requiring the satisfaction of the equity conditions (in each case, without regard to any restriction or limitation on conversions), shall be eligible for sale pursuant to Rule 144 without any volume limitation by the holder and no failure to have current public information under Rule 144 exists, and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the required measuring period, the common stock is designated for quotation on an acceptable exchange or market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than five (5) days and occurring prior to the applicable date of determination due to business announcements by the Company); (iii) during the measuring period, the Company shall have delivered all shares of common stock pursuant to the terms of the 2016 Notes and upon exercise of the Series H Warrants to the holders on a timely basis; (iv) the shares of common stock issuable upon conversion may be issued in full without violating beneficial owner limitations and Nasdaq regulations as set forth in the 2016 Notes; (v) during the measuring period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due; (vi) during the measuring period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended fundamental transaction which has not been abandoned, terminated or consummated, (B) an Event of Default (as described below) or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause all shares of common stock issuable pursuant to the terms of the 2016 Notes, not to be eligible for sale pursuant to Rule 144 without any volume limitation by the holder (including, without limitation, by virtue of an existing or expected public information failure under Rule 144) and any applicable state securities laws; (viii) during the measuring period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any documents related to the 2016 Note transaction; (ix) the holder shall not be in possession of any material, nonpublic information received from the Company; (x) the shares of common stock issuable upon conversion are duly authorized and listed and eligible for trading without restriction on an eligible market; (xi) the daily dollar trading volume of the common stock as reported by Bloomberg for each trading day during the measuring period shall be at least $800,000; (xii) on each trading day during the measuring period, the weighted average price of the common stock equals or exceeds $31,200 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction); and (xiii) the Company shall have a number of shares of common stock duly authorized and reserved for the issuance pursuant to the terms of this 2016 Note that is equal to, or greater than, the quotient obtained by dividing (A) 165.5% of the applicable release amount, by (B) the conversion floor price (as set forth in the 2016 Note).

If the Company does not meet the above equity conditions, then the cash in the Company’s restricted accounts will not become available to the Company. The Company currently has a waiver, obtained on January 9, 2017, to the daily dollar trading volume and stock price equity condition (conditions (xi) and (xii) above) which extends through February 28, 2017. If, by February 28, 2017, the Company does not receive an extension of this waiver or an amendment to the 2016 notes which amends the required stock price, then the Company will not be able to convert amortization payments under the 2016 Notes, which would require settlement of the payments in cash. The waiver does not cover the conditions in relation to receipt of funds from restricted accounts and, the Company would not meet an additional waiver or amendment to the requirements to receive the release of the restrictions on cash in the restricted accounts.

2016 Security Agreement

We entered into the 2016 Security Agreement with the lead investor, in its capacity as collateral agent for all holders of the 2016 Notes. The 2016 Security Agreement creates a first priority security interest (second priorty so long as the 2015 are outstanding) in all of our personal property of every kind and description, tangible or intangible, whether currently owned and existing or created or acquired in the future, including in this collateral any and all cash released from the control accounts described above. We agreed to certain conditions on our maintenance and use of the collateral, including but not limited to the location of equipment and inventory, the condition of equipment, the payment of taxes and prevention of liens or encumbrances, the maintenance of insurance, the protection of intellectual property rights, and limitations on transfers and sales.

Upon the occurrence of an “Event of Default” under this 2016 Security Agreement, the collateral agent will have certain rights including taking control of the collateral and, in certain circumstances, selling the collateral to cover obligations owed to the holders of the convertible notes pursuant to its terms.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our Certificate, and Bylaws, our outstanding warrants, and the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our Certificate, Bylaws, and the warrants, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

Common Stock

As of January 5, 2017, there were 1,302,904 shares of common stock issued and outstanding held by 474 stockholders of record. As of January 5, 2017, there were outstanding options to purchase 72 shares of common stock, warrants to purchase 2,435,303 shares of common stock and convertible debt that would convert into 12,500,000 shares of common stock based on exercise prices and conversion rates for such securities on January 5, 2017.

Voting Rights.  Holders of our common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the holders of common stock. The affirmative vote of the holders of sixty percent of the voting power of all of the shares of the stock outstanding entitled to vote thereon, voting as a single class, is required to alter, amend or repeal certain provisions of our Certificate, providing for undesignated Preferred Stock, the election and removal of directors, our classified board of directors, the calling of special meetings of stockholders, and director liability and indemnification.

Dividends.  Subject to certain preferences applicable to outstanding preferred stock, each share of common stock is entitled to receive dividends as may be declared by our board of directors from time to time out of funds legally available therefor.

Liquidation.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment in full of all of our creditors and payment of the liquidation preference of any outstanding preferred stock.

Rights and Preferences.  Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

Series E Convertible Preferred Stock

In connection with our February 2015 public offering, we issued as part of the Units, shares of Series E Convertible Preferred Stock pursuant to a Certificate of Designation approved by our board of directors. As of January 5, 2017, we had 74,380 Series E Convertible Preferred Stock issued and outstanding convertible into 100 shares of common stock at a conversion ratio of 1 for 12,600,000. The Series E Convertible Preferred Stock will not be convertible by the holder of such preferred stock to the extent (and only to the extent) that the holder or any of its Affiliates would beneficially own in excess of 4.99% of our common stock. For purposes of the limitation described in this paragraph, beneficial ownership and all determinations and calculations are determined in accordance with Section 13(d) of the Exchange Act and the rule and regulations promulgated thereunder.

Pursuant to the Certificate of Designation, if we enter into a “Fundamental Transaction”, each share of Series E Convertible Preferred Stock shall be automatically converted into four shares of our common stock, subject to the 4.99% of beneficial ownership limitation discussed in the previous paragraph. A “Fundamental Transaction” includes, but is not limited to, (1) a consolidation, merger stock or share purchase or other business combination in which our shareholders immediately prior to such consolidation or merger hold less than 50% of the outstanding voting stock after such consolidation or merger (not including any shares of our voting stock held by the person or entity making or party to, or associated or affiliated with the person or entity making or party to, such stock purchase or other business combination), (2) sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our properties or assets, or (3) allowing any person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of our outstanding voting stock (not including any shares of our voting stock held by the person or entity making or party to, or associated or affiliated with the person or entity making or party to, such purchase, tender or exchange offer), or (4) any person or group becoming a beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock.

The Series E Convertible Preferred Stock has no voting rights, except that the holders of shares of at least a majority of the Series E Convertible Preferred Stock will be able to effect or validate any amendment, alteration or repeal of any of the provisions of the Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series E Convertible Preferred Stock, whether by merger or consolidation or otherwise; provided, however, that in the event of an amendment to terms of the Series E Convertible Preferred Stock, including by merger or consolidation, so long as the Series E Convertible Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series E Convertible Preferred Stock is converted into, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights, taken as a whole, not materially less favorable to the holders of the Series E Convertible Preferred Stock than the powers, preferences or special rights of the Series E Convertible Preferred Stock, taken as a whole, the occurrence of such event will not be deemed to materially and adversely affect such powers, preferences or special rights of the Series E Convertible Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of such events. An amendment to the terms of the Series E Convertible Preferred Stock only requires the vote of the holders of Series E Convertible Preferred Stock.

With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series E Preferred Stock shall rank equal to our common stock. No sinking fund has been established for the retirement or redemption of the Series E Convertible Preferred Stock. As such, the Series E Convertible Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by us due to an arrearage in the payment of dividends or sinking fund installments.

The Series E Convertible Preferred Stock also has no liquidation rights or preemption rights, and there are no special classifications of our board of directors related to the Series E Convertible Preferred Stock.

Series F Convertible Preferred Stock

Stated Value of Series F Preferred Shares

Each Series F Preferred Share has a stated value of $1,000 and a par value of $0.001 per share.

Dividends

The Series F Preferred Shares are entitled to dividends, on an as converted basis, with the holders of our common stock, but do not accrue additional dividends unless a Triggering Event has occurred and is continuing, in which case dividends will accrue at a default rate of 10% per annum. There are no sinking fund provisions applicable to the Series F Preferred Stock.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, the holders of Series F Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of capital stock junior to the Series F Preferred Stock, but pari passu with any stock on parity with the Series F Preferred Stock then outstanding, an amount per Series F Preferred Share equal to the greater of (A) the conversion amount thereof on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series F Preferred Shares into Common Stock immediately prior to the date of such payment (without regard to any limitations on the conversion of each Series F Preferred Share), provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders and holders of shares of on parity, then each holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series F Preferred Shares and all holders of shares of parity stock. All the preferential amounts to be paid to the holders of Series F Preferred Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of junior in connection with a liquidation.

Rights upon Distribution of Assets

If the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each holder of Series F Preferred Stock, as holders of Series F Preferred Shares, will be entitled to such Distributions as if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series F Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Series F Preferred Shares) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such holder’s right to participate in any such Distribution would result in such holder and the other Attribution Parties exceeding the Maximum Percentage, then such holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such holder until such time or times as its right thereto would not result in such holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times, if any, such Holder shall be granted such Distribution to the same extent as if there had been no such limitation).

Voting Rights

The holders of Series F Preferred Shares shall have the right to vote with holders of shares of our common stock, voting together as one class on all matters, with each Series F Preferred Share entitling the holder thereof to cast that number of votes per share as is equal to the aggregate number of shares of our common stock into which it is then convertible (without regard to any limitations on conversion set forth in the Certificate of Designations for the Series F Preferred Stock including without limitation, the maximum percentage and/or the failure to have a sufficient number of shares of common stock reserved or available for issuance pursuant to the Certificate of Designations for the Series F Preferred Stock) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the conversion price is calculated; provided, that no holder (together with such holder’s attribution parties) shall be permitted to have a number of votes in excess of such aggregate number of votes granted to the holders of 9.99% of the shares our common stock then outstanding (including any votes with respect to any shares of our common stock and preferred stock beneficially owned by the holder or such holder’s attribution parties).

Voluntary Conversion

The Series F Preferred Shares are initially convertible at the election of the holder into shares of our common stock at a conversion price equal to $6.00, subject to adjustment as described below. From and after July 3, 2017, the Series F Preferred Shares shall be convertible at a conversion price equal to 85% of the arithmetic average, in each case of the lower of (i) the three lowest daily weighted average prices of the our common stock during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of determination and (iii) the weighted average price of the our common stock on the trading day immediately preceding the date of determination.

The conversion price is subject to certain adjustments upon the occurrence of certain dilutive events, including the issuance of certain options or convertible securities, and upon the occurrence of certain corporate events, including stock splits and dividends.

Automatic Conversion

On November 3, 2016, 2,098 Series F Preferred Shares were mandatorily converted into 349,667 shares of our common stock at a conversion price of $6.00 per share. In each case, shares of our common stock will be held in abeyance to the extent necessary to satisfy limitations on beneficial ownership as described below.

Limitations on Conversions

Conversion of the Series F Preferred Shares are subject to a blocker provision which prevents any holder from converting into shares of our common stock if their beneficial ownership of the our common stock would exceed either 4.99% or 9.99% of the Company’s issued and outstanding our common stock, as elected by the holder at Closing.

Company Optional Redemption

At any time after the issue of the Series F Preferred Shares, so long as there has been no failure of the equity during the applicable measurement periods, the Company has the right to redeem all, but not less than all, of the conversion amount then remaining under the Series F Preferred Shares at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of our common stock during the period beginning on the date immediately preceding the Company’s notice of redemption and ending on the Company redemption date, by (II) the lowest conversion price in effect during such period.

Triggering Events

Under the Certificate of Designations for the Series F Preferred Stock, the holders have certain rights upon an “Triggering Event” (as defined in the Certificate of Designations for the Series F Preferred Stock). Such rights include (i) the remaining principal amount of the Series F Preferred Shares bearing interest at a rate of 10% per annum, (ii) during the Triggering Event the conversion price being adjusted to the lowest of (a) the conversion price then in effect, (b) 75% of the lowest weighted average price of the our common stock during the 30 consecutive trading day period ending on the trading day immediately preceding the date of the Triggering Event conversion and (c) 75% of the weighted average price of the our common stock on the date of the applicable Triggering Event conversion, and (iii) the holder having the right to demand redemption of all or any number of the Series F Preferred Shares.

At any time after the earlier of the holder’s receipt of a notice of an Triggering Event and the holder becoming aware of an Triggering Event and ending on the 15th trading day after the later of (x) the date such Triggering Event is cured and (y) the holder’s receipt of an Triggering Event notice, the holder may require the Company to redeem all or any number of the Preferred Share by delivering written notice to the Company. Each Preferred Share subject to redemption shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of our common stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date the holder delivers the redemption notice, by (II) the lowest conversion price in effect during such period.

“Triggering Event” includes, but is not limited to (and subject to the ability to cure in certain instances):

(i)	(A) the suspension from trading for more than an aggregate of ten (10) trading days in any 365-day period or (B) the failure of the our common stock to be listed on an eligible market;
(ii)	the Company’s (i) failure to convert the Series F Preferred Shares or related warrants by delivery of the required number of shares of our common stock within five (5) trading days after the applicable conversion or exercise date, (ii) notice of its intention not to comply with a request for conversion or exercise of the Series F Preferred Shares or related warrants or (iii) the Company fails to have sufficient authorized shares to convert the Series F Preferred Shares and related warrants in full for 75 consecutive days.
(iii)	any payment failure;
(iv)	any default under, redemption of or acceleration prior to maturity of more than $100,000, individually or in the aggregate, of Indebtedness of the Company or any of its Subsidiaries;
(v)	certain bankruptcy events;
(vii)	a final judgment or judgments for the payment of money aggregating in excess of $250,000, individually or in the aggregate, are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within seventy-five (75) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides each holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to such holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment;
(viii)	breaches of representations, warranties and covenants in the Certificate of Designations for the Series F Preferred Stock) and related transaction documents; or
(ix)	the Company’s failure for any reason after the date that is six (6) months immediately following the Issuance Date to satisfy the current public information requirement under Rule 144(c) of the 1933 Act.

Fundamental Transactions

The Series F Preferred Shares also provide the holders with certain rights upon the occurrence of a fundamental transaction, including but not limited to assumption rights and redemption rights upon any change of control.

Covenants

The Company has certain negative covenants in the Series F Preferred Shares, pursuant to which the Company agrees, among other things, not to: (a) incur or guarantee, assume or suffer to exist any indebtedness, other than permitted indebtedness; (b) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets of the Company other than permitted liens; (c) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents all or any portion of any indebtedness other than the Series F Preferred Shares in an Triggering Event shall have occurred; (d) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents all or any portion of any indebtedness, prior to the scheduled maturity date of such indebtedness; (e) redeem or repurchase its equity interest or declare or pay any cash dividend or distribution; (f) make, any change in the nature of its business; (g) encumber or allow any liens on, any of its intellectual property other than permitted liens; or (h) enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except in the ordinary course of business.

The Company also made certain affirmative covenants in the Series F Preferred Shares, pursuant to which the Company agrees to, among other things: (a) maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where failure to do so would not result in a Material Adverse Effect; (b) maintain and preserve all of its properties which are reasonably necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder; (c) maintain insurance with responsible and reputable insurance companies or associations with respect to its properties) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; and (d) maintain and preserve all of its intellectual property rights which are reasonably necessary in the proper conduct of its business.

Exchange Rights

In the event the Company enters into a Subsequent Placement (as defined in the 2015 SPA) while any of the Series F Preferred Shares remains outstanding (other than (x) to the extent prohibited by applicable law and then only if the Company is unable under applicable law to affect a transaction with the holders substantially and/or economically equivalent as determined by the required holders to such exchange (as defined below) or (y) with respect to Excluded Securities as defined in the Series F Certificate of Designations), each holder may, in its sole and absolute discretion, exchange (an “Exchange”) all or any portion of the outstanding conversion amount, and/or other amounts then payable under such Holder’s Series F Preferred Shares (such exchanged amount, the “Exchange Amount”), as purchase price for the securities to be offered in such Subsequent Placement in connection with, and otherwise upon the same terms available to other investors generally in connection with, such Subsequent Placement.

Delaware Anti-Takeover Law and Charter and Bylaws Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. In addition, provisions of our Certificate and Bylaws may make it more difficult to acquire control of us. These provisions could deprive stockholders of the opportunity to realize a premium on the shares of common stock owned by them and may adversely affect the prevailing market price of our common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors;
•	discourage transactions that may involve an actual or threatened change in control of us;
•	discourage tactics that may be used in proxy fights;
•	encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any
•	proposed business combination or offer; and
•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our stockholders.

Classified board of directors; Removal and Filling Vacancies.  Our Certificate and Bylaws provide for our board of directors to be divided into three classes of directors serving staggered, three-year terms. The classification of our board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board of directors. Subject to the rights of Hitachi Chemical Co., Ltd. and the rights of the holders of any outstanding series of preferred stock, our Certificate authorizes only the board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on our board of directors by enlarging the board of directors and filling the new directorships with its own nominees. Our Certificate also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting stock.

Special Stockholder Meetings.  Our Bylaws provide that special meetings of the stockholders for any purpose or purposes, unless required by law, shall be called by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board of directors and management.

Amendment of Provisions in the Certificate of Incorporation.  Our Certificate requires the affirmative vote of the holders of sixty percent of the voting power of all of the shares of the stock outstanding entitled to vote thereon, voting as a single class, shall be to alter, amend or repeal Article V, Article VI, Article VIII, or Article IX of our Certificate or the provisions of Article IV of our Certificate providing for undesignated Preferred Stock. These provisions of our Certificate relate to the election and removal of directors, our classified board of directors, special meetings of stockholders, and director liability and indemnification.

These voting requirements and provisions will make it more difficult for minority stockholders to make changes in our Certificate that could be designed to facilitate the exercise of control over us.

Amendment of Provisions in our Bylaws.  Our Bylaws include provisions that:

•	specify that special meetings of the stockholders for any purpose or purposes, unless otherwise required by law, may be called at any time only by the chairman of the board of directors, the chief executive officer or by a majority of the board of directors;
•	require that the business to be transacted at any annual or special meeting of stockholders shall be limited to business that is properly brought before the meeting;
•	allow actions to be taken by written consent of the stockholders without a meeting only if such actions have been earlier approved by the board of directors;
•	specify procedures related to nominations of directors;
•	specify that the number of directors to constitute the whole board of directors shall be fixed from time to time by resolution adopted by a majority of the entire board of directors; and
•	specify that directors may be may be removed at any time by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors, but only for cause.

Each of these bylaw provisions may not be altered, amended or repealed except by the board of directors or by the affirmative vote of holders of at least two-thirds of our outstanding voting stock.

These voting requirements and provisions make it more difficult for minority stockholders to make changes to our Bylaws that could be designed to facilitate the exercise of control over us.

Rights of First Refusal

Under the 2015 SPA, the Company has agreed that until the later of (x) December 31, 2017 and (y) date no 2015 Notes are outstanding, the Company shall not, (i) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for common stock or common stock equivalents unless the Company shall have first offered to issue and sell to or exchange with the buyers of the 2015 Notes at least thirty five percent (35%) of the securities offered in such offering, allocated among such buyers based on such buyer’s pro rata portion of the aggregate principal amount of 2015 Notes purchased for cash under the 2015 SPA.

Under the 2016 SPA, the Company has agreed that until the later of (x) July 1, 2019 and (y) date no 2016 Notes are outstanding, the Company shall not, (i) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for common stock or common stock equivalents unless the Company shall have first offered to issue and sell to or exchange with the buyers of the 2016 Notes at least thirty five percent (35%) of the securities offered in such offering, allocated among such buyers based on such buyer’s pro rata portion of the aggregate principal amount of 2016 Notes purchased under the 2016 SPA.

Stock Options

As of January 5, 2017, options to purchase an aggregate of 53 shares of common stock were outstanding under the 2006 Stock Option Plan and 2014 Stock Option Plan. Options to purchase an aggregate of 19 shares of common stock were outstanding under the Omnibus Plan and 0 additional shares of common stock were available for future grants the Omnibus Plan.

On August 7, 2014, we launched a tender offer to eligible employees to exchange all of the stock options held by such employees under the 2006 Stock Option Plan for new options under the 2014 Stock Option Plan. Following the expiration of the tender offer on September 5, 2014, we accepted for exchange eligible options to purchase 10 shares of our common stock. In accordance with the terms and conditions of the tender offer, on September 9, 2014, we granted new options exercisable into 10 shares of our common stock with an exercise price of $176.4 million per share in exchange for the cancellation of such tendered options. All of the named executive officers holding options issued under the 2006 Stock Option Plan participated in the tender offer. The objective of the tender offer was to provide employees who elected to participate with new options, the terms of which preserve the original incentive effect of our equity incentive programs in light of market and industry wide economic conditions.

Warrants

As of January 5, 2017, we had outstanding 67,735,064 warrants to purchase 2,435,303 shares of common stock comprised of (i) 372,331 common warrants to purchase 19 shares of common stock, (ii) 1,532,598 warrants to purchase 48 shares of common stock that were issued as “Class A Warrants”, (iii) 1,310,956 warrants to purchase 29 shares of common stock that were issued as “Class B Warrants”, (iv) 1,074,082 warrants to purchase 34 shares of common stock that were issued as Series B Warrants upon exercise of Series A Warrants, (v) 2,361,468 warrants to purchase 2,361,468 shares of common stock that were issued as “Series D warrants” (vi) 71,129 warrants to purchase 71,129 shares of our common stock that were issued as “2015 Subordination Warrants”, (vii) 3,075,000 warrants to purchase 159 shares of our common stock that were issued as “Series G Warrants”, (viii) 56,250,000 warrants exercisable for 2,346 shares of our common stock that were issued as “Series H Warrants”, (ix) 1,687,500 warrants to purchase 71 shares of our common stock that were issued as “2016 Subordination Warrants”. Each Class A Warrant represents the right to purchase one share of our common stock for every 50.4 million warrants at an exercise price of $2.53 per share. Each Class B Warrant represents the right to purchase one share of our common stock for every 50.4 million warrants at an exercise price of $2.53 per share. Each Series B Warrant represents the right to purchase one share of our common stock for every 50.4 million warrants at an exercise price of $27.5 million per share. Each Series D Warrant and 2015 Subordination Warrant represents the right to acquire one share of our common stock for every one warrant at an exercise price of $2.53 per share. Each Series G Warrant represents the right to purchase one share of our common stock for every 24,000 warrants at an exercise price of $2.53 per share. Each Series H Warrant and 2016 Subordination Warrant represents the right to purchase one share of our common stock for every 24,000 warrants at an exercise price of $6.00 per share. The exercise price for each of the Class A Warrants, Class B Warrants, Series D Warrants, 2015 Subordination Warrants, Series G Warrant, Series H Warrants and 2016 Subordination Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the then-current exercise price. The exercise price of the Series B Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the current market price.

Class A and Class B Warrants

The Class A Warrants and Class B Warrants are subject to the terms of a Unit Purchase Agreement, a Class A Warrant and a Class B Warrant, as applicable. The following is a brief summary of the terms applicable to the Class A Warrants and Class B Warrants, although this summary is subject in all respects to the provisions contained in the form of the Unit Purchase Agreement, Class A Warrant, and Class B Warrants attached exhibits hereto.

Exercisability.  Each Class A Warrant and Class B Warrant is exercisable for one share of our common stock for every 50.4 million warrants. The Class A and Class B Warrants are exercisable at any time on or after the original date of issuance until the seventh anniversary of the initial closing issuing such warrants. Each Class A Warrant and Class B Warrant is exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The number of shares of common stock that may be acquired by any holder upon any exercise of a Class A Warrant or Class B Warrant will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 4.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). We refer to this as the beneficial ownership limitation. The holder may elect to increase this beneficial ownership limitation to any other percentage, provided that any such increase will not be effective until 61 days after such written notice is delivered.

Cashless Exercise.  If at any time during the warrant exercisability period our common stock begins trading on a national securities exchange and an effective registration statement has not been filed to cover the resale of the shares underlying the Class A Warrants and the Class B Warrants, the Class A Warrants and Class B Warrants may be exercised by means of a “cashless exercise” in which a warrant holder will be entitled to surrender a portion of the shares of common stock subject to the warrant in lieu of cash for the exercise price.

Exercise Price.  The exercise price of the Class A Warrants is $2.53 per share. The exercise price of the Class B Warrants is $2.53 per share. The exercise price for each of the Class A Warrants and the Class B Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the then-current exercise price The respective exercise prices of the Class A Warrants and Class B Warrants are further subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability.  Subject to applicable securities laws, the Class A Warrants and Class B Warrants may be transferred at the option of the holders upon surrender of the Class A Warrants and Class B Warrants to us together with the appropriate instruments of transfer.

Listing.  There is no established public trading market for the Class A Warrants or Class B Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Class A Warrants or Class B Warrants on any national securities exchange.

Fundamental Transactions.  If, while any Class A Warrants or Class B Warrants are outstanding, we consummate any fundamental transaction, as described in the Class A Warrants and Class B Warrants and generally including any consolidation or merger into another corporation, or the sale, lease or conveyance to another corporation or entity of all or substantially all of our assets, the holder of any outstanding warrants will receive upon exercise of the Class A Warrants or Class B Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise of such warrants would have been entitled upon the fundamental transaction. Furthermore, we cannot enter into a fundamental transaction unless the successor entity assumes in writing all of our obligations to the holders of the Class A Warrants and Class B Warrants.

Rights as Stockholder.  Except as otherwise provided in the Class A Warrants or Class B Warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments.  Any term of the Warrants may be amended or waived with our written consent and the written consent of the majority holders of the Warrants.

Series B Warrants

The Series B Warrants are subject to the terms of the Series B Warrant. The following is a brief summary of the terms applicable to the Series B Warrants, although this summary is subject in all respects to the provisions contained in the form of the Series B Warrant, which is attached as an exhibit hereto.

Exercisability.  Each Series B Warrant is exercisable for one share of common stock for every 50.4 million warrants. The Series B Warrants are exercisable at any time on or after the original date of issuance until the sixth anniversary of the date of issuance. Each Series B Warrant is exercisable, at the option of each holder, in whole or in part, by delivering to the warrant agent, or, in the case of a cashless exercise, to us, a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The number of shares of common stock that may be acquired by any holder upon any exercise of a Series B Warrant will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 4.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). We refer to this as the beneficial ownership limitation. The holder may elect to increase this beneficial ownership limitation to any other percentage, provided that any such increase will not be effective until 61 days after such written notice is delivered.

Cashless Exercise.  If at any time during the warrant exercisability period our common stock begins trading on a national securities exchange and an effective registration statement has not been filed to cover the resale of the shares underlying the Series B Warrants, the Series B Warrants, as the case may be, may be exercised by means of a “cashless exercise” in which a warrant holder will be entitled to surrender a portion of the shares of common stock subject to the warrant in lieu of cash for the exercise price.

Exercise Price.  The exercise price of the Series B Warrants is $27.5 million per share. The exercise price for each of the Series B Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the then-current market price. The exercise price for each of the Series B Warrants is further subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability.  Subject to applicable securities laws, the Series B Warrants may be transferred at the option of the holders upon surrender of the Series B Warrants to us or the warrant agent together with the appropriate instruments of transfer.

Listing.  There is no established public trading market for the Series B Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B Warrants on any national securities exchange.

Fundamental Transactions.  If, while any Series B Warrants are outstanding, we consummate any fundamental transaction, as described in the Series B Warrants, generally including any consolidation or merger into another corporation, or the sale, lease or conveyance to another corporation or entity of all or substantially all of our assets, the holder of any outstanding warrants will receive upon exercise of the Series B Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise of such warrants would have been entitled upon the fundamental transaction. Furthermore, we cannot enter into a fundamental transaction unless the successor entity assumes in writing all of our obligations to the holders of the Series B Warrants.

Rights as Stockholder.  Except as otherwise provided in the Series B Warrants, or by virtue of a holder’s ownership of shares of our common stock, the holders of the Series B Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments.  Any term of the Series B Warrants may be amended or waived with our written consent and the written consent of the majority holders of the Series B Warrants.

Series D Warrants

The Series D Warrants were originally issued in connection with the 2015 Convertible Note Financing and were exercisable for 8 shares of common stock. On December 31, 2016, the number of shares of common stock issuable upon exercise of the Series D Warrants was adjusted to 2,361,468 shares, representing 16.6% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company.

Each Series D Warrant is exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. Each Series D Warrant is exercisable for one share of common stock at a price of $2.53 per share.

The Series D Warrants are exercisable on a cashless basis in the event that there is no effective registration statement under the Securities Act covering the resale of the shares of Common Stock issuable upon exercise of the Series D Warrants.

The exercise price of the Series D Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the Series D Warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the Series D Warrants from the date of issuance in this offering. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions.

2015 Subordination Warrants

The 2015 Subordination Warrants were issued to Spring Forth Investments LLC and Utah Autism Foundation in relation to their agreement to enter into subordination agreements with the collateral agent in the 2015 Convertible Note Financing whereby each agreed to subordinate their debt to the 2015 Notes issued in the 2015 Convertible Note Financing. The 2015 Subordination Warrants have the same general terms and conditions of the Series D Warrants.

The 2015 Subordination Warrants were originally exercisable for 2 shares of common stock. On December 31, 2016, the number of shares of common stock issuable upon exercise of the 2015 Subordination Warrants was adjusted to 71,129 shares, representing 0.5% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company. Each 2015 Subordination Warrant is exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. Each 2015 Subordination Warrant is exercisable for one share of stock at a price of $2.53 per share.

The exercise price of the 2015 Subordination Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the 2015 Subordination Warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the 2015 Subordination Warrants from the date of issuance in this offering. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions.

Series G Warrants

Exercise Price and Duration.  The Series G Warrants entitle the holders thereof to purchase up to an aggregate of 159 shares of our common stock. Each 24,000 Series G warrants are exercisable into one share of common stock at an exercise price of $2.53 per share, subject to adjustment as described below, and will expire five years after the date they are issued.

Anti-Dilution Protection.  The exercise price of the Series G Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the Series G Warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the Series G Warrants from the date of issuance in this offering subject to a floor of $0.10 per share of common stock. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions. Notwithstanding the foregoing, “dilutive issuances” shall include the 2015 Notes and any shares of common stock issued pursuant to the 2015 Notes.

Cashless Exercise.  If, at the time a holder exercises its Series G Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the Series G Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series G Warrant.

Fundamental Transactions.  If, at any time while the Series G Warrants are outstanding, (A) the Company, directly or indirectly, in one or more related transactions, (i) consolidates or merges with or into (whether or not the Company is the surviving corporation) another person, or (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company to any other person, or (iii) makes, or allows any other person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the person(s) making or party to, or affiliated with any of the persons making or party to, such purchase, tender or exchange offer); or (iv) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person whereby such other person acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the person(s) making or party to, or affiliated with any of the persons making or party to, such stock purchase agreement or other business combination), or (v) reorganizes, recapitalizes or reclassifies its common stock, (B) the Company, directly or indirectly, through one or more related transactions, allows any person or group to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power represented by issued and outstanding common stock, or (C) the Company, directly or indirectly, through one or more related transactions, issues or enters into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition, in which case this definition shall be construed and implemented in a manner to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction (each, a “Fundamental Transaction”), then each holder shall have the right thereafter to receive, upon exercise of a Series G Warrant, the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if the holder had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of the Series G Warrant. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Series G Warrant.

Notwithstanding the preceding paragraph, in the event of any Fundamental Transaction, the holders of the Series G Warrants will be entitled to receive, in lieu of our shares and at the holders’ option, cash in an amount equal to the Black Scholes Value (as defined in the form of Series G Warrant) of the remaining unexercised portion of the Series G Warrant on the date of the transaction.

Transferability.  The Series G Warrants may be transferred at the option of the Series G Warrant holder upon surrender of the Series G Warrants with the appropriate instruments of transfer.

Exercisability.  The Series G Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% (or at the election of the holder, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage of our common stock outstanding immediately after the exercise not in excess of 9.99%, upon notice to us, provided that, in the case of an increase, such increase shall not be effective for 61 following the written notice to us.

Waivers and Amendments.  Subject to certain exceptions, the terms of a Series G Warrant may be amended or waived only with the written consent of the holder.

Series H Warrants

The Series H Warrants were originally issued in connection with the 2016 Convertible Note Financing. The Series H Warrants are exercisable for 2,346 shares of common stock.

Each Series H Warrant is exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. Each 24,000 Series H Warrant is exercisable for one share of common stock at a price of $6.00 per share subject to adjustments as described below.

The Series H Warrants are exercisable on a cashless basis in the event that there is no effective registration statement under the Securities Act covering the resale of the shares of Common Stock issuable upon exercise of the Series H Warrants.

The exercise price of the Series H Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the Series H Warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the Series H Warrants from the date of issuance in this offering. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions.

2016 Subordination Warrants

The 2016 Subordination Warrants were issued to Spring Forth Investments LLC and Utah Autism Foundation in relation to their agreement to enter into subordination agreements with the collateral agent in the 2016 Convertible Note Financing whereby each agreed to subordinate their debt to the 2016 Notes issued in the 2016 Convertible Note Financing. The 2016 Subordination Warrants have the same general terms and conditions of the Series H Warrants.

The 2016 Subordination Warrants are exercisable for 71 shares of common stock. Each 2016 Subordination Warrant is exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. Each 24,000 2016 Subordination Warrants are exercisable into one share of common stock at an exercise price of $6.00 per share subject to adjustments as described below.

The exercise price of the 2016 Subordination Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the 2016 Subordination Warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the 2016 Subordination Warrants from the date of issuance in this offering. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions.

Registration Rights under Investor Rights Agreement

Certain holders of shares of our common stock, including certain holders of five percent of our capital stock and entities affiliated with certain of our directors are entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of the investor rights agreement and are described in additional detail below. The investor rights agreement was originally entered into on February 16, 2010 and was amended and restated on November 26, 2013 in connection with our Series C and Series C-1 preferred stock financing. As of January 6, 2016, no holders are entitled to rights with respect to the registration of their shares of common stock under the Securities Act pursuant to the investor rights agreement. The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to such registration statement.

The demand, piggyback and Form S-3 registration rights described below will expire on October 8, 2017, or, with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three month period.

Demand Registration Rights

The holders of the registrable securities will be entitled to certain demand registration rights. At any time on or after February 16, 2015 until the expiration of the investor rights agreement, the holders of at least a majority of the registrable securities then outstanding, may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover securities the aggregate offering price of which, before payment of underwriting discounts and commissions, would exceed $5,000,000.

Piggyback Registration Rights

If we propose to register for offer and sale any of our securities under the Securities Act in another offering, either for our own account or for the account of other security holders, the holders of these shares may be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8 or related to stock issued upon conversion of debt securities, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriter may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The holders of the registrable securities will be entitled to certain Form S-3 registration rights. Any holder of these shares can make a request that we register for offer and sale their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to certain specified exceptions. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, before payment of the underwriting discounts and commissions, equals or exceeds $1,000,000. We will not be required to effect more than two registrations on Form S-3 within any 12 month period.

Convertible Note Financing Registration Rights

In connection with the 2015 convertible note financing, we entered into a registration rights agreement. Under the terms of the registration rights agreement, we agreed to register for resale by the buyers under the Securities Act the shares of common stock issuable upon conversion of the convertible notes and exercise of the Series D Warrants.

We agreed to file such registration statement within 45 calendar days of the closing of the convertible note financing and bring such registration statement effective by the earlier of (x) (i) in the event that the registration statement is not subject to a review by the SEC, 75 calendar days after the closing or (ii) in the event that the registration statement is subject to a review by the SEC, 90 calendar days after the closing and (y) the fifth business day after the date we are notified by the SEC that such registration statement will not be reviewed or will not be subject to further review. Subsequently, we entered into an amendment agreement to the registration rights agreement pursuant to which the filing deadlines were extended to February 29, 2016 for the filing of the registration statement, March 30, 2016 to bring the registration statement effective if it is not subject to SEC review and April 14, 2016 to bring the registration statement effective if it is subject to SEC review.

On May 11, 2016, we and certain of the buyers holding enough of the convertible notes and Series D Warrants to constitute the required holders under Section 10 of the registration rights agreement entered into Amendment Agreement No. 3 to the Registration Rights Agreement (the “Third Amendment Agreement”). In the Third Amendment Agreement we and the buyers agreed to extend the deadline for bringing the initial registration statement effective registering our shares of common stock issuable upon conversion of the convertible notes and exercise of the Series D Warrants to the date which is the earlier of May 31, 2016 and the fifth (5th) business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such initial registration statement will not be subject to further review.

Under the Third Amendment Agreement, the buyers also waived (i) any breach of the registration rights agreement prior to May 11, 2016 under Section 2(a) of the registration rights agreement for our failure to have the initial registration statement brought effective by the initial effectiveness deadline, prior to the date of Third Amendment Agreement and (ii) the buyer’s rights to Registration Delay Payments (as defined under the registration rights agreement) prior to the date of the Third Amendment Agreement for our failure to have the initial registration statement brought effective by the initial effectiveness deadline.

On June 29, 2016, the Company and certain buyers holding enough of the 2015 Notes and Series D Warrants to constitute the required holders under Section 10 of the registration rights agreement entered into between the Company and the holders of the 2015 Notes and Series D Warrants entered into waiver agreements to waive: (i) any breach prior to and including June 29, 2016 under Section 2(a) of the registration rights agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline, (ii) any right to Registration Delay Payments (as defined under the registration rights agreement) prior to and including June 29, 2016 for failure to meet its obligations under Section 2(a), and (iii) compliance with the registration requirements of Section 2(a) from and including June 29, 2016, through August 31, 2016.

On November 2, 2016, the Company and certain of the 2015 Note Buyers holding enough of the Notes and Warrants to constitute the Required Holders under Section 10 of the Registration Rights Agreement entered into Amendment Agreement No.4 to the Registration Rights Agreement (the “Fourth Amendment Agreement”). In the Fourth Amendment Agreement, the Company and the 2015 Note Buyers agreed to extend the deadline for bringing the initial registration statement effective registering our shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to the date which is the earlier of March 1, 2017 and the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such initial registration statement will not be subject to further review. Under the Fourth Amendment Agreement, the 2015 Note Buyers also waived (i) any breach of the Registration Rights Agreement prior to November 2, 2016 under Section 2(a) of the Registration Rights Agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline, prior to the date of Fourth Amendment Agreement and (ii) the holder’s right to Registration Delay Payments (as defined under the Registration Rights Agreement) prior to the date of the Fourth Amendment Agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline.

If we fail to make our filing deadlines or fail to maintain the registration statement for the required periods of time, we will be required pay to each holder an amount in cash equal to one percent (1.0%) of the aggregate principal amount outstanding of the convertible notes as of the applicable date of determination, whether or not included in such registration statement, on each of the following dates: (i) the day of a registration failure, (ii) the day of a filing failure; (iii) the day of an effectiveness failure; (iv) the initial day of a maintenance failure; and (v) on the thirtieth day after the date of a registration, filing, effectiveness, or maintenance failure and every thirtieth day thereafter until such failure is cured (in each case, prorated for periods of less than thirty days).

We agreed to keep any registration statements required by the registration rights agreement effective until the earlier of (i) the date as of which the investors may sell all of the registered shares of common stock covered by such registration statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act or (ii) the date on which the investors shall have sold all of the registered shares of common stock covered by such registration statement.

DESCRIPTION OF OFFERED SECURITIES

We are offering an aggregate of up to 8,000 Units, each consisting of (i) one share of our Series G Preferred Stock and (ii) a Series I Warrant to purchase     shares of our Common Stock. The Units will not be issued or certificated. The Set Price for conversion of the Series G Preferred Stock, the number of shares of Common Stock acquirable upon conversion of the Series G Preferred Stock at the Set Price, and the number of shares of Common Stock acquirable upon exercise of the Series I Warrants will be determined based on the closing bid price of the Common Stock on the date the registration statement, of which this Prospectus form a part, is effective, as described below. The Series G Preferred Stock and Series I Warrants are immediately separable and will be issued separately, but will be purchased together as a unit in this offering. This prospectus also covers up to     shares of Common Stock issuable upon conversion of the Series G Preferred Stock and exercise of the Series I Warrants.

Description of Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the heading “Description of Capital Stock” above.

Description of Series G Preferred Stock

Our authorized preferred stock consists of 5,000,000 shares. As of January 5, 2016, there were 74,380 shares of Series E Preferred Stock outstanding, 5,860 shares of Series F Preferred Stock outstanding, and no shares of Series G Preferred Stock outstanding. The following is a summary of the material terms of the Series G Preferred Stock. This summary is not complete and is qualified in its entirety by reference to the Certificate of Designation and our Certificate of Incorporation, each as filed by us with the office of the Secretary of State of Delaware. You should review a copy of the Certificate of Designation attached hereto as Annex A for a complete description of the terms and conditions applicable to the Series G Preferred Stock offered by this prospectus.

Form.  The Series G Preferred Stock will be issued as individual stock certificates.

Amount of Preferred Stock Shares.  Each purchaser of Units will receive one share of Series G Preferred Stock for each Unit purchased. Each share of Series G Preferred Stock has a par value of $0.001 and an initial stated value of $1,000 (subject to adjustment).

Ranking.  The Series G Preferred Stock will rank junior to our outstanding Series F Preferred Stock and senior to our outstanding Series E Preferred Stock and Common Stock and other classes of capital stock with respect to dividend, redemption and distributions of assets upon liquidation, dissolution or winding up, unless the holders of a majority of the outstanding shares of Series G Preferred Stock consent to the creation of parity stock or senior preferred stock.

Voting Rights.  With certain exceptions, as described in the Certificate of Designation for the Series G Preferred Stock, the Series G Preferred Shares have no voting rights. However, as long as any shares of Series G Preferred Shares remain outstanding, we may not, without the affirmative vote of holders of a majority of the then outstanding shares of Series G Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend the Certificate of Designation for the Series G Preferred Stock; (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation, dissolution or winding up senior to, or otherwise pari passu with, the Series G Preferred Stock; (c) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series G Preferred Stock; (d) increase the number of authorized shares of Series G Preferred Stock; or (e) enter into any agreement with respect to any of the foregoing.

Liquidation Preference.  Upon our voluntary or involuntary liquidation, dissolution or winding up, before the payment of any amount to the holder of shares of junior stock, but pari passu with any parity stock and after the Series F Preferred Stock, the holders of Series G Preferred Stock are entitled to receive an amount equal to the stated value of the Series G Preferred Stock plus any accrued but unpaid dividends thereon and all liquidated damages and other amounts then due and owing. If there are insufficient assets to pay in full such amounts, then the available assets shall be ratably distributed to the holders of Series G Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Certificate of Designation for the Series G Preferred Stock does not provide for any restriction on the repurchase of Series G Preferred Shares by us while there is an arrearage in the payment of dividends of the Series G Preferred Shares.

Dividends.  Commencing on March 1, 2017, holders of Series G Preferred Stock are entitled to receive cumulative non-cash dividends at the rate of 12.5% per annum, payable on the first business day of each month thereafter, to holders of record on the 15th day of the preceding month, and on each conversion date. In no case will cash dividends accrue or be payable, instead such non-cash dividends accrete to and increase the outstanding stated value of the Series G Preferred Stock. If the Series G Preferred Stock remains outstanding 15 trading days after the issuance of the Series G Preferred Stock dividends will not begin to accrue on March 1, 2017 if we meet certain equity conditions, as further described below. There are no sinking fund provisions applicable to the Series G Preferred Stock.

Voluntary Conversion.  Each share of Series G Preferred Stock is convertible at any time after (i) in the case of certificated shares, the date of issuance and (ii) in the case of shares of Series G Preferred Stock held in electronic form through a broker, bank as other nominee, the second trading day following the date of issuance, at the holder’s option into a number of shares of Common Stock equal to its then stated value divided by the conversion price.

Mandatory Conversion.  15 trading days after the issuance of the Series G Preferred Stock, 2017 we will have the right to cause each holder of Series G Preferred Stock to convert all or part of such holder’s Series G Preferred Stock, plus any accrued but unpaid dividends thereon and all liquidated damages and other amounts then due and owing, to shares of our Common Stock, subject to the satisfaction of certain equity and other conditions set forth in the Certificate of Designation for the Series G Preferred Stock. If all of the equity conditions are satisfied other than the requirement that we are able to issue shares of Common Stock upon mandatory conversion of the Series G Preferred Stock without triggering the beneficial ownership limitation described below, then we will convert shares of Series G Preferred Stock in the maximum amount permitted and the balance of the Series G Preferred Stock will remain outstanding, the dividends will not begin to accrue and the full-ratchet price protection described below, purchase rights and distribution rights described below and the negative covenants described below become null and void and of no further force and effect.

Equity Conditions

The equity conditions that must be met for the mandatory converions are as follows: (a) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more notices of nonversion of the applicable holder on or prior to the dates so requested or required, if any; (b) the Company shall have paid all liquidated damages and other amounts owing to the applicable holder in respect of the Series G Preferred Stock; (c): (i) there is an effective registration statement under the Securities Act pursuant to which either: (A) the Company may issue the conversion shares; or (B) the holders are permitted to utilize the prospectus thereunder to resell all of the shares of common stock (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future); or (ii) all of the conversion shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the transfer agent and the affected holders, or (iii) all of the conversion shares may be issued to the holder pursuant to Section 3(a)(9) of the Securities Act and immediately resold without restriction; (d) the common stock is trading or quoted on a trading market and all of the conversion shares are listed or quoted for trading on such trading market (and the Company believes, in good faith, that trading of the common stock on a trading market will continue uninterrupted for the foreseeable future); (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of common stock for the issuance of all of the shares then issuable; (f) the issuance of the shares of common stock in question to the applicable holder would not violate the beneficial ownership limitations set forth in Series G Certificate of Designations; (g) there has been no public announcement of a pending or proposed Fundamental Transaction (as defined in the Series G Certificate of Designations) or Change of Control Transaction (as defined in the Series G Certificate of Designations) that has not been consummated; (h) the applicable Holder is not in possession of any information provided by the Company, any of its subsidiaries, or any of their officers, directors, employees, agents or sffiliates, that constitutes, or may constitute, material non-public information.

Limitations on Conversion.  A holder of Series G Preferred Stock may not convert shares of Series G Preferred Stock and we may not issue shares of Common Stock under the Series G Preferred Stock if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of our Common Stock. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

Conversion Price.  Generally, the conversion price for the Series G Preferred Stock shall be equal to the lesser of: (a) the Set Price of $    , subject to adjustment, a reset and a floor; and (b) 87.5% of the lowest volume weighted average price for our Common Stock as reported at the close of trading on the market reporting trade prices for the Common Stock during the five trading days ending on, and including, the date that a notice of conversion is tendered to us. The Set Price will be determined as the closing bid price for the Common Stock as reported on the date of effectiveness of the registration statement of which this prospectus form a part. In connection with a mandatory conversion by us, the conversion price shall be the lesser of: (y) the then Set Price; and (z) 75% of the lowest volume weighted average price for our Common Stock as reported at the close of trading on the market reporting trade prices for the Common Stock during the five trading days ending immediately prior to the date that is 15 trading days after the issuance of the Series G Preferred Stock. The Set Price is also subject to adjustment for stock splits, stock dividends, distributions of Common Stock or securities convertible, exercisable or exchangeable for Common Stock, subdivisions, combinations and reclassifications. Further, if we in the future, among other things, sell or grant securities or rights to acquire shares of Common Stock (other than certain exempt issuances) at an effective price that is lower than the then Set Price, the then Set Price shall be reduced to such lower price.

Purchase Rights.  Holders of Series G Preferred Stock are entitled to acquire our securities or rights to purchase our securities or property granted, issued or sold pro rata to the holders of our Common Stock on an “as if exercised for Common Stock” basis. This right may terminate on the mandatory conversion date as described above.

Rights upon Distribution.  Holders of Series G Preferred Stock are entitled to receive any dividend or other distribution of our assets (or rights to acquire our assets) declared or made to holders of our Common Stock on an “as if exercised for Common Stock” basis. This right may terminate on the mandatory conversion date as described above.

Fundamental Transactions.  The Certificate of Designation for the Series G Preferred Stock prohibits us from entering into transactions constituting a “fundamental transaction” (as defined in the Certificate of Designation for the Series G Preferred Stock) unless the successor entity assumes all of our obligations under the Certificate of Designation for the Series G Preferred Stock and the other transaction documents in a written agreement approved by each holder of Series G Preferred Stock. Further, after a “fundamental transaction,” upon conversion of the Series G Preferred Stock, the holders of Series G Preferred Stock shall have the right to receive, for each share of our Common Stock that would have been issuable upon conversion but for such “fundamental transaction,” the number of shares of common stock of the successor or acquiring corporation plus any additional consideration receivable as a result of such “fundamental transaction.” The definition of ”fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all our assets, certain tender offers and other transactions that result in a change of control.

Market and Exchange Listing.  The Series G Preferred Stock is a new issue of securities and currently there is no market for the securities. We do not intend to list or qualify for quotation the Series G Preferred Stock on any securities exchange or market.

Negative Covenants.  So long as any Preferred Stock is outstanding, without the consent of holders of at least 51% of the stated value of the then outstanding Preferred Stock, we may not (a) amend our charter documents in any manner that materially and adversely affects any rights of the holders of Preferred Stock, (b) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of our Common Stock and other junior securities, subject to certain exceptions, (c) pay cash dividends or make distribution on junior securities, (d) enter into certain affiliate transactions, and (e) enter into any agreement with respect to any of the foregoing. These covenants may terminate on the mandatory conversion date as described above.

Description of Series I Warrants

The following is a brief summary of certain terms and conditions provisions of the Series I Warrants offered by this prospectus and is subject in all respects to the provisions contained in the Series I Warrant, a form of which is attached to this prospectus as Annex B. As of the date of this prospectus there are no Series I Warrants outstanding. You should review a copy of the attached form of Series I Warrant for a complete description of the terms and conditions applicable to the warrant offered by this prospectus.

Form.  The Series I Warrants will be issued as individual warrant agreements to the investors substantially in the form attached hereto as Annex B.

Amount of Series I Warrant Shares.  Each purchaser of Units will receive a Series I Warrant exercisable into      shares of Common Stock. The number of shares of Common Stock issuable upon exercise of any Series I Warrant will be fixed at the closing of this offering, and will equal the total shares of Common Stock into which one share of Series G Preferred Stock is convertible based on the Set Price.

Exercisability.  The Series I Warrants will be exercisable at any time after their issuance up to the date that is five years after issuance. The Series I Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the Series I Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. No fractional shares of Common Stock will be issued in connection with the exercise of a Series I Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

Registration of Series I Warrant Shares.  The issuance of shares of Common Stock upon exercise of the Series I Warrants is registered on the registration statement of which this prospectus is a part. If a registration statement under the Securities Act covering the exercise of the Series I Warrants is not available in the future, then we expect that the Series I Warrants will be exercisable on a cashless basis.

Cashless Exercise.   If the issuance of the shares of Common Stock issuable upon exercise of a Series I Warrant is not covered by a registration statement under the Securities Act, the holder may, in its sole discretion, elect to exercise a Series I Warrant through a cashless exercise, in which case the holder would receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series I Warrant.

Limitations on Exercise and Issuance.  A holder may not exercise a Series I Warrant and we may not issue shares of Common Stock under the Series I Warrants if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of our Common Stock. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

Exercise Price.  The initial exercise price per share of Common Stock purchasable upon exercise of the Series I Warrants is $    per share of Common Stock. The exercise price of the Series I Warrants is subject to adjustments for stock splits or similar events. Further, the exercise price is subject to a one-time reset. If on December 31, 2017, the exercise price exceeds     % of the lowest volume weighted average price of our Common Stock during the five consecutive trading day period ending immediately prior to such date, the exercise price will be reset to such lower price.

Transferability.   Subject to applicable laws, the Series I Warrants may be offered for sale, sold, transferred or assigned without our consent. However, there is no established public trading market for the Series I Warrants and we do not expect one to develop.

Fundamental Transactions.  The Series I Warrants prohibit us from entering into transactions constituting a “fundamental transaction” (as defined in the Series I Warrants) unless the successor entity assumes all of our obligations under the Series I Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series I Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all our assets, certain tender offers and other transactions that result in a change of control.

Rights as a Shareholder.  Except as otherwise provided in the Series I Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Series I Warrant does not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises the Series I Warrant.

Amendment and Waiver.  The provisions of a Series I Warrant may be amended or waived and we may take action prohibited by the Series I Warrant, or omit to perform any act required by the Series I Warrant, only if we have obtained the written consent of the “required holders” (as defined in the Series I Warrants).

Market and Exchange Listing.  The Series I Warrants are a new issue of securities and currently there is no market for the securities. We do not intend to list or qualify for quotation the Series I Warrants on any securities exchange or market.

Transfer Agent, Registrar, Warrant Agent and Preferred Stock Agent

American Stock Transfer & Trust Company is (i) the transfer agent and registrar for our common stock and our Series E Convertible Preferred Stock and Series F Convertible Preferred Stock, and (ii) the warrant agent for our Series A, Series B, Series C, Series D, Series G and Series H Warrants.

Stock Market Listing

Our common stock is quoted on the OTCQB under the symbol “GBSN” (temporarily “GBSND” following our December 2016 Reverse Stock Split reverting back on January 24, 2017).

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering. We have entered into a placement agent agreement, dated            , 2017 with the placement agent. The placement agent is not purchasing or selling any of the Units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the Units but has agreed to use its commercially reasonable “best efforts” to arrange for the sale of all of the Units offered hereby. We may not sell the entire amount of Units offered pursuant to this prospectus.

This offering is being made in the United States only to investors which qualify as “institutional investors” under the state securities laws and regulations of their state of domicile. We will enter into subscription agreements directly with institutional investors. The public offering price set forth on the cover page of this prospectus have been determined based upon arm’s-length negotiations between the purchasers and us. The placement agent may engage sub-placement agents or selected dealers to assist in the placement of the Units offered hereby.

Placement Agent’s Fees and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to 7% of the gross proceeds from the sale of the Units in this offering.

The following table shows the per unit and total cash placement agent’s fees (where applicable) we will pay to the placement agent in connection with the sale of the Units offered pursuant to this prospectus assuming the purchase of all of the Units offered hereby:

	Per Unit	Total
Public offering price	$1,000	$8,000,000
Placement agent fees	$70	$560,000
Proceeds to us, before expenses	$930	$7,440,000

We have agreed to reimburse the placement agent for certain of its out-of-pocket legal expenses in an aggregate amount not to exceed $75,000 and other reasonable out-of-pocket expenses up to $25,000, subject to FINRA Rule 5110(f)(2)(D)(i).

The maximum total cash placement agent’s fee payable to the placement agent will not exceed a maximum of $560,000.

If we decide to make an offering of our equity, equity-linked or debt securities at any time within twelve months, we have granted the placement agent the right to act as the exclusive placement agent or lead placement agent and sole book runner, as applicable, for such offering under a separate agreement containing terms and conditions customary for the placement agent and mutually agreed upon by us and the placement agent.

If the offering hereunder is not consummated, the placement agent shall be entitled to the foregoing cash placement fee to the extent that capital is provided by investors that the placement agent introduced to us, or conducted discussions on our behalf, in any offering of securities by us or our affiliates within six months.

Our obligation to issue and sell the Units offered hereby to the purchasers is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase the units offered hereby is subject to the conditions set forth in the subscription agreement and the placement agent agreement, which may also be waived. Closing conditions for the Company include receipt of payment for the Units and the continued accuracy of representations and warranties of purchasers under the subcription agreements. Closing conditions for the benefit of holders under the subscription agreements and the placement agency agreement, include, (i) no stop order suspending the effectiveness of the registration statement of which this prospectus forms a part shall have been issued and no proceedings for such purpose shall have been initiated, (ii) the placement agent shall not have discovered and disclosed to the Company on or prior to closing that the registration statement or any amendment or supplement thereto contains an untrue statement of a fact which is material or omits to state any fact which is material and is required to be stated therein or is necessary to make the statements therein not misleading, (iii) the receipt of standard closing legal opinions from counsel to the Company, (iv) the receipt of an officer’s certificate from an officer of the Company, (v) the Company shall not have sustained any loss or interference with its business pursuant to certain natural disasters and no changes affecting the business, management, financial position, stockholders’ equity or results of operations of the Company, (vi) no actions by law, statute, rule, regulation or order shall have occurred which would prevent the issuance of the Units, (vii) there shall not have occurred any general market collapse in the United States and the United States shall no have become engaged in a war or delcared a state of emergency or another adverse change to general economic, political or financial conditions shall not have occurred, which make the sale of the Units impracticable or inadvisable, and (viii) the Financial Industry Regulatory Authority shall not have objected to the compensation of the placement agent.

To the extent that any of the aforementioned closing conditions are not met or waived by the placement agent at or prior to closing and the offering is terminated as a result, the escrow agent will promptly return all received investor funds without interest added or any deductions made. Notwithstanding the foregoing, in the event the escrow account is an interest bearing account, in addition to returning all received investor funds, we will return any accrued interest thereon. If an investor has delivered funds into the escrow account prior to signing a binding subscription agreement and prior to closing determines not to participate or does not sign a subscription agreement, such investor’s funds will be returned promptly upon notice of the investor to the escrow agent or the placement agent of the investor’s determination not to participate. Such funds will be returned without deduction or interest, unless the escrow account bears interest in which case funds will be returned with any accrued interest.

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fee, will be approximately $350,000, which includes legal and printing costs, various other fees and reimbursement of the placements agent’s expenses. At the closing, American Stock Transfer & Trust Company will issue certificates for the Series G Preferred Stock and mail them to investors. We will mail the Series I Warrants directly to the investors at the respective addresses set forth in their subscription agreement with us.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We have agreed, subject to certain exceptions, for a period of 90 days after the date of this prospectus, not to offer, sell, contract to sell or dispose of any shares of common stock or any securities convertible or exercisable for common stock, subject to certain limited exceptions, without the prior written consent of the placement agent. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, waive this restriction.

In addition, pursuant to the subscription agreement we have also agreed that for a period of ninety (90) days from the date of the subscription agreement, we will not, without the prior written consent of investors that purchased in the aggregate 51% of the Series G Preferred Shares in this offering pursuant to a subscription agreement, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, other than “Exempt Issuance” as defined in the Series I Warrants and shares of common stock issuable under the convertible notes.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and subscription agreements. A copy of the placement agent agreement and the form of subscription agreement with the investors are included as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 142.

Regulation M Restrictions

The placement agent will be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the Units sold by it while acting as a principal may be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

•	must not engage in any stabilization activity in connection with our securities; and
•	must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Other

From time to time, the placement agent and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans.

NOTICE TO INVESTORS

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1) – (3) together being referred to as “relevant persons”). The offered common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such offered common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

European Economic Area

In relation to each member state that is party to the European Economic Area Agreement which has implemented the Prospectus Directive (as defined below) (each such member state, a “Relevant Member State”), an offer to the public of any offered common shares may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any offered common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Directive;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the offered common shares shall result in a requirement for us, the selling shareholder or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any offered common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any offered common shares to be offered so as to enable an investor to decide to purchase any offered common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU. The European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP in connection with this offering.

CHANGES IN CERTIFYING ACCOUNTANT

Mantyla McReynolds, LLC (“Mantyla”), the Company’s independent registered public accountants, merged with BDO USA, LLP (“BDO”) on July 1, 2016. As a result of this transaction, on July 14, 2016 Great Basin Scientific, Inc. (the “Company”) received notice that instead of Mantyla, BDO would now stand for appointment as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016. Effective July 18, 2016, the Company, after review and approval of the Company’s Audit Committee, appointed BDO as the Company’s new independent registered public accounting firm for and with respect to the fiscal year ending December 31, 2016.

Mantyla’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2015 and 2014 contained an emphasis paragraph that raised substantial doubt about its ability to continue as a going concern. Other than the going concern matter, the reports of Mantyla on the financial statements of the Company for the fiscal years ended December 31, 2015 and 2014 did not contain any other adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2015 and 2014 and through July 14, 2016, there were no disagreements between the Company and Mantyla on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mantyla, would have caused Mantyla to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements. During the Company’s past fiscal years ended December 31, 2014 and 2015 and the interim period through July 14, 2016, Mantyla did not advise the Company of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recently completed fiscal years and through the date of engagement of BDO, neither the Company nor anyone on behalf of the Company consulted with BDO regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

EXPERTS

The audited financial statements of Great Basin Scientific, Inc. as of and for the years ended December 31, 2015 and 2014 included in this prospectus have been so included in reliance on the report of Mantyla McReynolds LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph describing conditions that raise substantial doubt regarding our ability to continue as a going concern, as described more fully in Note 3 to the audited financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement on our website at www.gbscience.com.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, the website of the Securities and Exchange Commission referred to above, and our website referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Great Basin Scientific, Inc.
Salt Lake City, UT

We have audited the accompanying balance sheets of Great Basin Scientific, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Basin Scientific, Inc. as of December 31, 2015 and 2014, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred substantial losses from operations causing negative working capital and negative operating cash flows. These issues raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mantyla McReynolds, LLC Mantyla McReynolds, LLC Salt Lake City, Utah

March 1, 2016, except for the second, third and fourth paragraphs under Reverse Stock Split in Note 2, to which the dates are March 30, 2016, September 16, 2016 and December 28, 2016, respectively.

GREAT BASIN SCIENTIFIC, INC.

BALANCE SHEETS

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash	$4,787,759	$2,017,823
Restricted Cash	13,800,000	—
Accounts receivable, net	411,390	267,485
Inventory	1,133,142	457,094
Prepaid and other current assets	564,910	376,778
Total current assets	20,697,201	3,119,180
Intangible assets, net	119,171	216,580
Property and equipment, net	7,741,991	4,237,467
Total assets	$28,558,363	$7,573,227
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,432,459	$1,369,169
Accrued expenses	1,313,149	612,359
Current portion of notes payable	5,693	49,994
Current portion of convertible notes payable, net of discount	1,638,717	—
Notes payable – related party, net of discount	500,000	441,667
Current portion of capital lease obligations	1,305,426	947,422
Total current liabilities	7,195,444	3,420,611
Notes payable, net of current portion	—	5,693
Convertible notes payable, net of current portion and debt discount	525,000	—
Capital lease obligations, net of current portion	851,410	2,156,837
Derivative liability	43,181,472	9,998,636
Total liabilities	51,753,326	15,581,777
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized; 88,347 and 0 shares issued and outstanding, respectively	88	—
Common stock, $.0001 par value: 200,000,000 and 50,000,000 shares authorized, respectively; 13 and 0 shares issued and outstanding, respectively	—	—
Additional paid-in capital	98,708,814	55,996,146
Accumulated deficit	(121,903,865)	(64,004,696)
Total stockholders’ deficit	(23,194,963)	(8,008,550)
Total liabilities and stockholders’ deficit	$28,558,363	$7,573,227

The accompanying notes are an integral part of these financial statements

GREAT BASIN SCIENTIFIC, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014
Revenues	$2,142,040	$1,606,254
Cost of sales	4,813,415	3,968,185
Gross loss	(2,671,375)	(2,361,931)
Operating expenses:
Research and development	8,485,668	4,609,913
Selling and marketing	5,007,320	2,301,610
General and administrative	6,241,433	2,928,186
Gain on sale of assets	—	(8,166)
Total operating expenses	19,734,421	9,831,543
Loss from operations	(22,405,796)	(12,193,474)
Other income (expense):
Interest expense	(11,757,445)	(1,136,054)
Interest income	18,193	3,176
Loss on extinguishment of warrants	(4,038,063)	—
Change in fair value of derivative liability	(19,714,808)	(8,396,169)
Total other income (expense)	(35,492,123)	(9,529,047)
Loss before provision for income taxes	(57,897,919)	(21,722,521)
Provision for income taxes	(1,250)	(5,297)
Net loss	$(57,899,169)	$(21,727,818)
Net loss per common share – basic and diluted	$(28,949,584.50)	$(21,727,818.00)
Weighted average common shares – basic and diluted	2	1

The accompanying notes are an integral part of these financial statements

GREAT BASIN SCIENTIFIC, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT
For the Years Ended December 31, 2014 and 2015

	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Par Value	Shares	Par Value
Balance – December 31, 2013	—	$—	—	$—	$9,733,458	$(42,276,878)	$(32,543,420)
Issuance of common stock and warrants	—	—	—	—	6,375,837	—	6,375,837
Exercise of common stock warrants	—	—	—	—	31,600	—	31,600
Employee stock option expense	—	—	—	—	297,244	—	297,244
Conversion of preferred stock into common stock	—	—	—	—	41,135,411	—	41,135,411
Derivative liability on warrants issued and exercised	—	—	—	—	(1,602,467)	—	(1,602,467)
Modification of warrants	—	—	—	—	25,063	—	25,063
Net loss for the year	—	—	—	—		(21,727,818)	(21,727,818)
Balance – December 31, 2014	—	$—	—	$—	$55,996,146	$(64,004,696)	$(8,008,550)
Issuance of preferred stock and warrants	2,724,000	2,724	—	—	54,489	—	57,213
Cash exercise of Series A common stock warrants	—	—	—	—	2,252,020	—	2,252,020
Cash exercise of Series C common stock warrants	—	—	—	—	979,200	—	979,200
Cash exercise of unit purchase option	14,750	15	—	—	162,235	—	162,250
Cashless exercise of Class A & B warrants	—	—	—	—	—	—	—
Cashless exercise of Class C warrants	—	—	12	—	—	—	—
Employee stock option expense	—	—	—	—	110,124	—	110,124
Conversion of preferred stock into common stock	(2,650,403)	(2,651)	1	—	2,651	—	—
Derivative liability on warrants issued and exercised	—	—	—	—	39,151,949	—	39,151,949
Net loss year to date	—	—	—	—	—	(57,899,169)	(57,899,169)
Balance – December 31, 2015	88,347	$88	13	$—	$98,708,814	$121,903,865	$(23,194,963)

The accompanying notes are an integral part of these financial statements

GREAT BASIN SCIENTIFIC, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(57,899,169)	$(21,727,818)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,612,086	1,157,976
Change in fair value of derivative liability	19,714,808	8,396,169
Interest from issuance of convertible note	10,594,182	—
Loss on extinguishment of warrants	4,038,063	—
Gain on sale of assets	—	(8,166)
Interest converted to preferred stock	—	13,129
Employee stock compensation	110,124	297,244
Warrant issuance and modifications	612,006	25,063
Debt discount amortization	122,050	41,667
Asset disposal	—	11,124
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(143,905)	(83,070)
Increase in inventory	(676,048)	(136,855)
Increase in prepaid and other assets	(56,797)	(217,597)
Increase in accounts payable	602,056	37,171
Increase (decrease) in accrued liabilities	700,790	(203,455)
Net cash used in operating activities	(20,669,754)	(12,397,418)
Cash flows from investing activities:
Acquisition of property and equipment	(1,566,044)	(248,133)
Construction of equipment	(3,226,943)	(971,122)
Proceeds from sale of assets	—	35,000
Proceeds from sale leaseback	—	1,500,000
Net cash provided by (used in) investing activities	(4,792,987)	315,745
Cash flows from financing activities:
Proceeds from issuance of common stock	—	6,375,837
Proceeds from exercise of warrants	3,161,220	31,600
Proceeds from issuance of convertible notes payable	4,135,000	100,000
Proceeds from issuance of convertible notes payable – related party	—	300,000
Proceeds from issuance of preferred stock	—	6,569,886
Proceeds from follow-on offering	21,933,874	—
Proceeds from issuance of notes payable – related party	250,000	890,000
Principal payments of capital leases	(947,423)	(944,606)
Principal payments of notes payable	(49,994)	(44,644)
Principal payments of notes payable – related party	(250,000)	(390,000)
Net cash provided by financing activities	28,232,677	12,888,073
Net increase in cash	2,769,936	806,400
Cash, beginning of the period	2,017,823	1,211,423
Cash, end of the period	$4,787,759	$2,017,823

The accompanying notes are an integral part of these financial statements

GREAT BASIN SCIENTIFIC, INC.

STATEMENTS OF CASH FLOWS – (continued)

	Years Ended December 31,
	2015	2014
Supplemental disclosures of cash flow information:
Interest paid	$1,055,255	$1,121,066
Income taxes paid	$1,250	$6,447
Supplemental schedule of non-cash investing and financing activities:
Conversion of preferred stock to common stock	$2,651	$18,846,539
Issuance of preferred stock as debt discount	$—	$100,000
Restricted Cash from Convertible Debt	$13,800,000	$—
Conversion of note payable to preferred stock	$—	$400,000
Assets acquired through capital leases	$—	$807,272
Offering costs incurred but unpaid	$235,020	$64,760
Property and equipment included in accounts payable	$226,214	$393,119
Cashless exercise of warrants	$1,011	$—
Change in derivative liability from convertible debt	$15,731,315	$—
Change in derivative liability from exercised and issued warrants	$39,151,949	$1,586,181

The accompanying notes are an integral part of these financial statements

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 DESCRIPTION OF BUSINESS

Great Basin Scientific, Inc. (the “Company”) (d.b.a., Great Basin Corporation) is a Delaware corporation headquartered in Salt Lake City, Utah. The Company was originally incorporated as Diagnostic Micro Arrays, Inc., a Nevada corporation, on June 27, 2003. The Company changed its name to Great Basin Scientific, Inc. on April 19, 2006. On August 12, 2008, the Company took steps to change its corporate domicile from Nevada to Delaware by forming Great Basin Scientific, Inc., a Delaware corporation, and on August 29, 2008, Great Basin Scientific, Inc., a Nevada corporation, was merged with and into Great Basin Scientific, Inc., a Delaware corporation, wherein the Delaware corporation was the sole surviving entity.

The Company is a molecular diagnostic testing company focused on the development and commercialization of its patented, molecular diagnostic platform designed to test for infectious disease, especially hospital-acquired infections. The Company believes that small to medium sized hospital laboratories, those under 400 beds, are in need of simpler and more affordable molecular diagnostic testing methods. The Company markets a system that combines both affordability and ease-of-use, when compared to other commercially available molecular testing methods, which it believes will accelerate the adoption of molecular testing in small to medium sized hospitals. The system includes an analyzer, which is provided for our customers’ use without charge in the United States, and a diagnostic cartridge, which is sold to our customers. The testing platform has the capability to identify up to 64 individual targets at one time. If the test identifies one to three targets, they are referred to as low-plex tests, or tests, and if they identify four or more targets they are referred to as multi-plex panels, or panels.

The Company currently has two commercially available tests, the first for clostridium difficile, or C. diff, which received clearance from the Food and Drug Administration, or FDA, in April 2012 and the second for Group B Strep, which received clearance from the FDA in April 2015 and launched commercially in June 2015. The Company filed 510(k) applications for two more tests in the second half of 2015, Staph ID/R and STEC, each of which is currently under review by the FDA. Our customers consist of hospitals, clinics, laboratories and other healthcare providers in the United States, the European Union and New Zealand.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared to reflect the financial position, results of operations and cash flows of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Reverse Stock Split

On December 11, 2015, the Company effected a reverse stock split of the Company’s common stock whereby each sixty shares of common stock was replaced with one share of common stock (with no fractional shares issued). The par value of the common stock was adjusted from $0.001 per share to $0.0001 per share as a result of the reverse stock split. The authorized shares of the common stock were not adjusted. All common share and per share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect the reverse stock split. The quantity of Series E Preferred Stock, Common Warrants, Class A, Class B, Series A, Series B and Series C Warrants as well as employee and other options were not included in the reverse stock split and their outstanding quantities have not been adjusted. However, the conversion and exchange ratios were adjusted as a result of the reverse stock split such that upon conversion each 60 shares of Series E Preferred Stock will be converted into four shares of common stock and upon exercise each 60 warrants or options will be converted into one share of common stock.

On March 30, 2016, the Company effected another reverse stock split of the Company’s common stock whereby each thirty-five shares of common stock was replaced with one share of common stock (with no fractional shares issued). The par value and the number of authorized shares of the common stock were not adjusted. All common share and per share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect the reverse stock split. The quantity of Series E Preferred Stock,

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Common Warrants, Class A, Class B, Series A, Series B and Series C Warrants as well as employee and other options were not included in the reverse stock split and their outstanding quantities have not been adjusted. However, the conversion and exchange ratios were adjusted for the cumulative effect of both reverse stock splits such that upon conversion each 2,100 shares of Series E Preferred Stock will now be converted into four shares of common stock and upon exercise each 2,100 warrants or options will now be converted into one share of common stock. The quantity of Series D and Subordination Warrants were not included in the reverse stock split and their outstanding quantities have not been adjusted. However, the conversion ratio has been adjusted such that upon exercise each 35 of the Series D and Subordination Warrants will now be converted into one share of common stock (see NOTE 11 WARRANTS).

On September 16, 2016, the Company effected another reverse stock split of the Company’s common stock whereby each eighty shares of common stock was replaced with one share of common stock (with no fractional shares issued). The par value and the number of authorized shares of the common stock were not adjusted. All common share and per share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect the reverse stock split. The quantity of Series E Preferred Stock, Common Warrants, Class A, Class B, Series A, Series B, Series C Warrants, Series D and Subordination warrants as well as employee and other options were not included in the reverse stock split and their outstanding quantities have not been adjusted. However, the conversion and exchange ratios were adjusted for the cumulative effect of all reverse stock splits such that upon conversion each 42,000 shares of Series E Preferred Stock will now be converted into one share of common stock and upon exercise each 168,000 Common, Class A, Class B, Series A, Series B and Series C Warrants or options will now be converted into one share of common stock. The Series D and Subordination Warrants conversion ratio has been adjusted such that upon exercise each 2,800 of the Series D and Subordination Warrants will now be converted into one share of common stock (see NOTE 11 WARRANTS).

On December 28, 2016, the Company effected another reverse stock split of the Company’s common stock whereby each three hundred shares of common stock was replaced with one share of common stock (with no fractional shares issued). The par value of the common stock was not adjusted, but the number of authorized shares of the common stock was increased to 1.5 billion. All common share and per share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect the reverse stock split. The quantity of Series E Preferred Stock, Common Warrants, Class A, Class B, Series A, Series B, Series C Warrants, Series D and Subordination warrants as well as employee and other options were not included in the reverse stock split and their outstanding quantities have not been adjusted. However, the conversion and exchange ratios were adjusted for the cumulative effect of all reverse stock splits such that upon conversion each 12.6 million shares of Series E Preferred Stock will now be converted into one share of common stock and upon exercise each 50.4 million Common, Class A, Class B, Series A, Series B and Series C Warrants or options will now be converted into one share of common stock. The Series D and Subordination Warrants conversion ratio has been adjusted such that upon exercise each 840,000 of the Series D and Subordination Warrants will now be converted into one share of common stock (see NOTE 11 WARRANTS).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Such estimates include the warranty reserve, accounts receivable and inventory reserves, intangible assets and other long lived assets, legal and regulatory contingencies, income taxes, share based arrangements, the derivative liability and others. These estimates and assumptions are based on management’s best estimates and judgments. Actual amounts and results could differ from those estimates.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents. Cash equivalents consist primarily of interest and non-interest bearing bank accounts held in checking, savings and money market accounts. These assets are generally available on a daily or weekly basis and are highly liquid in nature. If the balances are greater than $250,000, the Company does not have FDIC coverage on the entire amount of bank deposits.

Restricted Cash

Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded as restricted cash on our balance sheet. On December 30, 2015, the Company entered into a Securities Purchase Agreement pursuant to which the Company issued $22.1 million senior secured convertible notes and received $18.4 million in cash proceeds. Under the terms of the notes, at closing an initial tranche of $4.6 million was available for immediate use by the Company for general corporate purposes. The remaining cash proceeds of $13.8 million is available in three additional tranches that are subject to an account control agreement whereby the restrictions on the proceeds are terminated when the Company meets certain equity conditions (see NOTE 8 CONVERTIBLE NOTES PAYABLE). The restricted cash is deposited in an account that is not FDIC insured.

Accounts Receivable

Accounts receivable are generated from the sale of single use diagnostic test cartridges to end users in the United States and to a network of distributors outside the United States. These accounts receivable are recorded at the invoiced amount, net of allowances for doubtful amounts. The Company routinely reviews outstanding accounts receivable balances for estimated uncollectible accounts and establishes or adjusts the allowances for doubtful accounts receivable using the specific identification method and records a reserve for amounts not expected to be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. The Company does not have customer acceptance provisions, but it does provide its customers a limited right of return for defective diagnostic test cartridges.

The allowance for doubtful accounts at December 31, 2015 and 2014 was $16,892 and $5,482, respectively.

Inventories

Inventories are stated at the lower of cost or market with cost determined according to the average cost method. Manufactured inventory consists of raw material, direct labor and manufacturing overhead cost components. The Company reviews the components of its inventory on a regular basis for excess and obsolete inventory and makes appropriate adjustments when necessary. Inventories consisted of the following at December 31, 2015 and 2014:

	December 31,
	2015	2014
Raw materials	$758,870	$360,019
Work-in-process	277,827	91,153
Finished goods	96,445	5,922
Total inventories	$1,133,142	$457,094
Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets (which range from three to ten years) using the straight-line method. Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or estimated useful lives of the assets. The analyzers that the Company manufactures and retains title over are placed with customers and are recorded in property and equipment under “Analyzers.” The materials used for the manufacture of the

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

analyzers are recorded in property and equipment under “Construction in progress.” Major renewals and betterments are capitalized and depreciated over their estimated useful lives while minor expenditures for maintenance and minor repairs are charged to operations as incurred.

The Company classifies assets to be sold as assets held for sale when (i) Company management has approved and commits to a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition and is ready for sale, (iii) an active program to locate a buyer and other actions required to sell the asset have been initiated, (iv) the sale of the asset is probable, (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (vi) it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Assets classified as held for sale are recorded at the lower of the carrying amount or fair value less the cost to sell and are a component of prepaid and other current assets in the balance sheets. The Company did not have any assets classified as held for sale as of December 31, 2015 and 2014.

Intangible Assets

The Company records its intangible assets at cost which consist of two licensing and royalty agreements for certain intellectual property rights used in the development and manufacture of our products. These intangible assets are being amortized over an estimated useful life of seven years from the date that the technology licenses became effective. As of December 31, 2015 and 2014, intangible assets totaled $600,000 valued at cost, less accumulated amortization of $480,829 and $383,420, respectively. The Company recorded amortization associated with these agreements of $97,407 and $117,445 for the years ended December 31, 2015 and 2014, respectively.

Estimated future intangible asset amortization expense for the next five years are as follows:

Years ended December 31,
2016	$76,580
2017	42,591
Total estimated amortization expense	$119,171
Impairment of Long Lived Assets

Long-lived tangible assets, including property and equipment, and definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company regularly evaluates whether events or circumstances have occurred that indicate possible impairment and relies on a number of factors, including expected future operating results, business plans, economic projections, and anticipated future cash flows. The Company uses an estimate of the future undiscounted net cash flows and comparisons to like-kind assets, as appropriate, of the related asset over the remaining life in measuring whether the assets are recoverable. Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and estimated fair value. Fair value is determined through various valuation techniques, including cost-based, market and income approaches as considered necessary.

Derivative Instruments

The Company accounts for derivative instruments under the provisions of ASC 815 Derivatives and Hedging. ASC 815 requires the Company to record derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings. As a result of certain terms, conditions and features included in certain common stock warrants granted by the Company as well as the conversion features in the convertible notes, those provisions are required to be accounted for as derivatives at estimated fair value, with changes in fair value recognized in earnings.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Financial Instruments

The Company measures at fair value certain of its financial and non-financial assets and liabilities by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

Level 1 – Quoted market prices in active markets for identical assets or liabilities;

Level 2 – Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable, such as interest rate and yield curves, and market-corroborated inputs); and

Level 3 – Unobservable inputs in which there is little or no market data, which require the reporting unit to develop its own assumptions.

The following tables set forth the financial liabilities measured at fair value on a recurring basis by level within the fair value hierarchy at December 31, 2015 and 2014 (see NOTE 12 DERIVATIVE LIABILITIES):

	Fair Value Measurements at December 31, 2015
Description	Level 1	Level 2	Level 3	Total
Derivative liability
Common stock warrants	$—	$—	$26,592,532	$26,592,532
Convertible notes payable	$—	$—	$16,588,940	$16,588,940
Total derivative liability	$—	$—	$43,181,472	$43,181,472

	Fair Value Measurements at December 31, 2014
Description	Level 1	Level 2	Level 3	Total
Derivative liability
Common stock warrants	$—	$—	$9,998,636	$9,998,636
Total derivative liability	$—	$—	$9,998,636	$9,998,636

The internal models used to determine fair value for these Level 3 instruments use certain significant unobservable inputs and their use requires determination of relevant inputs and assumptions. Accordingly, changes in these unobservable inputs may have a significant impact on fair value. Such inputs include risk free interest rate, expected average life, expected dividend yield, and expected volatility. These Level 3 liabilities would decrease (increase) in value based upon an increase (decrease) in risk free interest rate and expected dividend yield. Conversely, the fair value of these Level 3 liabilities would generally increase (decrease) in value if the expected average life or expected volatility were to increase (decrease).

Revenue Recognition

The Company derives its product revenue from the sale of single use diagnostic test cartridges sold through our dedicated sales force, except in the European Union where the Company sells through a network of distributors. Product revenue is recognized when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products has occurred; (3) the selling price of the product is fixed or determinable; and (4) collectability of that price is reasonably assured. Change in title to the product and recognition of revenue from sales of diagnostic test cartridges occurs at the time of shipment. Shipping and handling fees and related freight costs and supplies for test kits are billed to customers. Additional costs associated with shipping products to customers are included as a component of cost of sales.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Research and Development Costs

Research and development costs are charged to operations as incurred. Research and development costs include, among other things, salaries and wages for research scientists and staff (including stock-based compensation), materials and supplies used in the development of new products, developing and validating the manufacturing process, costs for clinical trials, and costs for research and development facilities and equipment.

Stock Based Compensation

The Company has accounted for stock-based compensation under the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 718, “Compensation — Stock Compensation”. This standard requires the Company to record an expense associated with the fair value of stock-based compensation over the requisite service period. The Company uses the Black-Scholes option valuation model to calculate the value of options at the date of grant. Option pricing models require the input of highly subjective assumptions, including the estimated fair value of the Company’s common stock on the date of grant, the expected term of the stock option, and the expected price volatility of the Company’s common stock over the period equal to the expected term of the grant. Changes in these assumptions can materially affect the fair value estimate. The Company estimates forfeitures at the date of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Financial Instruments and Concentration of Credit Risk

The Company’s financial instruments include cash and cash equivalents, accounts receivable, and accounts payable. The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of their immediate or short-term maturities.

All of the Company’s accounts receivable result from sales in the normal course of business to its customers primarily throughout the United States. The Company attempts to limit its credit risk by performing credit evaluations of new customers and maintaining adequate allowances for potential credit losses. As of December 31, 2015, 17% of the accounts receivable balance resulted from one customer. As of December 31, 2014, 30% of the accounts receivable balance resulted from one customer. Historically, the Company has not experienced any credit losses on such receivables. Allowances for bad debt in the amount of $16,892 and $5,482 were recorded against accounts receivable for the years ended December 31, 2015 and 2014, respectively. There was no bad debt for the year ended December 31, 2015. The Company cannot ensure that such losses will not be realized in the future.

The Company’s customers consist of hospitals, clinics, laboratories and other healthcare providers in the United States, the European Union and New Zealand. For the year ended December 31, 2015, there were no customers that accounted for more than 10% of revenues. For the year ended December 31, 2014, 11% of revenues resulted from one customer who accounted for more than 10% of revenues.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes”. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.

The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained if the position were to be challenged by a taxing authority. The Company has examined the tax positions taken in its tax returns and determined that there are no uncertain tax positions. As a result, the Company has recorded no uncertain tax liabilities in its balance sheet.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Loss per Common Share

Basic loss per share (“EPS”) is computed by dividing net loss, less cumulative preferred stock dividends for the period, including undeclared or unpaid cumulative dividends (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted EPS is computed by dividing net loss by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include convertible preferred stock, stock options and warrants. The number of potential common shares outstanding is computed using the treasury stock method.

As the Company has incurred losses for the years ended December 31, 2015 and 2014, the potentially dilutive shares are anti-dilutive and are thus not added into the loss per share calculations. As of December 31, 2015 and 2014, there were 33 and 0 potentially dilutive shares, respectively.

Reclassification

During 2015, the Company’s auditors identified a clerical error made by the Company during the preparation of the 2014 cash flow statement, wherein the amount for a certain fixed asset that was included in accounts payable had the sign inadvertently switched. The Company has corrected the presentation of the 2014 cash flows for this clerical item and in doing so, the statement of cash flows for 2014 was adjusted to increase net cash used in operating activities by $786,238, with a corresponding decrease in net cash used from investing activities. Other than the 2014 cash flow statement, no other cash flow statement for any annual or quarterly period, was impacted by this presentation correction. The Company has evaluated the effect of the incorrect presentation, both qualitatively and quantitatively, and concluded that it did not have a material impact on, nor require amendment of, any previously filed annual or quarterly financial statements.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-17, “Balance Sheet Classification of Deferred Taxes,” that requires companies to classify all deferred tax assets and liabilities, along with any valuation allowance, as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. The guidance does not change the existing requirement that only permits offsetting within a jurisdiction. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. During the fourth quarter of 2015, the Company elected early adoption of this standard as it improved the efficiency of the year end financial reporting process for income taxes and applied the changes retrospectively to all prior periods presented in its financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory,” that simplifies the subsequent measurement of inventories by replacing the current lower of cost or market test with a lower of cost or net realizable value test. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The Company is still evaluating the impact this standard will have on its financial statements and related disclosures.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of debt discounts or premiums. The ASU is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. During the year 2015, the Company elected early adoption of this standard and applied the changes in its financial statements and related disclosures.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In August 2014, the FASB issued ASU No. 2014-15 Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern. The update is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. During the year 2015, the Company elected early adoption of this standard and applied the changes in its financial statements and related disclosures.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, and shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. In April 2015, the FASB deferred the effective date of ASU 2014-09 to fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company is currently in the process of determining the impact of adoption of the provisions of ASU 2014-09 on its financial statements and related disclosures.

NOTE 3 GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The Company has incurred substantial losses from operations causing negative working capital and negative operating cash flows, which raise substantial doubt about the Company’s ability to continue as a going concern. The Company sustained a net loss for the year ended December 31, 2015 of $57,899,169 and a net loss for the year ended December 31, 2014 of $21,727,818, and has an accumulated deficit of $121,903,865 as of December 31, 2015.

The Company intends to develop its products and expand its customer base, but does not have sufficient realized revenues or operating cash flows in order to finance these activities internally. As a result, the Company intends to seek financing in order to fund its working capital and development needs.

The Company has been able to meet its short-term needs through private placements of convertible preferred securities, an initial public offering (“IPO”), a secondary public offering, convertible debt financing and the sale and leaseback of analyzers used to report test results. The Company will continue to seek funding through the issuance of additional equity securities, debt financing, the sale and leaseback of analyzers, or a combination of these items. Any proceeds received from these items could provide the needed funds for continued operations and development programs. The Company can provide no assurance that it will be able to obtain sufficient additional financing that it needs to alleviate doubt about its ability to continue as a going concern. If the Company is able to obtain sufficient additional financing proceeds, the Company cannot be certain that this additional financing will be available on acceptable terms, if at all. To the extent the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain additional financings, the impact on the Company’s operations will be material and adverse.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2015 and December 31, 2014:

	December 31,
	2015	2014
Construction in progress	$680,679	$1,133,654
Analyzers	5,045,481	1,139,352
Computers and office equipment	462,441	290,754
Machinery and equipment	2,372,558	1,060,993
Leasehold improvements	393,271	366,945
Furniture and fixtures	72,618	16,145
Equipment under capital lease	2,148,476	2,148,476
	11,175,522	6,156,319
Less: accumulated depreciation and amortization	(3,433,531)	(1,918,852)
Total property and equipment, net	$7,741,991	$4,237,467

The total expense for depreciation of fixed assets and amortization of leasehold improvements was $1,514,679 and $1,040,531 for the years ended December 31, 2015 and 2014, respectively. Of this amount $1,199,183 and $601,947 was for depreciation of equipment under capital leases for the year ended December 31, 2015 and 2014, respectively.

NOTE 5 ACCRUED EXPENSES

Accrued liabilities consisted of the following as of December 31, 2015 and 2014:

	December 31,
	2015	2014
Accrued payroll	$1,094,666	$421,645
Royalties	75,642	166,540
Accrued interest	44,291	—
Accrued property and use tax	10,905	10,905
Other	87,645	13,269
Total accrued liabilities	$1,313,149	$612,359

NOTE 6 LEASE COMMITMENTS

Capital Leases

The Company has entered into two lease agreements for the sale-leaseback of molecular diagnostic analyzers. The first agreement was entered into in November 2013 and provided for the sale of 125 molecular diagnostic analyzers for a sales price of $2,500,000, which are being leased back for a base period of thirty-six monthly payments of $74,875. The second agreement was entered into in April 2014 for the sale of 75 molecular diagnostic analyzers for a sales price of $1,500,000, which are being leased back for a base period of twenty-four monthly payments of $64,665. At the end of each lease term, the leases shall automatically renew for twelve additional months at the current monthly rate unless the Company gives written notice 150 days prior to the end of the lease. If timely notice is given the Company shall have the opportunity to: 1) repurchase the analyzers for a negotiated purchase price, not to exceed forty percent of their original cost; or 2) terminate the lease, return the property and enter into a new lease with new property that replaces the property of the old lease. Both the Company and the lessor shall have the right to reject any terms of option 1 or 2 and if rejected, the 12 month extension shall apply. As such, the Company is amortizing the capital lease over a forty-eight month period for the first agreement and a thirty-six month period for the second agreement. The second agreement also has a rewrite clause wherein the leasing company agrees to use its commercially best efforts to rewrite the lease agreement at more favorable terms when the Company raises

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 LEASE COMMITMENTS  – (continued)

sufficient capital to cover current and future expenses for a minimum of 12 months. The Company’s obligations under the lease agreements are secured by a $500,000 letter of credit. The Letter of Credit was issued by a bank at the behest of a non-profit foundation and Spring Forth Investments LLC both of which are related parties through Mr. David Spafford, a director of the Company. The Company is obligated to reimburse the non-profit foundation and Spring Forth Investments LLC for any draws made under the Letter of Credit. The lease agreement is also secured by personal guarantees from Mr. Ryan Ashton, the Chief Executive Officer of the Company, and Mr. Spafford (See Note 14 RELATED PARTY TRANSACTIONS). The lease is accounted for as a capital lease sale-leaseback transaction in accordance with ASC 840, “Leases”.

Annual future minimum lease payments of capital leases for the next five years are as follows:

Years ended December 31,
2016	$1,694,006
2017	923,908
Total capital lease payments	2,617,914
Less amount representing interest	(461,078)
Total future minimum lease payments	2,156,836
Less current portion of capital leases	(1,305,426)
Long term portion of capital leases	$851,410
Operating leases

The Company leases approximately 33,000 square feet of building space located in Salt Lake City, Utah pursuant to two lease agreements totaling $21,226 in base rent per month. The leases expire on April 30, 2016 and each have two options, with each option for a three year renewal period. We also lease approximately 13,399 square feet of office space located at another location in Salt Lake City, Utah for use as our executive offices and labs. Base rent payments due under the lease are expected to be approximately $1,231,526 in the aggregate over the term of the lease of 65 months beginning on December 1, 2015. While the tenant improvements are being completed, we are leasing temporary office space in the same building on a monthly basis for base rent of $8,437 per month. The Company also leases certain office equipment such as copiers and printers under operating lease agreements that expire at various dates.

Amounts charged to expense under operating leases were $279,296 and $293,773 for the years ended December 31, 2015 and 2014, respectively.

Operating lease commitments for the next five years are as follows:

Years ended December 31,
2016	$355,797
2017	246,255
2018	252,092
2019	259,132
2020	266,455
Total operating lease commitments	$1,379,731

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 NOTES PAYABLE

The Company purchased certain machinery and equipment under two note payable agreements which consist of the following as of December 31, 2015 and 2014:

	December 31,
	2015	2014
Note payable, 15.2% interest, monthly payments of $1,328, due February 6, 2016, secured by equipment	$2,607	$16,938
Note payable, 10.0% interest, monthly payments of $3,161, due January 1, 2016, secured by equipment	3,086	38,749
Total notes payable	5,693	55,687
Less: current portion of notes payable	(5,693)	(49,994)
Long term portion of notes payable	$—	$5,693

NOTE 8 CONVERTIBLE NOTES PAYABLE

On December 30, 2015, the Company entered into a Securities Purchase Agreement (“SPA”) with certain investors pursuant to which it agreed to issue $22.1 million in senior secured convertible notes (“Notes”) and Series D Warrants (further described below). The Notes are convertible into 15 shares of Common Stock at a price equal to $1,554,000 per share, subject to adjustment for certain dilutive events and currently subject to a 19.9% cap as described below. $20 million of the notes were issued for cash proceeds totaling $18.4 million with an original issue discount in the amount of $1.6 million which is equal to sixteen (16) months of simple interest at a rate of six percent (6.0%) per annum on the aggregate principal of the Notes (assuming, that the entire aggregate original principal amount remains outstanding through the maturity date). $2.1 million of the Notes were issued to extinguish 1,050,000 outstanding Series C Warrants at an extinguish value of $2.00 per warrant. The Notes are senior secured obligations of the Company and will rank senior to all outstanding and future indebtedness of the Company. They will be secured by a first priority perfected security interest (subject to permitted liens as defined in the Notes) in all of the current and future assets of the Company. The Notes contain standard and customary events of default and the entire principal balance is subject to the default and redemption provisions contained in the Notes, regardless of whether or not any of the proceeds have been released from the Company’s restricted accounts. The Notes also have a provision that the Company is required to reserve at least 120,000,000 shares of authorized and unissued common stock for issuance pursuant to the Notes and associated Series D warrants.

In connection with the issuance of the Notes under the SPA, the Company issued Series D Warrants (the “Series D Warrants”), exercisable to acquire 8 shares of Common Stock, subject to a one time adjustment on December 31, 2016 under the terms of the Series D Warrants (see NOTE 11 WARRANTS). Each Series D Warrant is exercisable by the holder beginning six months after December 30, 2015 and continuing for a period five years thereafter. Each Series D Warrant was exercisable initially at $1,554,000 per share of common stock, subject to adjustments for certain dilutive events and subject to an exercise price floor equal to $1.16 per share.

The Company has agreed to make amortization payments with respect to the Notes in twelve (12) equal installments beginning four (4) months after the original date of issuance of December 30, 2015 (each, an “Installment Date”). On each installment date, assuming certain equity conditions are met, the installment payment shall automatically be converted into shares of Common Stock at (i) at 80% of the five day volume weighted average price of the common stock for the first four payments and (ii) at 85% of the five day volume weighted average price of the common stock for the last 8 payments with both conversion rates being subject to a floor conversion price of $0.20.

Under the terms of the Notes, at closing the Company received an initial tranche of $4.6 million for immediate use for general corporate purposes. The remaining cash proceeds of $13.8 million are being held in

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 CONVERTIBLE NOTES PAYABLE  – (continued)

a restricted account and will be released to the Company from the Company’s restricted accounts in subsequent equal tranches subject to certain equity conditions and the following terms and conditions:

(1)	25% will be released 30 trading days following the later of (i) the “Control Account Release Eligibility Date” and (ii) the first installment date under the Note,
(2)	25% will be released 90 trading days following the Control Account Release Eligibility Date and
(3)	25% will be released 120 trading days following the Control Account Release Eligibility Date.

“Control Account Release Eligibility Date” means the later of (x) the date the Company obtains the required stockholder approval of the issuance of the shares of common stock upon conversion of the notes pursuant to the rules of the NASDAQ Stock Market and (y) the earlier of (I) the date a resale registration statement registering all of the shares of Common Stock issuable upon conversion of the Notes and (II) the initial date the shares of Common Stock issuable upon conversion of the Notes may be freely sold by a non-affiliate of the Company pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). If shareholder approval is not obtained the Notes will go into default and restricted cash will not be released.

The dilutive events that provide for the adjustment of the conversion price of the Notes and the exercise price of the Series D Warrants relate to any transaction in which the Company issues or is deemed to have issued shares of common stock for consideration per share less than the conversion price then in effect.

The issuance of shares of common stock upon conversion of the Notes is subject to the rules of the NASDAQ Capital Market which requires an initial cap of 19.9% of the Company’s issued and outstanding shares of common stock on December 30, 2015 unless and until the Company’s stockholders approve removal of the cap. Further, the current exercise price floor of $1.16 on the exercise price of the Series D Warrants is subject to removal upon approval of the Company’s stockholders at which point the exercise price of the Series D Warrants will automatically reset pursuant to its anti-dilution provisions as if the exercise price floor was not applicable since the issuance of the Series D Warrants.

Convertible Notes of $20 Million Issued for Cash

$20 million of the Notes were issued for cash proceeds of $18.4 million with an original issue discount in the amount of $1.6 million. In addition the Company incurred debt issuance costs in the amount of $568,685. The conversion feature in the Notes represents an embedded derivative that requires bifurcation due to the ratchet provision described above related to the conversion feature. The provisions in the Series D Warrants also require the Company to account for the warrants as derivative liabilities. The original issue discount, the fair value of the embedded conversion feature, the fair value of the Series D Warrants and the debt issuance costs are all together considered the debt discount. Any excess of the total debt discount and the face value of the convertible notes are recorded to interest expense in the statement of operations.

The initial fair value of the embedded conversion feature on the $20 million portion of the note was valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $14,788,365. The initial fair value of the Series D Warrants related to the $20 million note was also valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $13,637,132. The Company recorded a charge to interest expense in the amount of $10,594,182 in the statement of operations for the year ended December 31, 2015, representing the excess of the total debt discount over the face value of the convertible notes. The Company recorded a debt discount in the amount of $20 million which will be amortized over the life of the note using the effective interest method. As of December 31, 2015, $63,717 of the debt discount had been amortized to interest expense.

Convertible Notes of $2.1 Million Issued for Series C Warrants

$2.1 million of the Notes and related Series D Warrants were issued to extinguish 1,050,000 outstanding Series C Warrants. Since the Series C Warrants were derivative liabilities at the time of the transaction, the Company has accounted for this as an extinguishment of liabilities. Accordingly, all consideration issued to

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 CONVERTIBLE NOTES PAYABLE  – (continued)

extinguish the liabilities were recorded at their fair value on the date of the extinguishment and the liabilities extinguished were removed at their carrying value. Since the liabilities extinguished were derivative liabilities, their carrying value is continuously adjusted to equal their fair value. The fair value of the Series C Warrants that were extinguished was calculated using the predetermined inputs to Black Scholes formula as defined in the Series C Warrant, resulting in a fair value of $2,340,240 for the extinguished warrants. The initial fair value of the embedded conversion feature on the $2.1 million portion of the Notes was valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $1,865,729. The initial fair value of the Series D Warrants related to the $2.1 million note was also valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $2,412,574. The host debt instrument’s fair value was deemed to be $2.1 million. The Company recorded a loss in the amount of $4,038,063 in its statement of operations for the year ended December 31, 2015, representing the excess of the consideration provided over the liability extinguished.

The following table summarizes the convertible notes outstanding at December 31, 2015:

Convertible notes payable, principal	$22,100,000
Debt discounts	(19,936,283)
Net convertible note payable	2,163,717
Less current portion	(1,638,717)
Convertible notes payable, long term	$525,000

NOTE 9 NOTES PAYABLE — RELATED PARTY

In July 2014, the Company entered into a note agreement for $500,000 with Spring Forth Investments, LLC a company owned by Mr. David Spafford, a director. The original maturity date for the note was July 18, 2015, which was extended by the Company to July 18, 2016 by giving notice and paying an extension fee of $10,000. The note pays interest at an annual rate of 20% and is paid monthly. The Company prepaid the last three months of interest for a total of $25,000 at the time of issuance of the note. As additional consideration for the note, the Company issued 4,000,000 Series D preferred stock units (which were separable into 4,000,000 shares of Series D preferred stock, 20,000 Class A warrants to purchase one share of common stock for every 50.4 million Class A Warrants at an exercise price of $247,968,000 per share and 20,000 Class B warrants to purchase one share of common stock for every 50.4 million Class B warrants at an exercise price of $10,080,000 per share) at a value of $100,000 or $0.025 per unit. On the date of the IPO, the 4,000,000 shares of Series D Preferred Stock converted into 1 share of Common Stock at a conversion ratio of 10,080,000,000 to 1. The Series D preferred stock units were accounted as a debt discount to be amortized over the life of the note. As of December 31, 2015 there was no unamortized debt discount.

In February 2015, the Company entered into another loan agreement for $250,000 with Spring Forth Investments, LLC. The loan had an interest rate of twelve percent (12%) per year and matured the earlier of (i) 90 days from the date of the loan agreement, or (ii) five days after the closing of a registered public offering of securities of the Company. In April 2015, the Company paid off the note along with the accrued interest in the amount of $4,192 and a termination fee of $12,500.

NOTE 10 COMMON AND PREFERRED STOCK

Common Stock

The Company had 200,000,000 and 50,000,000 shares of common stock authorized at a par value of $0.0001 per share as of December 31, 2015 and 2014, respectively. As of December 31, 2015 and 2014 there were 13 and 0 shares of common stock issued and outstanding, respectively. The Company has reserved 120,000,000 of authorized but unissued shares of common stock for issuance pursuant to the convertible notes and associated Series D Warrants.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 COMMON AND PREFERRED STOCK  – (continued)

During the year ended December 31, 2014, the Company issued 1 share of common stock to Spring Forth Investments pursuant to the exercise of the conversion option of 9,250,000 shares of Series A preferred stock at a conversion ratio of 10,080,000,000 to 1 (see NOTE 14 RELATED PARTY TRANSACTIONS). The Company also issued 1 share of common stock to various unaffiliated investors upon the exercise of 158,000 of Class B warrants for cash proceeds of $31,600.

In October 2014, the Company completed an IPO, whereby the Company sold 1 share of its common stock and 1,150,000 Series A Warrants, which were sold in units of one share of common stock for every 50.4 million units and one Series A Warrant at a public offering price of $7.00 per unit. Each Series A Warrant is exercisable for one share of common stock for every 50.4 million warrants and one Series B Warrant. In addition, the underwriter was granted 57,500 common warrants and also exercised its option to purchase 172,500 Series A Warrants each of which is exercisable for one share of common stock for every 50.4 million warrants. The shares began trading on the NASDAQ Capital Market on October 9, 2014. The aggregate net proceeds received by the Company from the offering were approximately $6.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. Upon the closing of the IPO, all outstanding shares of convertible preferred stock converted into 1 share of common stock.

During the year ended December 31, 2015, the Company issued 1 share of common stock pursuant to the cash exercise of 1,074,082 Series A Warrants for total net proceeds of $2,252,020. In conjunction with the exercise of the Series A Warrants, 1,074,082 Series B Warrants to purchase shares of common stock were also issued.

During the year ended December 31, 2015, the Company issued 1 share of common stock pursuant to the conversion of 2,650,403 shares of Series E Convertible preferred stock at a conversion ratio of 50.4 million preferred shares to 4 common shares.

During the year ended December 31, 2015, the Company issued 1 share of common stock pursuant to the cashless exercise of both 508,641 Class A Warrants and 334,889 Class B Warrants.

During the year ended December 31, 2015, the Company issued 13 shares of common stock pursuant to the exercise of 15,630,027 Series C Warrants. Of these, 13 shares of common stock were issued as a result of the cashless exercise of 15,246,027 Series C Warrants and 1 share of common stock were issued as a result of the cash exercise of 384,000 Series C Warrants for total net proceeds of $979,200.

Preferred Stock

The Company had 5,000,000 shares of preferred stock authorized at a par value of $0.001 per share as of December 31, 2015 and 2014. As of December 31, 2015 there are 88,347 shares of Series E Preferred Stock issued and outstanding. There were no shares of preferred stock outstanding as of December 31, 2014. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series with authority to fix the designation and relative powers including voting powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each class or series.

During the year ended December 31, 2014 the Company issued 14,888,211 shares of Series C preferred stock for cash in the amount of $366,250 or $0.0246 per share. The Company also sold 285,566,560 shares of Series D preferred stock units for gross proceeds in the amount of $7,139,164 or $0.025 per unit and after deducting offering costs and expenses, the Company received $6,203,636 in net proceeds. The preferred stock units were separated into 285,566,560 shares of Series D preferred stock, 1,427,832 Class A warrants with an exercise price of $4.92 to purchase one share of common stock for every 50.4 million warrants and 1,427,832 Class B warrants with an exercise price of $0.20 to purchase one share of common stock for every 50.4 million warrants. In conjunction with the offering an additional 7,200,000, 466,436 and 251,216 of Series D preferred stock warrants, Class A warrants and Class B warrants, respectively, were granted as part of the offering costs.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 COMMON AND PREFERRED STOCK  – (continued)

During the year ended December 31, 2014, the Company converted notes payable in the amount of $400,000 plus $13,129 in accrued interest into 16,525,121 Series D preferred stock units at a conversion price of $0.025 per share. These units consist of 16,525,121 shares of Series D preferred stock, 82,625 Class A warrants with an exercise price of $4.92 to purchase one share of common stock for every 50.4 million warrants and 82,625 Class B warrants with an exercise price of $0.20 to purchase one share of common stock for every 50.4 million warrants. The shares of Series D preferred stock are convertible into shares of common stock at a ratio of 10,080,000,000: 1, at the option of the holder at any time after issuance. The conversion of the notes was pursuant to the terms of the notes that upon a qualified equity financing of at least $5 million the notes would be converted into shares of the equity securities at the price per share at which the equity securities were issued in the qualified equity financing. The sale of the Series D preferred stock units through July 2014 met this threshold and triggered the conversion.

During the year ended December 31, 2014, as additional consideration for the issuance of the Spring Forth Note (see NOTE 9 NOTES PAYABLE — RELATED PARTY) the Company issued 4,000,000 Series D preferred stock units (which were separable into 4,000,000 shares of Series D preferred stock, 20,000 Class A warrants with an exercise price of $4.92 to purchase one share of common stock for every 50.4 million warrants and 20,000 Class B warrants with an exercise price of $0.20 to purchase one share of common stock for every 50.4 million warrants) at a value of $100,000 or $0.025 per unit.

During the year ended December 31, 2014, Spring Forth Investments exercised its conversion option and converted 9,250,000 shares of Series A preferred stock valued at $1,480,000 into 1 share of common stock.

The Series C and Series D preferred stock had a conversion price adjustment provision that in the event the Company sells shares of any additional stock, subject to certain exceptions, at a price per share less than the original issue price of the respective series preferred stock, the conversion price shall be adjusted to a price equal to the price paid per share for such additional stock. These conversion price adjustment provisions, and other relevant features of the preferred stock, were analyzed in accordance with the provisions of FASB ASC 815, “Derivatives and Hedging”. The Company evaluated the conversion price adjustment provision embedded in the preferred stock and other relevant features and determined, in accordance with the provisions of the referenced accounting guidance, that such conversion option or other relevant features do not meet the criteria requiring bifurcation as a derivative liability of these instruments. The characteristics of the common stock that is issuable upon a holder’s exercise of the conversion option embedded in the convertible preferred stock are deemed to be clearly and closely related to the characteristics of the preferred shares. Further, the Company determined the other relevant features of the preferred stock are clearly and closely related to the equity host and do not qualify for derivative accounting.

During the year ended December 31, 2014, the Company filed a seventh amended and restated Certificate of Incorporation authorizing a modification to the number of authorize shares of common stock and preferred stock. The number of common shares authorized was amended to 50,000,000 shares and the number of preferred shares authorized was amended to 5,000,000 shares.

In October 2014, upon the closing of the IPO, all outstanding shares of convertible preferred stock converted into 22 shares of common stock at a conversion ratio of 10,080,000,000 to 1.

In February 2015 the Company initiated a Units Offering (the “February 2015 Units Offering”) whereby the Company sold 2,724,000 units at a price of $8.80 per unit for net proceeds of $21.8 million after deducting underwriting commissions and offering costs. Each unit consisted of one share of our Series E Convertible Preferred Stock and eight Series C Warrants (the “Units”).

The original terms of the Units provided that shares of Series E Convertible Preferred Stock and the Series C Warrants would automatically separate on August 25, 2015. However, the shares of Series E Convertible Preferred Stock and the Series C Warrants would separate prior to August 25, 2015 if at any time after 30 days from February 25, 2015 the closing price of our common stock was greater than $201,600,000 per

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 COMMON AND PREFERRED STOCK  – (continued)

share for 20 consecutive trading days (the “Separation Trigger Date”). The Company refers to this separation herein as Early Separation. In the event of Early Separation, the shares of Series E Convertible Preferred Stock and the Series C Warrants would separate 15 days after the Separation Trigger Date. In June 2015, the above terms of the Series E Convertible Preferred Stock and Series C Warrants were each modified to allow for an optional early separation and conversion upon the cash exercise of all eight of the Series C Warrants within the Unit.

In June 2015, 48,000 of the Units were separated early pursuant to the optional early separation resulting in the exercise of 384,000 Series C Warrants into 1 share of common stock for cash proceeds of $979,200. On August 25, 2015 the remaining 2,676,000 Units separated into 2,676,000 shares of Series E Convertible Preferred Stock and 21,408,000 Series C Warrants.

Each 50.4 million shares of Series E Convertible Preferred Stock is convertible at the option of the holder into four shares of common stock. The Series E Convertible Preferred Stock has no voting rights. An amendment to the terms of the Series E Convertible Preferred Stock only requires the vote of the holders of Series E Convertible Preferred Stock. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series E Preferred Stock shall rank equal to the common stock of the Company. No sinking fund has been established for the retirement or redemption of the Convertible Preferred Stock. As such, the Series E Convertible Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by the Company due to an arrearage in the payment of dividends or sinking fund installments. The Series E Convertible Preferred Stock also has no liquidation rights or preemption rights, and there are no special classifications of our Board of Directors related to the Series E Convertible Preferred Stock.

During the year ended December 31, 2015, 14,750 Underwriter Purchase Options were exercised for cash in the amount of $162,250 or $11.00 per option. Pursuant to the exercise of these options, 14,750 shares of Series E Convertible Preferred Stock and 118,000 Series C Warrants were issued.

During the year ended December 31, 2015, 2,650,403 shares of Series E Convertible Preferred Stock were converted into 1 share of common stock at a conversion ratio of 50.4 million preferred shares to 4 common shares. As of December 31, 2015, 88,347 shares of Series E Convertible Preferred Stock remain outstanding.

NOTE 11 WARRANTS

As of December 31, 2014, the Company had 5,447,940 warrants outstanding to purchase shares of common stock.

The following table outlines the warrants outstanding and exercisable as of December 31, 2014:

Warrants	Outstanding and Exercisable	Warrant Exercise Price	Common Stock Exchange Ratio	Total Shares of Common Stock Underlying the Warrant	Aggregate Exercise Price for One Common Share	Expiration
Class A	2,041,239	$4.92	50.4 million: 1	1	$248.0 million	April 2021 – July 2021
Class B	1,645,845	$0.20	50.4 million: 1	1	$10.1 million	April 2021 – July 2021
Series A	1,322,500	$7.00	50.4 million: 1	1	$352.8 million	October 2015
Common	438,356	$2.00 – $32.00	50.4 million: 1	1	$100.8 million – $1,612.8 million	April 2016 – July 2021
Total Warrants	5,447,940			4

During the year ended December 31, 2014 Class A and Class B warrants totaling 2,855,664 were granted as part of the sale for cash of the Series D preferred stock units (see NOTE 10 COMMON AND PREFERRED STOCK).

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 WARRANTS  – (continued)

In addition during 2014 prior to the IPO, 1,048,698 common warrants, Class A warrants and Class B warrants to purchase common stock and 7,200,000 warrants to purchase Series D preferred stock were granted in conjunction with the issuance of certain convertible notes payable, consulting services and as financing fees. The Company determined that the fair value of the warrants granted was nominal due to the fair value of the Company’s common stock as of the grant date being nominal as a result of the priority provisions of the preferred stock outstanding at that time.

In October 2014, 57,500 common warrants and 1,322,500 Series A warrants were issued in conjunction with our IPO (see NOTE 10 COMMON AND PREFERRED STOCK).

In October 2014 upon the closing of the IPO, 2,231,727 outstanding warrants to purchase shares of Series A preferred stock and 7,200,000 outstanding warrants to purchase shares of Series D preferred stock were converted at a ratio of 200 to 1 into 47,158 common warrants to purchase shares of common stock.

In September 2014, 157,093 warrants previously issued were amended to eliminate a clause that would cancel the warrant upon the completion of an IPO. The Company recorded an expense for the incremental fair value based on the difference between the fair value of the modified award and the fair value of the original award immediately before it was modified using the Black-Scholes option valuation model to calculate the fair value. The Company determined the incremental fair value of the warrants to be $25,061 which was expensed in the period as the warrants were fully vested.

The following is the weighted average of the assumptions used in calculating the fair value of the warrants at an exchange ratio of 50.4 million warrants for one share of common stock after they were modified in September 2014 using the Black-Scholes method:

Fair market value of one share of common stock	$249.0 million
Aggregate exercise price of 50.4 million warrants	$504.0 million
Risk free rate	0.61%
Dividend yield	0.00%
Expected volatility	37.23%
Remaining contractual term	1.97 years

The following table summarizes the Preferred A stock warrant activity during the year ended December 31, 2014:

	Preferred A Stock Warrants	Weighted Average Exercise Price	Weighted Average Remainder Contractual Term in Years
As of December 31, 2014:
Warrants outstanding as of January 1, 2014	2,231,727	$0.16	3.1
Granted	—	—	—
Converted	(2,231,727)	0.16	2.3
Expired	—	—	—
Warrants outstanding as of December 31, 2014	—	$—	—

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 WARRANTS  – (continued)

The following table summarizes the preferred D stock warrant activity during the year ended December 31, 2014:

	Preferred D Stock Warrants	Weighted Average Exercise Price	Weighted Average Remainder Contractual Term in Years
As of December 31, 2014:
Warrants outstanding as of January 1, 2014	—	—	—
Granted	7,200,000	$0.025	6.8
Converted	(7,200,000)	$0.025	6.7
Expired	—	—	—
Warrants outstanding as of December 31, 2014	—	$—	—

As of December 31, 2015, the Company had 13,219,597 warrants outstanding to purchase shares of common stock.

The following table outlines the warrants outstanding and exercisable as of December 31, 2015:

Warrants	Outstanding and Exercisable	Warrant Exercise Price	Common Stock Exchange Ratio	Total Shares of Common Stock Underlying the Warrant	Aggregate Exercise Price for One Common Share	Expiration
Class A	1,532,598	$0.03	50.4 million: 1	48	$1.6 million	April 2021 – July 2021
Class B	1,310,956	$0.03	50.4 million: 1	29	$1.6 million	April 2021 – July 2021
Series B	1,074,082	$8.75	50.4 million: 1	34	$441.0 million	March 2021 – July 2021
Series C	5,229,973	$2.55	50.4 million: 1	65	$128.5 million	January 2017
Series D	3,503,116	$1.85	2,800: 1	8	$1.6 million	June 2021
Subordination	105,516	$1.85	2,800: 1	2	$1.6 million	June 2021
Common	463,356	$0.03 – $32.00	168,000: 1	26	$1.6 million – $1,612.8 million	April 2016 – July 2021
Total Warrants	13,219,597			212
Class A Warrants

During the year ended December 31, 2015, 508,641 Class A Warrants were exercised pursuant to the cashless exercise provision of the warrant resulting in the issuance of 1 share of common stock. The Class A Warrants include a provision which provides that the exercise price of the Class A Warrants will be adjusted in connection with certain equity issuances by the Company. In March 2015, as a result of the February 2015 Unit Offering, the price adjustment provision was triggered for our Class A Warrants and the exercise price was adjusted from $4.92 to $2.20. In December 2015, the price adjustment was triggered again for our Class A Warrants as the Company closed a senior secured convertible note financing and the exercise price was adjusted from $2.20 to $0.03.

Class B Warrants

During the year ended December 31, 2015, 334,889 Class B Warrants were exercised pursuant to the cashless exercise provision of the warrant resulting in the issuance of 1 share of common stock. The Class B Warrants include a provision which provides that the exercise price of the Class B Warrants will be adjusted in connection with certain equity issuances by the Company. In December 2015, the Company closed a senior secured convertible note financing and the price adjustment provision was triggered for our Class B Warrants and the exercise price was adjusted from $0.20 to $0.03.

Series A Warrants

During the year ended December 31, 2015, 1,074,082 Series A Warrants were exercised into 1 share of common stock resulting in net cash proceeds of $2,252,020. The Series A Warrants include a provision which provides that the exercise price of the Series A Warrants will be adjusted in connection with certain equity issuances by the Company. In March 2015, as a result of the February 2015 Unit Offering, the price

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 WARRANTS  – (continued)

adjustment provision was triggered for our Series A Warrants and the exercise price was adjusted from $7.00 to $2.20. The Series A Warrants expired on October 15, 2015 and all remaining 248,418 outstanding Series A Warrants expired unexercised.

Series B Warrants

The Company sold Units in connection with the Company’s IPO in October 2014, with each 840,000 Units consisting of one share of common stock and 840,000 Series A Warrants to purchase: (i) one share of common stock for every 840,000 Series A Warrants and (ii) 840,000 Series B Warrants to purchase one share of common stock for every 840,000 Series B Warrants. The Series B Warrants are only issued upon the exercise of the Series A Warrants, are exercisable immediately at an exercise price of 125% of the public offering price and expire 6 years from the date of issue. The exercise price and the number of shares for which each Series B Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. In addition, subject to certain exceptions, the exercise price of the Series B Warrants is subject to reduction if the Company issues shares of common stock (or securities convertible into common stock) in the future at a price below the then current market price. There have been no issuances that have triggered the price adjustment provision on the Series B Warrants. During the year ended December 31, 2015, the Company issued 1,074,082 Series B Warrants pursuant to the exercise of 1,074,082 Series A Warrants.

Series C Warrants

In connection with the February 2015 Units Offering, the Company issued Series C Warrants to purchase 1 share of common stock as part of the Units sold in the follow-on offering (see NOTE 10 COMMON AND PREFERRED STOCK) with an exercise price of $2.55 which expire in five years. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Series C Warrants have a cashless exercise provision where in lieu of payment of the exercise price in cash, the holder may receive, at the Company’s discretion, either a cash payment of a predetermined Black Scholes Value of the number of shares the holder elects to exercise, or a number of shares of the Company’s common stock determined according to a cashless exercise formula using the predetermined Black Scholes Value. On December 11, 2015, an amendment was made to the Series C Warrants to require that all warrants be exercised within 25 trading days or be subject to a mandatory exercise provision.

In June 2015, 48,000 of the Units were separated early pursuant to the optional early separation as 384,000 Series C Warrants were exercised into 1 share of common stock resulting in cash proceeds of $979,200. On August 25, 2015 the remaining 2,676,000 Units separated into 2,676,000 shares of Series E Convertible Preferred Stock and 21,408,000 Series C Warrants.

From August 25, 2015 through December 31, 2015, 15,128,027 Series C Warrants were exercised pursuant to the cashless exercise provision resulting in the issuance of 12 shares of Common Stock.

During the year ended December 31, 2015, 14,750 Underwriter Purchase Options were exercised for cash in the amount of $162,250. Upon the exercise of these options, 118,000 Series C Warrants were issued and immediately exercised pursuant to the cashless exercise provision resulting in the issuance of 1 share of common stock.

As of December 31, 2015, 5,229,973 Series C Warrants remain outstanding. Had the cashless exercise provision been exercised by all holders of our Series C Warrants at December 31, 2015, the Company would have had to either pay $11.7 million in cash or issue 12 shares of common stock. The number of shares of common stock that would be required to satisfy the cashless exercise provision increases as the price of the Company’s stock decreases and decreases as the price of the Company’s stock increases.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 WARRANTS  – (continued)

Series D Warrants

In connection with the issuance of the Notes under the Securities Purchase Agreement, the Company issued Series D Warrants (the “Series D Warrants”), exercisable to acquire 8 shares of Common Stock. Each Series D Warrant is exercisable by the holder beginning six months after December 30, 2015 and continuing for a period five years thereafter. Each Series D Warrant will be exercisable initially at an exercise price of $1.6 million per share, subject to adjustments for certain dilutive events and subject to an exercise price floor equal to $1.16 per share.

On December 31, 2016, the number of warrants issuable upon exercise of the Series D Warrants will be increased to equal the difference, if positive, obtained by subtracting (x) the shares of Common Stock issuable under the Warrants on the date of issuance from (y) 16.6% of the sum of the number of shares of Common Stock actually outstanding on December 31, 2016, plus the number of shares of Common Stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company.

The Series D Warrants are exercisable on a cashless basis in the event that there is no effective registration statement under the Securities Act covering the resale of the shares of Common Stock issuable upon exercise of the Series D Warrants. Pursuant to the registration rights agreement between the investors under the Securities Purchase Agreement and the Company, the Company is required to file a registration statement for these shares of Common Stock and the Company intends to file the registration statement in early 2016.

Subordination Warrants

The Subordination Warrants were issued to Spring Forth Investments LLC and Utah Autism Foundation in relation to their agreement to enter into subordination agreements with the collateral agent in the Note Financing whereby each agreed to subordinate their debt to the Notes issued in the Note Financing. The Subordination Warrants have the same general material terms and conditions of the Series D Warrants.

The Subordination Warrants are exercisable for 2 shares of common stock. On December 31, 2016, the number of warrants issuable upon exercise of the Subordination Warrants will be increased to equal the difference, if positive, obtained by subtracting (x) the shares of common stock issuable under the Subordination Warrants on the date of issuance from (y) 0.5% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company. Each Subordination Warrant is exercisable by the holder beginning six months after December 30, 2015 and continuing for a period five years thereafter. Each Subordination Warrant will be exercisable initially at a price of $1.6 million per share, subject to adjustments for certain dilutive events (same as the Series D Warrants) and subject to an exercise price floor equal to the Series D Warrant exercise floor price of $1.16 per share.

Common Warrants

For the year ended December 31, 2015, the Company granted 25,000 Common Stock warrants to a consultant of the Company. The warrants are fully vested, have an exercise price of $2.56 and expire in August 2020. The Company recorded an expense in the amount of $54,489 on the date of grant which represents the fair value of the warrants. The Company estimates the fair value of the warrants at grant date using a Black-Scholes valuation model. The estimates in the Black-Scholes option-pricing model are based, in part, on assumptions, including a stock price volatility of 127.37%, the warrant life of 5 years, a risk free rate of 1.53%, the fair value of $129.0 million of the equity stock underlying the option and the aggregate exercise price of $129.0 million for one share of common stock.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 WARRANTS  – (continued)

The following table summarizes the common stock warrant activity during the years ended December 31, 2015 and 2014:

	Common Stock Warrants	Weighted Average Exercise Price $	Weighted Average Remainder Contractual Term in Years
As of December 31, 2014:
Warrants outstanding as of January 1, 2014	274,420	8.00	4.2
Granted	5,331,520	3.91	5.5
Exercised	(158,000)	0.20	6.6
Expired	—	—	—
Warrants outstanding as of December 31, 2014	5,447,940	4.17	4.9
As of December 31, 2015:
Warrants outstanding as of January 1, 2015	5,447,940	4.17	4.9
Granted	26,617,714	2.71	4.3
Exercised	(17,547,639)	2.47	4.0
Expired	(1,298,418)	2.48	3.4
Warrants outstanding as of December 31, 2015	13,219,597	2.71	4.7
Underwriters’ Unit Purchase Option

In connection with the February 2015 Units Offering, the Company issued to the representative of the underwriters’ a Unit Purchase Option (“Option”) to purchase a number of our Units equal to an aggregate of 5% of the Units sold or 136,200 Units. The purchase option has an exercise price equal to 125% of the public offering price of the Units or $11.00, and the units may be exercised on a cashless basis and will expire 5 years from the date of issue. Each Unit consists of one share of Series E Convertible Preferred Stock and eight Series C Warrants. During the year ended December 31, 2015, 14,750 Underwriter Purchase Options were exercised for cash in the amount of $162,250. Pursuant to the exercise of these options, 14,750 shares of Series E Convertible Preferred Stock were issued and immediately converted into 1 share of common stock and 118,000 Series C Warrants were issued and immediately exercise pursuant to the cashless exercise provision into 1 share of common stock. As of December 31, 2015, 121,450 Unit Purchase Options remain outstanding.

NOTE 12 DERIVATIVE LIABILITIES

The derivative liability for our instruments classified as derivative liabilities are recorded at fair value at inception and subsequently re-measured to fair value as long as such instruments are classified as derivative liabilities. Changes in the fair value of the derivative liability was included as a component of Other income (expense) and has no effect on the Company’s cash flows. The valuation methodologies used vary by instrument and include a modified Black-Scholes option valuation model utilizing the fair value of underlying common stock and a binomial model with Monte Carlo simulation. The Company has determined the fair value measurements to be a level 3 measurement (see NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES).

Class A Warrants, Class B Warrants, Series A Warrants, Series B Warrants and Certain Common Warrants

Our Class A Warrants, Class B Warrants, Series A Warrants and certain common warrants, have an exercise price adjustment provision that in the event the Company sells shares of any additional stock, subject to certain exceptions, at a price per share less than the original exercise price of the respective warrant, the exercise price shall be adjusted to a price equal to the price paid per share for such additional stock. Our Series B Warrants have an exercise price adjustment provision that in the event the Company sells shares of any additional stock, subject to certain exceptions, at a price per share less than the then current market price, the exercise price shall be adjusted to a price equal to the price paid per share for such additional stock. Such exercise price adjustments prohibit the Company from being able to conclude that the warrants are indexed to

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 12 DERIVATIVE LIABILITIES  – (continued)

the Company’s own stock. Accordingly, these warrants are accounted for as derivative liabilities and are recorded at fair value at each reporting date with the change in fair value being recorded in earnings for the period. In March 2015, as a result of the February 2015 Unit Offering, the price adjustment provision was triggered for our Class A Warrants, Series A Warrants and certain common warrants. In December 2015, as a result of the senior secured convertible note financing, the price adjustment provision was again triggered and the exercise price for our Class A, Class B and certain common warrants was adjusted to $0.03 or the equivalent of $1.6 million per share.

The fair value of these warrants was calculated using a modified Black-Scholes option valuation model utilizing the fair value of underlying common stock. Black-Scholes has inherent limitations for use in the case of a warrant with a price protection provision, since the model is designed to be used when the inputs to the model are static throughout the life of a security. Due to the significant variance between the fair market value of the stock and the exercise price, the Black-Scholes option-pricing model resulted in a fair value that equals the current market value of the stock. As such, the fair value of the Class A, Class B and certain other common warrants was estimated to be $789,600 per share, which was the closing price of the common stock on December 31, 2015. The total fair value of these warrants at December 31, 2015 was $61,941.

Series C Warrants and Unit Purchase Option

Our Series C Warrants contain a cashless exercise provision using a predetermined Black Scholes Value. Such provision, if exercised by the holder, would require the Company to settle these warrants, at its option, either by cash payment or the granting of a variable number of common shares. This provision results in the potential for the Company to either have to net cash settle the warrant or potentially issue an indeterminate number of common shares which prohibits the Company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants and the unit purchase option are accounted for as derivative liabilities and are recorded at fair value at each reporting date with the change in fair value being recorded in earnings for the period.

The Series C Warrants have predetermined inputs to Black Scholes formula for the determination of the fair value of the warrant which the Company used for the calculation of the fair value of the Series C Warrants at December 31, 2015. The inputs to the Black-Scholes formula are a stock price volatility of 135.00%, the warrant life of 5 years, a risk free rate of 1.61%, the fair value of $128.5 million of the equity stock underlying the option and the exercise price of $2.55. The total fair value of these warrants at December 31, 2015 was $12,404,503.

Convertible Notes Conversion Feature

The convertible notes issued on December 30, 2015 contain provisions that protect holders from future issuances of the Company’s common stock at prices below such convertible notes’ respective conversion price. These provisions could result in modification of the conversion price due to a future equity offering and as such the conversion feature cannot be considered indexed to the Company’s own stock. The note also provides that the Company will repay the principal amount at an initial conversion rate subject to certain adjustment with a floor price. These features represent an embedded derivative that requires bifurcation and was recorded at fair value at issuance and again at year end with the change in fair value being recorded in earnings for the period. The Company determined the fair value of the conversion feature using a binomial model with Monte Carlo simulation to reflect different scenarios where reset may be triggered using the following assumptions:

Trading price of common stock on measurement date	$789,600 – $924,000
Conversion price(1)	$730,800 – $865,200
Risk free interest rate(2)	0.86%
Conversion notes lives in years	1.33
Expected volatility(3)	215%
Expected dividend yield(4)	—
Expected probability of shareholder approval(5)	85%

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 12 DERIVATIVE LIABILITIES  – (continued)

(1)	The conversion price of the convertible notes was calculated based the formula in the Notes agreement as of the respective measurement date
(2)	The risk-free interest rate was determined by management using the 1.5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.
(5)	Management has estimated a probability of 85% that shareholder approval will be obtained for the removal of the 19.9% conversion cap. This is based on past shareholder voting history and discussions with current shareholders and consultants.
Series D Warrants and Subordination Warrants

In connection with the issuance of convertible notes on December 30, 2015, the Company issued Series D Warrants to acquire 8 shares of common stock. In addition, the Company issued 2 shares of Subordination Warrants. The Company has determined that the provisions contained in the Series D Warrants and the Subordination Warrants could result in modification of the warrants exercise price resulting in a variable number of additional common shares that could be issued. These warrants also contain a provision for a one-time adjustment to the number of warrants issued. On December 31, 2016 the warrant share number for the Series D Warrants and the Subordination Warrants shall be increased by the difference, if positive, between the number of Series D Warrants and Subordination Warrants issued on the issuance date and 16.6%, in the case of the Series D Warrants, and 0.5%, in the case of the Subordination Warrants, of the number of shares of common stock actually outstanding or deemed to be outstanding on December 30, 2016. The issuance of shares of common stock upon conversion of the Notes is subject to an initial cap of 19.9% of the Company’s issued and outstanding shares of common stock on December 31, 2015 unless and until the Company’s shareholders approve removal of the cap (see NOTE 8 CONVERTIBLE NOTES PAYABLE).

These provisions represent a derivative liability that requires recording at fair value at issuance and again at year end with the change in fair value being recorded in earnings for the period. The Company used a binomial model with Monte Carlo simulation to reflect different scenarios where reset may be triggered and to project the range of the additional shares to be issued on December 31, 2016 due to the 16.6% and 0.5% requirement.

The fair values of the Series D Warrants and Subordination Warrants were determined using a binomial valuation model which included additional warrants to be issued on December 31, 2016 and the following assumptions:

Trading price of common stock on measurement date	$789,600 – $924,000
Exercise price(1)	$1.6 million
Risk free interest rate(2)	1.80%
Warrant lives in years	5.50
Expected volatility(3)	215%
Expected dividend yield(4)	—

(1)	The exercise price of the Series D Warrants calculated by 120% of the arithmetic average of five weighted average price of the common stock on the five consecutive trading days prior to issuance date on December 30, 2015.
(2)	The risk-free interest rate was determined by management using the 5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 12 DERIVATIVE LIABILITIES  – (continued)

The following summarizes the total change in the value of the derivative liabilities during the years ended December 31, 2015 and 2014:

As of December 31, 2014:
Balance at January 1, 2014	$—
Issuance of warrants and option	2,487,726
Exercise of warrants	(885,259)
Change in fair value of warrant and option liability	8,396,169
Balance at December 31, 2014	$9,998,636
As of December 31, 2015:
Balance at January 1, 2015	$9,998,636
Issuance of warrants, unit purchase option and convertible note	56,026,979
Exercise and expiration of warrants and unit purchase option	(42,558,951)
Change in fair value of warrant, option and conversion feature liability	19,714,808
Balance at December 31, 2015	$43,181,472

NOTE 13 EMPLOYEE STOCK OPTIONS

The Company has three stock based employee compensation plans, the 2006 Stock Option Plan, the 2014 Stock Option Plan, and the Omnibus Plan pursuant to which certain employees and non-employee directors have been granted options to purchase common stock. The Company had 792,534 and 703,034 employee stock options outstanding as of December 31, 2015 and 2014, respectively. All options vest in installments over a three to four year period and expire ten years from the date of grant.

During the year ended December 31, 2014, the Company awarded 619,781 common stock options to certain employees and non-employee directors under the 2014 Stock Option and Omnibus Option plans. The options have an exercise price ranging from $2.00 to $7.00 per option expire ten years from date of issuance and vest over a period of three to four years. Pursuant to the reverse stock splits, the exchange ratio upon the exercise of the options was adjusted such that for every 50.4 million options exercised, one share of common stock would be issued.

The Company accounts for employee stock options according to FASB ASC 718 which requires the Company to calculate the fair value of the stock options on the date of grant and amortize over the vesting period of the options. The Company determined the value of 483,000 options granted prior to our IPO in October 2014 to be nominal due to the fair value of the Company’s common stock as of the grant date being nominal as a result of the priority provisions of the preferred stock outstanding at the time. The Company determined the fair value of the remaining 136,784 stock options granted after our IPO in October 2014 to be $306,709 of which $54,394 was expensed in 2014 with the remainder to be expensed over the vesting term of the options.

Also in the year ended December 31, 2014, the Company completed a tender offer to eligible employees to exchange 103,250 employee stock options under the 2006 Stock Option Plan for new options under the 2014 Stock Option Plan. The new options have an exercise price of $3.50 per option with all other terms the same as the original terms under the 2006 Option Plan. Pursuant to the reverse stock split on December 11, 2015, the exchange ratio upon the exercise of the options was adjusted such that for every 630,000 options exercised, one share of common stock would be issued. These transactions are accounted for under the provisions of FASB ASC 718 as a modification of a stock based compensation award and require the Company to record an expense for the incremental fair value based on the difference between the fair value of the modified award and the fair value of the original award immediately before it was modified. The

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 13 EMPLOYEE STOCK OPTIONS  – (continued)

Company used the Black-Scholes option valuation model to calculate the fair value of the stock options. The Company determined the incremental fair value of the options to be $223,031 which was expensed in 2014 as the options are fully vested.

The following is the range of the weighted average of the assumptions used in calculating the fair value of the options granted after our IPO in October 2014 and the options modified in 2014 using the Black-Scholes method:

Fair market value of one share of common stock	$249.0 million – $266.1 million
Aggregate exercise price of 50.4 million options	$176.4 million – $297.9 million
Risk free rate	1.06% – 1.70%
Dividend yield	0.00%
Expected volatility	46.31% – 54.97%
Expected term	2.74 – 6.06 years

For the year ended December 31, 2015, the Company awarded 117,500 common stock options under the Omnibus Plan to certain employees and non-employee directors with an exercise price of $2.56 per option that expire in ten years and vest over a three and four year period. The Company determined the value of the 117,500 options granted during the year ended December 31, 2015 to be $268,202 of which $29,309 was expensed in 2015 with the remainder to be expensed over the vesting term of the options.

The following is the weighted average of the assumptions used in calculating the fair value of the options granted in 2015 using the Black-Scholes method:

Fair market value of one share of common stock	$129.0 million
Aggregate exercise price of 50.4 million options	$129.0 million
Risk free rate	1.71%
Dividend yield	0.00%
Expected volatility	127.52%
Expected term	6.14 years

The following table summarizes the Company’s total option activity for the years ended December 31, 2015 and 2014:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Intrinsic Value
As of December 31, 2014:
Options outstanding as of January 1, 2014	115,750	$30.00	6.3
Granted	619,784	$2.86	9.4
Exercised	—	—	—
Forfeited/expired	(32,500)	$8.92	5.7
Options outstanding as of December 31, 2014	703,034	$2.98	8.8	$—
As of December 31, 2015:
Options outstanding as of January 1, 2015	703,034	$2.98	8.8
Granted	117,500	$2.56	9.6
Exercised	—	—	—
Forfeited/expired	(28,000)	$5.16	8.6
Options outstanding as of December 31, 2015	792,534	$2.84	8.0	$—

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 13 EMPLOYEE STOCK OPTIONS  – (continued)

Outstanding and exercisable stock options as of December 31, 2015 and 2014 are as follows:

	Options Outstanding			Options Exercisable
	Number of Options Outstanding	Remaining Life (Years)	Exercise Price	Number of Options Exercisable	Exercise Price	Intrinsic Value
December 31, 2014	703,034	8.8	$2.98	117,404	$3.86	$—
December 31, 2015	792,534	8.0	$2.84	328,445	$3.07	$—

The estimated fair value of the Company stock options, less expected forfeitures, is amortized over the options vesting period on the straight-line basis. The Company recognized the following equity-based compensation expenses during the twelve months ended December 31, 2015 and 2014:

	December 31,
	2015	2014
Stock based compensation expense	$110,123	$297,244

As of December 31, 2015 and 2014, there were $408,907 and $252,315 of total unrecognized compensation cost with a remaining vesting period of 2.71 and 3.44 years, respectively.

NOTE 14 RELATED PARTY TRANSACTIONS

The Company’s obligations pursuant to its sale-leaseback agreements described in NOTE 6 LEASE COMMITMENTS are secured by letters of credit (Letters of Credit) in an aggregate amount of $3,000,000. The Letters of Credit were issued by a bank at the behest of a non-profit foundation (the “Foundation”) and Spring Forth Investments. The Company is obligated to reimburse the Foundation and Spring Forth Investments for any draws made under the Letters of Credit pursuant to two reimbursement agreements between the Company and the Foundation and Spring Forth Investments dated October 30, 2013. Mr. Spafford, one of our directors, and his wife, Susan Spafford, have been designated by the Foundation as “Founding Trustees” under its bylaws and have authority to control certain activities of the Foundation. Our obligations under the reimbursement agreements are secured by a security interest in all of our assets pursuant to a Security Agreement dated October 30, 2013. As of December 31, 2015, no draws on the line of credit had taken place.

In February 2014, we issued a convertible promissory note with an 8% interest rate and 25,000 warrants to purchase common stock to Mr. Ashton. The consideration paid by Mr. Ashton for the note and warrants was $200,000. The maturity date for the promissory note was February 26, 2015, or upon or a qualified equity financing of at least $5 million. This financing was for general working capital purposes. The principal balance of this note, along with accrued interest of $6,751 converted to 8,270,027 Series D Units in July 2014 which separated into 8,270,027 shares of Series D Preferred Stock, 41,350 Class A warrants to purchase common stock exercisable at $4.92 per warrant which expire in July 2021 and 41,350 Class B warrants exercisable at $0.20 per warrant which expire in July 2021. Upon the closing of our IPO, the Series D Preferred Stock converted into 1 share of common stock. The exercise price of the Class A warrants and Class B warrants has been adjusted pursuant to the price protection feature in the warrants and is currently at $0.03 for both the Class A warrants and Class B warrants. The exchange ratio for the Class A warrants and Class B warrants upon the exercise of the options is such that for every 50.4 million options exercised, one share of common stock would be issued.

In March 2014, we issued a convertible promissory note with an 8% interest rate and 12,500 warrants to purchase common stock to DRS, LLC, an entity controlled by Mr. Spafford. The consideration paid by DRS, LLC for the note and warrants was $100,000. The maturity date for the promissory note was March 10, 2015, or upon a qualified equity financing of at least $5 million. This financing was for general working capital purposes. The principal balance of this note, along with accrued interest of $3,112 converted to

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 14 RELATED PARTY TRANSACTIONS  – (continued)

4,124,493 Series D Units in July 2014 which separated into 4,124,493 shares of Series D Preferred Stock, 20,622 Class A warrants to purchase common stock exercisable at $4.92 per warrant which expire in July 2021 and 20,622 Series B warrants exercisable at $0.20 per warrant which expire in July 2021. Upon the closing of our IPO, the Series D Preferred Stock converted into 1 share of common stock. The exercise price of the Class A warrants and Class B warrants has been adjusted pursuant to the price protection feature in the warrants and is currently at $0.03 for both the Class A warrants and Class B warrants. The exchange ratio for the Class A warrants and Class B warrants upon the exercise of the options is such that for every 50.4 million options exercised, one share of common stock would be issued.

In July 2014, the Company entered into a note agreement for $500,000 with Spring Forth Investments, LLC a company owned by Mr. Spafford. The maturity date for the note is July 18, 2015. The note pays interest at an annual rate of 20% and is paid monthly. The Company may extend the due date of the note to July 18, 2016 by giving notice no later than April 18, 2015 and paying an extension fee of $10,000. The Company prepaid the last three months of interest for a total of $25,000 at the time of issuance of the note. As additional consideration for the note, the Company issued 4,000,000 Series D preferred stock units at a value of $100,000 which separated into 4,000,000 shares of Series D preferred stock, 20,000 Class A warrants to purchase common stock exercisable at $4.92 per warrant and 20,000 Class B warrants to purchase common stock at $0.20 per warrant. The Series D preferred stock units were accounted as a debt discount to be amortized over the life of the note. As of December 31, 2015 the unamortized debt discount was $58,333. Upon the closing of our IPO, the 4,000,000 shares of Series D Preferred Stock converted into 1 share of common stock. The exercise price of the Class A warrants and Class B warrants has been adjusted pursuant to the price protection feature in the warrants and is currently at $0.03 for both the Class A warrants and Class B warrants. The exchange ratio for the Class A warrants and Class B warrants upon the exercise of the options is such that for every 50.4 million options exercised, one share of common stock would be issued.

In April 2014, the Company entered into two Financial Advisory Agency Agreements with Rona Capital, LLC, an entity owned by Jeffrey A. Rona. Mr. Rona became our Chief Financial Officer in October 2014. The first agreement was for financial advisory services related to the Company’s ongoing financing activities prior to the filing of an S-1 registration with the SEC. The Company agreed to pay Rona Capital $15,000 per month plus reasonable out-or-pocket expenses. In addition, the Company issued warrants to Rona Capital to purchase 7,200,000 Series D units which separated into 7,200,000 Series D Preferred Shares, 36,000 Class A warrants to purchase common stock exercisable at $4.92 per warrant and 36,000 Class B warrants to purchase common stock exercisable at $0.20 per warrant pursuant to the initial S-1 filing with the SEC. The Company also indemnified Rona Capital for claims arising from the agreement, subject to certain exceptions. This agreement terminated upon the final closing of the Series D Preferred Stock financing. Upon the closing of our IPO, the 7,200,000 shares of Series D Preferred Stock converted into 1 share of common stock. The exercise price of the Class A warrants and Class B warrants has been adjusted pursuant to the price protection feature in the warrants and is currently at $0.03 for both the Class A warrants and Class B warrants. The exchange ratio for the Class A warrants and Class B warrants upon the exercise of the options is such that for every 50.4 million options exercised, one share of common stock would be issued.

The Company also entered into a second Financial Advisory Agency Agreement with Rona Capital effective in June 2014, wherein Rona Capital provided the Company with financial advisory services related to the Company’s ongoing financing activities. The Company paid Rona Capital $15,000 per month and additional cash amounts on the achievement of specified milestones, including $50,000 upon the filing of an S-1 with the SEC and $100,000 upon the closing of an initial public offering.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 14 RELATED PARTY TRANSACTIONS  – (continued)

In relation to the convertible note financing on December 30, 2015, the Foundation and Spring Forth investments agreed to enter into subordination agreements with the collateral agent in the convertible note financing whereby each agreed to subordinate their debt to the notes issued in the convertible note financing. As consideration for their agreement the Company issued them Subordination Warrants exercisable for 1 share of common stock (see NOTE 11 WARRANTS).

NOTE 15 INCOME TAXES

The Company utilizes the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with FASB ASC 740. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The income tax expense for the years ended December 31, 2015 and 2014 consists of the following:

	2015	2014
Current
Federal	$—	$—
State and Local	1,250	5,297
	1,250	5,297
Deferred
Federal	—	—
State and Local	—	—
	—	—
	$1,250	$5,297

The following is a reconciliation of the reported amount of income tax expense (benefit) for the years ended December 31, 2015 and 2014 to the amount of income tax expenses that would result from applying the statutory rate to pretax income.

The components of the Company’s deferred tax assets for the years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Deferred tax assets:
Net operating losses	4,194,990	18,229,887
Depreciation and amortization	(182,903)	162,344
Allowance for doubtful accounts	6,324	2,035
Accrued vacation	112,892	85,081
Accrued personal property tax	4,083	4,048
Other	1,652	171
Total deferred tax assets	4,137,036	18,483,566
Less: Valuation allowance	(4,137,036)	(18,483,566)
Net deferred tax assets	$—	$—

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 15 INCOME TAXES  – (continued)

Reconciliation of reported amount of income tax expense for the years ended December 31, 2015 and 2014 consists of the following:

	2015	2014
Benefit for income taxes computed at federal statutory rate	$(19,685,292)	$(7,385,656)
State income taxes, net of federal tax benefit	(1,998,974)	(407,156)
Non-deductible expenses	12,902,916	3,024,860
NOL write off due to Section 382 limitation	23,200,232	—
Increase (decrease) in valuation allowance	(14,346,481)	4,622,286
Other, net	(71,150)	150,963
Provision for income taxes	$1,250	$5,297
Effective tax rate	(0.01)%	(0.07)%

As of December 31, 2015 the Company has generated operating losses. As a result the Company has recorded a full valuation allowance against its net deferred tax assets as of December 31, 2015 and 2014. The valuation allowance decreased by $14,346,481 during the tax year ended December 31, 2015.

During 2015, the Corporation had a change of ownership for Internal Revenue Code purposes. The amount of the NOLs for federal and state purposes was reduced to the amount that can be used considering those limitations. The amount presented is reduced based on the section 382 limitation and the carryforward period as provided by the federal and state tax laws.

As of December 31, 2015 and 2014, the Company has a net operating loss carry forwards for Federal income tax purposes of $11.5 million and $51.8 million, respectively, which expire in varying amounts during the tax years 2025 and 2035. The Company has net operating loss carry forwards for State income tax purposes of $8.2 million and $32.5 million which expire in varying years from 2025 to 2035.

Under FASB ASC 740, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2015 and 2014, the Company has no liabilities for unrecognized tax benefits.

The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the years ended December 31, 2015, and 2014, the Company did not recognize any interest or penalties in its statement of operations, nor did it have any interest or penalties accrued in its balance sheet at December 31, 2015 and 2014 relating to unrecognized tax benefits.

The tax years 2012 – 2015 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which the Company is subject.

NOTE 16 LEGAL PROCEEDINGS

The Company is not currently a party to any pending or threatened legal proceeding or regulatory or government investigations. We may become involved in litigation from time to time relating to claims arising in the ordinary course of our business. We do not believe that the ultimate resolution of such claims would have a material effect on our business, results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our business, results of operations, financial condition and cash flows.

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 17 GEOGRAPHIC INFORMATION

The Company has both domestic (U.S.) and international customers for its products. Sales for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Domestic sales	$2,096,825	$1,559,614
International sales	45,215	46,640
Total sales	$2,142,040	$1,606,254

NOTE 18 SUBSEQUENT EVENTS

In January and February 2016, the Company issued 77 shares of common stock pursuant to the cashless exercise of 5,001,687 Series C Warrants, the conversion of 13,967 shares of Series E Preferred Stock and the exercise of 121,450 unit purchase options with the immediate conversion and exercise of the Series E Preferred Stock and Series C Warrants.

In January 2016, the Company settled the cashless exercise of 138,158 Series C Warrants with cash in the amount of $304,017.

On January 21, 2016 all outstanding Series C Warrants were mandatorily exercised utilizing the cashless provision of the warrants. As of March 1, 2016 there are 50,418 Series C Warrants that have yet to be delivered and upon delivery, the Company will issue 1 share of common stock.

In February 2016, the Company entered into a settlement agreement with Dawson James Securities, Inc. (“Dawson James”) pursuant to a dispute related to an underwriting agreement. Dawson James has agreed to terminate its right of first refusal for a one time payment by the Company of $80,000. In addition, Dawson James has agreed to provide consulting services for a 12 month period in consideration of the Company paying them an aggregate consulting fee of $800,000 consisting of $200,000 paid upon execution of the agreement and $50,000 per month for 12 months.

In February 2016, the Company entered into amendment agreements with holders of the Notes and Series D Warrants. The amendments (i) reduced the number of shares of common stock required to be reserved for issuance upon the conversion of the Notes and exercise of the Series D Warrants from 120,000,000 to 85,000,000. The reduction will expire on April 1, 2016, and (ii) extend the deadline for filing the initial registration statement to register the common stock issuable upon conversion of the Notes and exercise of the Series D Warrants.

In February 2016 the Company completed a public offering of 39.2 million Units. Each 840,000 Units consists of one share of common stock and 1,260,000 Series E Warrants, each 840,000 Series E Warrants will purchase one share of our common stock at $0.25 per Series E Warrant. The Company received approximately $6.3 million of gross proceeds and approximately $5.6 million of net proceeds. The Series E Warrants expire six years from the date of issuance but were not exercisable for one year and were subject to a vote of the shareholders and an increase in the number of authorized common stock that the Company can issue.

On April 4, 2016, we entered into certain warrant exchange agreements each by and between us and a holder of our outstanding Series E Warrants, pursuant to which we and each such holder agreed to exchange outstanding Series E Warrants for shares of common stock. All of the issued and outstanding Series E Warrants were exchanged for 27 shares of common stock.

GREAT BASIN SCIENTIFIC, INC.

UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016

GREAT BASIN SCIENTIFIC, INC.

CONDENSED BALANCE SHEETS
September 30, 2016 and December 31, 2015
(Unaudited)

	September 30 2016	December 31 2015
Assets
Current assets:
Cash	$809,763	$4,787,759
Restricted cash	44,859,005	13,800,000
Accounts receivable, net	399,057	411,390
Inventory	1,526,871	1,133,142
Prepaid and other current assets	1,989,555	564,910
Total current assets	49,584,251	20,697,201
Restricted cash, net of current portion	24,226,172	—
Intangible assets, net	56,113	119,171
Property and equipment, net	9,536,557	7,741,991
Total assets	$83,403,093	$28,558,363
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,832,855	$2,432,459
Accrued expenses	5,049,228	1,313,149
Current portion of notes payable	—	5,693
Current portion of convertible notes payable, net of discount	27,088,069	1,638,717
Notes payable-related party	500,000	500,000
Current portion of capital lease obligations	1,158,027	1,305,426
Current portion of derivative liability	49,836,741	—
Total current liabilities	87,464,920	7,195,444
Convertible notes payable, net of current portion and debt discount	—	525,000
Capital lease obligations, net of current portion	129,185	851,410
Derivative liability, net of current portion	55,735,294	43,181,472
Other long term liabilities	1,550,769	—
Total liabilities	144,880,168	51,753,326
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized; 74,380 and 88,347 shares issued and outstanding, respectively	74	88
Common stock, $.0001 par value: 200,000,000 shares authorized; 8,456 and 13 shares issued and outstanding, respectively	1	—
Additional paid-in capital	143,404,013	98,708,814
Accumulated deficit	(204,881,163)	(121,903,865)
Total stockholders’ deficit	(61,477,075)	(23,194,963)
Total liabilities and stockholders’ deficit	$83,403,093	$28,558,363

See the accompanying notes to condensed financial statements

GREAT BASIN SCIENTIFIC, INC.

CONDENSED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2016 and 2015
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$735,817	$545,934	$2,196,196	$1,530,170
Cost of sales	2,161,979	1,102,727	5,912,095	3,369,268
Gross loss	(1,426,162)	(556,793)	(3,715,899)	(1,839,098)
Operating expenses:
Research and development	3,737,415	2,878,316	9,492,887	6,284,170
Selling and marketing	1,644,075	1,481,140	4,892,903	3,206,957
General and administrative	2,464,159	1,795,766	7,163,214	4,132,973
Total operating expenses	7,845,649	6,155,222	21,549,004	13,624,100
Loss from operations	(9,271,811)	(6,712,015)	(25,264,903)	(15,463,198)
Other income (expense):
Interest expense	(138,214,061)	(253,220)	(150,685,479)	(868,587)
Interest income	2,884	4,746	4,183	18,078
Net gain on exchange and issuance of warrants	—	—	3,374,752	—
Loss on extinguishment of debt	(17,292,463)	—	(17,292,463)	—
Change in fair value of derivative liability	135,727,676	20,016,848	106,888,362	(22,641,625)
Total other income (expense)	(19,775,964)	19,768,374	(57,710,645)	(23,492,134)
Income (loss) before provision for income taxes	(29,047,775)	13,056,359	(82,975,548)	(38,955,332)
Provision for income taxes	—	—	(1,750)	(1,250)
Net income (loss)	$(29,047,775)	$13,056,359	$(82,977,298)	$(38,956,582)
Net income (loss) per common share – basic	$(15,105.45)	$13,056,359.00	$(111,378.92)	$(38,956,582.00)
Net income (loss) per common share – diluted	$(15,105.45)	$13,056,359.00	$(111,378.92)	$(38,956,582.00)
Weighted average common shares – basic	1,923	1	745	1
Weighted average common shares – diluted	1,923	1	745	1

See the accompanying notes to condensed financial statements

GREAT BASIN SCIENTIFIC, INC.

CONDENSED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2016 and 2015
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(82,977,298)	$(38,956,582)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,858,357	1,130,826
Bad debt expense	85,182	—
Change in fair value of derivative liability	(106,888,362)	22,641,625
Loss on issuance on convertible note as interest	119,185,886	—
Loss on extinguishment of debt	17,292,463	—
Net gain on exchange and issuance of warrants	(3,374,752)	—
Employee stock compensation	111,133	66,391
Warrant issuance and modifications	—	54,489
Debt discount amortization	30,418,591	58,333
Changes in operating assets and liabilities:
Increase in accounts receivable	(72,849)	(77,959)
Increase in inventory	(393,729)	(576,872)
Increase in prepaid and other assets	(712,455)	(197,270)
Increase in accounts payable	572,867	457,250
Increase in accrued liabilities	756,848	552,275
Net cash used in operating activities	(24,138,118)	(14,847,494)
Cash flows from investing activities:
Acquisition of property and equipment	(912,862)	(842,225)
Construction of equipment	(1,995,542)	(3,223,827)
Net cash used in investing activities	(2,908,404)	(4,066,052)
Cash flows from financing activities:
Proceeds from exercise of warrants	1,449,850	3,166,394
Proceeds from issuance of convertible notes payable	5,451,163	—
Proceeds from follow-on offering	10,719,121	21,737,625
Proceeds from issuance of notes payable – related party	—	250,000
Proceeds from release of restricted cash	6,718,726	—
Payment of cash settlement for warrant exercises	(314,879)	—
Principal payments of capital leases	(949,762)	(667,630)
Principal payments of notes payable	(5,693)	(36,955)
Principal payments of notes payable -related party	—	(250,000)
Net cash provided by financing activities	23,068,526	24,199,434
Net increase (decrease) in cash	(3,977,996)	5,285,888
Cash, beginning of the period	4,787,759	2,017,823
Cash, end of the period	$809,763	$7,303,711
Supplemental disclosures of cash flow information:
Interest paid	$1,100,999	$818,378
Income taxes paid	$1,750	$1,250
Supplemental schedule of non-cash investing and financing activities:
Restricted cash proceeds from convertible note	$62,000,020	$—
Conversion of note payable to preferred stock	$—	$10,478
Assets acquired through capital leases	$80,138	$—
Initial public offering and follow-on offering costs incurred but unpaid	$412,323	$41,175
Property and equipment included in accounts payable	$601,323	$240,183
Cashless exercise of warrants	$2	$173,657
Issuance of stock for 2015 Note preinstallment	$712,190	$—
Change in derivative liability from exercised and issued warrants	$15,162,431	$24,400,224

See the accompanying notes to condensed financial statements

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 1 DESCRIPTION OF BUSINESS

Great Basin Scientific, Inc. (the “Company”) (d.b.a., Great Basin Corporation) is a Delaware corporation headquartered in Salt Lake City, Utah. The Company was originally incorporated as Diagnostic Micro Arrays, Inc., a Nevada corporation, on June 27, 2003. The Company changed its name to Great Basin Scientific, Inc. on April 19, 2006. On August 12, 2008, the Company took steps to change its corporate domicile from Nevada to Delaware by forming Great Basin Scientific, Inc., a Delaware corporation, and on August 29, 2008, Great Basin Scientific, Inc., a Nevada corporation, was merged with and into Great Basin Scientific, Inc., a Delaware corporation, wherein the Delaware corporation was the sole surviving entity.

The Company is a molecular diagnostic testing company focused on the development and commercialization of its patented, molecular diagnostic platform designed to test for infectious disease, especially hospital-acquired infections. The Company believes that small to medium sized hospital laboratories, those under 400 beds, are in need of simpler and more affordable molecular diagnostic testing methods. The Company markets a system that combines both affordability and ease-of-use, when compared to other commercially available molecular testing methods, which it believes will accelerate the adoption of molecular testing in small to medium sized hospitals. The system includes an analyzer, which is provided for our customers’ use without charge in the United States, and a diagnostic cartridge, which is sold to our customers. The testing platform has the capability to identify up to 64 individual targets at one time. If the test identifies one to three targets, they are referred to as low-plex tests, or tests, and if they identify four or more targets they are referred to as multi-plex panels, or panels. The Company currently has four commercially available tests, the first for clostridium difficile, or C. diff, which received clearance from the Food and Drug Administration, or FDA, in April 2012, the second for Group B Strep, which received clearance from the FDA in April 2015 and launched commercially in June 2015, the third for Shiga Toxin producing E. coli or STEC, which received clearance from the FDA in March 2016 and launched commercially in August 2016 and the fourth for Staphylococcus Identification and Resistance Panel, or Staph ID/R panel, which FDA clearance in March 2016 and launched commercially in September 2016. Our customers consist of hospitals, clinics, laboratories and other healthcare providers in the United States, the European Union and New Zealand.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These condensed unaudited financial statements have been prepared to reflect the financial position, results of operations and cash flows of the Company as of September 30, 2016 and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. The accompanying condensed financial statements and notes are unaudited. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements for the year ended December 31, 2015 and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2016, its results of operations for the three and nine months ended September 30, 2016 and 2015, and cash flows for the nine months ended September 30, 2016 and 2015. The results for the three and nine months ended September 30, 2016 are not necessarily indicative of the results expected for the full fiscal year or any other interim period.

Net Income (Loss) per Common Share

Basic loss per share (“EPS”) is computed by dividing net loss (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted EPS is computed by dividing net loss by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include convertible preferred stock, convertible notes, stock options and warrants. The number of potential common shares outstanding is computed using the treasury stock method.

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

As the Company has incurred losses for the three months ended September 30, 2016 and the nine months ended September 30, 2016 and 2015, the potentially dilutive shares are anti-dilutive and are thus not added into the loss per share calculations. As of September 30, 2016 and 2015, there were 170,007 and 1 potentially dilutive shares, respectively.

The Company had net income for the three months ended September 30, 2015 and therefore potentially dilutive shares must be added into the diluted net income (loss) per share calculations.

The components of basic and diluted net income (loss) per share for the three months ended September 30, 2015 are as follows:

Three Months Ended September 30, 2015
Basic:
Numerator:
Net Income	$13,056,359
Denominator:
Weighted Average Common Shares	1
Net Income Per Common Share – Basic	$13,056,359.00
Diluted:
Numerator:
Net Income	$13,056,359
Denominator:
Weighted Average Common Shares	1
Series E Convertible Preferred Stock	—
Warrants	—
Employee Stock Options	—
Denominator for Diluted Calculation	1
Net Income Per Common Share – Diluted	$13,056,359.00

Reverse Stock Split

On March 30, 2016, the Company effected a reverse stock split of the Company’s common stock whereby each thirty-five shares of common stock were replaced with one share of common stock (with no fractional shares issued). On September 16, 2016, the Company effected another reverse stock split of the Company’s common stock whereby each eighty shares of common stock were replaced with one share of common stock (with no fractional shares issued). The par value and the number of authorized shares of the common stock were not adjusted. All common share and per share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect these reverse stock splits. The quantity of Series E Preferred Stock and all warrants and employee and other options were not included in the reverse stock split and their outstanding quantities have not been adjusted. However, the conversion and exchange ratios were adjusted for the effect of the reverse stock splits such that upon conversion each 168,000 shares of Series E Preferred Stock will now be converted into four shares of common stock and each 168,000 of Class A, Class B, Series B, common warrants and options will now be exercisable into one share of common stock. The Series D and 2015 Subordination Warrants conversion ratio has been adjusted such that each 2,800 of the Series D and Subordination Warrants will now be exercisable into one share of common stock. The Series G,

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Series H and 2016 Subordination Warrants conversion ratio has been adjusted such that each 80 of the Series G, Series H and 2016 Subordination Warrants will now be exercisable into one share of common stock (see NOTE 10 WARRANTS).

On December 28, 2016, the Company effected another reverse stock split of the Company’s common stock whereby each three hundred shares of common stock was replaced with one share of common stock (with no fractional shares issued). The par value of the common stock was not adjusted, but the number of authorized shares of the common stock was increased to 1.5 billion. All common share and per share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect the reverse stock split. The quantity of Series E Preferred Stock, Common Warrants, Class A, Class B, Series A, Series B, Series C Warrants, Series D and Subordination warrants as well as employee and other options were not included in the reverse stock split and their outstanding quantities have not been adjusted. However, the conversion and exchange ratios were adjusted for the cumulative effect of all reverse stock splits such that upon conversion each 12.6 million shares of Series E Preferred Stock will now be converted into one share of common stock and upon exercise each 50.4 million Common, Class A, Class B, Series A, Series B and Series C Warrants or options will now be converted into one share of common stock. The Series D and Subordination Warrants conversion ratio has been adjusted such that upon exercise each 840,000 of the Series D and Subordination Warrants will now be converted into one share of common stock (see NOTE 11 WARRANTS).

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. Fair value is defined under FASB ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under FASB ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, with the first two inputs considered observable and the last input considered unobservable, that may be used to measure fair value as follows:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;
•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and
•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. The Company issued certain common stock warrants, employee stock options and convertible notes that are required to be recorded at fair value measured at the transaction date. In addition, certain other warrants to purchase common stock and convertible notes qualify as derivative liabilities and are therefore required to be recorded at fair value measured at the transaction date and again at each reporting period end. The fair value of these warrants and conversion was determined using estimates and assumptions that are not readily available in public markets and the Company has designated this liability as Level 3. The assumptions used for the fair value calculation as well as the changes in the value of the derivative liability are shown in NOTE 11 DERIVATIVE LIABILITY.

Derivative Instruments

The Company accounts for derivative instruments under the provisions of ASC 815 Derivatives and Hedging. ASC 815 requires the Company to record derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings. As a result of certain terms, conditions and features included in

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

certain common stock warrants granted by the Company as well as the conversion features in the convertible notes, those provisions are required to be accounted for as derivatives at estimated fair value, with changes in fair value recognized in earnings.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02 Leases, which requires recognition of leased assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. This update is effective for annual periods and interim periods with those periods beginning after December 15, 2018. The Company is evaluating the impact of this standard on its financial statements.

In July 2015, the FASB issued ASU 2015-11 Simplifying the Measurement of Inventory, that simplifies the subsequent measurement of inventories by replacing the current lower of cost or market test with a lower of cost or net realizable value test. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The Company is still evaluating the impact this standard will have on its financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-03 Interest — Imputation of Interest, Simplifying the Presentation of Debt Issuance Cost. This standard provides guidance on the balance sheet presentation for debt issuance costs and debt discounts and debt premiums. To simplify the presentation of debt issuance costs, this standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This ASU is effective for fiscal years beginning after December 15, 2015. The Company has adopted this standard and the effects are reflected in its financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15 Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern. The update is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The impact on the Company’s financial statements of adopting ASU 2014-15 is currently being assessed by management.

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled to those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. In April 2016, the FASB issued ASU No. 2016-10 Identifying Performance Obligations and Licensing, which clarified various aspects of the core principle in ASU No. 2014-09 pertaining to identifying promised goods and services. In May 2016, the FASB issued ASU No. 2016-12 Narrow-Scope Improvements and Practical Expedients, which clarified certain consideration collectability requirements described in ASU No. 2014-09. All three standards are effective for annual periods beginning after December 15, 2016, and interim periods therein, and shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. In April 2015, the FASB deferred the effective date of ASU 2014-09 to fiscal years, and interim

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

periods within those fiscal years, beginning after December 15, 2017. The Company is currently in the process of determining the impact of adoption of the provisions of ASU 2014-09, ASU 2016-10 and ASU 2016-12 on its financial statements.

NOTE 3 GOING CONCERN

The Company’s condensed unaudited financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The Company has incurred substantial losses from operations and negative operating cash flows which raise substantial doubt about the Company’s ability to continue as a going concern. The Company sustained a net loss for the nine months ended September 30, 2016 of $83.0 million and a net loss for the year ended December 31, 2015 of $57.9 million, and has an accumulated deficit of $204.9 million as of September 30, 2016. We have limited liquidity and have not yet established a stabilized source of revenue sufficient to cover operating costs and development needs. Accordingly, our continuation as a going concern is dependent upon our ability to generate greater revenue through increased sales and/or our ability to raise additional funds through the capital markets. Whether and when the Company can attain profitability and positive cash flows from operations or obtain additional financing is uncertain.

The Company has been able to obtain financing in order to fund its short term working capital and development needs. In February 2016, the Company obtained financing by completing a follow-on offering for net proceeds of $5.0 million. In May 2016, holders of the senior secured convertible notes issued in 2015 voluntarily agreed to remove restrictions on the Company’s use of $2.0 million previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company. In June 2016, the Company obtained additional financing by completing another follow-on offering for net proceeds of $5.3 million. In July 2016, the Company issued additional senior secured convertible notes and received $68.0 million in total gross proceeds, of which $5.4 million in net proceeds was immediately available to the Company and $62.0 million was placed in restricted accounts. In September 2016, holders of the senior secured convertible notes issued in 2015 voluntarily agreed to remove restrictions on the Company’s use of $4.7 million previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company.

The Company has been able to obtain financing in the past to meet its short-term needs through private placements of convertible preferred securities, the sale and leaseback of equipment, an initial public offering (“IPO”), additional follow-on offerings, and convertible debt financings. The Company will continue to seek funding through the issuance of additional equity securities or debt financing, or a combination of the two. Any proceeds received from these items could provide the needed funds for continued operations and development programs. The Company can provide no assurance that it will be able to obtain sufficient additional financing that it needs to alleviate doubt about its ability to continue as a going concern. If the Company is able to obtain sufficient additional financing proceeds, the Company cannot be certain that this additional financing will be available on acceptable terms, if at all. To the extent the Company raises additional funds by issuing equity securities or convertible debt, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain additional financings, the impact on the Company’s operations will be material and adverse.

NOTE 4 LEASE COMMITMENTS

Capital Leases

The Company has entered into two lease agreements for the sale-leaseback of molecular diagnostic analyzers. The first agreement was entered into in November 2013 and provided for the sale of 125 molecular diagnostic analyzers for a sales price of $2,500,000, which are being leased back for a base period of thirty-six monthly

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 4 LEASE COMMITMENTS  – (continued)

payments of $74,875. The second agreement was entered into in April 2014 for the sale of 75 molecular diagnostic analyzers for a sales price of $1,500,000, which are being leased back for a base period of twenty-four monthly payments of $64,665. At the end of each lease term, the leases shall automatically renew for twelve additional months unless certain conditions are met. As such, the Company is amortizing the capital lease over a forty-eight month period for the first agreement and a thirty-six month period for the second agreement. The leases are accounted for as a capital lease sale-leaseback transaction in accordance with ASC 840, “Leases”.

In July 2016, the Company entered into a lease agreement for equipment in the amount of $80,138 with monthly payments of $1,543 over a 5 year period. The lease contains a bargain purchase option at the end of the lease and accordingly the lease is accounted for as a capital lease in accordance with ASC 840, “Leases”.

Operating Leases

The Company leases approximately 35,540 square feet of office space located in Salt Lake City, Utah for use as the executive offices and labs. Base rent payments due under the lease are expected to be approximately $3,472,875 in the aggregate over the term of the lease of 65 months that began on December 1, 2015. The Company also leases approximately 33,000 square feet of building space at another location in Salt Lake City, Utah for use primarily as manufacturing space and labs. Base rent payments due under these leases total $21,226 per month. The leases expire on April 30, 2017. The Company also leases certain office equipment such as copiers and printers under operating lease agreements that expire at various dates.

Amounts charged to expense under operating leases were $237,376 and $66,514 for the three months ended September 30, 2016 and 2015, respectively and $640,741 and $210,416 for the nine months ended September 30, 2016 and 2015, respectively.

NOTE 5 NOTES PAYABLE

The Company purchased certain machinery and equipment under two note payable agreements in January and February 2013. During the nine months ended September 30, 2016, both notes were extinguished by making the final payments on the notes in the amount of $5,693.

NOTE 6 CONVERTIBLE NOTES PAYABLE

December 2015 Transaction

On December 30, 2015, the Company entered into a Securities Purchase Agreement (“SPA”) with certain investors pursuant to which it agreed to issue $22.1 million in senior secured convertible notes (“2015 Notes”) and Series D Warrants (further described below). $20 million of the 2015 Notes were issued for cash proceeds totaling $18.4 million with an original issue discount in the amount of $1.6 million which is equal to sixteen (16) months of simple interest at a rate of six percent (6.0%) per annum on the aggregate principal of the 2015 Notes (assuming, that the entire aggregate original principal amount remains outstanding through the maturity date). $2.1 million of the 2015 Notes were issued to extinguish 1,050,000 outstanding Series C Warrants at an extinguishment value of $2.00 per warrant. The 2015 Notes are senior secured obligations of the Company and will rank senior to all outstanding and future indebtedness of the Company. They are secured by a first priority perfected security interest (subject to permitted liens as defined in the 2015 Notes) in all of the current and future assets of the Company. The 2015 Notes contain standard and customary events of default and the entire principal balance is subject to the default and redemption provisions contained in the 2015 Notes, regardless of whether or not any of the proceeds have been released from the Company’s restricted accounts.

In connection with the issuance of the 2015 Notes under the SPA, the Company issued Series D Warrants (the “Series D Warrants”), exercisable to acquire 8 shares of Common Stock and Subordination Warrants (the “2015 Subordination Warrants”), exercisable to acquire 2 shares of Common Stock, both which are subject to

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 6 CONVERTIBLE NOTES PAYABLE  – (continued)

a one time adjustment on December 31, 2016 under the terms of the Series D and 2015 Subordination Warrants (see NOTE 10 WARRANTS). Each Series D and 2015 Subordination Warrant became exercisable by the holder beginning six months after December 30, 2015 and continues for a period five years thereafter. The Series D and 2015 Subordination Warrants have a provision that adjusts the exercise price upon certain dilutive events. As of September 30, 2016, pursuant to the terms of the warrant agreement, the exercise price of the Series D and 2015 Subordination Warrants has been adjusted such that the exercise of 840,000 warrants with an aggregate exercise price of $37,920 will result in the issuance of one share of common stock.

The Company has agreed to make amortization payments with respect to the 2015 Notes in twelve (12) equal installments beginning four (4) months after the original date of issuance of December 30, 2015 (each, an “Installment Date”). On each installment date, assuming certain equity conditions are met, the installment payment shall automatically be converted into shares of Common Stock at a conversion rate defined in the agreement. As of April 29, 2016, the Company was not able to bring a registration statement covering the resale of the shares of common stock issuable under the terms of the 2015 Notes effective and therefore did not satisfy the equity conditions under the 2015 Notes to permit settlement of installment payments through conversion into shares of common stock. The holders of the 2015 Notes deferred the three installment payments due on April 29, 2016, May 31, 2016 and June 30, 2016, respectively to the installment payment with a due date of July 29, 2016. During the three months ended September 30, 2016, approximately $8.0 million of installment payments (through the conversion into 7,065 shares of common stock) were made bringing the principal note balance of the 2015 Notes down to approximately $14.1 million. Given the conversion feature is bifurcated from the host instrument, conversions are deemed to be extinguishments for accounting purposes and accordingly, a loss on extinguishment of debt in the amount of $17,292,463 was recognized during the three months ended September 30, 2016.

A summary of the accounting for these extinguishments for the three months ended September 30, 2016 is as follows:

Fair value of common stock issued	$27,574,033
Less:
2015 Note principal extinguished	8,003,121
Debt discount related to extinguished 2015 Note	(2,508,882)
Derivative liability extinguished	4,787,331
Loss on extinguishment of debt	$17,292,463

Under the terms of the 2015 Notes, at closing the Company received an initial tranche of $4.6 million for immediate use for general corporate purposes. The remaining cash proceeds of $13.8 million was held in restricted accounts to be released to the Company from the Company’s restricted accounts in subsequent equal tranches subject to certain equity conditions. In May 2016 and August 2016, the holders of the 2015 Notes voluntarily removed restrictions on the Company’s use of an aggregate of $2.0 million and $4.7 million, respectively, that was previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company. As of September 30, 2016 the remaining cash in the amount of $7.1 million is still being held in a restricted account and will be released to the Company subject to certain equity conditions.

As of September 30, 2016, the 2015 Notes are convertible at the option of the holder at $37,920 per share. The Company has a conversion right related to the required installment payments where the Company can convert the installment payments at the lower of 80% of the arithmetic average of the lower of: (A) the 3 lowest volume weighted average price (VWAP) days in the prior 20 days or (B) the VWAP of the common stock on the trading day preceding the applicable date of determination. Both the conversion right of the holder and the Company is subject to a reset clause if the Company issues or sells common stock at a lower

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 6 CONVERTIBLE NOTES PAYABLE  – (continued)

price than the applicable conversion rate at such time with both conversion features being subject to a $0.20 floor. At September 30, 2016, the most advantageous conversion term is a conversion price of $561.00 which would convert the remaining principal of the 2015 Note into 25,158 shares of common stock.

The Company determined the conversion feature in the 2015 Notes represents an embedded derivative that requires bifurcation due to the ratchet provision described above related to the conversion feature. The provisions in the Series D Warrants also require the Company to account for the warrants as derivative liabilities. The original issue discount, the fair value of the embedded conversion feature, the fair value of the Series D Warrants and the debt issuance costs are all together considered the debt discount. The Company recorded a debt discount in the amount of $20 million which is being amortized over the life of the 2015 Notes using the effective interest method. For the nine months ended September 30, 2016, $14,950,080 of the debt discount had been amortized to interest expense and $2,508,882 of the debt discount has been extinguished through the conversions during the period.

The following table summarizes the 2015 Notes outstanding at September 30, 2016:

Convertible notes payable, principal	$14,096,879
Debt discounts	(2,541,038)
Net convertible note payable	11,555,841
Less current portion	(11,555,841)
Convertible notes payable, long term	$—

July 2016 Transaction

On July 1, 2016, the Company entered into a Securities Purchase Agreement (“July SPA”) with certain investors pursuant to which it agreed to issue $75 million in senior secured convertible notes (“2016 Notes”) and Series H Warrants (further described below). The 2016 Notes were originally convertible into 1,563 shares of Common Stock at a price equal to $48,000.00 per share, subject to adjustment for certain dilutive events. The 2016 Notes were issued for cash proceeds totaling $68.0 million with an original issue discount in the amount of $7.0 million with no stated interest rate. The 2016 Notes are senior secured obligations of the Company and will rank senior to all outstanding and future indebtedness of the Company. They are secured by a first priority perfected security interest (subject to the priority interest of the 2015 Notes and permitted liens as defined in the 2016 Notes) in all of the current and future assets of the Company. The 2016 Notes contain standard and customary events of default and the entire principal balance is subject to the default and redemption provisions contained in the 2016 Notes, regardless of whether or not any of the proceeds have been released from the Company’s restricted accounts.

In connection with the issuance of the 2016 Notes under the July SPA, the Company issued Series H Warrants (the “Series H Warrants”), exercisable to acquire 2,344 shares of Common Stock and Subordination Warrants (the “2016 Subordination Warrants”), exercisable to acquire 71 shares of Common Stock (see NOTE 10 WARRANTS). The Series H and 2016 Subordination Warrants become exercisable by the holder beginning six months after July 1, 2016 and continues for a period five years thereafter. The Series H and 2016 Subordination Warrants also have a provision that adjusts the exercise price upon certain dilutive events. As of September 30, 2016, pursuant to the terms of the warrant agreement, the exercise price of the Series H and 2016 Subordination Warrants are such that the exercise of 24,000 warrants with an aggregate exercise price of $49,920.00 will result in the issuance of one share of common stock.

The Company has agreed to make amortization payments with respect to the 2016 Notes in fifteen (15) equal installments beginning January 30, 2017. On each installment date, assuming certain equity conditions are met, the installment payment shall automatically be converted into shares of Common Stock at a conversion rate defined in the agreement.

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 6 CONVERTIBLE NOTES PAYABLE  – (continued)

Under the terms of the 2016 Notes, at closing the Company received an initial tranche of $6.0 million for immediate use for general corporate purposes. The remaining cash proceeds of $62 million are being held in restricted accounts and will be released to the Company from the restricted accounts in subsequent equal tranches subject to certain equity conditions. As of September 30, 2016, the remaining cash in the amount of $62.0 million is still being held in restricted accounts and will be released to the Company subject to certain equity conditions and the terms of the 2016 Notes.

As of September 30, 2016, the 2016 Notes are convertible at the option of the holder at $48,000.00 per share. The Company has a conversion right related to the required installment payments where the Company can convert the installments payments (subject to a floor of $1.00) at: (a) the prevailing holder conversion price; (b) 80% of the arithmetic average of the 3 lowest volume weighted average price (VWAP) days in the prior 20 days; and (c) the weighted average value of the common stock on the trading day preceding the installment payment date. Both the conversion right of the holder and the Company is subject to a reset clause if the Company issues or sells common stock at a lower price than the applicable conversion rate at such time (not subject to the $1.00 floor). At September 30, 2016, the most advantageous conversion term is a conversion price of $561.00 which would convert the note into 133,848 shares of common stock.

The Company determined the conversion feature in the Notes represents an embedded derivative that requires bifurcation due to the ratchet provision described above related to the conversion feature. The provisions in the Series H and 2016 Subordination Warrants also require the Company to account for the warrants as derivative liabilities. The original issue discount, the fair value of the embedded conversion feature, the fair value of the Series H and 2016 Subordination Warrants and the debt issuance costs are all together considered the debt discount. The Company recorded a debt discount in the amount of $75.0 million which is being amortized over the life of the note using the effective interest method. For the three months ended September 30, 2016, $15,532,228 of the debt discount had been amortized to interest expense.

The following table summarizes the 2016 Notes outstanding at September 30, 2016:

Convertible notes payable, principal	$75,000,000
Debt discounts	(59,467,772)
Net convertible note payable	15,532,228
Less current portion	(15,532,228)
Convertible notes payable, long term	$—

The fair values of the derivative embedded conversion feature and derivative Series H warrants (including the 2016 Subordination Warrants) were approximately $80.6 million and $101.6 million, respectively (see NOTE 11 DERIVATIVE LIABILITIES). The derivative amounts in excess of proceeds received on the 2016 Notes was approximately $119.2 million which was recognized as a day one cost of capital and accordingly charged to interest expense during the three months ended September 30, 2016.

NOTE 7 NOTES PAYABLE — RELATED PARTY

In July 2014, the Company entered into a note agreement for $500,000 with Spring Forth Investments, LLC a company owned by Mr. David Spafford, a director. The original maturity date for the note was July 18, 2015, which was extended by the Company to July 18, 2016 by giving notice and paying an extension fee of $10,000. The note was again extended by the Company to July 18, 2017. The note pays interest at an annual rate of 20% and is paid monthly. The Company prepaid the last three months of interest for a total of $25,000 at the time of issuance of the note. As additional consideration for the note, the Company issued 4,000,000 Series D preferred stock units (which were separable into 4,000,000 shares of Series D preferred stock, 20,000 Class A warrants to purchase 1 share of common stock at $134,400 per share and 20,000 Class B warrants to purchase 1 share of common stock at $134,400 per share) at a value of $100,000 or $0.025 per unit. The

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 7 NOTES PAYABLE — RELATED PARTY  – (continued)

4,000,000 shares of Series D Preferred Stock were converted into 1 share of Common Stock. The Series D preferred stock units were accounted as a debt discount which has been fully amortized.

NOTE 8 PREFERRED STOCK

The Company had 5,000,000 shares of preferred stock authorized at a par value of $0.001 per share as of September 30, 2016. As of September 30, 2016 there were 74,380 shares of Series E Preferred Stock issued and outstanding which are convertible at the option of the holders into 100 shares of common stock. During the nine months ended September 30, 2016, 13,967 shares of Series E Preferred Stock were converted into 1 share of common stock.

NOTE 9 COMMON STOCK

The Company had 200,000,000 shares of common stock authorized at a par value of $0.0001 per share as of September 30, 2016. As of September 30, 2016 there were 8,456 shares of common stock issued and outstanding. The Company has reserved 120,000,000 of authorized but unissued shares of common stock for issuance pursuant to the two convertible notes and associated warrants.

During the nine months ended September 30, 2016, the Company issued 64 shares of common stock pursuant to the cashless exercise of 5,091,815 Series C Warrants.

During the nine months ended September 30, 2016, the Company issued 15 shares of common stock pursuant to the cash exercise of 121,540 Underwriter Unit Purchase Options at an exercise price of $11.00 for total proceeds of $1,335,950. Upon exercise of these options, 121,540 shares of Series E Convertible Preferred Stock were issued and immediately converted into 1 share of common stock and 972,320 Series C Warrants were issued and immediately exercised pursuant to the cashless exercise provision into 15 shares of common stock.

During the nine months ended September 30, 2016, the Company issued 1 share of common stock pursuant to the conversion of 13,967 shares of Series E Convertible preferred stock (see NOTE 8 PREFERRED STOCK).

On February 24, 2016, the Company completed a public offering of 39.2 million Units (the “February 2016 Unit Offering”). Each 840,000 units consisted of one share of common stock and 1,260,000 Series E Warrants. The Company received approximately $5.0 million of net proceeds. Pursuant to the sale of the units, the Company issued 47 shares of common stock and 58,800,000 Series E Warrants. Each 840,000 Series E Warrants were exercisable into one share of common stock at $210,000.00 per share. The Series E Warrants expire six years from the date of grant, were not exercisable for one year and which exercise was subject to a shareholder vote and an increase in the number of authorized shares of common stock the Company can issue.

On April 7, 2016, the Company entered into certain warrant exchange agreements (the “Exchange Agreements”), each by and between the Company and a holder of its outstanding Series E Warrants, pursuant to which the Company and each such holder agreed to exchange outstanding Series E Warrants for shares of common stock of the Company. Pursuant to the Exchange Agreements, the Company issued 28 shares of common stock of the Company in exchange for the surrender by the holders to the Company of 58,800,000 Series E Warrants exercisable to acquire approximately 70 shares of common stock of the Company (representing an exchange ratio of one share of common stock for each 2.584 shares of common stock underlying the surrendered Series E Warrants). The surrendered Series E Warrants were immediately cancelled by the Company and there are not any Series E Warrants issued and outstanding.

On June 1, 2016, the Company completed a public offering of 3,160,000 units (the “June 2016 Unit Offering”). Each 24,000 units consisted of one share of common stock and 24,000 Series G Warrants. The Company received approximately $5.3 million of net proceeds. Pursuant to the sale of the units, the Company issued 132 shares of common stock and 3,160,000 Series G Warrants. Each 24,000 Series G Warrants were

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 9 COMMON STOCK  – (continued)

initially exercisable into one share of common stock at $45,600.00 per share, subject to adjustments and expire five years from the date of grant.

On July 11, 2016, the Company issued 4 shares of common stock pursuant to the exercise of 85,000 Series G Warrants for cash in the amount of $113,900 or $28,475.00 per share.

During the three months ended, September 30, 2016, certain holders of the 2015 Notes submitted notices to accelerate previously deferred amortization payments under the 2015 Notes and convert the accelerated payments on the 2015 Notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended (the “Conversions”). In connection with the Conversions, the Company issued 7,065 shares of common stock upon the conversion of $8,003,121 principal amount of 2015 Notes at a weighted average conversion price of $1,132.78 per share (see NOTE 6 CONVERTIBLE NOTES PAYABLE). In addition, the Company issued 1,037 shares of common stock in connection with a pre-installment notice for the conversion of the 2015 Notes for the installment period of October 31, 2016.

NOTE 10 WARRANTS

The following table outlines the warrants outstanding as of September 30, 2016. All warrants have been accounted for as derivative liabilities (see NOTE 11 DERIVATIVE LIABILITIES):

Warrants	Outstanding	Number of Warrants Exercisable Into One Common Share	Total Shares of Common Stock Underlying the Warrant	Aggregate Exercise Price for One Common Share	Expiration
Class A	1,532,598	50.4 million	48	$ 561.00	April 2021 – July 2021
Class B	1,310,956	50.4 million	29	$ 561.00	April 2021 – July 2021
Series B	1,074,082	50.4 million	34	$84.1 million	March 2021 – July 2021
Series D	3,503,116	840,000	8	$37,920.00	June 2021
2015 Subordination	105,516	840,000	2	$37,920.00	June 2021
Series G	3,075,000	24,000	159	$ 561.00	June 2021
Series H	56,250,000	24,000	2,346	$49,920.00	December 2021
2016 Subordination	1,687,500	24,000	71	$49,920.00	December 2021
Common	372,331	50.4 million	19	$561.00 – $1,612.8 million	July 2016 – July 2021
Total Warrants	68,911,099		2,697

All Warrants with the exception of the Series H and 2016 Subordination Warrants are exercisable as of September 30, 2016.

Class A Warrants

The Class A Warrants include a provision which provides that the exercise price of the Class A Warrants will be adjusted in connection with certain equity issuances by the Company. In June 2016, as a result of the June 2016 Unit Offering, the price adjustment provision was triggered and the exercise price was adjusted to $570.00 per share of common stock. During the three months ended September 30, 2016, conversions of the 2015 Convertible note triggered the adjustment provision and the exercise price was adjusted to $561.00 per share of common stock.

Class B Warrants

The Class B Warrants include a provision which provides that the exercise price of the Class B Warrants will be adjusted in connection with certain equity issuances by the Company. In June 2016, as a result of the June 2016 Unit Offering, the price adjustment provision was triggered and the exercise price was adjusted to

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 10 WARRANTS  – (continued)

$570.00 per share of common stock. During the three months ended September 30, 2016, conversions of the 2015 Convertible note triggered the adjustment provision and the exercise price was adjusted to $561.00 per share of common stock.

Series B Warrants

The Series B Warrants include a provision which provides that the exercise price of the Series B Warrants is subject to reduction in connection with certain equity issuances by the Company that are below the then current market price. In June 2016, as a result of the June 2016 Unit Offering, the price reduction provision was trigged and the exercise price was reduced to $5.0 million per share of common stock. During the three months ended September 30, 2016, conversions of the 2015 Convertible note triggered the adjustment provision and the exercise price was adjusted to $84.1 million per share of common stock.

Series C Warrants

During the nine months ended September 30, 2016, 5,229,973 Series C Warrants were exercised pursuant to the cashless exercise provision. The Company settled 5,091,815 of the Series C Warrant exercises through the issuance of 64 shares of common stock and the Company settled 138,158 of the Series C Warrant exercises with cash in the amount of $314,879.

On January 21, 2016 all outstanding Series C Warrants were mandatorily exercised utilizing the cashless provision of the warrants and the corresponding shares of common stock issued. As of September 30, 2016 there are 47,528 Series C Warrant certificates that have yet to be delivered to the Company representing 1 share of common stock.

Series D Warrants

The Series D Warrants include a provision which provides that the exercise price of the Series D Warrants will be adjusted in connection with certain equity issuances by the Company. In February 2016, as a result of the February 2016 Unit Offering, the price adjustment provision was triggered and the exercise price was adjusted to $168,000.00 per share of common stock. In March 2016, pursuant to the approval of the Company’s stockholders of the removal of the exercise floor price, the exercise price was adjusted to $134,400.00 per share of common stock. In June 2016, as a result of the June 2016 Unit Offering, the price adjustment provision was triggered and the exercise price was adjusted to $45,600.00 per share of common stock. In July 2016 as a result of the 2016 Notes, the price adjustment provision was triggered and the exercise price was adjusted to $37,920.00 per share of common stock.

2015 Subordination Warrants

The 2015 Subordination Warrants include a provision which provides that the exercise price of the 2015 Subordination Warrants will be adjusted in connection with certain equity issuances by the Company subject to a floor exercise price of $7.00 per share of common stock. In February 2016, as a result of the February 2016 Unit Offering, the price adjustment provision was triggered and the exercise price was adjusted to $168,000.00 per share of common stock which was the floor exercise price adjusted for the stock splits. In March 2016, pursuant to the approval of the Company’s stockholders of the removal of the exercise floor price, the exercise price was adjusted to $134,400.00 per share of common stock. In June 2016, as a result of the June 2016 Unit Offering, the price adjustment provision was triggered and the exercise price was adjusted to $45,600.00 per share of common stock. In July 2016, as a result of the issuance of the 2016 Notes, the price adjustment provision was triggered and the exercise price was adjusted to $37,920.00 per share of common stock.

Series E Warrants

On April 7, 2016, the Company entered into certain warrant exchange agreements (the “Exchange Agreements”), each by and between the Company and a holder of its outstanding Series E Warrants, pursuant

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 10 WARRANTS  – (continued)

to which the Company and each such holder agreed to exchange outstanding Series E Warrants for shares of common stock of the Company. Pursuant to the Exchange Agreements, the Company issued 28 shares of common stock of the Company in exchange for the surrender by the holders to the Company of 58,800,000 Series E Warrants exercisable to acquire approximately 70 shares of common stock of the Company (representing an exchange ratio of one share of common stock for each 2.584 shares of common stock underlying the surrendered Series E Warrants). The surrendered Series E Warrants were immediately cancelled by the Company and there are not any Series E Warrants issued and outstanding (see NOTE 9 COMMON STOCK).

Series G Warrants

In connection with the June 2016 Unit Offering, the Company issued Series G Warrants to purchase 163 shares of common stock as part of the units sold in the offering (see NOTE 9 COMMON STOCK). The Series G Warrants had an initial exercise price of $45,600.00. The warrants contain a provision that the exercise price will adjust if the Company has certain equity issuances for consideration per share that is less than the current exercise price of the Series G Warrants. The Series G Warrants expire 5 years after the date of issuance. On July 11, 2016, 85,000 of the Series G Warrants were exercised for cash in the amount of $113,900. Pursuant to the exercise of these warrants, the Company issued 4 shares of common stock. During the three months ended September 30, 2016, conversions of the 2015 Convertible note triggered the adjustment provision and the exercise price was adjusted to $561.00 per share of common stock.

Series H Warrants

In connection with the issuance of the 2016 Notes, the Company issued 56,250,000 Series H Warrants exercisable for 2,346 shares of common stock. Each Series H Warrant will be exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. Each Series H Warrant will be exercisable initially at a price equal to $49,920.00 per share of common stock, subject to adjustments for certain dilutive events. During the three months ended September 30, 2016, there have been no adjustments to the exercise price of the Series H Warrants and therefore remains at $49,920.00 per share of common stock.

2016 Subordination Warrants

In consideration of the Utah Autism Foundation and Spring Forth Investments LLC entering into subordination agreements in connection with the 2016 Notes, the Company has agreed to issue to the entities warrants exercisable for 71 shares of common stock (the “2016 Subordination Warrants”). The 2016 Subordination Warrants have the same material terms and conditions as the Series H Warrants. Each 2016 Subordination Warrant will be exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. Each Series H Warrant will be exercisable initially at a price equal to $49,920.00 per share of common stock, subject to adjustments for certain dilutive events. During the three months ended September 30, 2016, there have been no adjustments to the exercise price of the Series H Warrants and therefore remains at $49,920.00 per share of common stock.

Common Warrants

Certain Common Warrants include a provision which provides that the exercise price of these certain Common Warrants will be adjusted in connection with certain equity issuances by the Company. In June 2016, as a result of the June 2016 Unit Offering, the price adjustment provision was triggered and the exercise price of these certain Common Warrants was adjusted to $45,600.00 per share of common stock. During the three months ended September 30, 2016, conversions of the 2015 Convertible note triggered the adjustment provision and the exercise price was adjusted to $561.00 per share of common stock. During the nine months ended September 30, 2016 there were 91,025 Common Warrants exercisable into 1 share of common stock that expired without being exercised.

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 10 WARRANTS  – (continued)

The following table summarizes the common stock warrant activity during the nine months ended September 30, 2016:

	Common Stock Warrants	Weighted Average Warrant Exercise Price	Weighted Average Remainder Contractual Term in Years
As of September 30, 2016:
Warrants Outstanding as of January 1, 2016	13,219,597	$2.71	4.7
Granted	119,897,500	$1.18	5.3
Exercised	(5,314,973)	$2.53	—
Expired	(91,025)	$10.00	—
Extinguished	(58,800,000)	$0.25	—
Warrants outstanding as of September 30, 2016	68,911,099	$1.80	5.1

Underwriters’ Unit Purchase Option

During the nine months ended September 30, 2016, 121,540 Underwriters’ Unit Purchase Options were exercised for cash in the amount of $1,335,950. Pursuant to the exercise of these options, 121,540 shares of Series E Convertible Preferred Stock were issued and immediately converted into 1 share of common stock and 972,320 Series C Warrants were issued and immediately exercised pursuant to the cashless exercise provision of the Series C Warrants into 15 shares of common stock. There are no outstanding Underwriters’ Unit Purchase Options as of September 30, 2016.

NOTE 11 DERIVATIVE LIABILITIES

Financial instruments such as warrants and embedded conversion options deemed to be derivative liabilities are recorded at fair value at inception and subsequently re-measured to fair value at each reporting date as long as such instruments are classified as derivative liabilities. Changes in the fair value of the derivative liability was included as a component of Other income (expense) and has no effect on the Company’s cash flows. The valuation methodologies used vary by instrument and include a Black-Scholes option valuation model utilizing the fair value of the underlying common stock and a modified binomial model. The Company has determined the fair value measurements to be a level 3 measurement (see NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES).

Class A Warrants, Class B Warrants, Series B Warrants and Certain Common Warrants

The Class A Warrants, Class B Warrants and certain common warrants, have an exercise price adjustment provision that in the event the Company sells shares of any additional stock, subject to certain exceptions, at a price per share less than the current exercise price of the respective warrant, the exercise price shall be adjusted to a price equal to the price paid per share for such additional stock. The Series B Warrants have an exercise price adjustment provision that in the event the Company sells shares of any additional stock, subject to certain exceptions, at a price per share less than the then current market price, the exercise price shall be adjusted to a price based on a formula defined in the warrants agreement. Such exercise price adjustments prohibit the Company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, these warrants are accounted for as derivative liabilities and are recorded at fair value at each reporting date with the change in fair value being recorded in earnings for the period. During the three months ended September 30, 2016, as a result of conversions on the 2015 Note, the price adjustment provision was triggered for our Class A Warrants, Class B Warrants, Series B Warrants and certain common warrants and the exercise price per share was adjusted accordingly.

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 11 DERIVATIVE LIABILITIES  – (continued)

The fair value of these warrants was calculated using a Black-Scholes option valuation model utilizing the fair value of underlying common stock. Black-Scholes has inherent limitations for use in the case of a warrant with a price protection provision, since the model is designed to be used when the inputs to the model are static throughout the life of a security. Due to the significant variance between the fair market value of the stock and the exercise price, the Black-Scholes option-pricing model resulted in a fair value that approaches the current market value of the stock. As such, the aggregate fair value of the Class A, Class B, Series B and certain other common warrants was estimated to be $231 at September 30, 2016.

Series C Warrants and Unit Purchase Option

The Series C Warrants contained a cashless exercise provision using a predetermined Black Scholes Value. Such provision, if exercised by the holder, would require the Company to settle these warrants, at its option, either by cash payment or the granting of a variable number of common shares. This provision results in the potential for the Company to either have to net cash settle the warrant or potentially issue an indeterminate number of common shares which prohibits the Company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants and the unit purchase option are accounted for as derivative liabilities and are recorded at fair value at each reporting date with the change in fair value being recorded in earnings for the period. During the nine months ended September 30, 2016 all of the remaining Series C Warrants and unit purchase options were exercised.

Convertible Notes Conversion Feature — 2015 Note

The convertible notes issued in December 2015 contain provisions that protect holders from future issuances of the Company’s common stock at prices below such convertible notes’ respective conversion price. These provisions could result in modification of the conversion price due to a future equity offering and as such the conversion feature cannot be considered indexed to the Company’s own stock. The 2015 Notes also provides that the Company will repay the principal amount at an initial conversion rate subject to certain adjustments. These features represent an embedded derivative that requires bifurcation and are recorded at fair value at each reporting period with the change in fair value being recorded in earnings for the period.

As discussed in NOTE 6 CONVERTIBLE NOTES PAYABLE, a portion of the 2015 Note was converted during the three months ended September 30, 2016, which resulted in an extinguishment of the derivative liability (included in loss on extinguishment of debt) of approximately $4.8 million. In order to appropriately calculate the extinguishment expense, the derivative liability was marked to fair value at each extinguishment date during the period. The fair value of the derivative was calculated at the various extinguishment dates using a modified binomial model to reflect different scenarios where reset may be triggered using the following range of assumptions:

Trading price of common stock on measurement date	$687.00 – 37,200.00
Conversion price(1)	$594.00 – 29,280.00
Risk free interest rate(2)	0.29 – 0.47%
Conversion notes lives in years	0.60 – 0.81
Expected volatility(3)	224.7 – 228.2%
Expected dividend yield(4)	—

(1)	The conversion price was calculated based on the formula in the 2015 Notes agreement as of the respective measurement dates.
(2)	The risk-free interest rate was determined by management using the average of the 6 month and 1-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 11 DERIVATIVE LIABILITIES  – (continued)

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

The Company determined the fair value of the remaining conversion feature to be $2,706,796 at September 30, 2016 using a modified binomial model to reflect different scenarios where reset may be triggered using the following assumptions:

Trading price of common stock on measurement date	$687.00
Conversion price(1)	$594.00
Risk free interest rate(2)	0.37%
Conversion notes lives in years	0.60
Expected volatility(3)	225.4%
Expected dividend yield(4)	—

(1)	The conversion price was calculated based on the formula in the 2015 Notes agreement as of the respective measurement date
(2)	The risk-free interest rate was determined by management using the average of the 6 month and 1-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Series D Warrants and 2015 Subordination Warrants

In connection with the issuance of convertible notes in December 2015, the Company issued Series D Warrants to acquire 8 shares of common stock. In addition, the Company issued 2015 Subordination Warrants to acquire 2 shares of common stock. The Series D Warrants and 2015 Subordination Warrants contain provisions that will adjust the exercise price upon certain equity issuances. In addition, these warrants contain a provision for a one-time adjustment at December 31, 2016, to the number of warrants issued such that the number of warrants will increase to equal 16.6% of the outstanding shares and common stock equivalents at such time (0.5% for the 2015 Subordination Warrants). The Company has determined that the provisions contained in the Series D Warrants and the 2015 the Subordination Warrants could result in modification of the exercise price due to a future equity offering resulting in a variable number of additional common shares that could be issued. This prohibits the Company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants represent a derivative liability that requires recording at fair value at each reporting period with the change in fair value being recorded in earnings for the period.

The Company determined the fair value of the Series D Warrants and 2015 Subordination Warrants to be $22,590,296 at September 30, 2016 using a binomial model with a Monte Carlo simulation to reflect different scenarios where reset may be triggered and to project the range of the additional shares to be issued on December 31, 2016 using the following assumptions:

Trading price of common stock on measurement date	$687.00
Exercise price(1)	$37,920.00
Risk free interest rate(2)	1.14%
Warrant lives in years	4.75
Expected volatility(3)	225.1%
Expected dividend yield(4)	—
Expected reset occurrence	Q4 2016

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 11 DERIVATIVE LIABILITIES  – (continued)

(1)	The exercise price of the Series D and Subordination Warrants was calculated based on the terms in the warrant agreement.
(2)	The risk-free interest rate was determined by management using the 5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Series E Warrants

In connection with the February 2016 Unit Offering, the Company issued Series E Warrants to purchase 70 shares of common stock as part of the units sold in the offering (see NOTE 9 COMMON STOCK). The Series E Warrants contain a provision that for one year from issuance the exercise price per share will adjust if the Company has certain equity issuances for consideration per share that is less than the current exercise price of the Series E Warrants. In addition, these warrants contain a provision for a one-time adjustment one year from date of issuance, to the number of warrants issued. The Company has determined that the provisions contained in the Series E Warrants could result in modification of the exercise price due to a future equity offering resulting in a variable number of additional common shares that could be issued. This prohibits the company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants represent a derivative liability that requires recording at fair value at issuance and again at each reporting period with the change in fair value being recorded in earnings for the period.

On April 7, 2016, the Company entered into certain warrant exchange agreements (the “Exchange Agreements”), each by and between the Company and a holder of its outstanding Series E Warrants, pursuant to which the Company and each such holder agreed to exchange outstanding Series E Warrants for shares of common stock of the Company. Pursuant to the Exchange Agreements, the Company issued 28 shares of common stock of the Company in exchange for the surrender by the holders to the Company of 58,800,000 Series E Warrants exercisable to acquire approximately 70 shares of common stock of the Company (representing an exchange ratio of one share of common stock for each 2.584 shares of common stock underlying the surrendered Series E Warrants). The surrendered Series E Warrants were immediately cancelled by the Company and there are not any Series E Warrants issued and outstanding (see NOTE 9 COMMON STOCK).

The Company determined the fair value of the Series E Warrants to be $6,800,927 at April 7, 2016 using a binomial model with a Monte Carlo simulation model using the following assumptions:

April 7, 2016
Trading price of common stock on measurement date	$98,160.00
Exercise price(1)	$96,240.00
Risk free interest rate(2)	1.30%
Warrant lives in years	5.89
Expected volatility(3)	228.1%
Expected dividend yield(4)	—

(1)	The exercise price of the Series E Warrants was calculated based on the terms in the warrant agreement.
(2)	The risk-free interest rate was determined by management using an average of the 5-year and 7-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 11 DERIVATIVE LIABILITIES  – (continued)

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Since the Series E Warrants were derivative liabilities at the time of the transaction, the Company has accounted for the exchange as an extinguishment of a liability. Accordingly, all consideration issued to extinguish the liability was recorded at fair value on the date of the extinguishment and the liability extinguished was removed at its carrying value. Since the liabilities extinguished were derivative liabilities, their carrying value is continuously adjusted to equal their fair value. The difference between the fair value of the liability extinguished and the fair value of the consideration provided on April 7, 2016 was recorded as a gain in the statement of operations as follows:

Fair value of Series E Warrants exchanged	$6,800,927
Fair value of common stock issued	2,659,154
Gain on exchange of warrants	$4,141,773

Series G Warrants

In connection with the June 2016 Unit Offering, the Company issued Series G Warrants to purchase 163 shares of common stock as part of the units sold in the offering (see NOTE 9 COMMON STOCK). The Series G Warrants contain a provision that the exercise price per share will adjust if the Company has certain equity issuances for consideration per share that is less than the current exercise price of the Series G Warrants. The Company has determined that the provisions contained in the Series G Warrants could result in modification of the exercise price due to a future equity offering resulting in a variable number of additional common shares that could be issued. This prohibits the Company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants represent a derivative liability that requires recording at fair value at issuance and again at each reporting period with the change in fair value being recorded in earnings for the period.

On July 11, 2016, 85,000 Series G Warrants were exercised for cash in the amount of $113,900. These warrants need to recorded at fair value at the transaction date with any change in the fair value from the previous period being recorded in earnings for the period. This revaluing is necessary as derivatives are required to be subsequently measured at fair value under ASC 815.

The Company determined the fair value of the 85,000 of the Series G Warrants exercised to be $118,424 at the transaction date of July 11, 2016 resulting in a gain in the statement of operations in the amount of $30,547.

The fair value of the Series G Warrants was calculation using a Black Scholes model with the following inputs:

July 11, 2016
Trading price of common stock on measurement date	$33,840.00
Exercise price(1)	$32,160.00
Risk free interest rate(2)	1.03%
Warrant lives in years	4.89
Expected volatility(3)	225.8%
Expected dividend yield(4)	—

(1)	The exercise price of the Series G Warrants was calculated based on the terms in the warrant agreement.
(2)	The risk-free interest rate was determined by management using the average of the 5-year Treasury Bill as of the respective measurement date.

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 11 DERIVATIVE LIABILITIES  – (continued)

(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

The Company determined the fair value of the remaining 3,075,000 Series G Warrants to be $86,844 on September 30, 2016 using a Black Scholes valuation model with the following assumptions:

September 30, 2016
Trading price of common stock on measurement date	$687.00
Exercise price(1)	$561.00
Risk free interest rate(2)	1.14%
Warrant lives in years	4.66
Expected volatility(3)	224.8%
Expected dividend yield(4)	—

(1)	The exercise price of the Series G Warrants as defined in the warrant agreement at June 1, 2016. The reset provision at July 1, 2016 that was known at June 30, 2016.
(2)	The risk-free interest rate was determined by management using the 5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Convertible Notes Conversion Feature — 2016 Notes

The 2016 Notes contain provisions that protect holders from future issuances of the Company’s common stock at prices below such convertible notes’ respective conversion price. These provisions could result in modification of the conversion price due to a future equity offering and as such the conversion feature cannot be considered indexed to the Company’s own stock. The 2016 Notes also provide that the Company will repay the principal amount at an initial conversion rate subject to certain adjustments. These features represent an embedded derivative that requires bifurcation and are recorded at fair value at each reporting period with the change in fair value being recorded in earnings for the period.

The Company determined the fair value of the conversion feature to be $80,599,528 and $78,549,907 at inception (July 1, 2016) and September 30, 2016, respectively. The Company determined fair value using a modified binomial model to reflect different scenarios where reset may be triggered using the following assumptions:

	July 1, 2016	Sept 30, 2016
Trading price of common stock on measurement date	$42,480.00	$687.00
Exercise price(1)	$32,160.00	$561.00
Risk free interest rate(2)	0.59%	0.68%
Term	1.84	1.58
Expected volatility(3)	228.1%	225.1%
Expected dividend yield	—	—
Expected reset occurrence	Q4 2016	Q4 2016

(1)	The conversion price was calculated based on the formula in the 2016 Notes agreement as of the respective measurement date

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 11 DERIVATIVE LIABILITIES  – (continued)

(2)	The risk-free interest rate was determined by management using the average of the 1-year and 2-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.

Series H Warrants and 2016 Subordination Warrants

In connection with the issuance of the 2016 Notes, the Company issued Series H Warrants to acquire 2,346 shares of common stock and 2016 Subordination Warrants to acquire 71 shares of common stock. The Series H Warrants and 2016 Subordination Warrants contain provisions that will adjust the exercise price upon certain equity issuances. The Company has determined that the provisions contained in the Series H Warrants and the 2016 Subordination Warrants could result in modification of the exercise price due to future equity offerings resulting in a variable number of additional common shares that could be issued. This prohibits the company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants represent a derivative liability that requires recording at fair value at each reporting period with the change in fair value being recorded in earnings for the period.

The Company determined the fair value of the Series H Warrants and 2016 Subordination Warrants to be $101,644,520 and $1,637,959 at inception (July 1, 2016) and September 30, 2016, respectively. The Company determined the fair value using a modified binomial model to reflect different scenarios where reset may be triggered using the following assumptions:

	July 1, 2016	Sept 30, 2016
Trading price of common stock on measurement date	$42,480.60	$687.00
Exercise price(1)	$49,920.00	$49,920.00
Risk free interest rate(2)	1.01%	1.78%
Term	5.00	4.75
Expected volatility(3)	228.1%	225.1%
Expected dividend yield	—	—
Expected reset occurrence	Q4 2016	Q4 2016

(1)	The exercise price of the Series H and Subordination Warrants was calculated based on the terms in the warrant agreement.
(2)	The risk-free interest rate was determined by management using the 5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

The Company classifies assets and liabilities measured at fair value in their entirety based on the lowest level of input that is significant to their fair value measurement. No financial assets were measured on a recurring basis at September 30, 2016 and December 31, 2015. The following tables set forth the financial liabilities measured at fair value on a recurring basis by level within their fair value hierarchy at September 30, 2016 and December 31, 2015:

	Fair Value Measurement at September 30, 2016
	Level 1	Level 2	Level 3	Total
Derivative Liability	$—	$—	$105,572,035	$105,572,035

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 11 DERIVATIVE LIABILITIES  – (continued)

	Fair Value Measurement at December 31, 2015
	Level 1	Level 2	Level 3	Total
Derivative Liability	$—	$—	$43,181,472	$43,181,472

The following table presents a reconciliation of the derivative liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the nine months ended September 30, 2016:

As of September 30, 2016:
Balance at January 1, 2016	$43,181,472
Issuance of warrants, options and convertible notes	193,370,459
Exercise of warrants	(24,091,534)
Change in fair value of warrant and option liability	(106,888,362)
Balance at September 30, 2016	$105,572,035

NOTE 12 EMPLOYEE STOCK OPTIONS

The Company has three stock based employee compensation plans pursuant to which stock option grants have been made. Under the Great Basin Scientific, Inc. 2014 Omnibus Plan, the 2014 Stock Option Plan and the 2006 Stock Option Plan certain employees and non-employee directors have been granted options to purchase common stock. The Company has 740,534 employee stock options exercisable into 73 shares of common stock outstanding as of September 30, 2016. All options vest in installments over a three to four year period and expire ten years from the date of grant.

Any future employee stock option grants will be made pursuant to the 2014 Omnibus Plan. As of September 30, 2016, employee stock options exercisable into 19 shares of common stock have been granted pursuant to the 2014 Omnibus Plan and options exercisable into 159 shares of common stock remain available for issuance under that plan.

The following table summarizes the Company’s total option activity for the nine months ended September 30, 2016:

	Options	Weighted Average Option Exercise Price	Total Shares of Common Stock Underlying the Option	Aggregate Exercise Price for One Common Share	Weighted Average Remaining Contractual Term in Years
As of September 30, 2016:
Options outstanding as of January 1, 2016	792,534	$2.84	88	$143.1 million	8.0
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited	(52,000)	$2.36	(15)	$119.2 million	—
Options outstanding as of September 30, 2016	740,534	$2.88	73	$144.9 million	7.2

Outstanding and exercisable stock options as of September 30, 2016 are as follows:

	Options Outstanding			Options Exercisable
	Number of Options Outstanding	Remaining Life (Years)	Exercise Price	Number of Options Exercisable	Exercise Price
September 30, 2016	740,534	7.2	$2.88	437,772	$3.04

The estimated fair value of the Company’s stock options, less expected forfeitures, is amortized over the options vesting period on the straight-line basis. The Company recognized $111,133 in equity-based

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 12 EMPLOYEE STOCK OPTIONS  – (continued)

compensation expenses during the nine months ended September 30, 2016. There was $297,774 of total unrecognized compensation cost with a remaining vesting period of 1.96 years and $0 in intrinsic value of outstanding and vested stock options as of September 30, 2016.

NOTE 13 LEGAL PROCEEDINGS

On April 5, 2016 and May 31, 2016, Great Basin Scientific, Inc., received notices from the Utah Labor Commission, Occupational Safety and Health Division (ULC) and/or the Occupational Safety and Health Administration (OSHA) that former employee Christina Steele filed a claim alleging retaliation in violation of the Utah Occupational Safety and Health Act as well as the Corporate and Criminal Fraud Accountability Act of 2002, the Sarbanes-Oxley Act and the Occupational Safety and Health Act, among other claims relating to her employment. Ms. Steele alleges that the Company retaliated against her by terminating her employment after she allegedly acted as a whistleblower by allegedly raising concerns with management. Ms. Steele seeks lost wages, future wages, consequential losses, emotional distress damages, interest, fees and costs.

On June 15, 2016, Ms. Steele also filed a complaint against the Company in the United States District Court for the District of Utah alleging retaliation in violation of the False Claims Act based on similar alleged facts. Ms. Steele seeks back pay, special damages, consequential damages, compensatory damages, interest, fees and costs. On August 15, 2016, the Company filed a motion to dismiss Ms. Steele’s claims.

The Company asserts that the claims are without merit and that the employee resigned and was not terminated.

We are not currently a party to any other material pending legal proceeding or regulatory or government investigations. We may become involved in litigation from time to time relating to claims arising in the ordinary course of our business. We do not believe that the ultimate resolution of the investigation by the ULC or OSHA, the claim filed in the United States District Court or other claims in the ordinary course of business would have a material effect on our business, results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our business, results of operations, financial condition and cash flows.

NOTE 14 SUBSEQUENT EVENTS

On October 2, 2016, the Company entered into separate exchange agreements with each of the Buyers of the 2015 Notes, pursuant to which an alternate conversion price would be used during the period from October 3, 2016 through November 17, 2016 equal to 85% of the lowest daily weighted average price of our common stock during the five (5) consecutive trading days ending and including the date of conversion. If any of the 2015 Notes remain outstanding on November 18, 2016 (the “Exchange Date”), on the Exchange Date all such remaining 2105 Notes shall be exchanged into shares of our common at an exchange price equal to 85% of the lowest daily weighted average price of our common stock during the five (5) consecutive trading days ending and including the trading day immediately prior to the Exchange Date. The Buyers released all restrictions on the Company’s use of approximately $3.5 million of proceeds of the offering of Notes and, subject to the satisfaction of certain conditions, on November 1, 2016 the Buyers will release all restrictions on the Company’s use of the remaining approximately $3.6 million of proceeds of the offering of our 2015 Notes.

In October 2016, certain holders of the 2015 Notes submitted notices to accelerate previously deferred amortization payments under the 2015 Notes and convert the accelerated payments on the 2015 Notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended (the “Conversions”). In connection with the Conversions, the Company issued 308,489 shares of common stock upon the conversion of $5,714,805 principal amount of 2015 Notes at a conversion price between $84.00 and $6.00 per share.

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 14 SUBSEQUENT EVENTS  – (continued)

On October 24, 2016, the United States District Court for the District of Utah heard oral argument on the motion to dismiss Ms. Steele’s claims filed by the Company on August 15, 2016. The Court has not yet issued a ruling.

On November 2, 2016, the Company filed a Certificate of Designation for Series E Preferred Stock to the Certificate of Incorporation. The Certificate of Designation reduced, pursuant to Section 151(g) of the Delaware General Corporation Law, the number of authorized Series E Preferred Shares from 2,860,200 Series E Preferred Shares to 74,380 Series E Preferred Shares, the number of Series E Preferred Shares issued and outstanding as of November 2, 2016. Pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, the 2,785,820 authorized Series E Preferred Shares eliminated pursuant to the reduction return to the available undesignated preferred stock of the Company and may be re-designated into another series of preferred stock.

On November 2, 2016, the Company separately amended and restated the October 2, 2016 Exchange Agreements with each of the Buyers, pursuant to which on November 3, 2016 the Company exchanged all of the remaining 2015 Notes outstanding, approximately $8.4 million in aggregate principal amount thereof, for 8,436 shares of a new class of Series F Convertible Preferred Stock, par value $0.001 per share. In addition, on November 3, 2016, the Company mandatorily converted 2,098 of the Preferred Shares into approximately 349,667 shares of our common stock, at a conversion price of $6.00 per share. (or, if necessary to comply with the restrictions on beneficial ownership set forth in the Amended Exchange Agreement, with any shares of our common stock in excess of the beneficial ownership restriction held in abeyance until permitted to be received by such holder of Preferred Shares. The Company reserved approximately 349,667 shares of our common stock for issuance pursuant to the Certificate of Designations. Due to restrictions on beneficial ownership the Company converted 1,152 shares of Series F Preferred Stock into 192,000 shares of common stock pursuant to the mandatory conversion. The remaining 946 shares of Series F Preferred stock are held in abeyance and remain to be mandatorily converted for the issuance of 157,667 shares of common stock. In conjunction with the amendment, each Buyer waived certain existing requirements by the Company to reserve shares of our common stock with respect to the other securities of the Company held by such Buyer including but not limited to waiver of share reserve requirements pursuant to the Company’s 2016 Notes and Series H Warrants. Concurrent with the closing of the exchange, all restrictions on $3.6 million in cash held in restricted accounts of the Company were released which became available for use by the Company to fund its operations. After giving effect to such Exchange, all rights and obligations under the 2015 Notes were cancelled and there is no longer a first priority perfected security interest in the assets of the Company securing the 2015 Notes.

On November 3, 2016, the Company filed a Certificate of Designation to its Seventh Amended and Restated Certificate of Incorporation, as amended, creating Series F Preferred Stock of the Company. Each share of Series F Preferred Stock shall have a stated value of $1,000 and a par value of $0.001 per share and shall be entitled to dividends, on an as converted basis, with the holders of our common stock, but will not accrue additional dividends unless a Triggering Event has occurred and is continuing, in which case dividends will accrue at a default rate of 10% per annum. The holders of Series F Preferred Stock shall have the right to vote with holders of shares of our common stock, voting together as one class on all matters, with each Preferred Share entitling the holder thereof to cast that number of votes per share as is equal to the aggregate number of shares of our common stock on an as converted basis, provided, that no holder (together with such holder’s attribution parties) shall be permitted to have a number of votes in excess of such aggregate number of votes granted to the holders of 9.99% of the shares our common stock then outstanding (including any votes with respect to any shares of our common stock and preferred stock beneficially owned by the holder or such holder’s attribution parties). The Series F Preferred Stock will be initially convertible at the election of the holder into shares of our common stock at a conversion price equal to $0.02, subject to adjustments.

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 14 SUBSEQUENT EVENTS  – (continued)

On November 3, 2016, in connection with the issuance of the Series F Preferred Stock, the exercise and conversion prices of certain outstanding securities were automatically adjusted to take into account the conversion price of the Series F Preferred Stock. Accordingly, the exercise price for our Series D, 2015 Subordination, Series H and 2106 Subordination Warrants were adjusted to $6.00 per share of common stock. The exercise price of our Series B Warrants was adjusted to $27.6 million per share of common stock. The conversion price of our 2016 Notes was adjusted to $300.00 per share of common stock.

Appendix A

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
THE SERIES G MANDATORILY CONVERTIBLE PREFERRED STOCK OF
GREAT BASIN SCIENTIFIC, INC.

I, Jeffery A. Rona, hereby certify that I am the Secretary of Great Basin Scientific, Inc., a Delaware corporation (the “Company”), a corporation organized and existing under the Delaware General Company Law (the “DGCL”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of Directors of the Company (the “Board of Directors”) by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors on January [•], 2017 adopted the following resolutions creating a series of shares of preferred stock designated as Series G Mandatorily Convertible Preferred Stock, none of which shares have been issued:

TERMS OF PREFERRED STOCK

Section 1. Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“2016 Notes” means those certain Senior Secured Convertible Notes issued by the Company pursuant to the 2016 SPA, as amended from time to time prior to the Subscription Date.

“2016 SPA” means that certain Securities Purchase Agreement dated as of June 29, 2016 by and among the Company and the Buyers listed on the signature pages attached thereto, as amended from time to time prior to the Subscription Date.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Agency Agreement” means the Agency Agreement, dated as of            , 2017, between the Company and Roth Capital Partners, LLC.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Attribution Parties” shall have the meaning set forth in Section 6(d).

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; provided that this provision shall not be interpreted as preventing the Company from amending the terms of its senior secured convertible notes issued on July 1, 2016, so long as such amendments are not part of a general plan with other creditors to arrange for a composition, adjustment or restructuring of its debts or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Set Price” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Change of Control Transaction” means the occurrence after the date hereof of any of: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of Series G Preferred Stock and the other Securities); (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction; (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction; (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date); or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 4 of the [Agency Agreement].

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent of the parties have been met.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock in accordance with the terms hereof.

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Distribution” shall have the meaning set forth in Section 7(d).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Equity Conditions” means, during the period in question: (a) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any; (b) the Company shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Series G Preferred Stock; (c): (i) there is an effective registration statement under the Securities Act pursuant to which either: (A) the Company may issue Conversion Shares; or (B) the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future); or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, or (iii) all of the Conversion Shares may be issued to the Holder pursuant to Section 3(a)(9) of the Securities Act and immediately resold without restriction; (d) the Common Stock is trading or quoted on a Trading Market and all of the shares of Common stock issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future); (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents; (f) the issuance of the shares of Common Stock in question to the applicable Holder would not violate the limitations set forth in Section 6(d) herein; (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated; (h) the applicable Holder is not in possession of any information provided by the Company, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of: (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company; (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Transaction Documents and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement (including, but not limited to, issuances pursuant to the terms of the 2016 Notes and the Series E and Series F Preferred Stock, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities (other than in connection with stock splits or combinations); and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.][NTD: GBSN and Roth to confirm]

“Forced Conversion Amount” means the sum of  (a) 100% of the aggregate Stated Value then outstanding, (b) accrued but unpaid dividends and (c) all fees, liquidated damages and other amounts due in respect of the Series G Preferred Stock.

“Forced Conversion Date” shall have the meaning set forth in Section 8.

“Forced Conversion Notice” shall have the meaning set forth in Section 8.

“Forced Conversion Notice Date” shall have the meaning set forth in Section 8.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Series E Preferred Stock, the Common Stock and all other Common Stock Equivalents of the Company other than those securities which are explicitly senior or pari passu to the Series G Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 11(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series G Preferred Stock regardless of the number of transfers of any particular shares of Series G Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series G Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Series G Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Right” shall have the meaning set forth in Section 7(c).

“Securities” means the Series G Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series E Preferred Stock” means the Company’s Series E Preferred Stock.

“Senior Preferred Stock” means the Company’s Series F Preferred Stock.

“Set Price” shall have the meaning set forth in Section 6(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subscription Agreement” means the subscription agreement between the Company and the Holder pursuant to which the Holder purchased Units of the Company consisting of Series G Preferred Stock and the Warrants.

“Subscription Date” means January [•], 2017.

“Subsidiary” means any active material subsidiary of the Company and shall, where applicable, also include any direct or indirect active material subsidiary of the Company formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTC Bulletin Board, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Agency Agreement, the Warrants, the Lock-Up Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Agency Agreement.

“Transfer Agent” means American Stock Transfer, the current transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series G Preferred Stock in accordance with the terms of this Certificate of Designation.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Series G Preferred Stock then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means, collectively, the Series I Warrants to Purchase Common Stock delivered to the Holder at the Closing in accordance the Agency Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2. Designation, Amount and Par Value and Ranking.  The series of preferred stock shall be designated as its Series G Mandatorily Convertible Preferred Stock (the “Series G Preferred Stock”) and the number of shares so designated shall be up to 8,000 (which shall not be subject to increase without the written consent of all of the holders of the Series G Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series G Preferred Stock shall have a par value of  $0.001 per share and a stated value equal to $1,000, subject to increase set forth in Section 3 below (the “Stated Value”). Notwithstanding anything to the contrary herein, the Series G Preferred Stock shall rank senior to all Junior Stock with respect preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company and will rank junior to the Senior Preferred Stock with respect preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Section 3. Dividends.

a) Non-Cash Dividends in Kind.  Commencing on March 1, 2017, Holders shall be entitled to receive, and the Company shall pay, non-cash cumulative dividends in kind at the rate per share (as a percentage of the Stated Value per share) of 12.5% per annum, payable on the first Business Day of each month thereafter and on each Conversion Date (with respect only to Series G Preferred Stock being converted) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) which non-cash dividends in kind shall accrete as of each Dividend Payment Date to, and increase, the outstanding Stated Value, and shall thereafter be considered fully paid and no longer accrued and unpaid dividends. Notwithstanding anything to the contrary herein, the dividends will not be payable in cash at any time.

b) Dividend Calculations.  Dividends on the Series G Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on March 1, 2017, and shall be deemed to accrue from such date whether or not earned or declared. Dividends shall cease to accrue with respect to any Series G Preferred Stock converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein.

c) [Reserved]

d) Other Securities.  So long as any Series G Preferred Stock shall remain outstanding, neither the Company nor any Subsidiary thereof shall redeem, purchase or otherwise acquire, directly or indirectly, any Junior Securities. So long as any Series G Preferred Stock shall remain outstanding, neither the

Company nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on the Senior Preferred Stock at such times when the Company is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series G Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 4. Voting Rights.  Except as otherwise provided herein or as otherwise required by law, the Series G Preferred Stock shall have no voting rights. However, as long as any shares of Series G Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series G Preferred Stock voting separately as a single class with one vote per share of Series G Preferred Stock, in person or by proxy, either in writing without a meeting or at a meeting of such Holders: (a) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend this Certificate of Designation; (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Series G Preferred Stock; (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders; (d) increase the number of authorized shares of Series G Preferred Stock; or (e) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series G Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities but after any distribution or payment to the Senior Preferred Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Conversions at Option of Holder.  Each share of Series G Preferred Stock shall be convertible, at any time and from time to time from and after (x) in the case of certificated shares, the Original Issue Date, and (y) in the case of shares of Series G Preferred Stock held in electronic form through a broker, bank as other nominee, the second Trading Day following the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Series G Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Company or its agent appointed to administer conversion of the Series G Preferred Stock: (i) with respect to certificated shares of Series G Preferred Stock, the form of conversion notice attached hereto as Annex A; or (ii) with respect to Series G Preferred Stock held in electronic form through a broker, bank or other nominee, an electric notice through the Depositary Trust Company (each, a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series G Preferred Stock to be converted, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Notice of Conversion is delivered to the Company or its agent appointed to administer conversion of the Series G Preferred Stock (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. Upon delivery of the Notice of Conversion by a Holder, such Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the Series G Preferred Stock has been converted, irrespective of the date such Conversion Shares are credited to the Holder’s Depositary Trust Company account or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be. A beneficial owner of shares of Preferred Stock held in electronic form through a broker, bank or other nominee may submit an informational Notice of Conversion to the Company via facsimile or email and upon the Company’s receipt or deemed receipt of such notice, such beneficial owner shall be deemed to have become the holder of record of the Conversion Shares for purposes of Rule 200 under Commission Regulation SHO so long as such beneficial owner also causes its broker, bank or other nominee to submit a Notice of Conversion by way of an electronic notice through the Depository Trust Company within one Trading Day of delivery of the informational Notice of Conversion. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Further, the calculations made by the Company or its agent appointed to administer conversion of the Series G Preferred Stock concerning information required in a Notice of Conversion in the form attached hereto as Annex A that is not actually provided in a Notice of Conversion, shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series G Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series G Preferred Stock to the Company unless all of the shares of Series G Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series G Preferred Stock promptly following the Conversion Date at issue. With respect to Series G Preferred Stock held in electronic form through a broker, bank or other nominee, if required by the Transfer Agent, Holder shall cause its broker, bank or nominee to return to the Company, in electronic form, the number of shares of Series G Preferred Stock being converted. Shares of Series G Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price.  The conversion price for the Series G Preferred Stock shall be equal to the lesser of: (i) $    , subject to adjustment herein (the “Set Price”); and (ii) 87.5% of the lowest VWAP during the five Trading Days ending on, and including, the date that a Notice of Conversion is tendered to the Company (the lower of  (i) and (ii), the “Conversion Price”); provided, however, the Conversion Price in connection with a forced conversion pursuant to Section 8 shall be the lesser of: (y) the then Set Price: and (z) 75% of the lowest VWAP during the five Trading Days ending on, and including, the Forced Conversion Date). Further, in no event shall the Conversion Price be less than $0.02 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction).

c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion.  Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder: (A) the number of Conversion Shares being acquired upon the conversion of the Series G Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions and (B) a bank check in the amount of accrued and unpaid dividends (if the Company is required to pay accrued dividends in cash). The Company shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii. Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Series G Preferred Stock certificate delivered to the Company (if applicable) and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii. Obligation Absolute; Partial Liquidated Damages.  The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Series G Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series G Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series G Preferred Stock of such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series G Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series G Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion.  In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall: (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of  (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions): and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series G Preferred Stock equal to the number of shares of Series G Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of  $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series G Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of  $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series G Preferred Stock as required pursuant to the terms hereof.

v. Reservation of Shares Issuable Upon Conversion.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series G Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series G Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series G Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi. Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series G Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the then Conversion Price or round up to the next whole share.

vii. Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Series G Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series G Preferred Stock and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d) Beneficial Ownership Limitation.  The Company shall not effect any conversion of the Series G Preferred Stock, and a Holder shall not have the right to convert any portion of the Series G Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon: (i) conversion of the remaining, unconverted Stated Value of Series G Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties; and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series G Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Series G Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series G Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a

Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series G Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series G Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series G Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series G Preferred Stock held by the applicable Holder. A Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Series G Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series G Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series G Preferred Stock.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits.  If the Company, at any time while this Series G Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Equity Sales.  If, at any time while this Series G Preferred Stock is outstanding, the Company or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Set Price (such lower price, the “Base Set Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Set Price, such issuance shall be deemed to have occurred for less than the Set Price on such date of the Dilutive Issuance), then the Set Price shall be reduced to equal the Base Set Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. The Company shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Set Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Set Price in the Notice of Conversion.

c) Subsequent Rights Offerings.  In addition to any adjustments pursuant to Section 7(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series G Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions.  During such time as this Series G Preferred Stock is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series G Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series G Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e) Fundamental Transaction.  If, at any time while this Series G Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person; (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock; (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series G Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Series G Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series G Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Series G Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series G Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series G Preferred Stock, deliver to the Holder in exchange for this Series G Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series G Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series G Preferred Stock (without regard to any limitations on the conversion of this Series G Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series G Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f) Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest  1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

g) Notice to the Holders.

i. Adjustment to Conversion Price.  Whenever the Set Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder by facsimile or email a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder.  If: (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series G Preferred Stock, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating; (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined; or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Series G Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Forced Conversion.  Notwithstanding anything herein to the contrary, on [•], 2017, the Company shall deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Series G Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued, but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series G Preferred Stock pursuant to Section 6, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”). The Company may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Company shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the period beginning on the Forced Conversion Notice Date through and including the later of the Forced Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such forced conversion are actually delivered to the Holders pursuant to the Forced Conversion Notice; provided, however, in the event that all of the Equity Conditions are met other than clause (f) (Beneficial Ownership Limitation) thereunder, then the dividend shall cease to accrue as of such Forced Conversion Date and Sections 3, 7(b), 7(c), 7(d) and Section 9 shall be deemed null and void and of no further force or effect. For purposes of clarification, a forced conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

Section 9. Negative Covenants.  As long as any shares of Series G Preferred Stock are outstanding, unless the Holders of at least 51% in Stated Value of the then outstanding shares of Series G Preferred Stock shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

b) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to (i) the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of  $100,000 for all officers and directors for so long as the Series G Preferred Stock is outstanding;

c) pay cash dividends or distributions on Junior Securities of the Company;

d) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

e) enter into any agreement with respect to any of the foregoing.

Section 10. [RESERVED]

Section 11. Miscellaneous.

a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion (other than a Notice of Conversion required to be submitted electronically through the Depositary Trust Company), shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at 420 E. South Temple, Suite 520, Salt Lake City, UT Attention: Jeffrey Rona, Chief Financial Officer, facsimile number            , or such other facsimile number or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of  (i) the date of transmission, (A) if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:00 p.m. (New York City time) on any date, or (B) if such notice or communication is a Notice of Conversion required to be submitted electronically through the Depositary Trust Company pursuant to

Section 6(a) and submitted prior to 5:00 p.m. (New York City time) on any date; (ii) the next Trading Day after the date of transmission, (A) if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation.  Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series G Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Series G Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series G Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

d) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver.  Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.

f) Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock.  Shares of Series G Preferred Stock may only be issued pursuant to the Agency Agreement. If any shares of Series G Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series G Mandatorily Convertible Preferred Stock.

*********************

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series G Mandatorily Convertible Preferred Stock Great Basin Scientific, Inc. to be signed by its Vice President and Chief Financial Officer on this [•] day of [•], 2017.

GREAT BASIN SCIENTIFIC, INC.

By:	/s/ Jeffrey A. Rona Name: Jeffery A. Rona Title: Secretary

Appendix B

GREAT BASIN SCIENTIFIC, INC.
FORM OF SERIES I WARRANT TO PURCHASE COMMON STOCK

Warrant No.: I-
Number of Shares of Common Stock:
Date of Issuance:           , 2017 (“Issuance Date”)

Great Basin Scientific, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [PURCHASER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the date hereof  (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), up to such number of fully paid and nonassessable shares of common stock of the Company (“Common Stock”) equal to     , subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 17. This Warrant is one of the Series I Warrants to purchase Common Stock (the “Series I Warrants”) originally issued pursuant to certain Subscription Agreements (the “Subscription Agreement”), each dated as of           , 2017 (the “Subscription Date”), by and among the Company and the purchasers named therein (the “Buyers”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Subscription Agreement.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise.  Subject to the terms and conditions hereof  (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price (as defined in Section 1(b)) multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the earlier of: (i) the third (3rd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, following the date on which the Company has received the Exercise Notice, so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”) (provided that if the Aggregate Exercise Price has not been delivered by such date, the Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company agrees to maintain a transfer agent that is a participant in the DTC Fast Automated Securities Transfer Program so long as this Warrant remains outstanding and exercisable. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes (other than the Holder’s income taxes) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination.

(b) Exercise Price.  For purposes of this Warrant, “Exercise Price” means $    , subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities.  If the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the Holder’s balance account with DTC, for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, (II) if the Registration Statement (as defined in Section 1(d)) covering the issuance of all of the Warrant Shares that are the subject of the Exercise Notice (the “Unavailable Warrant Shares”) is not available for the issuance of such Unavailable Warrant Shares and the Company fails to promptly, but in no event later than one (1) Trading Day thereafter, (x) so notify the Holder and (y) deliver the Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, an “Exercise Failure”) or (III) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail for any reason or for no reason to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder’s balance account with DTC, as required pursuant to the terms of Section 1(a), for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Holder (or any other Person in respect, or on behalf, of the Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock equal to or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) or credit such Holder’s balance account with DTC for such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of  (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the date of the applicable Exercise Notice and ending on the date of such issuance and payment under this Section 1(c). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d) Cashless Exercise.  Notwithstanding anything contained herein to the contrary, if the Registration Statement on Form S-1 (File number 333-213144) or other applicable registration statement under the 1933 Act (the “Registration Statement”), covering the issuance of the Unavailable Warrant Shares is not available for the issuance of such Unavailable Warrant Shares the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =
(A x B) - (A x C)

D

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D= the Closing Sale Price of the Common Stock on the date of the Exercise Notice.

If Warrant Shares are issued in a Cashless Exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the 1933 Act, the Warrant Shares shall take on the registered characteristics of the warrants being exercised, and the holding period of the warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 1(d).

(e) Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f) Beneficial Ownership Limitation on Exercises.  Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “ Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Series I Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this

Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(g) Insufficient Authorized Shares.  If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved shares of Common Stock, an “Authorized Share Failure”), then the Company shall promptly take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant and the other Series I Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the written consent of its shareholders for the approval of an increase in the number of authorized shares of Common Stock and provide each shareholder with an information statement with respect thereto or (y) hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. The initial number of shares of Common Stock reserved for exercise of this Warrant and the other Series I Warrants and each increase in the number of shares so reserved shall be allocated pro rata among the Holder and the holders of the other Series I Warrants, based on the number of shares of Common Stock issuable upon exercise of this Warrant (without regard to any limitations in exercise) issued to the Holder on the Issuance Date (the “Authorized Share Allocation”). In the event that the Holder shall sell or otherwise transfer this Warrant, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series I Warrants shall be allocated to the Holder and the remaining holders of Series I Warrants, pro rata based on the shares of Common Stock issuable upon exercise of the Series I Warrants then held by such holders (without regard to any limitations on the exercise of the Series I Warrants).

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.  The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Voluntary Adjustment By Company.  The Company may at any time during the term of this Warrant, with the prior written consent of the Required Holders, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b) Adjustment Upon Subdivision or Combination of Shares of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment.  If the Exercise Price on December 31, 2017 exceeds eighty-five percent (85%) of the lowest Weighted Average Price of the Common Stock during the five (5) consecutive Trading Day period ending immediately prior to such date (the “Adjusted Exercise Price”), the Exercise Price hereunder shall be reset to the Adjusted Exercise Price, subject to further adjustment hereunder.

(d) Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2, but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as mutually determined by the Company’s Board of Directors and the Required Holders, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(d) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3. FUNDAMENTAL TRANSACTIONS.

(a) Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders, such approval not to be unreasonably withheld or delayed, prior to such Fundamental Transaction, including agreements, if so requested by the Holder, to deliver to each holder of the Series I Warrants in exchange for such Series I Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Required Holders, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the occurrence or consummation of such Fundamental Transaction). Upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Company” under this Warrant (so that from and after the date of such Fundamental Transaction, and the provisions of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Warrant, and, solely at the request of the Holder, if the Successor Entity and/or Successor Entities is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, shall deliver (in addition to and without limiting any right under this Warrant) to the Holder in exchange for this Warrant a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to this Warrant and exercisable for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities (the “Successor Capital Stock”) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction (such corresponding number of shares of Successor Capital Stock to be delivered to the Holder shall be equal to the greater of  (A) the quotient of  (i) the aggregate dollar value of all consideration (including cash consideration and any consideration other than cash (“Non-Cash

Consideration”), in such Fundamental Transaction, as such values are set forth in any definitive agreement for the Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, as determined in accordance with Section 12 with the term “Non-Cash Consideration” being substituted for the term “Exercise Price”) that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Warrant been exercised immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant) (the “Aggregate Consideration”) divided by (ii) the per share Closing Sale Price of such Successor Capital Stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (B) the product of  (i) the Aggregate Consideration and (ii) the highest exchange ratio pursuant to which any shareholder of the Company may exchange Common Stock for Successor Capital Stock) (provided, however, to the extent that the Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the Holder until such time or times, as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be delivered such shares to the extent as if there had been no such limitation), and such security shall be reasonably satisfactory to the Holder, and with an identical exercise price to the Exercise Price hereunder (such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting after the consummation or occurrence of such Fundamental Transaction the economic value of this Warrant that was in effect immediately prior to the consummation or occurrence of such Fundamental Transaction, as elected by the Holder solely at its option). Upon occurrence or consummation of the Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of such Fundamental Transaction that, the Company and the Successor Entity or Successor Entities shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the occurrence or consummation of the Fundamental Transaction, as elected by the Holder solely at its option, shares of Common Stock, Successor Capital Stock or, in lieu of the shares of Common Stock or Successor Capital Stock (or other securities, cash, assets or other property purchasable upon the exercise of this Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be shares of Common Stock, if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Warrant been exercised immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon exercise of this Warrant at any time after the occurrence or consummation of the Corporate Event, shares of Common Stock or Successor Capital Stock or, if so elected by the Holder, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Warrant been exercised immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on exercise of this Warrant). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 3(a) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events. Notwithstanding the foregoing, the Holder may elect, in its sole discretion, by delivery of written notice to the Company, to waive this Section 3(a) and allow the Company to enter into or be a party to a Fundamental Transaction without the assumption of this Warrant pursuant to the provisions of this Section 3(a), provided, however, that any such waiver shall only bind the Holder with respect to this Warrant and not the Holder with respect to any other warrant or other securities of the Company or any holder of other Series I Warrants.

(c) Notwithstanding anything herein to the contrary, the Company shall be required to obtain the prior written consent of the Required Holders to enter into, allow and/or consummate a Fundamental Transaction other than one in which a Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market assumes this Warrant such that the Warrant shall be exercisable for the publicly traded Common Stock of such Successor Entity.

4. NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Series I Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Series I Warrants, the Required Reserve Amount to effect the exercise of the Series I Warrants then outstanding (without regard to any limitations on exercise).

5. WARRANT HOLDER NOT DEEMED A SHAREHOLDER.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

6. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new warrant or warrants (in accordance with Section 6(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Series I Warrants for fractional Warrant Shares shall be given.

(d) Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a) or Section 6(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

7. NOTICES.  Whenever notice is required to be given under this Warrant, unless otherwise provided herein, with respect to a notice to the Company or to a Holder that is a party to a Subscription Agreement, such notice shall be given in accordance with Section [•] of the Subscription Agreement, and, with respect to a notice to a Holder that is not a party to a Subscription Agreement, such notice shall be given in the manner set forth in and pursuant to the terms of Section [•] of the Subscription Agreement to Holder’s address, facsimile number or e-mail address in the Company’s records. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

8. AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders.

9. GOVERNING LAW; JURISDICTION; JURY TRIAL.  This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 11 of the Underwriting Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10. CONSTRUCTION; HEADINGS.  This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11. DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days after receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days after such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant, approved by the Holder, such approval not to be unreasonably withheld or delayed. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. TRANSFER.  This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company.

14. SEVERABILITY.  If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15. DISCLOSURE.  Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

16. CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c) “Attribution Parties” means, collectively, the following Persons and entities:

(i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals,

(ii) any direct or indirect Affiliates of the Holder or any of the foregoing,

(iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and

(iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d) “Bloomberg” means Bloomberg Financial Markets.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(g) “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.0001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(h) “Eligible Market” means the Principal Market, the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market, The New York Stock Exchange, Inc., the OTC Bulletin Board, the OTCQX or the OTCQB.

(i) “Expiration Date” means the date that is sixty (60) months after the Initial Exercisability Date, or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

(j) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the

Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(k) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(l) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common shares or common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(m) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(n) “Principal Market” means the OTCQB.

(o) “Required Holders” means the holders of the Series I Warrants representing at least a majority of the shares of Common Stock underlying the Series I Warrants then outstanding.

(p) “Standard Settlement Period” means the standard settlement period, expressed in number of Trading Days, on the Company’s primary trading market or quotation system from time to time, with respect to trades of Common Stock as in effect on the date of delivery of the exercise notice.

(q) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(r) “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(s) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(t) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

GREAT BASIN SCIENTIFIC, INC.

By:	Name: Title:

EXHIBIT A

EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK
GREAT BASIN SCIENTIFIC, INC.

The undersigned holder hereby exercises the right to purchase       of the shares of Common Stock, par value $0.0001 per share (the “Warrant Shares”) of Great Basin Scientific, Inc., a Delaware corporation (the “Company”), evidenced by the attached Series I Warrant to purchase Common Stock No. I-     (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The holder intends that payment of the Exercise Price shall be made as:

           a “Cash Exercise” with respect to            Warrant Shares; or

           a “Cashless Exercise” with respect to             Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of  $     to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder      Warrant Shares in accordance with the terms of the Warrant.

Please issue the Warrant Shares in the following name and to the following account:
Issue to:

Facsimile Number and
Electronic Mail: Authorization: By: Title: Dated: Broker Name: Broker DTC #: Broker Telephone #: Account Number:
(if electronic book entry transfer) Transaction Code Number:
(if electronic book entry transfer)

      Units, Series G 12.5% Mandatory Convertible Preferred Stock and
Series I Warrants

Roth Capital Partners

           , 2017

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the placement agent’s fees, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid*
SEC registration fee	$1,208.40
FINRA filing fee	$2,300
Transfer agent and registrar fees	$10,000
Accounting fees and expenses	$50,000
Legal fees and expenses	$175,000
Printing and engraving expenses	$100,000
Miscellaneous	$11,481.74
Total	$350,000

*	To be supplied by amendment

Item 14. Indemnification of Directors and Officers

We are organized under the laws of the State of Delaware. Our amended and restated Certificate of Incorporation will limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, referred to herein as the DGCL. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as required by Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. Liability under federal securities laws, however, is not and cannot be limited by our certificate of incorporation. The DGCL permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, by reason of the of the fact that the person is or was a director, officer, employee or agent of the corporation, against judgments, fines, settlements and expenses (including attorneys’ fees) incurred in connection with the proceeding if certain statutory standards are met. “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Reference is made to the detailed terms of the Delaware indemnification statute (Section 145 of the DGCL) for a complete statement of this indemnification right. Our amended and restated bylaws will also require us to provide indemnification to the fullest extent provided by the DGCL. Insofar as indemnification for liabilities arising under the Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we are aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

We shall not indemnify a director or officer for any claim, issue or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the us for any amounts paid in settlement to us, unless and only to the extent that the court in which the proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Indemnification may not be made to or on behalf of a director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. No director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

We may purchase and maintain insurance or make other financial arrangements on behalf of any person for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities since May 30, 2011. All share numbers and prices set forth below have been adjusted to reflect a reverse stock split effective as of September 5, 2014 whereby each two hundred shares of common stock were replaced with one share of stock (with no fractional shares issued), the reverse stock split effective as of December 11, 2015 whereby each sixty shares of common stock were replaced with one share of stock (with no fractional shares issued) and the reverse stock split effective as of March 30, 2016 whereby each thirty-five shares of common stock were replaced with one share of stock (with no fractional shares issued) the reverse stock split effective as of September 16, 2016, whereby each eighty shares of common stock were replaced with one share of stock (with no fractional shares issued) and the reverse stock split effective December 28, 2016, whereby each 300 shares of common stock were replaced with one share of stock (with no fractional shares issued). In addition, we have adjusted the number of shares of preferred stock to reflect the number of shares of common stock into which such preferred stock would convert.

(1)	From May 2011 to April 2016 we granted stock options to purchase an aggregate of 97 shares of common stock at exercise prices ranging from $100.8 million to $352.8 million per share to a total of 86 employees, consultants and directors under our 2006 Stock Option Plan, our 2014 Stock Option Plan, and our Omnibus Plan. Of these options, no shares have been exercised for cash consideration and options to purchase 25 shares of common stock have been cancelled without being exercised.
(2)	During 2011 and 2012, we issued aggregate principal amount of $2.4 million of Senior Secured 8% Convertible Promissory Notes, or the Series A Senior Secured Notes. All outstanding Senior Secured Notes were converted into 14 shares of our Series A Preferred Stock in December 2012, which conversion amount included principal and interest.
(3)	During 2012, we issued aggregate principal amount of $5.9 million of Senior Secured 8% Convertible Promissory Notes, or the Series B Senior Secured Notes. All outstanding Series B Senior Secured Notes were converted into 6 shares of our Series B Preferred Stock in December of 2012.
(4)	During 2012, we issued an aggregate of 1 share of our Series B Preferred Stock for an aggregate price of $0.2 million at a price per share of $0.2 million.
(5)	During 2012, we issued an aggregate of 2 shares of our Series B Preferred Stock for an aggregate price of $3.3 million at a price per share of $1.7 million, subject to a subscription receivable that was collected in 2013.
(6)	Between May 2013 and September 2013, we issued aggregate principal amount of $2.4 million of Senior Secured 8% Convertible Promissory Notes, or the Series C Senior Secured Notes. All outstanding Series C Senior Secured Notes were converted into 5 shares of our Series C Preferred Stock in November 2013.
(7)	In 2013, we issued an aggregate principal amount of $2 million of Senior Secured 8% Convertible Promissory Notes, or the Series C-1 Senior Secured Notes. All outstanding Series C-1 Senior Secured Notes were converted into 1 share of our Series C-1 Preferred Stock in November 2013.
(8)	In 2013, we issued an aggregate of 2 shares of our Series C Preferred Stock for an aggregate price of $1.2 million at a price per share of $0.6 m illion.
(9)	In 2014, we issued an aggregate of 2 shares of our Series C Preferred stock for an aggregate price of $0.4 million at a price per share of $0.2 million per share;

(10)	From April 18, 2014 to July 31, 2014, we issued 1,510,458 units to accredited investors at a price per unit of $5.00 for a net proceeds of $6,728,566, with each unit consisting (i) one share of Series D Preferred Stock, par value $0.001, (ii) one Class A Warrant to purchase shares of common stock at a ratio of 50.4 million to 1 and (iii) one Class B Warrant to purchase shares of common stock at a ratio of 50.4 million to 1.
(11)	On March 3, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 1 share of common stock to William Hammond. The consideration paid by Mr. Hammond for the note and warrants was $100,000. The maturity date for the promissory note was March 3, 2015, or upon or a qualified equity financing of at least $5 million. This note was automatically converted on July 30, 2014 into 1 Series D Preferred Unit.
(12)	On March 10, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 1 share of common stock to DRS, LLC, an entity controlled by David Spafford. The consideration paid by DRS, LLC for the note and warrants was $100,000. The maturity date for the promissory note was March 10, 2015, or upon or a qualified equity financing of at least $5 million. This note was automatically converted on July 30, 2014 into 1 Series D Preferred Unit.
(13)	On February 26, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 1 share of common stock to Ryan Ashton. The consideration paid by Mr. Ashton for the note and warrants was $200,000. The maturity date for the promissory note was February 26, 2015, or upon or a qualified equity financing of at least $5 million. This note was automatically converted on July 30, 2014 into 2 Series D Preferred Units.
(14)	On July 18, 2014, we issued a promissory note with 20% interest and 20,000 Series D Units to David Spafford. The consideration paid by Mr. Spafford for the note and Units was $500,000. The maturity date on the note is July 18, 2015, which can be extended to July 18, 2016 at our option if we pay $10,000 to Mr. Spafford as compensation for the extension.
(15)	In July of 2014, we completed a Series D Preferred stock offering raising gross proceeds of $7.7 million, with net proceeds of $6.7 million. Hitachi Chemical LTD, a Japanese public company focused on advanced chemicals including applications in life sciences and diagnostics purchased $3.5 million of the $7.7 million Series D Preferred stock offering.
(16)	In October and November 2014, the Company issued 15 shares of common stock upon the exercise of 158,000 of Class B warrants for total net proceeds of $31,600 or $2,107.00 per share.
(17)	Between January 1, 2015 and December 31, 2015, the Company issued 1 share of common stock pursuant to the cash exercise of 1,074,082 Series A Warrants at an exercise price of $110.9 million per share for total net proceeds of $2,252,020, the Company issued 1 share of common stock pursuant to the cash exercise of 384,000 Series C Warrants at an exercise price of $128.5 million per share for total net proceeds of $979,200.
(18)	Between January 1, 2015 and March 31, 2016, the Company issued 1 share of common stock pursuant to the cashless exercise of both 508,641 Class A Warrants with an exercise price of $110.9 million per share and 334,889 Class B Warrants with an exercise price of $2,107.00 per share, the Company issued 91 shares of common stock pursuant to the cashless exercise of 21,428,162 Class C Warrants and the Company issued 1 share of common stock pursuant to the conversion of 2,800,660 Series E Convertible preferred stock at a conversion ratio of 50.4 million to 4. We did not receive any compensation for these conversions and cashless exercises The cashless exercises of the Class A and Class B warrants were conducted pursuant to the terms of their respect warrant agreement and were exempt pursuant to Section 3(a) (9) of the Securities Act. The conversion of Series E Convertible Preferred Stock and the cashless exercise of Series C Warrants was conducted pursuant to the terms thereof as described in the prospectus dated February 25, 2015 and our registration statement on Form S-1 (333-201596) under the heading “Description of Capital Stock — Description of Securities We Are Offering” and were exempt pursuant to Section 3(a)(9) of the Securities Act.

(19)	On December 30, 2015 we issued $22.1 million in senior secured convertible notes convertible into our shares of common stock at a price of $1.6 million per share, 3,503,116 Series D warrants each exercisable beginning six months after the date of issuance and continuing for a period of five years thereafter at an initial exercise price of $1.6 million per share.
(20)	On December 30, 2015, we issued common stock purchase warrants exercisable to acquire 1 share of common stock at an exercise price of $1.6 million per share to two entities controlled by our chairman of the board, Mr. Spafford. The warrants have the same terms and conditions of the Series D warrants issued in the note financing closed on the same date.
(21)	On April 7, 2016, the Company issued 28 shares of common stock in exchange for its outstanding Series E Warrants. The exchange of the Series E Warrants was made in reliance upon the exemption from the registration requirements of the Securities Act, pursuant to Section 3(a)(9) thereof based on the representations of the holders of the Series E Warrants. No commission or other remuneration will be paid or given directly or indirectly for soliciting the exchange. Other than the surrendered Series E Warrants, the Company did not receive any compensation for the issuance of the shares of common stock.
(22)	From July 1, July 5 and July 6, 2016, certain holders of the 2015 Notes submitted notices to accelerate previously deferred amortization payments under the 2015 Notes and convert the accelerated payments on the 2015 Notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended. In connection with the conversions, the Company issued 115 shares of common stock upon the conversion of $3,700,755 principal amount of 2015 Notes at a conversion price of $32,160.
(23)	On July 8 through July 14, certain holders of the 2015 Notes submitted notices to accelerate previously deferred amortization payments under the 2015 Notes and convert the accelerated payments on the 2015 Notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended. In connection with the conversions, the Company issued 103 shares of common stock upon the conversion of $3,312,215 principal amount of 2015 Notes at a conversion price of $32,160.
(24)	On July 13 and July 27, 2016, certain holders of the 2015 Notes submitted notices to accelerate previously deferred amortization payments under the 2015 Notes and convert the accelerated payments on the 2015 Notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended. In connection with these conversions, the Company issued 4 shares of common stock upon the conversion of $106,171 principal amount of 2015 Notes at a conversion price of $32,160.
(25)	On July 29, 2016 in accordance with the terms of the 2015 Notes the Company issued additional shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended, to adjust the previously converted amortization and accelerated amounts for the actual conversion price calculated as of the amortization date of July 29, 2016. Pursuant to these adjustment terms the Company issued an additional 110 shares of common stock at a conversion price of $11,280 per share and adjusted the principal and amortization payment amount converted to $3,694,814.
(26)	On August 2 through August 4, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 477 shares of common stock upon the conversion of $4,469,043 principal amount of 2015 Notes at a conversion price of $9,360.
(27)	On August 5 through August 9, certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of

August 31, 2016. In connection with the pre-installments, the Company issued 607 shares of common stock upon the conversion of $5,681,027 principal amount of 2015 Notes at a conversion price of $9,360.
(27)	On August 10 through August 12, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 84 shares of common stock upon the conversion of $780,800 principal amount of 2015 Notes at a conversion price of $9,360.
(28)	On August 16 and August 17, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 126 shares of common stock upon the conversion of $1,171,468 principal amount of 2015 Notes at a conversion price of $9,360.
(29)	On August 23 through August 26, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 75 shares of common stock upon the conversion of $702,720 principal amount of 2015 Notes at a conversion price of $9,360.
(30)	On August 29 through August 30, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 34 shares of common stock upon the conversion of $312,320 principal amount of 2015 Notes at a conversion price of $9,360.
(31)	On August 31 through September 2, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of September 30, 2016. In connection with the pre-installments, the Company issued 461 shares of common stock and applied 868 of previously issued shares upon the conversion of $6,372,551 principal amount of 2015 Notes at a conversion price of $4,800.
(32)	On September 6 and September 7, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of September 30, 2016. In connection with the pre-installments, the Company issued 188 shares of common stock upon the conversion of $900,000 principal amount of 2015 Notes at a conversion price of $4,800.
(33)	On September 12 through September 16, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of September 30, 2016. In connection with the pre-installments, the Company issued 17 shares of common stock and applied 1 of previously issued shares upon the conversion of $6,308,946 principal amount of 2015 Notes at a conversion price between $384,000 and $313,440.
(34)	On September 26 through September 28, 2016 the Company issued additional shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended, to adjust previously converted amortization and accelerated amounts of the 2015 Notes in the amount of $975,000 for the temporary Conversion Price Reduction. Pursuant to this adjustment the Company issued an additional 1,157 shares of common stock to make the effective pre-installment conversion price $750.00 per share.
(35)	On September 30, 2016, in accordance with the terms of the 2015 Notes certain holders of the Notes elected to defer $12,025,300 of principal that had previously been converted in connection with the amortization date of September 30, 2016. Pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended, an additional 340 shares of common stock were issued and 317 shares of common stock that had previously been issued in connection with the August 31, 2016 amortization date was applied to the conversion true-up adjustment to make the installment period conversion price $561.00 per share. 146 shares of common stock that had previously been issued in connection with the August 31, 2016 amortization date remain as a credit against future issuances.
(36)	On September 30, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016. In connection with the pre-installments, the Company issued 1,037 shares of common stock upon the conversion of $580,886 principal amount of 2015 Notes at a conversion price of $561.00 per share.
(37)	On October 3 through October 7, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016. In connection with the pre-installments, the Company issued 11,803 shares of common stock upon the conversion of $6,990,659 principal amount of 2015 Notes at a conversion price of $594.00 per share.
(38)	On October 3 through October 7, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. In connection with the voluntary reduction, the Company issued 36,509 shares of common stock upon the conversion of $2,671,158 principal amount of 2015 Notes at a conversion price between $429.00 and $48.00 per share.
(39)	On October 10 through October 14, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016. In connection with the pre-installments, the Company issued 64 shares of common stock upon the conversion of $37,600 principal amount of 2015 Notes at a conversion price of $594.00 per share.
(40)	On October 10 through October 14, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. In connection with the voluntary reduction, the Company issued 59,217 shares of common stock upon the conversion of $1,075,142 principal amount of 2015 Notes at a conversion price between $21.00 and $12.00 per share.
(41)	On October 10 through October 14, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. These issuances removed the deferral option from previous conversions of the note principal. In connection with the voluntary reduction and the removal of the deferral option, the Company issued 34,155 shares of common stock upon to make permanent the previously converted amount of $562,500 principal amount of 2015 Notes at a conversion price between $21.00 and $12.00 per share.

(42)	On October 17 through October 21, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. In connection with the voluntary reduction, the Company issued 49,556 shares of common stock and applied 43,535 of previously issued shares upon the conversion of $370,899 principal amount of 2015 Notes at a conversion price between $9.00 an $6.00 per share. All of the previously issued shares have now been applied.
(43)	On October 17 through October 21, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. These issuances removed the deferral option from previous conversions of the note principal. In connection with the voluntary reduction and the removal of the deferral option, the Company issued 39,310 shares of common stock to make permanent the previously converted amount of $297,500 principal amount of 2015 Notes at a conversion price between $9.00 and $6.00 per share.
(44)	On October 24 through October 28 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. In connection with the voluntary reduction, the Company issued 49,486 shares of common stock upon the conversion of $368,325 principal amount of 2015 Notes at a conversion price of $6.00 per share.
(45)	On October 24 through October 28 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. These issuances removed the deferral option from previous conversions of the note principal. In connection with the voluntary reduction and the removal of the deferral option, the Company issued 28,448 shares of common stock upon to make permanent the previously converted amount of $215,000 principal amount of 2015 Notes at a conversion price of $6.00 per share.
(46)	On November 3, 2016, pursuant to the terms of an Amended Exchange Agreement, the Company issued 8,436 shares of a new class of Series F Convertible Preferred Stock, par value $0.001 per share, pursuant to the exchange of $8.4 million in aggregate principal amount of Notes. The Series F Convertible Preferred Stock were issued pursuant to Section 4(a)(2) of the United States Securities Act of 1933, as amended (the “Securities Act”), to institutional accredited investors that satisfy one or more of the criteria set forth in Rule 501(a)(1), (2), (3) or (7) based on the representations of the Buyers made in the Amended Exchange Agreement. The Series F Preferred Stock is convertible into shares of common stock of the Company pursuant to its terms and conditions of the Series F Preferred Stock.
(47)	On November 3, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 178,334 shares of common stock upon the conversion of 1,070 shares of Preferred Stock at a conversion price of $6.00 per share.
(48)	On November 8, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 4,100,000 shares of common stock upon the conversion of 82 shares of Preferred Stock at a conversion price of $6.00 per share.

(49)	On November 15, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 42,667 shares of common stock upon the conversion of 256 shares of Preferred Stock at a conversion price of $6.00 per share.
(50)	On November 22, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 46,667 shares of common stock upon the conversion of 280 shares of Preferred Stock at a conversion price of $6.00 per share.
(51)	On November 28 and 29, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 68,000 shares of common stock upon the conversion of 408 shares of Preferred Stock at a conversion price of $6.00 per share.
(52)	On December 28 and 29, 2016, certain holders of the Series F Convertible Preferred Stock were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the conversions, the Company issued 80,000 shares of common stock upon the conversion of 480 shares of Preferred Stock at a conversion price of $6.00 per share (adjusted for the recent reverse stock split effective December 28, 2016).
(53)	On December 31, 2016 the Company adjusted the Series D Warrants pursuant to the terms of the Series D Warrants such that they are exercisable into 2,361,468 shares of common stock representing 16.6% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company. In addition, the Company adjusted the 2015 Subordination Warrants pursuant to the terms of the 2015 Subordination Warrants such that they are exercisable into 71,129 shares of common stock representing 0.5% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company.
(54)	On January 3, 5 and 9, 2017 certain holders of the 2016 Notes submitted notices to accelerate previously deferred preinstallment amortization payments for the amortization date of January 30, 2017 under the 2016 Notes and convert the accelerated payments on the 2016 notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended). In connection with the conversions, the Company issued 681,627 shares of common stock upon the conversion of $1,726,967 principal amount of 2016 Notes at a conversion price of $2.53.

The offers, sales and issuances of the securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act under Rule 701 or 4(a)(2) promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

The offers, sales, and issuances of the securities described in paragraphs (2) through (17), (19) and (20) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules

(4) Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah, on January 10, 2017.

GREAT BASIN SCIENTIFIC, INC.

By:	/s/ Ryan Ashton Ryan Ashton President, Chief Executive Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Ryan Ashton Ryan Ashton	President, Chief Executive Officer and Director (Principal Executive Officer)	January 10, 2017
/s/ Jeffrey A. Rona Jeffrey A. Rona	Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2017
/s/ David Spafford* David Spafford	Director and Executive Chairman	January 10, 2017
/s/ Kirk Calhoun* Kirk Calhoun	Director	January 10, 2017
/s/ Ronald K. Labrum* Ronald K. Labrum	Director	January 10, 2017
/s/ Sam Chawla* Sam Chawla	Director	January 10, 2017
* By: /s/ Jeffrey A. Rona Jeffrey A. Rona Attorney-in-Fact		January 10, 2017

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc. as amended through December 28, 2016
3.3	Amended and Restated Bylaws of Great Basin Scientific, Inc.(2)
3.4	Form of Certificate of Designation of Series E Convertible Preferred Stock.(5)
3.5	Certificate of Amendment to Certificate of Designation of Series E Convertible Preferred Stock, as filed with the Delaware Secretary of State on June 23, 2015.(7)
3.6	Form of Certificate of Designation of Series F Convertible Preferred Stock(31)
3.7*	Form of Certificate of Designation of Series G Convertible Preferred Stock
4.1	Specimen certificate evidencing shares of common stock.(2)
4.2	Amended and Restated Voting Agreement dated as of July 30, 2014.(1)
4.3	Third Amended and Restated Investor Rights Agreement dated as of April 21, 2014.(1)
4.4	Form of Second Amended and Restated Series C Warrant.(8)
4.5	Form of Warrant to Purchase common stock.(4)
4.6	Form of Warrant to Purchase common stock or Preferred Stock.(4)
4.7	Form of Warrant to Purchase common stock.(4)
4.8	Form of Series A Warrant.(3)
4.9	Form of Series B Warrant.(3)
4.10	Amended and Restated Form of Series C Warrant (amended and restated as of June 23, 2015).(7)
4.11	Form of Unit Purchase Option issued in connection with the Registrant’s follow-on offering.(5)
4.12	Form of Representative’s Warrant issued in connection with the Registrant’s initial public offering.(3)
4.13	Form of 2015 Senior Secured Convertible Note, filed as Exhibit A to the 2015 Securities Purchase Agreement(9)
4.14	Form of Series D Warrant, filed as Exhibit B to the 2015 Securities Purchase Agreement(9)
4.15	Form of Series E Warrant(19)
4.16	Form of Subscription Agreement for February 2016 Unit Offering(19)
4.17	Form of Series G Warrant(26)
4.18	Form of Subscription Agreement for June 2016 Unit Offering(26)
4.19	Form of 2016 Senior Secured Convertible Note, filed as Exhibit A to the 2016 Securities Purchase Agreement(27)
4.20	Form of Series H Warrant, filed as Exhibit B to the 2016 Securities Purchase Agreement(27)
5.1*	Legal Opinion of Dorsey & Whitney LLP
10.1	Master Lease Agreement by and between Onset Financial, Inc. and Great Basin, dated as of October 16, 2013 (“Onset Lease Agreement”).(1)
10.2	Schedule 001 for Onset Lease Agreement dated October 16, 2013, as amended by that certain amendment dated December 10, 2013 and associated (i) Acceptance and Delivery Certificate, (ii) Bill of Sale and (iii) Sale and Leaseback Agreement.(1)
10.3	Schedule 002 for Onset Lease Agreement dated March 14, 2014, as amended by that certain amendment dated March 18, 2014 and associated (i) Acceptance and Delivery Certificate, (ii) Bill of Sale and (iii) Sale and Leaseback Agreement.(1)

Exhibit No.	Description
10.4	Financial Advisory Agency Agreement by and between Great Basin and Rona Capital, LLC, dated as of April 15, 2014 (Series D Compensation).(1)
10.5	Financial Advisory Agency Agreement by and between Great Basin and Rona Capital, LLC, dated as of April 15, 2014 (IPO Compensation).(1)
10.6	Great Basin 2006 Stock Option Plan and forms used in connection therewith.(1)
10.7	Great Basin 2014 Stock Option Plan and forms used in connection therewith.(1)
10.8	Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan, as amended.(6)
10.9	Form of Stock Option Agreement.(2)
10.10	Letter of Appointment Regarding Appointment of David Spafford as Executive Chairman.(3)
10.11	Amended and Restated Series D Preferred Stock and Warrant Purchase Agreement dated July 30, 2014 (the “Series D Purchase Agreement”).(1)
10.12	Form of Class A Warrant to Purchase common stock issued to investors pursuant to the Series D Purchase Agreement.(1)
10.13	Form of Class B Warrant to Purchase common stock issued to investors pursuant to Series D Purchase Agreement.(1)
10.14@	License and Supply Agreement by and between Biohelix Corporation and Great Basin, effective as of January 9, 2009, as amended by (i) that First Amendment dated June 25, 2010, and (ii) that Second Amendment dated January 18, 2011.(1)
10.15@	License Agreement by and between Integrated DNA Technologies, Inc. and Great Basin, effective as of August 5, 2010, as amended by (i) that First Amendment dated February 21, 2012, (ii) that Second Amendment dated October 17, 2012, (iii) that Third Amendment dated February 21, 2013 and (iv) that Fourth Amendment dated March 19, 2014.(1)
10.16	Reimbursement Agreement dated as of October 30, 2013 by and between Great Basin and Utah Autism Foundation.(1)
10.17	Reimbursement Agreement dated as of March 21, 2014 by and between Great Basin and Utah Autism Foundation.(1)
10.18	Reimbursement Agreement dated as of October 30, 2013 by and between Great Basin and Spring Forth Investments, LLC.(1)
10.19	Security Agreement dated as of October 30, 2013 by and between Great Basin and Utah Autism Foundation.(1)
10.20	Security Agreement dated as of March 21, 2014 by and between Great Basin and Utah Autism Foundation.(1)
10.21	Security Agreement dated as of October 30, 2013 by and between Great Basin and Spring Forth Investments, LLC.(1)
10.22	Employment Agreement with Ryan Ashton.(2)
10.23	Employment Agreement with Jeffrey A. Rona.(2)
10.24	Employment Agreement with Robert Jenison.(2)
10.25	Lease Agreement between JTM, Inc. and Great Basin, dated April 26, 2010, as amended by that certain amendment dated July 1, 2012 (South Side Lease).(1)
10.26	Lease Agreement between JTM, Inc. and Great Basin, dated September 6, 2012 (North Side Lease).(1)
10.27	Loan and Issuance Agreement by and between Great Basin and Spring Forth Investments, LLC, dated July 18, 2014.(1)

Exhibit No.	Description
10.28	Promissory Note dated July 18, 2014 in favor of Spring Forth Investments, LLC.(1)
10.29	Loan Agreement between Great Basin and Spring Forth Investments, LLC, dated February 12, 2015.(5)
10.30	Form of Placement Agent Agreement.(15)
10.31	Form of Subscription Agreement.(12)
10.32	Form of Second Amendment Agreement dated December 7, 2015(8)
10.33	Securities Purchase Agreement dated December 28, 2015(9)
10.34	Registration Rights Agreement, filed as Exhibit C to the Securities Purchase Agreement(9)
10.35	Pledge and Security Agreement, filed as Exhibit D to the Securities Purchase Agreement(9)
10.36	Amendment Agreement to Securities Purchase Agreement between the Company and certain holders of its Notes and Series D warrants, dated February 8, 2016(10)
10.37	Settlement Agreement between the Company and Dawson James dated February 8, 2016(11)
10.38	Consulting Agreement between the Company and Dawson James dated February 8, 2016(11)
10.39	Amendment Agreement to Registration Rights Agreement between the Company and certain holders of its convertible notes and Series D warrants, dated February 13, 2016.(14)
10.40	Placement Agent Agreement by and between the Company and Roth Capital Partners, LLC for February Unit offering(19)
10.41	Office Lease between Bay Pacific East South Temple, LLC and the Registrant executed August 25, 2015(17)
10.42	First Amendment to Lease between Bay Pacific East South Temple, LLC and the Registrant(17)
10.43	Form of Amendment Agreement for Series C Warrants(18)
10.44	Form of Second Amendment Agreement to the Registration Rights Agreement(20)
10.45	Second Amendment to Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc.(21)
10.46	Form of Series E Warrant Exchange Agreement(22)
10.47	Form of Third Amendment Agreement to Registration Rights Agreement(23)
10.48	Form of May 2016 Waiver Agreement(25)
10.49	Form of June 2016 Waiver Agreement with Holders of 2015 Senior Convertible Notes(27)
10.50	Form of June 2016 Waiver Agreement with subscribers to June 2016 Unit offering under Subscription Agreements(27)
10.51	Amendment to Spring Forth Promissory Note(28)
10.52	Securities Purchase Agreement dated June 28, 2016(27)
10.53	Pledge and Security Agreement, filed as Exhibit C to the 2016 Securities Purchase Agreement(27)
10.54	Form of August 2016 Waiver Agreement with 2015 Senior Convertible Notes(32)
10.55	Form of August 2016 Waiver Agreement with 2016 Senior Convertible Notes(32)
10.56	Form of Leak-Out Agreement (33)
10.57	Form of Exchange Agreement(34)
10.58	Form of Amended Leak-Out Agreement(35)
10.59	Form of Amended Exchange Agreement(31)
10.60	Form of Fourth Amendment to Registration Rights Agreement(31)
10.61	Form of Waiver Agreement for 2016 Notes(36)

Exhibit No.	Description
10.62	Form of Amendment Agreement with 2016 Notes(37)
10.63	Form of Waiver Agreement with 2016 Noteholders(38)
10.64	Form of Waiver Agreement with Series F Preferred Stock Holders(38)
10.65*	Form of Placement Agent Agreement
10.66*	Form of Subscription Agreement
10.67*	Form of Series I Warrant
16.1	Mantyla Letter of Concurrence(29)
23.1*	Consent of Mantyla McReynolds LLC, independent registered public accounting firm
23.2*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to the Registrant’s Form S-1 (File No. 333-213144) on August 15, 2016)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	BRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
@	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a grant of confidential treatment from the SEC.
(1)	Filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on August 20, 2014, and incorporated herein by reference.
(2)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on September 8, 2014, and incorporated herein by reference.
(3)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on September 23, 2014, and incorporated herein by reference.
(4)	Filed as an exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on September 24, 2014, and incorporated herein by reference.
(5)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-201596) filed with the SEC on February 24, 2015, and incorporated herein by reference.
(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-3662) filed with the SEC on June 2, 2015, and incorporated herein by reference.
(7)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-3662) filed with the SEC on June 23, 2015, and incorporated herein by reference.
(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on December 7, 2015 and incorporated herein by reference.
(9)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on December 28, 2015 and incorporated herein by reference
(10)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 8, 2016 and incorporated herein by reference
(11)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 8, 2016 and incorporated by reference.
(12)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207761) filed with the SEC on February 9, 2016 and incorporated herein by reference.
(13)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207761) filed with the SEC on February 11, 2016 and incorporated by reference.

(14)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 16, 2016 and incorporated herein by reference.
(15)	Filed as an exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207761) filed with the SEC on February 16, 2016 and incorporated by reference.
(17)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on August 28, 2015 and incorporated herein by reference
(18)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on September 21, 2015 and incorporated herein by reference
(19)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 19, 2016 and incorporated herein by reference
(20)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 29, 2016 and incorporated herein by reference
(21)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on March 16, 2016 and incorporated herein by reference
(22)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on April 4, 2016 and incorporated herein by reference
(23)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on May 12, 2016 and incorporated herein by reference
(24)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36662) filed with the SEC on March 12, 2016 and incorporated herein by reference.
(25)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on May 24, 2016 and incorporated herein by reference.
(26)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on May 26, 2016 and incorporated herein by reference.
(27)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on June 29, 2016 and incorporated herein by reference.
(28)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on August 4, 2016 and incorporated herein by reference.
(29)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on July 19, 2016 and incorporated herein by reference.
(30)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36662) filed with the SEC on November 14, 2016 and incorporated herein by reference.
(31)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on November 3, 2016 and incorporated herein by reference.
(32)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on August 17, 2016 and incorporated herein by reference.
(33)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on September 20, 2016 and incorporated herein by reference.
(34)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on October 3, 2016 and incorporated herein by reference.
(35)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on October 17, 2016 and incorporated herein by reference.
(36)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on December 2, 2016 and incorporated herein by reference.
(37)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on January 3, 2017 and incorporated herein by reference.
(38)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File no. 001-36662) filed with the SEC on January 9, 2017 and incorporated herein by reference.